Use these links to rapidly review the document
CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228809

January 30, 2019

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

          Each of the boards of directors of Cimarex Energy Co. ("Cimarex") and Resolute Energy Corporation ("Resolute") has unanimously approved a transaction for the combination of Cimarex and Resolute, as described below (the "merger"). Resolute is sending you this proxy statement/prospectus to invite you to attend a special meeting of Resolute stockholders being held to vote on the merger (the "Resolute special meeting") and to ask you to vote at the Resolute special meeting in favor of adopting the agreement and plan of merger.

          Cimarex and Resolute entered into an agreement and plan of merger on November 18, 2018 (as it may be amended from time to time, the "merger agreement") pursuant to which, subject to Resolute stockholder approval and certain other customary closing conditions, Cimarex and Resolute will combine their businesses through the merger and Resolute will become a wholly owned subsidiary of Cimarex.

          If the merger is completed, at the effective time of the merger, each share of common stock, par value $0.0001 per share, of Resolute ("Resolute common share") issued and outstanding immediately prior to the effective time (other than Resolute common shares held in treasury and Resolute common shares held by stockholders who properly comply in all respects with the provisions of Section 262 of the General Corporation Law of the State of Delaware ("DGCL") as to appraisal rights, but including each Resolute equity award that has been converted into the right to receive the merger consideration), will be cancelled and extinguished and automatically converted into the right to receive, at the election of the Resolute stockholder (including the holder of each Resolute equity award), one of the following forms of consideration (the "merger consideration"), subject to proration as described below:

  •
  an amount in cash equal to $14.00, without interest, and 0.2366 validly issued, fully paid and non-assessable shares of common stock of Cimarex, par value $0.01 per share ("Cimarex common stock" or "Cimarex common shares") (such consideration, the "mixed election consideration");

  •
  an amount of cash equal to $35.00, without interest (such consideration, the "cash election consideration"); or

  •
  0.3943 validly issued, fully paid and non-assessable shares of Cimarex common stock (such consideration, the "stock election consideration").

          The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute equity award that has been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale prices for the Cimarex shares on November 16, 2018. No fractional Cimarex common shares will be issued in the merger, and holders of Resolute common shares will, instead, receive cash in lieu of fractional Cimarex common shares, if any. The merger consideration will also be adjusted appropriately to fully reflect the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Resolute common shares or Cimarex common shares.

          Also in the merger, each share of Resolute 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share, issued and outstanding immediately prior to the effective time of the merger will be exchanged for one share of newly issued Cimarex 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share. But for the par value of the securities, the Cimarex preferred stock to be issued in connection with the merger will have terms that are substantially similar to the terms of the outstanding Resolute preferred stock.

          Holders of Resolute preferred stock are not, as such, entitled to and are not being requested to vote at the Resolute special meeting.

          Upon completion of the merger, Resolute's former stockholders will own approximately 6.4% of the then outstanding Cimarex common shares, based on the number of shares of Cimarex and Resolute outstanding on January 18, 2019. The value of the merger consideration (except for the cash election consideration and the cash portion of the mixed election consideration) to be received in exchange for each Resolute common share will fluctuate with the market value of the Cimarex common shares until the merger is completed.

          Based on the closing sale price for the Cimarex common shares on November 16, 2018, the last trading day before public announcement of the merger, the stock election consideration represented approximately $35.00 in value for each Resolute common share and the mixed election consideration represented approximately $35.00 in value for each Resolute common share.

          Cimarex common shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "XEC." Resolute common shares are listed on the NYSE under the symbol "REN." We urge you to obtain current market quotations for the shares of common stock of Cimarex and Resolute.

          Your vote is very important regardless of the number of Resolute common shares you own. The merger cannot be completed unless Resolute stockholders adopt the merger agreement at the Resolute special meeting. Information about this meeting, the merger and the other business to be considered by Resolute stockholders at the Resolute special meeting is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully. You should also carefully consider the risks that are described in the "Risk Factors" section beginning on page 29.

          Whether or not you plan to attend the Resolute special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

          The Resolute board of directors recommends that Resolute stockholders vote "FOR" the proposal to adopt the merger agreement, which is necessary to complete the merger.

Richard F. Betz
 Chief Executive Officer
Resolute Energy Corporation

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This proxy statement/prospectus is dated January 30, 2019, and is first being mailed to stockholders of Resolute on or about January 30, 2019.

1700 Lincoln Street, Suite 2800
Denver, Colorado 80203

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 22, 2019

To the stockholders of Resolute Energy Corporation:

        Notice is hereby given that a special meeting of stockholders of Resolute Energy Corporation will be held on February 22, 2019 at 9:00 a.m., Mountain time, at the offices of Arnold & Porter, 370 17th Street, Suite 4400, Denver, CO 80202, for the following purposes:

  1.
  Merger Proposal:    To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 18, 2018, as it may be amended from time to time, by and among Cimarex Energy Co., CR Sub 1 Inc., CR Sub 2 LLC and Resolute Energy Corporation, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice;

  2.
  Adjournment Proposal:    To consider and vote on a proposal to approve the adjournment of the Resolute special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting; and

  3.
  Advisory Compensation Proposal:    To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Resolute's named executive officers in connection with the merger.

        Approval of the merger proposal by the common stockholders is required for completion of the merger. Neither the adjournment proposal nor the advisory compensation proposal is a condition to the obligations of Cimarex or Resolute to complete the merger. Holders of Resolute preferred stock are not, as such, entitled to and are not being requested to vote at the Resolute special meeting.

        Resolute will transact no other business at the Resolute special meeting, except for business properly brought before the Resolute special meeting or any adjournment or postponement thereof.

        The accompanying proxy statement/prospectus further describes the matters to be considered at the Resolute special meeting.

        The Resolute board of directors has set January 18, 2019 as the record date (the "record date") for the Resolute special meeting. Only Resolute stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Resolute special meeting and any adjournments thereof.

        Your vote is very important. To ensure your representation at the Resolute special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please submit your proxy promptly, whether or not you expect to attend the Resolute special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Resolute special meeting.

        The Resolute board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the merger proposal, "FOR" the adjournment proposal, if necessary, and "FOR" the advisory compensation proposal.

By Order of the Board of Directors of Resolute Energy Corporation,

Michael N. Stefanoudakis
 Executive Vice President, Corporate Development / Strategy, General Counsel and Secretary
Denver, Colorado

January 30, 2019

PLEASE SUBMIT YOUR PROXY PROMPTLY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY FOR YOUR SHARES, YOU SHOULD CONTACT MACKENZIE PARTNERS, INC., RESOLUTE'S PROXY SOLICITOR TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500, OR BY EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Cimarex and Resolute from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 178.

        You can obtain any of the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from MacKenzie Partners, Inc., Resolute's proxy solicitor, at the following address: 1407 Broadway, 27th Floor, New York, New York 10018, or telephone number: toll-free at (800) 322-2885 or collect at (212) 929-5500, or email address: proxy@mackenziepartners.com.

        To receive timely delivery of the documents in advance of the Resolute special meeting, you should make your request no later than February 19, 2019.

        You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the website of the U.S. Securities and Exchange Commission (the "SEC") at www.sec.gov. In addition, you may obtain copies of documents filed by Cimarex with the SEC by accessing Cimarex's website at www.cimarex.com under the tab "Investors Relations" and then under the heading "Financial Information." You may also obtain copies of documents filed by Resolute with the SEC by accessing Resolute's website at www.resoluteenergy.com under the tab "Investors" and then under the heading "SEC Filings."

        The contents of the websites of the SEC, Cimarex, Resolute or any other entity into this proxy statement/prospectus are not being incorporated. This information has been provided only for your convenience and to inform you how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites.

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by Cimarex (File No. 333-228809), constitutes a prospectus of Cimarex under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Cimarex common shares and preferred shares to be issued pursuant to the merger agreement and the Cimarex common shares issuable upon the conversion of such preferred shares. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Resolute special meeting, at which Resolute stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 30, 2019. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Resolute stockholders nor the issuance by Cimarex of Cimarex common shares and preferred shares pursuant to the merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        The information concerning Cimarex contained in this proxy statement/prospectus or incorporated by reference has been provided by Cimarex, and the information concerning Resolute contained in this proxy statement/prospectus or incorporated by reference has been provided by Resolute.

i

QUESTIONS AND ANSWERS ABOUT THE RESOLUTE SPECIAL MEETING

        The following questions and answers briefly address some commonly asked questions about the Resolute special meeting. They may not include all the information that is important to Resolute stockholders. Resolute stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Cimarex Energy Co. ("Cimarex") and Resolute Energy Corporation ("Resolute") have agreed to a merger, pursuant to which Resolute will become a wholly owned subsidiary of Cimarex, as more fully described below. Resolute is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their Resolute common shares with respect to the merger and other matters to be considered at the Resolute special meeting.

  The merger cannot be completed unless Resolute stockholders adopt the Agreement and Plan of Merger, by and among Cimarex, Resolute, CR Sub 1 Inc. ("Merger Sub 1"), a wholly owned subsidiary of Cimarex, and CR Sub 2 LLC ("Merger Sub 2" and together with Merger Sub 1, the "Merger Subs"), a wholly owned subsidiary of Cimarex, dated as of November 18, 2018 (as it may be amended from time to time, the "merger agreement"). Information about the Resolute special meeting, the merger and the other business to be considered by stockholders at the Resolute special meeting is contained in this proxy statement/prospectus. Holders of Resolute 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (the "Resolute preferred stock"), are not, as such, entitled to and are not being requested to vote at the Resolute special meeting.

  This document constitutes both a proxy statement of Resolute and a prospectus of Cimarex. It is a proxy statement because the board of directors of Resolute (the "Resolute board") is soliciting proxies from its common stockholders. It is a prospectus because, pursuant to the merger, Cimarex will issue (i) shares of its common stock as part of the total merger consideration payable by Cimarex in exchange for all of the outstanding Resolute common shares and (ii) shares of its newly issued Cimarex 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the "new Cimarex preferred stock"), in exchange for all of the outstanding Resolute preferred stock. Cimarex's prospectus also includes the Cimarex common shares issuable upon conversion of the new Cimarex preferred stock.

Q:
What will happen in the merger?

A:
Under the merger agreement, at the effective time, Merger Sub 1, will merge with and into Resolute in the first merger (the "first merger"), with Resolute continuing as the surviving entity and a wholly owned subsidiary of Cimarex ("surviving corporation"). After completion of the first merger, but as part of the same plan of merger, at the effective time of the second merger (the "second merger effective time"), Resolute, as the surviving corporation in the first merger, will merge (the "second merger," and together with the first merger, the "merger") with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Cimarex ("surviving company").

Q:
What will I receive in the merger?

A:
Upon completion of the merger, each Resolute common share issued and outstanding immediately prior to the effective time of the first merger (the "effective time") (other than Resolute common shares held in treasury and Resolute common shares held by stockholders who properly comply in all respects with the provisions of Section 262 of the General Corporation Law of the State of Delaware ("DGCL") as to appraisal rights, but including each Resolute equity award that has been converted into the right to receive the merger consideration) will be cancelled and extinguished and automatically converted into the right to receive, at the election of the stockholder, but subject to proration as described below, one of (i) $14.00 in cash, without interest, and 0.2366 shares of Cimarex common stock (the "mixed election consideration"), (ii) $35.00 in cash, without interest (the "cash election consideration"), or (iii) 0.3943 shares of Cimarex common stock (the "stock election consideration"). Each share of Resolute preferred stock will be exchanged for one share of new Cimarex preferred stock in the merger.

  You may elect to receive the stock election consideration, the mixed election consideration or the cash election consideration. However, the ability to receive the merger consideration of your choice will depend on the elections of other Resolute stockholders (including holders of certain Resolute equity awards that have been converted). The proration of the merger consideration payable to Resolute stockholders in the merger will not be known until Cimarex tallies the results of the elections made by Resolute stockholders (including holders of certain Resolute equity awards that have been converted), which may not occur until near the closing of the merger.

  The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute equity award that has been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale price for the Cimarex shares on November 16, 2018.

  Resolute stockholders will not be entitled to receive any fractional shares of Cimarex common stock in the merger, and no Resolute stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Cimarex common stock. Resolute stockholders that would have otherwise been entitled to receive a fractional share of Cimarex common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of such fractional part of a share of Cimarex common stock multiplied by the volume weighted average price of Cimarex common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by The Wall Street Journal.

Q:
What will holders of Resolute equity awards receive in the merger?

A:
Resolute Restricted Stock.    Immediately prior to the effective time, each share of Resolute restricted stock ("Resolute restricted stock") granted pursuant to the Resolute 2009 Performance Incentive Plan (the "Resolute Equity Plan") (whether subject to time-based and/or performance-based vesting) will become fully vested and all restrictions thereon will lapse (with any performance-based vesting deemed satisfied at the maximum level), and each holder thereof will have the right to receive the merger consideration in the form set forth in their election (less required withholdings), subject to the proration procedures.

  Resolute Outperformance RSUs.    Immediately prior to the effective time, each outstanding Resolute outperformance share right granted pursuant to the Resolute Equity Plan (each, a "Resolute Outperformance RSU") will become fully vested and earned (with any performance-based vesting deemed satisfied at the maximum level), and automatically cancelled and converted into the right to receive the merger consideration in the form set forth in the holder's election (less required withholdings), subject to the proration procedures.

  Resolute Options.    Immediately prior to the effective time, each outstanding option to purchase Resolute common stock granted pursuant to the Resolute Equity Plan (a "Resolute Option") will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive the merger consideration (in the form set forth in the holder's election and subject to the proration procedures) based on the excess of (i) $35.00 minus (ii) the applicable exercise price per share under such Resolute option (less required withholdings).

  Resolute SARs.    Immediately prior to the effective time, each outstanding Resolute stock appreciation right granted pursuant to the Resolute Equity Plan (a "Resolute SAR") will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Resolute common stock subject to such Resolute SAR immediately prior to the effective time multiplied by (ii) the excess of (A) the cash election consideration minus (B) the per share base price of such Resolute SAR (less any required withholdings).

  Resolute Restricted Cash Awards.    Immediately prior to the effective time, each outstanding Resolute award of restricted cash granted pursuant to the Resolute Equity Plan will become fully vested (to the extent not already vested) and payable at the time set forth in the Resolute Equity Plan and the applicable award agreement.

Q:
What will holders of Resolute preferred stock receive in the merger?

A:
Upon completion of the merger, each share of Resolute preferred stock issued and outstanding immediately prior to the effective time will be exchanged for one share of new Cimarex preferred stock.

  Holders of Resolute preferred stock are not, as such, entitled to and are not being requested to vote on the merger or at the Resolute special meeting.

Q:
What will happen to the preferred shares purchase rights attached to Resolute common stock?

A:
Prior to completion of the merger, Resolute will terminate the rights agreement by and between Resolute and Continental Stock Transfer & Trust Company, dated as of May 17, 2016 (the "Rights Agreement"). In connection with such termination, all of the rights to purchase Series A Junior Participating Preferred Stock, par value $0.0001 per share, of Resolute (the "Resolute Series A Junior Preferred Stock") will expire in their entirety immediately prior to the effective time without any consideration therefor. Prior to the execution and delivery of the merger agreement, an amendment to the Rights Agreement was approved in an action approved by the Resolute board, such that the restrictions set forth in the Rights Agreement would not apply to the merger, the merger agreement, or the Voting Agreements.

Q:
Will I receive the form of merger consideration that I elect?

A:
Even if you make a valid election, you may not receive the exact form of merger consideration that you elect. If you make no valid election with respect to your Resolute common shares (and do not exercise appraisal rights), you will receive the mixed election merger consideration.

  The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including Resolute common shares received by certain holders of outstanding or unvested Resolute equity compensation awards in conjunction with the closing of the merger) consists of 60% Cimarex common stock and 40% cash, based on the closing sale price for the Cimarex common shares on November 16, 2018. The ability to receive the merger consideration of a holder's choice will depend on the elections of other Resolute stockholders (including each Resolute equity award that has been converted). You may not receive the form of merger consideration that you elect in the merger, and you may instead receive a pro-rata amount of cash, Cimarex common shares or both.

  The greater the oversubscription of the stock election consideration, if any, the fewer Cimarex common shares and more cash a Resolute stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election consideration, if any, the less cash and more Cimarex common shares a Resolute stockholder making the cash election will receive. The proration of the merger consideration payable to Resolute stockholders in the merger will not be known until the exchange agent tallies the results of the elections made by Resolute stockholders and Resolute equity award holders, which will not occur until near the closing of the merger. See "The Merger Agreement—Proration Procedures" beginning on page 98.

Q:
When do Cimarex and Resolute expect to complete the merger?

A:
Cimarex and Resolute are working to complete the merger as soon as practicable. If Resolute stockholders approve the merger proposal, the parties currently expect that the merger will be completed on or about March 1, 2019. Neither Cimarex nor Resolute can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company's control, including the approval of the merger proposal by Resolute stockholders. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 121.

Q:
What happens if the merger is not completed?

A:
If the merger proposal is not approved by Resolute stockholders or if the merger is not completed for any other reason, you will not receive any form of consideration for your Resolute common shares in connection with the merger. Instead, Resolute will remain an independent publicly traded corporation and its common stock will continue to be listed and traded on the New York Stock Exchange ("NYSE"). If the merger agreement is terminated under specified circumstances, including in certain circumstances in connection with an alternative proposal, or if there is a change in recommendation by the Resolute board, Resolute will be required to pay Cimarex a termination fee in the amount of $35.9 million (the "termination fee"), or if the merger agreement is terminated because the merger proposal is not approved by Resolute stockholders, Resolute will be required to reimburse Cimarex for its transaction expenses in the amount of $7.5 million. Following payment of any termination fee, Resolute will not have any further liability to Cimarex in respect of the merger agreement (other than liability for any willful breach or fraud). See "The Merger Agreement—Effect of Termination" beginning on page 124.

Q:
What am I being asked to vote on and why is this approval necessary?

A:
Resolute stockholders are being asked to vote on the following proposals:

1.
Merger Proposal:    To consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;

2.
Adjournment Proposal:    To consider and vote on a proposal to approve the adjournment of the Resolute special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting; and

3.
Advisory Compensation Proposal:    To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Resolute's named executive officers in connection with the merger.

  Approval of the merger proposal by Resolute common stockholders is required for completion of the merger. Neither the approval of the adjournment proposal nor the approval of the advisory compensation proposal is a condition to the obligations of Cimarex or Resolute to complete the merger.

Q:
What vote is required to approve each proposal at the Resolute special meeting?

A:
The following vote is needed for each proposal:

1.
Merger Proposal:    The affirmative vote of holders of a majority of the outstanding Resolute common shares entitled to vote on the merger proposal.

2.
Adjournment Proposal:    The affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote on the adjournment proposal.

3.
Advisory Compensation Proposal:    The affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote on the advisory compensation proposal.

Q:
Have any stockholders already committed to voting in favor of the merger agreement?

A:
Yes. Concurrently with the execution of the merger agreement on November 18, 2018, as inducement for Cimarex to enter into the merger agreement, Cimarex entered into separate voting agreements with each of (i) Monarch Alternative Capital LP, MDRA GP LP, Monarch GP LLC (collectively, "Monarch"), (ii) John C. Goff, John C. Goff 2010 Family Trust, JCG 2016 Holdings, LP, Goff Family Investments, LP Kulik Partners, LP, Cuerno Largo Partners, LP, Goff Family Foundation, Goff Ren Holdings, LLC, Goff Ren Holdings II, LLC (collectively, "Goff"), (iii) RR Advisors, LLC d/b/a RCH Energy ("RCH"), (iv) Richard Betz ("Betz"), (v) Nicholas Sutton ("Sutton") and (vi) Theodore Gazulis ("Gazulis" and together with Monarch, Goff, RCH, Betz and Sutton, the "Resolute VA Stockholders"), which collectively beneficially own approximately 26% of the issued and outstanding Resolute common shares (collectively, the "Voting Agreements") as of November 18, 2018.

  Pursuant to the Voting Agreements, each Resolute VA Stockholder agreed during the term of its respective Voting Agreement to, among other things, upon the terms and subject to the conditions therein, (i) vote all of its Resolute common shares in favor of the merger proposal and against any Resolute competing proposals, (ii) not exercise or assert any appraisal rights under Section 262 of the DGCL in connection with the merger and (iii) subject to certain exceptions, not sell or otherwise transfer its Resolute common shares.

Q:
What constitutes a quorum?

A:
Holders of a majority of Resolute's outstanding common stock entitled to vote must be present, in person or by proxy, at the Resolute special meeting for a quorum to exist. Any abstentions will be treated as present for the purposes of determining whether a quorum exists at the Resolute special meeting. Since brokers do not have discretionary authority to vote on any of the proposals at the Resolute special meeting, there will be no broker non-votes to be treated as present for the purposes of determining whether a quorum exists.

Q:
How does the Resolute board recommend that I vote?

A:
The Resolute board recommends that Resolute stockholders vote "FOR" the merger proposal, "FOR" the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting, and "FOR" the advisory compensation proposal.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit a proxy or voting instructions for your shares by following the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee. Also, please separately submit your election form for your merger consideration to the exchange agent or Resolute, as specified in your election form.

Q:
How do I vote?

A:
If you are a stockholder of record of Resolute as of the record date (January 18, 2019), you may vote by proxy before the Resolute special meeting in one of the following ways:

•
By Telephone:  By dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•
Via the Internet:  By accessing the website specified on the proxy card and following the instructions on the proxy card; or

•
By Mail:  By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

  You may also cast your vote in person at the Resolute special meeting.

  If your shares are held in "street name" through a broker or other nominee, that institution will send you separate instructions describing the procedure that you must follow in order to have your shares voted.'

Q:
When and where is the Resolute special meeting?

A:
The Resolute special meeting will be held at the offices of Arnold & Porter, 370 17th Street, Suite 4400, Denver, CO 80202 on February 22, 2019. Subject to space availability, all Resolute stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., Mountain time, on the day of the Resolute special meeting.

Q:
If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
No. If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Resolute or by voting in person at the Resolute special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  If you do not provide voting instructions to your broker, bank or other nominee and your broker, bank or other nominee returns a proxy but does not have discretionary authority to vote on a particular proposal, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker or other nominee cannot register your shares as being present at the Resolute special meeting for purposes of determining a quorum, and will not be able to vote your shares on those matters for which specific authorization is required. Under the current NYSE rules, brokers do not have discretionary authority to vote on any of the proposals at the Resolute special meeting, including the merger proposal. As a result, a broker non-vote of a Resolute common share will have the same effect as a vote "AGAINST" the merger proposal. Broker non-votes will not be considered represented at the Resolute special meeting and entitled to vote on the adjournment proposal or the advisory compensation proposal, and will have no effect on the outcome of the vote on those proposals (assuming that a quorum is present).

Q:
What if I do not vote or abstain?

A:
For purposes of the Resolute special meeting, an abstention occurs when a stockholder attends the Resolute special meeting in person and does not vote or returns a proxy with an "abstain" vote. If you fail to vote, or if you respond with an "abstain" vote on the merger proposal, your proxy will have the same effect as a vote cast "AGAINST" the merger proposal. If you attend the Resolute special meeting and fail to vote, or if you respond with an "abstain" vote on the adjournment proposal or the advisory compensation proposal, your proxy will have no effect on the outcome of the vote on that proposal.

  If you fail to instruct your broker, bank or other nominee how to vote on the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal. If you fail to instruct your broker, bank or other nominee how to vote on the adjournment proposal or the advisory compensation proposal, it will have no effect on the outcome of the vote on that proposal (assuming that a quorum is present).

Q:
What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Resolute common shares represented by your proxy will be voted as recommended by the Resolute board with respect to that proposal. Unless a Resolute stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Resolute special meeting.

  The Resolute board recommends that Resolute stockholders vote "FOR" the merger proposal, "FOR" the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting, and "FOR" the advisory compensation proposal.

Q:
May I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You may revoke your proxy and/or change your voting instructions at any time before your Resolute common shares are voted at the Resolute special meeting. You may do this by:

•
sending a written notice, which is received prior to your vote being cast at the Resolute special meeting, to Resolute Energy Corporation at 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, Attention: Secretary, that bears a date later than the date of the proxy and states that you revoke your proxy;

•
submitting a valid, later-dated proxy by mail, telephone or via the internet that is received prior to your vote being cast at the Resolute special meeting; or

•
attending the Resolute special meeting and voting by ballot in person (your attendance at the Resolute special meeting will not, by itself, revoke any proxy that you have previously given).

  If you hold your Resolute common shares through a broker, bank or other nominee, you must follow the directions you receive from your broker, bank or other nominee in order to revoke your proxy or change your voting instructions.

Q:
What does it mean if I receive more than one proxy card or vote instruction card?

A:
Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with Resolute's transfer agent or with a broker, bank or other nominee. If voting by proxy by mail, you will need to sign and return all proxy cards or vote instruction cards to ensure that all of your Resolute common shares are voted. Each proxy card or vote instruction card represents a distinct number of Resolute common shares and it is the only means by which those particular Resolute common shares may be voted by proxy.

Q:
How do I make an election as to the form of merger consideration I wish to receive in the merger?

A:
At the time of mailing of this proxy statement/prospectus, each record holder of Resolute common shares and each holder of certain Resolute equity awards that will be converted is also separately being sent an election form and letter of transmittal (an "election form"). The election form contains instructions for making a selection of merger consideration and for surrendering your Resolute common shares in exchange for the merger consideration. Continental Stock Transfer & Trust Company, the exchange agent for the merger (the "exchange agent"), or Resolute, as specified in your election form, must receive your properly completed and signed election form and your stock certificates or book-entry shares, and any additional documents specified in the election form, by no later than the election deadline in order for your choice as to the form of merger consideration to be considered with those timely made by the other Resolute stockholders (including holders of certain Resolute equity awards that have been converted). Cimarex and Resolute currently anticipate that the "election deadline" will be 5:00 p.m., Eastern time, on February 22, 2019. Cimarex and Resolute will issue a joint press release announcing the anticipated date of the election deadline at least 10 business days prior to the closing date. Cimarex and Resolute will also issue a joint press release if the election deadline changes. Forms of the election form for Resolute stockholders and holders of certain Resolute equity awards are attached as Annex E and Annex F, respectively, to this proxy statement/prospectus. See "The Merger Agreement—Election and Exchange Procedures" beginning on page 99.

Q:
What happens if I do not make a valid election as to the form of merger consideration before the election deadline?

A:
If you do not make a valid election as to the form of merger consideration before the election deadline, you will be deemed to have elected the mixed election and will receive such merger consideration as is determined in accordance with the mixed election provisions. If the merger is completed, the exchange agent will send any Resolute stockholder who does not make a valid election a new letter of transmittal that such stockholder can use to surrender its Resolute common shares in exchange for the merger consideration.

Q:
Can I change my election as to the form of merger consideration?

A:
Yes. You can change your election as to the form of merger consideration by submitting a properly completed and signed revised election form. For a change of election to be effective, your signed revised election form must be received before the election deadline. See "The Merger Agreement—Election and Exchange Procedures" beginning on page 99.

Q:
Should Resolute stockholders send in their stock certificates with the enclosed proxy?

A:
No. Resolute stockholders should not send in any stock certificates with the enclosed proxy. At the time of mailing of this proxy statement/prospectus, each record holder of Resolute common shares is also separately being sent an election form. The election form contains instructions for surrendering your Resolute common shares to the exchange agent in exchange for the merger consideration. For information regarding delivery of your stock certificates, if any, see "The Merger Agreement—Election and Exchange Procedures" beginning on page 99.

Q:
What happens if I sell my Resolute common shares after the record date but before the Resolute special meeting?

A:
The record date for the Resolute special meeting is earlier than the date of the Resolute special meeting and earlier than the date on which the merger is expected to be completed. If you sell or otherwise transfer your Resolute common shares after the record date but before the date of the Resolute special meeting, you will retain your right to vote at the Resolute special meeting. However, you will not have the right to receive the merger consideration to be received by Resolute stockholders in the merger. In order to receive the merger consideration, you must hold your Resolute common shares through completion of the merger.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
The first merger and the second merger, considered together, are intended to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The holders of Resolute common shares are generally not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of Resolute common shares for Cimarex common shares in the merger, except that such holders will recognize gain (but not loss) to the extent such holders receive cash. The holders of Resolute common shares that receive the entirety of their merger consideration in the form of cash, however, are expected to recognize gain or loss equal to the difference between the amount of cash received and the basis in the Resolute common shares exchanged. The obligations of Cimarex and Resolute to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of Cimarex and Resolute of an opinion of counsel to the effect that the first merger and the second merger, considered together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

  You should read "U.S. Federal Income Tax Consequences" beginning on page 89 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:
Do I have appraisal rights in connection with the merger?

A:
Yes. As a holder of Resolute common shares, you are entitled to seek appraisal rights under the DGCL in connection with the merger if you do not vote for approval of the merger proposal and comply with the other statutory requirements for demanding appraisal. Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights. Holders of Resolute preferred stock are not entitled to any appraisal rights under the DGCL in connection with the merger. See "The Merger—Appraisal Rights" beginning on page 85.

Q:
Whom should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the merger or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact MacKenzie Partners, Inc., Resolute's proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or by email at proxy@mackenziepartners.com.

SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Cimarex and Resolute urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additionally, important information, which Cimarex and Resolute also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 178. Unless stated otherwise, all references in this proxy statement/prospectus to Cimarex are to Cimarex Energy Co., all references to Resolute are to Resolute Energy Corporation, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of November 18, 2018, as it may be amended from time to time, by and among Cimarex, Merger Sub 1, Merger Sub 2 and Resolute, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Information About Cimarex (See Page 129)

        Cimarex is an independent oil and gas exploration and production company. Its principal areas of operations are located in Oklahoma, Texas and New Mexico. Most of Cimarex's wells are drilled in the Wolfcamp Shale and Bone Spring Sands in the Permian Basin and in the Woodford and Meramec Shales in Western Oklahoma.

        Cimarex's principal offices are located at 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203 and its telephone number is (303) 295-3995. Cimarex common shares are listed on the NYSE, trading under the symbol "XEC."

Information About Resolute (See Page 129)

        Resolute is an independent oil and gas company engaged in the exploitation, development, exploration for and acquisition of oil and gas properties with assets located in the Delaware Basin in West Texas. Resolute has significant assets in one of the major oil shale plays in the United States, the Wolfcamp Shale in the Southern Delaware Basin of West Texas.

        Resolute's principal offices are located at 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203 and its telephone number is (303) 534-4600. Resolute common shares are listed on the NYSE, trading under the symbol "REN."

Information About Merger Sub 1 and Merger Sub 2 (See Page 129)

        Merger Sub 1.    Merger Sub 1, a wholly owned subsidiary of Cimarex, is a Delaware corporation formed on November 16, 2018 for the purpose of effecting the merger. At the effective time, Merger Sub 1 will merge with and into Resolute, with Resolute continuing as the surviving corporation and a wholly owned subsidiary of Cimarex. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

        Merger Sub 2.    Merger Sub 2, a wholly owned subsidiary of Cimarex, is a Delaware limited liability company formed on November 16, 2018 for the purpose of effecting the second merger. After completion of the first merger of Merger Sub 1 with and into Resolute, Resolute will merge with and into Merger Sub 2 in the second merger, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of Cimarex. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger (See Page 39)

        Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the "DLLCA"), (a) at the effective time, Merger Sub 1 will merge with and into Resolute in the merger, with Resolute continuing as the surviving corporation and a wholly owned subsidiary of Cimarex, and (b) after completion of the first merger, but as part of the same plan, Resolute, as the surviving corporation in the first merger, will merge with and into Merger Sub 2 in the second merger, with Merger Sub 2 continuing as the surviving company and wholly owned subsidiary of Cimarex. The combined business of Cimarex and Resolute for periods following completion of the merger is sometimes referred to as the "combined company."

Consideration to be Received in the Merger by Resolute Stockholders (See Page 39)

        If the merger is completed, at the effective time, each Resolute common share issued and outstanding immediately prior to the effective time (other than Resolute common shares held in treasury and Resolute common shares held by stockholders who properly comply in all respects with the provisions of Section 262 of the DGCL as to appraisal rights, but including each Resolute restricted share, each Resolute Outperformance RSU and each Resolute Option that has been converted) will be cancelled and extinguished and automatically converted into the right to receive, at the election of the Resolute stockholder, but subject to proration as described below, one of the following forms of merger consideration (less required withholdings as provided in the merger agreement);

  •
  for each Resolute common share, one of (i) $14.00 in cash, without interest, and 0.2366 Cimarex common shares; (ii) $35.00 in cash, without interest, or (iii) 0.3943 Cimarex common shares.

  •
  for each Resolute restricted share, one of (i) $14.00 in cash, without interest, and 0.2366 Cimarex common shares; (ii) $35.00 in cash, without interest, or (iii) 0.3943 Cimarex common shares, in respect of such Resolute restricted share;

  •
  for each Resolute Outperformance RSU, one of (i) $14.00 in cash, without interest, and 0.2366 Cimarex common shares; (ii) $35.00 in cash, without interest, or (iii) 0.3943 Cimarex common shares, in respect of such Resolute Outperformance RSU, in lieu of the issuance of a Resolute common share with respect to such Resolute Outperformance RSU; and

  •
  for each Resolute Option, one of (i) $14.00 in cash, without interest, and 0.2366 Cimarex common shares; (ii) $35.00 in cash, without interest, or (iii) 0.3943 Cimarex common shares; based on the excess of $35.00 minus the applicable exercise price per share under such Resolute Option.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute restricted share, each Resolute Outperformance RSU and each Resolute Option that has been converted into the right to receive the merger consideration in accordance with the terms of the merger agreement) consists of 60% Cimarex common shares and 40% cash, based on the closing sale price for the Cimarex common shares on November 16, 2018. No fractional Cimarex common shares will be issued in the merger, and holders of Resolute common shares will, instead, receive cash in lieu of fractional Cimarex common shares, if any. The merger consideration will also be adjusted appropriately to fully reflect the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Resolute common shares or Cimarex common shares.

        Also in the merger, each share of Resolute preferred stock issued and outstanding immediately prior to the effective time will be exchanged for one share of new Cimarex preferred stock. But for the par value of the securities, the new Cimarex preferred stock to be issued in connection with the merger will have terms that are substantially similar to the terms of the outstanding Resolute preferred stock.

Following completion of the merger, Cimarex will have 62,500 shares of new Cimarex preferred stock outstanding.

        For a more complete description of the merger consideration, see "The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration" beginning on page 95.

Election and Exchange Procedures (See Page 99)

        At the time of mailing of this proxy statement/prospectus, each record holder of Resolute common shares and each holder of certain outstanding or unvested Resolute equity compensation awards is also separately being sent an election form and letter of transmittal. The election form contains instructions for making a selection of merger consideration and for surrendering Resolute common shares in exchange for the merger consideration. The exchange agent or Resolute, as specified in your election form, must receive a properly completed and signed election form and, for Resolute stockholders, related stock certificates or book-entry shares, and any additional documents specified in the election form, by no later than the election deadline in order for a choice as to the form of merger consideration to be considered with those timely made by the other Resolute stockholders. Cimarex and Resolute currently anticipate that the "election deadline" will be 5:00 p.m., Eastern time, on February 22, 2019. Cimarex and Resolute will issue a joint press release announcing the anticipated date of the election deadline at least 10 business days prior to the closing date. Cimarex and Resolute will also issue a joint press release if the election deadline changes.

        For a more completed discussion of the election procedures, see "The Merger Agreement—Election and Exchange Procedures" beginning on page 99.

Proration Procedures (See Page 98)

        Even if a valid election is made, a Resolute stockholder may not receive the exact form of merger consideration that it elects. If a Resolute stockholder does not make a valid election with respect to such holder's Resolute common shares (and does not exercise appraisal rights), such holder will be deemed to have elected the mixed election and will receive such merger consideration as is determined in accordance with the mixed election provision.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including holders of certain Resolute equity awards that have been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale price for the Cimarex common shares on November 16, 2018. The ability to receive the merger consideration of a holder's choice will depend on the elections of other Resolute stockholders (including each Resolute equity award that has been converted). A Resolute stockholder may not receive the form of merger consideration that it elects in the merger, and may instead receive a pro-rata amount of cash, Cimarex common shares or both.

        The greater the oversubscription of the stock election consideration, if any, the fewer Cimarex common shares and more cash a Resolute stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election consideration, if any, the less cash and more Cimarex common shares a Resolute stockholder making the cash election will receive. See "The Merger Agreement—Proration Procedures" beginning on page 98.

Resolute Board Recommendation and Its Reasons for the Merger (See Page 51)

        The Resolute board recommends that Resolute stockholders vote "FOR" the merger proposal, "FOR" the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting, and "FOR" the advisory compensation proposal.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Resolute board considered a number of factors. For a more complete discussion of these factors, see "The Merger—Rationale for the Merger" and "The Merger—Resolute Board Recommendation and Its Reasons for the Merger" beginning on pages 49 and 51, respectively.

Opinions of Resolute's Financial Advisors (See Page 56)

        On November 18, 2018, Goldman Sachs & Co. LLC ("Goldman Sachs") delivered its opinion to the Resolute board that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the merger consideration to be paid to the holders (other than Cimarex and its affiliates) of Resolute common shares pursuant to the merger agreement was fair from a financial point of view to such holders. On November 18, 2018, Petrie Partners, LLC through its affiliates ("Petrie Partners") delivered its opinion to the Resolute board that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the merger consideration to be paid to the holders of Resolute common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinions of Goldman Sachs and Petrie Partners, each dated November 18, 2018, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinions, are attached as Annex B and Annex C, respectively, and are incorporated by reference into this proxy statement/prospectus. The summaries of the opinions of Goldman Sachs and Petrie Partners in this proxy statement/prospectus are qualified in their entirety by reference to the full text of such opinions.

        Goldman Sachs and Petrie Partners each provided advisory services and their opinions for the information and assistance of the Resolute board in connection with its consideration of the merger. Neither the Goldman Sachs opinion nor the Petrie Partners opinion is a recommendation as to how any holder of Resolute common shares should vote with respect to the merger or any other matter.

        For a more complete discussion of the opinions of Goldman Sachs and Petrie Partners, see "The Merger—Opinions of Resolute's Financial Advisors" beginning on page 56.

Financing of the Transactions (See Page 75)

        Excluding any funds required to refinance and/or pay off any indebtedness of Resolute and its subsidiaries on the closing date, Cimarex anticipates that the total amount of funds necessary to pay the cash portion of the merger consideration and to pay transaction fees and expenses will be approximately $350 million. This amount is expected to be funded through a combination of available cash on hand (including proceeds from the previously announced sale of assets in Ward County, Texas) and borrowings under Cimarex's existing revolving credit facility. The merger, however, is not conditioned upon receipt of any financing by Cimarex.

Board of Directors and Executive Officers After Completion of the Merger (See Page 75)

        Upon completion of the merger, the board of directors of the combined company will consist of the then-current Cimarex directors. The executive officers of Cimarex are expected to continue serving as executive officers of the combined company.

Interests of Resolute Directors and Executive Officers in the Merger (See Page 75)

        Some of Resolute's directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Resolute stockholders generally. The Resolute board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Resolute stockholders approve the merger proposal. These interests include the following:

  •
  Each of Resolute's executive officers is party to an employment agreement with Resolute pursuant to which, in the event that the executive's employment is terminated by Resolute or Cimarex without "cause" or by the executive with "good reason" (as such terms are defined therein), within six months prior to the occurrence of a change in control or within two years following a change in control (in each case, a "qualifying termination"), then, subject to the executive officer signing and not revoking a release of claims in favor of Resolute, the executive officer will be entitled to the compensation and benefits described in the following bullet point, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements.

  •
  Upon a qualifying termination, the executive officer will become entitled to (i) an amount equal to a multiple of the sum of (a) the executive's annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target short-term incentive payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of an amount equal to a pro-rata portion of the target short-term incentive payment that the executive would have been entitled to for the calendar year of termination, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for up to 24 months.

  •
  In connection with the merger, the compensation committee of the Resolute board recommended and the Resolute board approved the accelerated vesting of equity awards held by all participants, including each of Resolute's directors and executive officers such that, upon the effective time, the directors and executive officers will become entitled to full and immediate vesting of all outstanding Resolute restricted stock, Resolute Outperformance RSUs, Resolute Options, Resolute SARs, and Resolute restricted cash awards held by the director or executive officer immediately prior to the effective time.

        Resolute's directors and executive officers also are entitled to continued indemnification/expense advancement and directors' and officers' liability insurance coverage under the merger agreement. For a further discussion of the interests of directors and executive officers in the merger, see "The Merger—Interests of Resolute Directors and Executive Officers in the Merger" beginning on page 75.

Voting Agreements (See Page 81)

        Concurrently with the execution of the merger agreement on November 18, 2018, as inducement for Cimarex to enter into the merger agreement, Cimarex entered into the Voting Agreements with the Resolute VA Stockholders, which collectively beneficially own approximately 26% of the issued and outstanding Resolute common shares as of November 18, 2018. Pursuant to the Voting Agreements, each Resolute VA Stockholder agreed during the term of its respective Voting Agreement to, among other things, upon the terms and subject to the conditions, (i) vote all of its Resolute common shares in favor of the merger proposal and against any Resolute competing proposals, (ii) not exercise or assert any appraisal rights under Section 262 of the DGCL in connection with the merger and (iii) subject to certain exceptions, not sell or otherwise transfer its Resolute common shares. For a further discussion on the Voting Agreements, please see "The Merger—The Voting Agreements" beginning on page 81.

Rights Agreement Amendment (See Page 82)

        Concurrently with the execution of the merger agreement, Resolute amended its Rights Agreement. The Rights Agreement Amendment (the "Rights Agreement Amendment") amends the Rights Agreement to provide that the rights to purchase the Resolute Series A Junior Preferred Stock will expire in their entirety immediately prior to the effective time. The Rights Agreement Amendment further confirms the Resolute board's determination that the restrictions set forth in the Rights Agreement would not apply to the merger, the merger agreement, and the Voting Agreements, and the consummation of the transactions contemplated thereby.

Accounting Treatment of the Merger (See Page 82)

        The merger will be accounted for using the acquisition method of accounting according to U.S. generally accepted accounting principles ("GAAP"), with Cimarex being considered the acquirer of Resolute for accounting purposes. For a more complete description of the accounting treatment of the merger, see "The Merger—Accounting Treatment of the Merger" beginning on page 82.

Regulatory Approvals Required for the Merger (See Page 82)

        The completion of the merger is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Act ("HSR Act") and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission and the United States Department of Justice, and until the applicable waiting period has expired or has been terminated.

        On December 10, 2018, Cimarex and Resolute each filed a premerger notification and report form under the HSR Act and subsequently received notice that their request for earlier termination of the waiting period was granted on December 21, 2018.

        Neither Cimarex nor Resolute is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Litigation Related to the Merger (See Page 82)

        Between January 14, 2019 and January 25, 2019, five putative class actions were filed against Resolute, the directors of Resolute, and in two of the cases, Cimarex, Merger Sub 1 and Merger Sub 2, relating to the merger. Three complaints, Steven Mack v. Resolute Energy Corporation, et al.; George Assad v. Resolute Energy Corporation, et al.; and Eddy Edge v. Resolute Energy Corporation, et al., were filed in the U.S. District Court for the District of Delaware. John Isensee v. Resolute Energy Corporation, et al. was filed in the U.S. District Court for the Southern District of New York. Johnny Wong v. Resolute Energy Corporation, et al. was filed in the U.S. District Court for the District of Colorado. The complaints generally allege that defendants disseminated a false or misleading registration statement regarding the proposed merger in violation of Section 14(a) and Section 20(a) of the Exchange Act and/or Rule 14a-9 promulgated under the Exchange Act. Specifically, the complaints allege that the registration statement misstated or omitted material information regarding (i) the parties' financial projections, (ii) the analyses performed by Resolute's financial advisors, and (iii) the sales process. The complaints further allege that the Resolute board and/or Cimarex are liable for these violations as "controlling persons" of Resolute under Section 20(a) of the Exchange Act. The complaints seek injunctive relief to prevent consummation of the merger until the alleged disclosure violations are cured, damages in the event the merger is consummated, and an award of attorney's fees, in addition to other relief.

        Additional lawsuits arising out of the merger may be filed in the future. Resolute and Cimarex believe that the lawsuits are without merit and intend to defend vigorously against them and any other lawsuits challenging the merger. However, there can be no assurance that defendants will be successful in the outcome of the pending or any potential future lawsuits. A preliminary injunction could delay or jeopardize the completion of the merger.

Treatment of Resolute Equity Awards and Restricted Cash Awards in the Merger (See Page 98)

        Resolute Restricted Stock.    Immediately prior to the effective time of the merger, each share of Resolute restricted stock granted pursuant to the Resolute 2009 Performance Incentive Plan (the "Resolute Equity Plan") (whether subject to time-based and/or performance-based vesting) will become fully vested and all restrictions thereon will lapse (with any performance-based vesting deemed satisfied at the maximum level), and each holder thereof will have the right to receive the merger consideration in the form set forth in their election (less required withholdings), subject to the proration procedures.

        Resolute Outperformance RSUs.    Immediately prior to the effective time, each outstanding Resolute outperformance share right granted pursuant to the Resolute Equity Plan (each, a "Resolute Outperformance RSU") will become fully vested and earned (with any performance-based vesting deemed satisfied at the maximum level), and automatically cancelled and converted into the right to receive the merger consideration in the form set forth in the holder's election (less required withholdings), subject to the proration procedures.

        Resolute Options.    Immediately prior to the effective time, each outstanding option to purchase Resolute common stock granted pursuant to the Resolute Equity Plan (a "Resolute Option") will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive the merger consideration (in the form set forth in the holder's election and subject to the proration procedures) based on the excess of (i) $35.00 minus (ii) the applicable exercise price per share under such Resolute option (less required withholdings).

        Resolute SARs.    Immediately prior to the effective time, each outstanding Resolute stock appreciation right granted pursuant to the Resolute Equity Plan (a "Resolute SAR") will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Resolute common stock subject to such Resolute SAR immediately prior to the effective time multiplied by (ii) the excess of (A) the cash election consideration minus (B) the per share base price of such Resolute SAR (less any required withholdings).

        Resolute Restricted Cash Awards.    Immediately prior to the effective time, each outstanding Resolute award of restricted cash granted pursuant to the Resolute Equity Plan will become fully vested (to the extent not already vested) and payable at the time set forth in the Resolute Equity Plan and the applicable award agreement.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute equity award that has been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale prices for the Cimarex shares on November 16, 2018.

        For a more complete discussion of the treatment of Resolute options, restricted stock and other stock-based awards, see "The Merger Agreement—Treatment of Resolute Equity Awards and Restricted Cash Awards in the Merger" beginning on page 98.

        For further discussion of the treatment of Resolute options, restricted stock and other stock-based awards held by certain directors and executive officers of Resolute, see "The Merger—Interests of Resolute Directors and Executive Officers in the Merger" beginning on page 75.

Treatment of Resolute Preferred Stock (See Page 84)

        Upon completion of the merger, (i) each share of Resolute preferred stock issued and outstanding immediately prior to the effective time will be exchanged for one share of new Cimarex preferred stock and (ii) all of the rights to purchase Resolute Series A Junior Preferred Stock will expire in their entirety immediately prior to the effective time without any consideration therefor. As of January 18, 2019, there were 62,500 shares of Resolute preferred stock issued and outstanding and 150,000 shares of Resolute Series A Junior Preferred Stock reserved for issuance under the Rights Agreement.

        But for the par value of the securities, the new Cimarex preferred stock to be issued in connection with the merger will have terms that are substantially similar to the terms of the outstanding Resolute preferred stock. Unless shares of Resolute preferred stock are converted into Resolute common stock prior to closing, following completion of the merger, Cimarex will have 62,500 shares of new Cimarex preferred stock outstanding.

        Holders of Resolute preferred stock are not, as such, entitled to and are not being requested to vote at the Resolute special meeting. In addition, holders of Resolute preferred stock are not entitled to any appraisal rights under the DGCL in connection with the merger.

        For more information, see "The Merger—Treatment of Resolute Preferred Stock" beginning on page 84.

Appraisal Rights (See Page 85)

        The holders of Resolute common shares are entitled to appraisal rights in connection with the merger under Delaware law. Resolute common shares held by stockholders that do not vote for approval of the merger proposal and make a demand for appraisal in accordance with Delaware law will not be converted into the merger consideration, but will be converted into the right to receive from the combined company the "fair value" of such Resolute common shares, in cash, as determined in accordance with Delaware law. Holders of Resolute preferred stock are not entitled to any appraisal rights under the DGCL in connection with the merger. For a more complete discussion of the appraisal rights available to holders of Resolute capital stock, see "The Merger—Appraisal Rights" beginning on page 85.

U.S. Federal Income Tax Consequences (See Page 89)

        The first merger and the second merger, considered together, are intended to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. The holders of Resolute common shares are generally not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of Resolute common shares for Cimarex common shares in the merger, except that such holders will recognize gain (but not loss) to the extent such holders receive cash. The holders of Resolute common shares that receive the entirety of their merger consideration in the form of cash, however, are expected to recognize gain or loss equal to the difference between the amount of cash received and the basis in the Resolute common shares exchanged. The obligations of Cimarex and Resolute to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of Cimarex and Resolute of an opinion of counsel to the effect that the first merger and the second merger, considered together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        You should read "U.S. Federal Income Tax Consequences" beginning on page 89 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Completion of the Merger (See Page 94)

        The merger is expected to be completed on or about March 1, 2019 subject to the approval of the merger proposal by the Resolute stockholders, the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions. For a discussion of the timing of the merger, see "The Merger Agreement—Closing" beginning on page 94.

Conditions to the Completion of the Merger (See Page 121)

        The parties expect to complete the merger on or about March 1, 2019, after all of the conditions to the merger in the merger agreement are satisfied or waived. However, it is possible that factors outside of each company's control could require them to complete the merger at a later time or not to complete it at all.

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

  •
  approval of the Resolute merger proposal by the affirmative vote of a majority of the outstanding shares of Resolute common stock;

  •
  termination or expiration of any waiting period under the HSR Act applicable to the merger;

  •
  absence of any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

  •
  effectiveness of the registration statement, of which this proxy statement/prospectus is a part, under the Securities Act and the registration statement is not subject to any stop order or proceedings seeking a stop order;

  •
  approval for listing the shares of Cimarex common stock issuable to Resolute stockholders as merger consideration on the NYSE, upon official notice of issuance;

  •
  the accuracy of the representations and warranties of the other parties contained in the merger agreement as of the closing date, subject to the materiality standards provided in the merger agreement;

  •
  performance and compliance with, in all material respects, all of the other parties obligations under the merger agreement required to be performed or complied with at or prior to the effective time;

  •
  receipt of a certificate signed by an executive officer of the other party, dated as of the closing date, confirming that the two preceding conditions have been satisfied; and,

  •
  receipt of an opinion from tax counsel, dated as of the closing date, to the effect that, based on the facts, representations and assumptions set forth or referred to in such opinion, the first merger and the second merger, considered together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        The conditions set forth in the merger agreement may be waived by Cimarex or Resolute, subject to applicable law and the agreement of the other party in certain circumstances. For a more complete discussion of the conditions to the merger, see "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 121.

No Solicitation of Other Offers (See Page 109)

        Pursuant to the merger agreement, Resolute has agreed that it will, and will cause its subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that began prior to and were ongoing as of November 18, 2018 with any person with respect to a Resolute competing proposal (as defined in the section entitled "The Merger Agreement—No Solicitation; Changes of Recommendation—Definition of Competing Proposal" beginning on page 112). Resolute has also agreed that until the effective time or the termination of the merger agreement, it will not, and will cause its subsidiaries, and its and their respective directors and officers, and will cause its representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Resolute competing proposal;

  •
  engage in any discussions or negotiations with any person with respect to a Resolute competing proposal;

  •
  furnish any non-public information regarding Resolute or its subsidiaries, or access to the properties, assets or employees of Resolute or its subsidiaries, to any person in connection with or in response to a Resolute competing proposal;

  •
  enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Resolute competing proposal; or

  •
  resolve, agree or publicly propose to, or permit Resolute or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

        The merger agreement does not, however, prohibit Resolute from considering an unsolicited alternative proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see "The Merger Agreement—No Solicitation; Changes of Recommendation" beginning on page 109.

Termination of the Merger Agreement (See Page 123)

        Cimarex and Resolute may terminate the merger agreement and abandon the merger at any time prior to the effective time by mutual written consent of Cimarex and Resolute. The merger agreement may also be terminated by either Cimarex or Resolute at any time prior to the effective time in any of the following situations:

  •
  if there is a final nonappealable order, decree, ruling or injunction or any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; provided that this termination right will not be available to a party whose violation or breach of any material covenant or agreement in the merger agreement was the primary cause of or resulted in such order, decree, ruling or injunction or other action;

  •
  if the closing of the merger has not occurred before 5:00 p.m., Mountain time, on July 18, 2019; provided that this termination right will not be available to a party whose violation or breach of any material covenant or agreement in the merger agreement was the primary cause of the failure of the closing;

  •
  upon a Cimarex terminable breach event or Resolute terminable breach event (as each term is defined in the section entitled "The Merger Agreement—Termination" beginning on page 123); or

  •
  the Resolute special meeting has occurred and the Resolute stockholders have not approved the merger proposal.

        In addition, the merger agreement may be terminated by Cimarex if prior to, but not after, the time the merger proposal has been approved by Resolute stockholders, the Resolute board has effected a Resolute recommendation change.

        Further, the merger agreement may be terminated by Resolute prior to, but not after, the time the merger proposal has been approved by Resolute stockholders, upon a Resolute superior proposal termination event (as defined in the section entitled "The Merger Agreement—Termination" beginning on page 123).

Expenses and Termination Fees (See Page 124)

        The merger agreement requires Resolute to pay Cimarex a termination fee of $35.9 million if:

  •
  Resolute terminates the merger agreement due to a Resolute recommendation change;

  •
  Resolute terminates the merger agreement due to a Resolute superior proposal event; or

  •
  (i)(A) Cimarex or Resolute terminates the merger agreement if the Resolute special meeting has occurred and the Resolute stockholders have not approved the merger proposal or (B) Cimarex terminates the merger agreement due to a Resolute terminable breach event and such breach giving rise to such termination was a willful and material breach by Resolute of a covenant or other agreement in the merger agreement, (ii) on or before the date of any such termination a Resolute competing proposal shall have been publicly announced or disclosed prior to the Resolute stockholders meeting and (iii) within 12 months after the date of such termination, Resolute enters into a definitive agreement with respect to a Resolute competing proposal or consummates any transaction meeting the parameters of a Resolute competing proposal. For purposes of this paragraph, any reference in the definition of Resolute competing proposal to "25%" will be deemed to be a reference to "more than 80%."

        In no event will Resolute be required to pay the termination fee on more than one occasion.

        If Cimarex or Resolute terminates the merger agreement because of a failure of Resolute's stockholders to approve the proposals required to complete the merger, Resolute will reimburse Cimarex for its transaction expenses in an amount equal to $7.5 million.

Purpose of the Resolute Special Meeting; Required Vote (See Pages 136 and 137)

        At the Resolute special meeting, Resolute stockholders will be asked to consider and vote upon:

  1.
  Merger Proposal:    To consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;

  2.
  Adjournment Proposal:    To consider and vote on a proposal to approve the adjournment of the Resolute special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting; and

  3.
  Advisory Compensation Proposal:    To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Resolute's named executive officers in connection with the merger.

        Approval of the merger proposal is required for completion of the merger.

        The affirmative vote of holders of a majority of the outstanding Resolute common shares entitled to vote is required to approve the merger proposal. The affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote thereon is required to approve the adjournment proposal and the advisory compensation proposal.

        The Resolute board unanimously recommends that Resolute stockholders vote "FOR" each of the proposals set forth above, as more fully described in the section entitled "Resolute Special Meeting" beginning on page 136.

Voting by Resolute Directors and Executive Officers (See Page 139)

        As of January 18, 2019, directors and executive officers of Resolute and their affiliates owned and were entitled to vote 1,910,078 Resolute common shares, or approximately 8.0% of the Resolute common shares outstanding on that date.

        Richard Betz and Nicholas Sutton, each a director and executive officer of Resolute, Theodore Gazulis, an executive officer of Resolute, and Goff, Monarch and RCH, each of which has representation on the Resolute board, have entered into separate Voting Agreements with Cimarex, pursuant to which each agreed during the term of its respective Voting Agreement to, among other things, upon the terms and subject to the conditions therein, (i) vote all of their Resolute common shares in favor of the merger proposal and against any Resolute competing proposals, (ii) not to exercise or assert any appraisal rights under Section 262 of the DGCL in connection with the merger and (iii) subject to certain exceptions, not sell or otherwise transfer its Resolute common shares.

Resolute Debt and Termination of Liens (See Page 120)

        Resolute has agreed to use commercially reasonable efforts to, at the request of Cimarex and concurrently with the closing of the merger, and upon the delivery of funds sufficient by Cimarex to repay in full any amounts then borrowed or currently outstanding under Resolute's revolving credit facility, (i) obtain customary payoff letters and take all such actions as may be necessary to terminate or cause to be terminated the revolving credit facility and all applicable commitments related to or under the revolving credit facility, (ii) make arrangements for the release of all liens arising from or granted in connection with the revolving credit facility and (iii) make arrangements for the release of any guarantees in connection therewith.

        In connection with the merger, in the event that Cimarex desires that Resolute consummate an optional redemption and a satisfaction and discharge with respect to Resolute's 8.50% Senior Notes due 2020, Resolute has agreed to use commercially reasonable efforts to, and to cause its subsidiaries to, cooperate with Cimarex to facilitate the optional redemption and satisfaction and discharge of such notes concurrently with the closing of the merger.

        For a more complete discussion of the treatment of debt and the termination of liens pursuant to the merger agreement, see "The Merger Agreement—Resolute Debt and Termination of Liens" beginning on page 120.

Listing of Cimarex Common Stock; Delisting and Deregistration of Resolute Common Stock (See Page 88)

        If the merger is completed, the shares of Cimarex common stock to be issued in the merger will be listed for trading on the NYSE, shares of Resolute common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Resolute will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

        Cimarex does not intend to list the new Cimarex preferred stock on a national securities exchange or interdealer quotation system.

Comparison of Rights of Stockholders of Resolute and Cimarex (See Page 168)

        The rights of Resolute stockholders who receive shares of Cimarex common stock in the merger will be governed by the amended and restated certificate of incorporation of Cimarex and the amended and restated bylaws of Cimarex, rather than by the amended and restated certificate of incorporation of Resolute and the amended and restated bylaws of Resolute. As a result, Resolute stockholders will have different rights once they become Cimarex stockholders due to the differences in the organizational documents of Resolute and Cimarex. For a more completed discussion of the key differences, see "Comparison of Rights of Stockholders of Resolute and Cimarex" beginning on page 168.

Risk Factors (See Page 29)

        Before voting at the Resolute special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the heading "Risk Factors" beginning on page 29.

SELECTED HISTORICAL FINANCIAL DATA OF CIMAREX

        The selected historical consolidated financial data of Cimarex (i) for each of the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 have been derived from Cimarex's audited consolidated financial statements and related notes thereto contained in Cimarex's Annual Report on Form 10-K for the year ended December 31, 2017, and (ii) as of and for the nine months ended September 30, 2018 and 2017, have been derived from Cimarex's unaudited consolidated financial statements and related notes thereto contained in Cimarex's Quarterly Report on Form 10-Q for such periods. The selected historical consolidated financial data for the years ended December 31, 2014 and 2013, and as of December 31, 2015, 2014 and 2013 have been derived from "Item 6. Selected Financial Data" contained in Cimarex's Annual Report on Form 10-K for the year ended December 31, 2017. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Cimarex or the combined company, and you should read the following information together with Cimarex's audited consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Cimarex's Annual Report on Form 10-K for the year ended December 31, 2017 and Cimarex's unaudited consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Cimarex's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, both of which are incorporated by reference into this proxy statement/prospectus. For more information, see "Where You Can Find More Information" beginning on page 178.

	Years Ended December 31,					Nine Months Ended September 30,
	2017	2016	2015	2014	2013	2018	2017
	(in millions, except per share amounts)
Operating results:
Oil, gas and NGL sales	$1,874	$1,221	$1,418	$2,373	$1,953	$1,682	$1,335
Total revenues(1)	1,918	1,257	1,453	2,424	1,998	1,715	1,367
Net income (loss)(2)	494	(409)	(2,580)	526	462	476	320
Earnings (loss) per share to common stockholders:
Basic	5.19	(4.38)	(27.75)	6.01	5.30	5.00	3.36
Diluted	5.19	(4.38)	(27.75)	6.00	5.29	5.00	3.36
Cash dividends declared per share	0.32	0.32	0.64	0.64	0.56	0.50	0.24
Cash flow data:
Net cash provided by operating activities(3)	1,097	626	726	1,633	1,334	1,158	756
Net cash used by investing activities	(1,266)	(692)	(1,009)	(1,740)	(1,531)	(652)	(925)
Net cash (used) provided by financing(3) activities	(83)	(60)	656	508	132	(42)	(61)

	As of December 31,					As of September 30,
	2017	2016	2015	2014	2013	2018	2017
	(in millions, except reserves amounts)
Balance sheet data:
Cash and cash equivalents	$401	$653	$779	$406	$5	$864	$423
Oil and gas properties, net(2)	3,242	2,354	2,741	6,638	5,669	3,489	3,014
Goodwill	620	620	620	620	620	620	620
Total assets(2)(4)	5,043	4,238	4,708	8,443	6,947	5,818	4,769
Deferred income tax liability (asset)	102	(56)	157	1,657	1,351	245	100
Long-term obligations:
Long-term debt (principal)	1,500	1,500	1,500	1,500	924	1,500	1,500
Other	206	184	197	194	164	215	188
Stockholders' equity	2,568	2,043	2,458	4,332	3,834	3,026	2,402
Proved reserves:
Oil (MBbls)	137,238	105,878	107,798	118,992	108,533
Gas (Bcf)	1,608	1,471	1,517	1,667	1,294
NGL (MBbls)	153,860	130,633	124,277	125,273	92,044
Total (Bcfe)	3,354	2,890	2,909	3,132	2,497

(1)
Prior to 2014, Cimarex's average realized prices for gas and NGLs were net of certain processing fees. Beginning in 2014, these fees were no longer netted against realized prices, but were included in "Transportation, processing, and other operating" costs. The effect of this change in 2014 was that total revenue was $51.4 million higher with an offsetting increase in total transportation, processing, and other operating costs. This change had no effect on operating income. Periods prior to 2014 were not reclassified to reflect this change in accounting treatment as it was impracticable to do so.

(2)
During 2016, 2015 and 2013, Cimarex recorded non-cash full cost ceiling test impairments of Cimarex's oil and gas properties totaling $757.7 million ($481.4 million, net of tax), $4.03 billion ($2.56 billion, net of tax), and $190.2 million ($120.8 million, net of tax), respectively.

(3)
Cimarex adopted Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09") effective January 1, 2017. Pursuant to ASU 2016-09, Cimarex adjusted the statements of cash flows for all prior periods presented. For the years ended December 31, 2016, 2015, 2014, and 2013, Cimarex decreased cash outflows for operating activities and cash inflows for financing activities by $26.6 million, $34.2 million, $13.6 million, and $10.1 million, respectively, for the payment of employee tax withholdings on the net settlement of equity-classified awards and for excess tax benefits, as applicable.

(4)
Effective December 31, 2015, Cimarex adopted new accounting guidance which requires debt issuance costs (except for those related to revolving credit facilities) to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as an asset. Such costs were previously recorded as deferred assets. Prior periods have been adjusted to conform to this guidance.

 SELECTED HISTORICAL FINANCIAL DATA OF RESOLUTE

        The selected historical consolidated financial data of Resolute (i) for each of the years ended December 31, 2017, 2016 and 2015 and as of December 31, 2017 and 2016 have been derived from Resolute's audited consolidated financial statements and related notes thereto contained in Resolute's Annual Report on Form 10-K for the year ended December 31, 2017, and (ii) as of and for the nine months ended September 30, 2018 and 2017, have been derived from Resolute's unaudited consolidated financial statements and related notes thereto contained in Resolute's Quarterly Report on Form 10-Q for such periods. The selected historical consolidated financial data for the years ended December 31, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 have been derived from "Item 6. Selected Financial Data" contained in Resolute's Annual Report on Form 10-K for the year ended December 31, 2017. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Resolute or the combined company, and you should read the following information together with Resolute's audited consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Resolute's Annual Report on Form 10-K for the year ended December 31, 2017 and Resolute's unaudited consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Resolute's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, both of which are incorporated by reference into this proxy statement/prospectus. For more information, see "Where You Can Find More Information" beginning on page 178.

	Year Ended December 31,					Nine Months Ended September 30,
	2017	2016	2015	2014	2013	2018	2017
	(in millions, except per share data)
Statement of operation data:
Revenue	$303	$164	$155	$329	$350	$255	$214
Operating expenses	259	256	931	442	484	214	184
Income (loss) from operations	44	(92)	(776)	(113)	(134)	41	30
Other income (expense)	(46)	(70)	12	87	(45)	(72)	(30)
Income (loss) before income taxes	(2)	(162)	(764)	(26)	(179)	(31)	—
Income tax benefit (expense)	1	—	22	4	65	—	—
Net income (loss)	(1)	(162)	(742)	(22)	(114)	(31)	—
Net loss available to common stockholders	(8)	(162)	(742)	(22)	(114)	(35)	(4)
Loss per share:
Common stock, basic and diluted	(0.35)	(10.33)	(49.55)	(1.50)	(8.35)	(1.56)	(0.22)
Weighted average shares outstanding:
Common stock, basic and diluted	22	16	15	15	14	22	22
Cash flow data:
Net cash provided by operating activities	137	84	69	143	133	139	112
Net cash provided by (used in) investing activities	(271)	(190)	200	(176)	(406)	(286)	(345)
Net cash provided by (used in) financing activities	5	231	(264)	37	271	147	101

	As of December 31,					As of September 30,
	2017	2016	2015	2014	2013	2018	2017
	(in millions, except reserves amounts)
Balance sheet data:
Total assets	$642	$588	$391	$1,440	$1,469	$898	$792
Long term debt	551	406	515	760	737	706	645
Total liabilities	716	664	594	913	935	993	866
Stockholders' equity (deficit)	(74)	(76)	(203)	527	534	(95)	(74)
Proved reserves:
Oil (MBbls)	25,319	43,804	28,747	63,715	47,511
Gas (Bcf)	95	52	14	37	42
NGL (MBbls)	12,309	7,722	2,063	4,370	4,817
Total (Bcfe)	321	362	199	445	356

COMPARATIVE HISTORICAL PER SHARE DATA

        The following table presents Cimarex's and Resolute's historical per share data as of and for the year ended December 31, 2017 and as of and for the nine months ended September 30, 2018. This information should be read together with the historical consolidated financial statements and related notes of Cimarex and Resolute, filed by each with the SEC, and incorporated by reference in this proxy statement/prospectus.

	As of and For the Nine Months Ended September 30, 2018	As of and For the Year Ended December 31, 2017
Cimarex historical data:
Net income attributable to common stockholders (per basic share)	$5.00	$5.19
Net income attributable to common stockholders (per diluted share)	$5.00	$5.19
Book value per share(1)	$31.65	$26.91
Cash dividends declared per share	$0.50	$0.32
Resolute historical data:
Net income (loss) attributable to common stockholders (per basic share)	$(1.56)	$(0.35)
Net income (loss) attributable to common stockholders (per diluted share)	$(1.56)	$(0.35)
Book value per share(1)	$(6.79)	$(6.08)
Cash dividends declared per share	$—	$—

(1)
Book value per share is defined as net assets attributable to common stockholders divided by the number of common shares outstanding at the applicable balance sheet date. Net assets attributable to common stockholders is equal to the sum of total assets, less total liabilities, less the liquidation value of outstanding preferred stock. The dilutive effect of outstanding options has not been considered as it would not result in a lower book value per share.

 COMPARISON OF CIMAREX AND RESOLUTE MARKET PRICES
AND IMPLIED SHARE VALUE OF THE MERGER CONSIDERATION

        The following table sets forth the closing sale prices per share of Cimarex common stock and Resolute common stock as reported on the NYSE on November 16, 2018, the last trading day prior to the public announcement of the merger, and on January 25, 2019, the last practicable trading day prior to the mailing of this proxy statement/prospectus. Cimarex common stock is traded on the NYSE under the symbol "XEC" and Resolute common stock is traded on the NYSE under the symbol "REN." The table also shows the estimated implied value of the merger consideration proposed for each share of Resolute common stock as of the same two dates. The implied value for stock election consideration was calculated by multiplying the closing sales price of a share of Cimarex common stock on the relevant date by the stock election exchange ratio of 0.3943 shares of Cimarex common stock for each share of Resolute common stock. The implied value for the mixed election consideration was calculated by (i) multiplying the closing sales price of a share of Cimarex common stock on the relevant date by the mixed election exchange ratio of 0.2366 shares of Cimarex common stock (ii) plus $14.00 in cash for each share of Resolute common stock.

	Cimarex Common Stock	Resolute Common Stock	Implied Per Share Value of Stock Consideration	Implied Per Share Value of Mixed Consideration
November 16, 2018	$88.76	$30.49	$35.00	$35.00
January 25, 2019	$75.70	$32.55	$29.85	$31.91

        Holders of Cimarex and Resolute common stock are encouraged to obtain current market quotations for Cimarex common stock and Resolute common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Cimarex common stock before or after the effective time. For additional information, see "Where You Can Find More Information" beginning on page 178.

RISK FACTORS

        In addition to the other information included or incorporated by reference in this proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37, you should carefully consider the following risks before deciding how to vote. In addition, you should read and carefully consider the risks associated with each of Cimarex and Resolute and their respective businesses. These risks can be found in Cimarex's and Resolute's respective Annual Reports on Form 10-K for the year ended December 31, 2017, their subsequent reports on Form 10-Q and other documents, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Cimarex's, Resolute's or the combined company's businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective shares of common stock.

Risks Relating to the Merger

Because the stock election consideration and the mixed election consideration will not be adjusted for stock price changes and the market price of Cimarex common shares will fluctuate, Resolute stockholders cannot be sure of the value of the merger consideration they will receive.

        Upon completion of the merger, each Resolute common share issued and outstanding immediately prior to the effective time (other than Resolute common shares held in treasury and Resolute common shares held by stockholders who properly comply in all respects with the provisions of Section 262 of the DGCL as to appraisal rights, but including each Resolute equity award that has been converted into the right to receive the merger consideration) will be converted into the right to receive, at the election of the stockholder, subject to proration as set forth in the merger agreement, one of (i) $14.00 in cash, without interest, and 0.2366 shares of Cimarex common stock (the "mixed election exchange ratio"), (ii) $35.00 in cash, without interest, or (iii) 0.3943 shares of Cimarex common stock (the "stock election exchange ratio").

        Neither the stock election consideration nor the mixed election consideration will change to reflect changes in the market prices of Cimarex and Resolute common shares. The market price of Cimarex common shares at the time of completion of the merger may vary significantly from the market price of Cimarex common shares on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date of the Resolute special meeting. In addition, as discussed below, the merger consideration will be subject to proration. Accordingly, Resolute stockholders will not know or be able to calculate at the time of the Resolute special meeting the market value of the merger consideration they will receive upon completion of the merger.

        In addition, the merger might not be completed until a significant period of time has passed after the Resolute special meeting. Because the stock election exchange ratio and mixed election exchange ratio will not be adjusted to reflect any changes in the market values of Cimarex common shares and Resolute common shares, the market value of the Cimarex common shares issued in connection with the merger and the Resolute common shares surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Cimarex or Resolute prior to the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Cimarex and Resolute. For additional information on risks related to Cimarex common shares, see "Risks Inherent in an Investment in Cimarex" beginning on page 35. Neither Cimarex nor Resolute is permitted to terminate the merger agreement solely because of changes in the market price of either company's common stock.

The value of the cash election consideration and the stock election consideration may differ considerably.

        Since the cash election consideration is a fixed amount of $35.00 and the market value of the stock election consideration will continuously change with the market price for Cimarex common stock, it is possible that, at any point in time including at the time of the Resolute special meeting, the election deadline and the effective time, the cash election consideration could be worth more, less or the same amount as the stock election consideration. Further, because you will not be able to change your election after the election deadline (and because of the allocation and proration procedures discussed below), you may receive per share merger consideration that is worth less than the other per share merger consideration you could have elected, even if the per share merger consideration you elected to receive is worth more at the election deadline than the per share merger consideration you actually receive. Additionally, since cash elections are subject to proration, in the event the cash election consideration is worth more than the stock election consideration, Resolute stockholders may not be able to realize the excess of such difference even if they make a cash election with respect to all of their shares of Resolute common stock. Similarly, since stock elections are subject to proration, in the event the stock election consideration is worth more than the cash election consideration, Resolute stockholders may not be able to realize the excess of such difference even if they make a stock election with respect to all of their shares of Resolute common stock.

Holders may not receive the form of merger consideration that they elect.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute equity award that has been converted into the right to receive merger consideration, but not including cash paid in lieu of fractional shares or to dissenters) consists of 60% Cimarex common shares and 40% cash, based on the closing sale price for the Cimarex common shares on November 16, 2018. Accordingly, there is no assurance that Resolute stockholders will receive the form of consideration that they elect with respect to all Resolute common shares they hold. There is a risk that Resolute stockholders will receive a portion of the merger consideration in the form that they do not elect, which could result in, among other things, tax consequences that differ from those that would have resulted from receipt of the form of merger consideration elected, including with respect to the recognition of taxable gain to the extent cash is received. For more information on the proration procedures, see "The Merger Agreement—Election and Exchange Procedures" beginning on page 99.

Current Resolute stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Cimarex will issue approximately 6.5 million Cimarex common shares to Resolute stockholders in the merger. As a result of these issuances, current Resolute stockholders are expected to hold approximately 6.4% of Cimarex's outstanding common stock immediately following completion of the merger.

        Resolute stockholders currently have the right to vote for their respective directors and on other matters affecting Resolute. When the merger occurs, the Cimarex common shares that each Resolute stockholder receives in exchange for its Resolute common shares will represent a percentage ownership of the combined company that is significantly smaller than the Resolute stockholder's percentage ownership of Resolute. As a result of these reduced ownership percentages, former Resolute stockholders will have less influence on the management and policies of Cimarex than they now have with respect to Resolute.

The merger agreement contains provisions that limit Resolute's ability to pursue alternatives to the merger, which could discourage a potential acquirer of Resolute from making an alternative transaction proposal and, in certain circumstances, could require Resolute to pay Cimarex a termination fee.

        The merger agreement contains certain provisions that restrict Resolute's ability to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Resolute competing proposal, engage in any discussions or negotiations with respect to a Resolute competing proposal or furnish any non-public information or access to its assets to any person in connection with a Resolute competing proposal, or enter into any letter of intent or agreement in principle concerning a Resolute competing proposal. In addition, Cimarex generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before the Resolute board may change, withdraw, modify, or qualify its recommendation with respect to the merger agreement proposal. In some circumstances, upon termination of the merger agreement, Resolute will be required to pay a termination fee of $35.9 million to Cimarex.

        These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Resolute or pursuing an alternative transaction with Resolute from considering or proposing such a transaction. In Resolute's case, the provisions could discourage a potential third-party acquirer or merger partner that was prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger, or might result in a potential third-party acquirer or merger partner proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee that is payable in certain circumstances.

        For additional information, see the sections entitled "The Merger Agreement—No Solicitation; Changes of Recommendation" and "The Merger Agreement—Termination," beginning on pages 109 and 123, respectively.

Resolute will be subject to various uncertainties and contractual restrictions while the merger is pending that could adversely affect its financial results.

        Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Resolute. These uncertainties may impair Resolute's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others that deal with Resolute to seek to change existing business relationships with Resolute. Employee retention and recruitment for Resolute may be particularly challenging prior to completion of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

        The pursuit of the merger and the preparation for the integration may place a significant burden on Resolute's management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Resolute's financial results.

        In addition, the merger agreement restricts Resolute, without Cimarex's consent, from making certain acquisitions and dispositions and taking other specified actions while the merger is pending. These restrictions may prevent Resolute from pursuing attractive business opportunities and making other changes to its business prior to completion of the merger or termination of the merger agreement. See "The Merger Agreement—Interim Operations Pending the Merger—Interim Operations of Resolute" beginning on page 104.

The merger and related transactions are subject to approval by Resolute stockholders.

        In order for the merger to be completed, the Resolute stockholders must approve the merger proposal, which requires the approval of the holders of a majority of the outstanding Resolute common shares entitled to vote on the merger proposal as of the record date for the Resolute special meeting.

The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

        The merger is subject to a number of other conditions beyond Cimarex's and Resolute's control that may prevent, delay or otherwise materially adversely affect its completion, including the approval of the merger proposal by Resolute's stockholders. Neither Cimarex nor Resolute can predict whether and when these other conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies expected to be achieved if the merger is successfully completed within its expected time frame. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 121.

Failure to complete the merger could negatively affect Resolute's stock price, its future business and financial results.

        If the merger is not completed, Resolute's ongoing businesses may be adversely affected and Resolute will be subject to several risks and consequences, including the following:

  •
  under the merger agreement, Resolute may be required, under certain circumstances, to pay Cimarex a termination fee of $35.9 million, or pay $7.5 million in reimbursement for transaction expenses;

  •
  Resolute will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

  •
  Resolute would not realize the expected benefits of the merger;

  •
  under the merger agreement, Resolute is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies;

  •
  matters relating to the merger may require substantial commitments of time and resources by Resolute management, which could otherwise have been devoted to other opportunities that may have been beneficial to Resolute as an independent company; and

  •
  Resolute may lose key employees during the period in which Resolute and Cimarex are pursuing the merger, which may adversely affect Resolute in the future if it is not able to hire and retain qualified personnel to replace departing employees.

        In addition, if the merger is not completed, Resolute may experience negative reactions from the financial markets and from its customers and employees. Resolute also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Resolute to attempt to force it to perform its obligations under the merger agreement.

Cimarex and Resolute will incur substantial transaction fees and merger-related costs in connection with the merger.

        Cimarex and Resolute have incurred and expect to continue to incur non-recurring transaction fees, which include legal and advisory fees and substantial merger-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the course of the integration of the businesses of

Cimarex and Resolute. The companies cannot be certain that the realization of other benefits related to the integration of the two businesses will offset the transaction and merger-related costs in the near term, or at all.

Certain directors and executive officers of Resolute have interests in the merger that are different from, or in addition to, those of other Resolute stockholders, which could have influenced their decisions to support or approve the merger.

        In considering whether to approve the proposals at the Resolute special meeting, Resolute stockholders should recognize that certain directors and executive officers of Resolute have interests in the merger that differ from, or that are in addition to, their interests as stockholders of Resolute. These interests include, among others, ownership interests in the combined company, the accelerated vesting of certain equity awards and/or certain severance benefits in connection with the merger. These interests, among others, may influence the directors and executive officers of Resolute to support or approve the merger proposal. See the sections entitled "The Merger—Interests of Resolute Directors and Executive Officers in the Merger" beginning on page 75.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Resolute is a party.

        The completion of the merger may trigger change in control or other provisions in certain agreements to which Resolute is a party. If Cimarex and Resolute are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Cimarex and Resolute are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Resolute or the combined company.

After a Resolute stockholder has made an election in respect of his or her shares of Resolute common stock, he or she will not be able to sell those shares unless he or she revokes his or her election prior to the election deadline or the merger agreement is terminated.

        To be effective, a form of election must be properly completed, signed and submitted by 5:00 p.m., Eastern time, on the day of the Resolute special meeting, or, if the closing date is more than 10 days after the Resolute special meeting, a date that is seven business days prior to the closing date. After a Resolute stockholder has submitted a form of election, under the terms of the election, he or she will not be able to sell any Resolute common shares covered by his or her form of election, regardless of whether those Resolute common shares are held in certificated or book-entry form, unless he or she revokes his or her election before the deadline by written notice received prior to the election deadline. While the parties have agreed to establish an election deadline that is a relatively short time before the anticipated completion date of the first merger, there can be no assurance that unforeseen circumstances will not cause the completion of the first merger to be delayed after the deadline has been established.

Lawsuits have been filed against Resolute, the directors of Resolute, Cimarex, Merger Sub 1 and Merger Sub 2 challenging the adequacy of the disclosures made in the proxy statement/prospectus and an adverse ruling in one or more of these lawsuits may prevent the merger from being completed.

        As of January 25, 2019, Resolute, the directors of Resolute, and in two of the cases, Cimarex, Merger Sub 1 and Merger Sub 2, have been named as defendants in five purported stockholder class actions challenging the adequacy of the disclosures to Resolute stockholders made in this proxy statement/prospectus. Three complaints were filed in the U.S. District Court for the District of Delaware, one complaint was filed in the U.S. District Court for the Southern District of New York and one complaint was filed in U.S. District Court for the District of Colorado.

        Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that defendants will be successful in the outcome of the pending or any potential future lawsuits. A preliminary injunction could delay or jeopardize the completion of the merger. See the section entitled "The Merger—Litigation Relating to the Merger" beginning on page 82 for more information about litigation related to the merger that has been commenced prior to January 25, 2019, the last practicable date prior to the mailing of this proxy statement/prospectus.

Risks Relating to the Combined Company Following the Merger

If completed, the merger may not achieve its intended results, and Cimarex and Resolute may be unable to successfully integrate their operations.

        Cimarex and Resolute entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, expanding Cimarex's asset base and creating synergies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the businesses of Cimarex and Resolute can be integrated in an efficient and effective manner.

        It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company's ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company's ability to achieve the anticipated benefits of the merger. The combined company's results of operations could also be adversely affected by any issues attributable to either company's operations that arise or are based on events or actions that occur prior to the closing of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company's future business, financial condition, operating results and prospects.

The combined company is expected to incur expenses related to the integration of Cimarex and Resolute.

        The combined company is expected to incur expenses in connection with the integration of Cimarex and Resolute. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While Cimarex and Resolute have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses likely will result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

        Cimarex and Resolute are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company's success until the merger and the combined company's success after the merger will depend in part upon the ability of Cimarex and Resolute to retain key management personnel and other key employees. Current and prospective employees of Cimarex and Resolute may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of Cimarex and

Resolute to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Cimarex and Resolute to the same extent that Cimarex and Resolute have previously been able to attract or retain their own employees.

Risks Inherent in an Investment in Cimarex

The market price of Cimarex common shares may be volatile and Cimarex's stock price could decline.

        Upon completion of the merger, holders of Resolute common stock who receive Cimarex common shares as stock election consideration or mixed election consideration will become holders of shares of Cimarex common stock. The market price of shares of Cimarex common stock may fluctuate significantly following completion of the merger and holders of Resolute common stock could lose some or all of the value of their investment in Cimarex common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times, which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Cimarex common stock, regardless of Cimarex's actual operating performance.

        The market price of Cimarex common shares may be affected by a number of factors, including the volatility of crude oil, natural gas and NGL prices, Cimarex's operating results, changes in Cimarex's earnings estimates, additions or departures of key personnel, Cimarex's financial condition, drilling activities, legislative and regulatory changes, general conditions in the oil and natural gas exploration and development industry, general economic conditions, and general conditions in the securities markets. In particular, a significant or extended decline in crude oil and natural gas prices could have a material adverse effect on the market price of Cimarex common shares. Other risks described elsewhere under "Risk Factors" in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus could also materially and adversely affect the market price of Cimarex common shares.

Although Cimarex's board has declared quarterly dividends on Cimarex common shares in recent years, Cimarex may not pay cash dividends in the future.

        Although Cimarex has paid cash dividends on Cimarex common shares in the past, the Cimarex board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the Cimarex board and will depend on Cimarex's results of operations, financial condition, cash requirements, future prospects and other considerations that the Cimarex board deems relevant.

Cimarex is not obligated to pay dividends on the new Cimarex preferred stock and no payment or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

        Quarterly dividends on the new Cimarex preferred stock are only payable when, as and if declared by the Cimarex board or an authorized committee thereof. The Cimarex board is not legally obligated to declare dividends, even if Cimarex has funds available for such purposes. Under Delaware law, dividends on capital stock may only be paid from "surplus" or, if there is no "surplus," from the corporation's net profits for the then current or the preceding fiscal year. Unless Cimarex operates profitably, Cimarex's ability to pay dividends on the new Cimarex preferred stock would require the availability of adequate "surplus," which is defined as the excess, if any, of our net assets (total assets less total liabilities) over Cimarex's statutory capital. Further, even if adequate surplus is available to pay dividends on the new Cimarex preferred stock, Cimarex may not have sufficient cash to pay dividends on the new Cimarex preferred stock.

        No allowance or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

There may be future dilution of Cimarex common shares, which could adversely affect the market price of Cimarex common shares.

        Cimarex is not restricted from issuing additional Cimarex common shares. Cimarex may also issue securities convertible into, or exchangeable for, or that represent the right to receive, Cimarex common shares. In the future, Cimarex may issue Cimarex common shares to raise cash for future drilling and development activities or acquisitions. Cimarex regularly evaluates acquisition opportunities as part of Cimarex's overall business strategy and may periodically pursue opportunistic prospects as they arise. Cimarex may pay the purchase price for any such acquisition by using cash, common stock, or a combination of both. Any of these events may dilute holders' ownership interest in Cimarex, reduce Cimarex's earnings per share and have an adverse effect on the price of Cimarex common shares.

Provisions in Cimarex's amended and restated certificate of incorporation and Delaware law may inhibit a takeover of Cimarex, which could limit the price investors might be willing to pay in the future for Cimarex common shares.

        Under Cimarex's amended and restated certificate of incorporation, the Cimarex board is authorized to issue shares of Cimarex common or preferred stock without approval of its stockholders, except for issuances for stock that is senior to the new Cimarex preferred stock (the "senior stock"), in which case, holders of new Cimarex preferred stock would be entitled to vote and approve the issuance of the senior stock. Issuance of these shares could make it more difficult to acquire Cimarex without the approval of its board, as more shares would have to be acquired to gain control. In addition, Delaware law imposes restrictions on mergers and other business combinations between Cimarex and any holder of 15% or more of its outstanding common stock. These provisions may deter hostile takeover attempts that could result in an acquisition of Cimarex that would have been financially beneficial to its stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference, as well as oral statements made or to be made by Cimarex and Resolute, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The statements contained in this proxy statement/prospectus that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. These statements may be made directly in this proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the merger. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the effect of legal, regulatory or supervisory matters on business, results of operations or financial condition, and include, among others:

  •
  statements about the benefits of the proposed merger, including future financial and operating results, Cimarex's and Resolute's plans, objectives, expectations and intentions, the expected timing of completion of the merger;

  •
  other statements that are not historical facts, including growth strategies, future results of operations, projected cash flow, liquidity and ability to finance the parties' exploration, development, and acquisition activities, ability to make and integrate acquisitions, ability to successfully and economically explore for and develop crude oil, natural gas and NGL resources, estimates of future production, anticipated trends in the business, market conditions in the oil and gas industry, the impact of governmental fiscal regulation, including federal, state, local, and foreign host tax regulations, and/or terms, such as that involving the protection of the environment or marketing of production, as well as other regulations, and access to resources; and

  •
  all statements that are not historical facts, which can be identified by the use of forward-looking terminology such as the words "may," "will," "could," "should," "would," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "forecast," "predict," "potential," "pursue," "target" or "continue," the negative of such terms or variations thereon, or other comparable terminology, or by discussions of strategy or trends.

        The management of Cimarex and Resolute believe that these forward-looking statements are reasonable and have made assumptions regarding, among other things, future demand and market prices of crude oil, natural gas and NGLs, operating, general and administrative costs, financial and economic market conditions and legislative, regulatory and/or market developments. The future and assumptions about the future cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors, risks and uncertainties that could cause actual results to differ include:

  •
  the ability to obtain the requisite Resolute stockholder approval and complete the merger;

  •
  the risk that Cimarex or Resolute may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

  •
  the risk that an event, change or other circumstances could give rise to the termination of the proposed merger;

  •
  the risk that a condition to closing of the merger may not be satisfied;

  •
  the timing to consummate the proposed merger;

  •
  the risk that the businesses will not be integrated successfully;

  •
  the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected;

  •
  the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Cimarex common stock or Resolute common stock;

  •
  the risk that the merger may not be accretive, and may be dilutive, to Cimarex's earnings per share, which may negatively affect the market price of Cimarex shares;

  •
  the possibility that Cimarex and Resolute will incur significant transaction and other costs in connection with the merger, which may be in excess of those anticipated by Cimarex or Resolute;

  •
  the outcome of any litigation related to the proposed transaction;

  •
  disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers;

  •
  the diversion of management time on merger-related issues;

  •
  the volatility in commodity prices for crude oil, natural gas and NGLs;

  •
  the presence or recoverability of estimated reserves;

  •
  the ability to replace reserves;

  •
  environmental risks;

  •
  drilling and operating risks;

  •
  exploration and development risks;

  •
  competition;

  •
  government regulation or other actions;

  •
  the ability of management to execute its plans to meet its goals;

  •
  other risks inherent in Cimarex's and Resolute's businesses that are discussed in Cimarex's and Resolute's most recent annual reports on Form 10-K, respectively, and in other Cimarex and Resolute reports on file with the SEC; and

  •
  those set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled "Risk Factors" beginning on page 29.

        You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Cimarex nor Resolute undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date that they were made or to reflect the occurrence of unanticipated events.

        Additional factors, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, Current Reports on Form 8-K and other filings Cimarex makes with the SEC, which are incorporated herein by reference, and in Resolute's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, Current Reports on Form 8-K and other filings Resolute makes with the SEC, which are incorporated herein by reference. For additional information, see "Risk Factors" and "Where You Can Find More Information" beginning on pages 29 and 178, respectively.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Cimarex and Resolute. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Transaction Structure

        At the effective time of the first merger, Merger Sub 1, will merge with and into Resolute. As a result of the first merger, the separate corporate existence of Merger Sub 1 will cease, and Resolute will continue as the surviving entity and as a wholly owned subsidiary of Cimarex. After completion of the first merger, Resolute will merge with and into Merger Sub 2. Upon completion of the second merger, the separate corporate existence of Resolute will cease, and Merger Sub 2 will continue as the surviving entity and as a wholly owned subsidiary of Cimarex.

Consideration to Resolute Stockholders

        As a result of the merger, each share of Resolute common stock issued and outstanding immediately prior to the first merger (other than Resolute common shares held in treasury and Resolute common shares held by stockholders who properly comply in all respects with the provisions of Section 262 DGCL as to appraisal rights, but including each Resolute equity award that has been converted into the right to receive the merger consideration), will be converted into the right to receive, at the election of the Resolute stockholder (including the holder of each Resolute equity award that has been converted), subject to proration; (i) the mixed election consideration of cash equal to $14.00, without interest, and 0.2366 shares of Cimarex common stock; (ii) the cash election consideration of cash equal to $35.00, without interest, or (iii) the stock election consideration of 0.3943 shares of Cimarex common stock. Also in the merger, each share of Resolute preferred stock issued and outstanding immediately prior to the effective time of the merger will be exchanged for one share of new Cimarex preferred stock.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute equity award that has been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale prices for the Cimarex shares on November 16, 2018. The proration of the merger consideration payable to Resolute stockholders in the merger will not be known until Cimarex tallies the results of the elections made by Resolute stockholders (including holders of certain Resolute equity awards that have been converted), which may not occur until near the closing of the merger.

        Resolute stockholders will not be entitled to receive any fractional shares of Cimarex common stock in the merger, and no Resolute stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Cimarex common stock. Resolute stockholders that would have otherwise been entitled to receive a fractional share of Cimarex common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of such fractional part of a share of Cimarex common stock multiplied by the volume weighted average price of Cimarex common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by The Wall Street Journal.

        Neither Resolute nor Cimarex is making any recommendation as to whether a Resolute stockholder should elect to receive the mixed election consideration, the cash election consideration or the stock election consideration. If you are a Resolute stockholder, you must make your own decision with respect to this election and seek the advice of your own attorneys, financial advisors and/or accountants.

Background of the Merger

        Resolute's management and the Resolute board regularly review Resolute's performance, prospects and strategy in light of changing business and economic conditions and developments in the oil and gas exploration and production ("E&P") sector, particularly in West Texas's Permian Basin region where Resolute's assets and operations are located. A routine part of that process is to understand the environment for strategic activity, such as mergers, acquisitions or divestitures, at both a corporate and asset level. These regular reviews frequently include information provided to the board and management by independent advisors to Resolute, including financial advisors and lawyers. Resolute also has a longstanding practice of maintaining an active dialogue with its stockholders regarding Resolute and actively considering input that could advance Resolute's goal of enhancing stockholder value. In the course of some of these discussions, during 2017 and 2018 certain Resolute stockholders suggested that Resolute consider, among other things, exploring various strategic alternatives, including those noted above.

        The Cimarex board and Cimarex management periodically review opportunities to increase Cimarex's drilling inventory, reserves and production through acquisitions as well as dispositions of non-strategic assets that both meet its strategic and financial objectives and enhance its stockholder value.

        Monarch is one of the stockholders with which Resolute has maintained an ongoing dialogue, starting in 2015 with Monarch's initial investment in Resolute. Late in 2017, Richard F. Betz, Resolute's Chief Executive Officer, had several telephonic meetings with Monarch to discuss its views. On January 24, 2018, Monarch, which at that time reported ownership of approximately 9.2% of Resolute's outstanding shares, sent a letter to Mr. Betz, and the Resolute board demanding that Resolute: (i) "[i]ncrease stockholder representation on the Board through the immediate appointment of two Monarch-designated directors"; (ii) "[f]orm a committee of the Board consisting of the two Monarch-designees and one other independent director to explore strategic transactions, including a potential sale of Resolute or combination with another company"; and (iii) "[e]ngage a reputable financial advisor with deep industry expertise and relationships to assist the newly formed committee and Board in evaluating and executing on potential transactions." On January 26, 2018, Monarch filed a Schedule 13D with the SEC publicly disclosing its January 24, 2018 letter.

        On January 29, 2018, Kimmeridge Energy Management Co. ("Kimmeridge"), which at the time claimed to own approximately 4.9% of Resolute's outstanding shares, publicly voiced support for Monarch's proposal set forth in its January 26, 2018 Schedule 13D filing, including Monarch's demands for seats on the Resolute board and a merger.

        On February 5, 2018, Fir Tree Capital Management LP, which at the time reported ownership of approximately 9% of Resolute's outstanding shares and shares issuable upon conversion of Resolute preferred stock, filed a Schedule 13D in support of the proposal set forth in Monarch's January 26, 2018 Schedule 13D filing.

        On February 7, 2018, VR Global Partners, L.P. ("VR"), which at the time reported ownership of approximately 5% of Resolute's outstanding shares and shares issuable upon conversion of Resolute preferred stock, filed a Schedule 13D also noting support of the proposal set forth in Monarch's January 26, 2018 Schedule 13D filing.

        Resolute engaged Petrie Partners and Goldman Sachs on January 22, 2018 and February 16, 2018, respectively, as financial advisors with respect to shareholder activism defense services.

        In February 2018, the CEO of a large-cap multi-basin oil and gas company ("Company X") held a meeting with Petrie Partners, at which the CEO of Company X indicated an interest in exploring a potential business combination with Resolute. On February 7, 2018, Resolute entered into a customary non-disclosure and standstill agreement with Company X, and thereafter the two companies' senior management teams met and exchanged non-public information. Over the ensuing months, Company X's senior management team met several times with Petrie Partners to discuss a range of topics and expressed varying levels of continued interest in Resolute until, as noted below, September 2018 when Company X informed representatives of Petrie Partners that it was not interested in pursuing a business combination with Resolute. Company X never made a proposal to acquire Resolute.

        From late January through mid-May 2018, members of Resolute's senior management team held discussions with Monarch and with other stockholders to better understand their views regarding Resolute, its prospects and its governance. During this period, the Resolute board met on several occasions, together with members of Resolute's senior management and representatives of its financial advisors, Petrie Partners and Goldman Sachs, as well as its legal advisors, Arnold & Porter Kaye Scholer LLP ("Arnold & Porter") and Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), to discuss the status of discussions of Resolute's senior management with, and input received from, Resolute's stockholders, including Monarch, and to review and discuss Resolute's performance, competitive positioning and potential strategic alternatives.

        At a May 15, 2018 telephonic board meeting, at which Resolute executive management and representatives of Petrie Partners, Goldman Sachs, Arnold & Porter and Wachtell Lipton were also in attendance, the Resolute board determined that it would be in the best interests of Resolute and its stockholders to enter into an agreement with Monarch pursuant to which, among other things: (i) the size of the Resolute board would be expanded from eight to eleven members; (ii) Joseph Citarrella, Managing Principal of Monarch, Wilkie S. Colyer, Jr., Principal of Goff, a long-term investor in Resolute, and Robert J. Raymond, founding member and portfolio manager of RCH, also a long-term investor in Resolute, would be appointed to the Resolute board effective as of May 15, 2018; and (iii) Resolute would seek stockholder approval, at Resolute's 2018 Annual Meeting of Stockholders, to amend its certificate of incorporation to provide for the declassification of the Resolute board, which approval was subsequently obtained. In addition, based on its updated assessment of the prevailing industry, macroeconomic and commodity price environment, and taking into account the input of its financial and legal advisors and stockholders, the Resolute board also determined to promptly conduct, with the assistance of its financial advisors, an in-depth review of Resolute's business plan, competitive positioning and any potential strategic alternatives that could enhance Resolute's goal of creating stockholder value. Also on May 15, 2018, following the Resolute board meeting, Resolute issued a press release publicly disclosing the agreement with Monarch and announcing Resolute's intention to conduct its in-depth strategic review.

        On May 22, 2018, the Resolute board met telephonically, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs and Arnold & Porter, to, among other things, engage Petrie Partners and Goldman Sachs to conduct the strategic review discussed at the May 15, 2018 meeting and discuss the scope and process for the review. The Resolute board selected Petrie Partners based on its long-standing relationship with Resolute, its reputation in the energy industry, its oil and gas industry knowledge and its deep experience in providing investment banking and merger and acquisition advisory services to companies operating in the energy industry generally and in the E&P sector specifically. The Resolute board selected Goldman Sachs based on its international reputation and its experience in providing investment banking and merger and acquisition advisory services, including to companies in the energy industry and in the E&P sector. The Resolute board also selected Goldman Sachs because it is a major investment banking firm that had not previously provided such services to Resolute, and therefore could provide a fresh analysis of Resolute's position.

        From the May 22, 2018 Resolute board meeting through late July 2018, Resolute management, with the assistance of Petrie Partners and Goldman Sachs, reviewed and analyzed Resolute's business plan, competitive positioning and potential strategic alternatives. During this period, Resolute's management maintained its focus on the execution of Resolute's business plan while continuing to engage in dialogue with Resolute's stockholders and advisors regarding Resolute's strategy and business.

        On June 14, 2018, Kimmeridge filed a Schedule 13D with the SEC, which at the time reported ownership of approximately 7% of Resolute's outstanding shares, noting Kimmeridge's support of the agreement between Resolute and Monarch regarding a review of potential strategic alternatives for Resolute.

        On August 1, 2018, the Resolute board met in person, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs and Arnold & Porter to receive independently developed presentations from Petrie Partners and Goldman Sachs and to discuss Resolute's business plan, competitive positioning, and a wide range of potential strategic alternatives, including, among other things, potential merger, sale, acquisition, or business combination transactions. Resolute expected to see significant production growth resulting from its drilling program in the Delaware Basin region of the Permian Basin, and the Resolute board believed that this production growth was not fully reflected in Resolute's stock price. In light of the challenging conditions for mergers and acquisitions activity in the E&P sector, the Resolute board determined to continue to actively monitor and evaluate all potential strategic alternatives while also having Resolute pursue its drilling program in the Delaware Basin.

        On August 6, 2018, Resolute issued a press release reporting its second quarter operating and financial results. That release publicly reiterated the Resolute board's determination to continue to actively monitor market opportunities and to evaluate a range of potential strategic alternatives.

        On August 8, 2018, representatives of Petrie Partners met with Thomas Jorden, President and CEO of Cimarex. During that meeting, among other things, the Petrie Partners representatives discussed with Mr. Jorden Resolute's August 6, 2018 press release and noted the geographic proximity of Resolute's properties to Cimarex's Reeves County properties.

        Following the August 8, 2018 meeting between Petrie Partners and Mr. Jorden, Cimarex's Asset Evaluation Team conducted an analysis of Resolute and its Reeves County properties using publicly available data. In this analysis, Cimarex applied its knowledge of the area to project future development of stacked opportunities on the Resolute properties based on Cimarex's nearby operations, including Cimarex's spacing pilots, different landing zones for horizontal wells, well completion techniques and production from its wells. Cimarex presented the Resolute opportunity to Cimarex's board and obtained board authorization to pursue discussions with Resolute.

        On August 31, 2018, Mr. Jorden informed representatives of Petrie Partners of Cimarex's interest in a potential business combination transaction with Resolute. Petrie Partners informed Mr. Betz, who in turn discussed Cimarex's verbal expression of interest with Nicholas J. Sutton, Resolute's Executive Chairman, and subsequently with other members of the Resolute board.

        On September 10, 2018, Cimarex and Resolute entered into a customary non-disclosure and standstill agreement enabling confidential discussions between the parties and exchange of non-public information. Also on that date, representatives of senior management from Resolute and Cimarex, along with representatives of Petrie Partners, met in-person to discuss Cimarex's interest in a potential transaction. Cimarex was subsequently provided with certain non-public information concerning Resolute.

        Beginning on September 12 and continuing throughout September 2018, (i) Cimarex performed due diligence on Resolute, and in the course of Cimarex's due diligence, members of Resolute management and representatives of Petrie Partners regularly interacted with representatives of Cimarex and (ii) Cimarex's Asset Evaluation Team updated its valuation and analysis of Resolute and its properties using the non-public information provided by Resolute.

        On September 14, 2018 during a discussion of multiple topics, the CEO of Company X confirmed to representatives of Petrie Partners that it was no longer interested in a business combination with Resolute primarily due to its relatively small acreage footprint and gas-weighted production mix.

        On September 17, 2018, Stephen Bell, Cimarex's Executive Vice President of Business Development, informed a representative of Petrie Partners of Cimarex's continued interest in a transaction, but expressed concern with respect to the potential market response to Resolute's upcoming report of third quarter operating and financial results.

        On September 20, 2018, a representative of Petrie Partners visited by phone with Mr. Jorden to discuss Cimarex's interest in a transaction and the potential terms of any such transaction.

        On October 1, 2018, the Resolute board met telephonically, together with members of Resolute management, to, among other things, receive a report from Mr. Betz on the recent discussions with Cimarex. The Resolute board considered that due to (i) Cimarex's size and financial position, which would permit Cimarex to acquire Resolute without the need for contingencies relating to financing or Cimarex stockholder approval, (ii) the geographic adjacency or proximity of Cimarex's acreage to Resolute's acreage, and (iii) Cimarex's interest and motivation, Cimarex seemed the most logical acquirer of Resolute and the counterparty most likely to offer the most compelling transaction for Resolute and its stockholders. While acknowledging those factors, the Resolute board nevertheless instructed senior management, together with Petrie Partners and Goldman Sachs, to conduct a confidential outreach to a number of other potential counterparties to assess the interest of each of the parties in a potential acquisition of, or business combination transaction with, Resolute.

        On October 4, 2018, Mr. Jorden met in person with Mr. Betz and informed him that Cimarex was not prepared to propose a transaction on financial terms that would provide a premium for Resolute's stockholders to Resolute's then current trading price. The parties discussed maintaining open lines of communication going forward.

        Also on October 4, 2018, Resolute management met with its financial and legal advisors to discuss the extended confidential outreach directed by the Resolute board. In consultation with the financial advisors, Resolute management identified select companies and instructed the financial advisors to contact those companies to determine their level of interest in a business combination transaction with Resolute, should Resolute decide to pursue such a transaction.

        Between October 4 and October 10, 2018, Resolute and its financial advisors contacted eight other industry participants (excluding Cimarex) identified by Resolute's management with the assistance of its financial advisors, as potentially interested in and capable of engaging in a transaction with Resolute that could be compelling to Resolute's stockholders, in order to determine the interest of each participant in exploring a business combination or acquisition transaction with Resolute. During this time, two additional companies initiated conversation with Resolute regarding a potential combination. The companies contacted by Resolute and its financial advisors included large cap Permian pure-play companies, mid-cap Permian pure-play companies, large cap multi-basin companies and small cap Permian pure-play and multi-basin companies. Two of the eight had been identified by Resolute's management, with the assistance of its financial advisors, as the counterparties most likely to have a high level of interest and capability to efficiently execute a transaction (the "priority potential counterparties").

        By October 23, 2018, five of the contacted parties, including both of the priority potential counterparties, had indicated they were not interested in, or not capable of, pursuing a transaction with Resolute at that time, while three of the contacted parties, none of which was a priority potential counterparty, indicated some interest in exploring further a potential transaction. On October 10, 2018, the Resolute board met telephonically, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs and Arnold & Porter, to discuss, among other things, the ongoing strategic review and the outreaches to potential counterparties.

        On October 11, 2018, Resolute issued a press release reporting its preliminary third quarter operating and financial results and its updated full year 2018 guidance, and stating that, in conjunction with its financial advisors, it continued to monitor Resolute's competitive positioning in the Permian Basin in light of the improving industry conditions, the strong macroeconomic backdrop and the recent transactional activity. The press release further stated that, as part of Resolute's ongoing effort to maximize stockholder value, the Resolute board was engaged in ongoing evaluation of all alternatives available to Resolute, including potential strategic combinations, while Resolute, at the same time, was pursuing its previously announced Delaware Basin drilling program.

        On October 18, 2018, Mr. Bell informed a representative of Petrie Partners of Cimarex's continued interest in a possible transaction.

        On October 19, 2018, Resolute received a letter and accompanying amended Schedule 13D filing from Kimmeridge, which at the time reported ownership of approximately 9.7% of Resolute's outstanding shares, calling for Resolute to, among other things, immediately launch a formal process with the goal of selling or merging Resolute with another Delaware Basin operator before year end.

        On October 19, 2018, Mr. Jorden met with representatives of Petrie Partners and expressed Cimarex's continuing interest. The parties also discussed the possibility of Cimarex documenting specifics of its interest in Resolute in the form of a non-binding letter.

        On October 21, 2018, a representative of Petrie Partners spoke telephonically to representatives of Cimarex's financial advisor to discuss the parameters of a potential transaction between Resolute and Cimarex and the possibility of Cimarex delivering a written indication of its interest in a Resolute transaction, including the possibility of a request for an exclusivity period providing for a period of exclusive negotiations between Resolute and Cimarex.

        On October 22, 2018, Resolute received a letter from Lion Point Capital, LP ("Lion Point"), which at the time reported ownership of approximately 16.9% of Resolute's outstanding shares and economic equivalents, stating its belief that, among other things, Resolute should immediately engage in a comprehensive strategic review, including reaching out to potential buyers and setting up a data room, conducting a full board review of Resolute's business plan and its achievability, and engaging third party advisors to aid in the development of an executable 2019 plan for Resolute. On October 23, 2018, Lion Point subsequently filed a Schedule 13D with the SEC in which it reiterated publicly certain of the positions contained in its letter.

        Also on October 22, 2018, Resolute received a letter from VR, which at the time reported ownership of approximately 4.5% of Resolute's outstanding shares, calling for the Resolute board to immediately launch a formal process aimed at achieving a sale or merger of Resolute in the nearest future and to take all steps to preserve stockholder value in the meantime. On November 1, 2018, VR filed a Schedule 13D/A with the SEC in which it reiterated the positions in its letter.

        During the period between October 10 and 29, 2018, share prices for companies operating in the E&P sector, including the share prices of both Cimarex and Resolute, experienced significant declines, with Cimarex and Resolute share prices declining 19% and 23%, respectively. However, following the filings of the Kimmeridge, Lion Point and VR Schedule 13Ds referred to above, Resolute's share price performed significantly better than the share prices of several of its peers.

        On October 22, 2018, Cimarex held a telephonic board meeting at which management reviewed materials concerning the analysis of a potential acquisition of Resolute, assumptions used in the analysis, and the potential market reaction. Management described the potential acquisition, including possible transaction structures and consideration, transaction costs and upside potential, per share data and the accretive nature of the potential acquisition, and resulting debt assumption and metrics and management's comfort level with those metrics. Following discussion, the Cimarex board authorized management to proceed with a non-binding indication of interest to Resolute and to continue with due diligence and the negotiation of a definitive agreement to acquire Resolute, subject to Cimarex board approval.

        On October 23, 2018, Mr. Jorden transmitted a letter to Mr. Betz with a non-binding indication of Cimarex's interest in acquiring Resolute at a price in the range of $35.00 to $37.00 per Resolute share or an implied exchange ratio in the range of 0.390 to 0.412 Cimarex shares per Resolute share, with the consideration ultimately to be paid in the form of a mutually agreed mix of cash and Cimarex shares. The letter also included a request for a 30-day exclusivity period to finalize a transaction. Later that day, Messrs. Jorden and Betz spoke by telephone to discuss Cimarex's letter.

        On October 25, 2018, the Resolute board met telephonically, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs, Arnold & Porter and Wachtell Lipton to discuss (i) the letters received from Kimmeridge, Lion Point and VR, (ii) Cimarex's indication of interest and Resolute's contact with ten other potentially interested parties, and (iii) to discuss financial analyses prepared by its financial advisors concerning Resolute. The Resolute board determined Resolute should continue to engage with Cimarex regarding a potential transaction, but not grant Cimarex any exclusivity period, prepare to engage with other interested potential counterparties, and further discuss the results of any such conversations at a meeting scheduled for October 30, 2018.

        On October 26, 2018, Messrs. Jorden and Betz spoke by telephone. Mr. Jorden indicated that the volatility in the market made it difficult for the parties to agree to a per share cash valuation for Resolute or relative exchange ratio. Accordingly, the parties determined, subject to authorization by the Resolute board, to first complete due diligence and seek to negotiate the non-financial terms of Cimarex's potential acquisition of Resolute, and then to revisit valuation in the near future. Mr. Jorden stated that because he believed Cimarex's common stock was undervalued in the market, Cimarex likely would prefer any potential transaction in which a majority of the consideration would be paid in cash, and not in Cimarex shares.

        On October 30, 2018, the Resolute board met in person, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs, Arnold & Porter and Wachtell Lipton to discuss Cimarex's indication of interest and recent discussions with Cimarex and the process for engaging with other potentially interested parties, and to discuss financial analyses prepared by Resolute's financial advisors concerning Resolute, and the environment for mergers and acquisitions in the E&P sector. Mr. Betz informed the Resolute board that, due to continued commodity and stock price volatility, valuation discussions with Cimarex had not progressed, but that the parties had discussed the possibility of continuing to engage on due diligence and on the non-financial terms of a potential transaction, The Resolute board also discussed perspectives around the most desirable mix of cash and stock in any transaction with Cimarex. As a result of the meeting, the Resolute board reaffirmed its earlier determination to authorize management (i) to proceed with Cimarex to complete due diligence and to negotiate the non-financial terms of a potential acquisition of Resolute by Cimarex and to engage in valuation negotiations should the opportunity arise, and (ii) to seek to engage with select other potentially interested counterparties, including one additional counterparty to the ten previously contacted, believed to be motivated and capable of engaging in an acquisition of or business combination with Resolute at a valuation level that would be attractive relative to Resolute's stand-alone prospects and competitive with a likely proposal from Cimarex, and to re-contact one of the priority potential counterparties to determine if such party could be persuaded to explore a transaction with Resolute. The other priority potential counterparty had been firm in expressing its lack of interest, and was not re-contacted.

        On October 30 and 31 and November 4 and 5, 2018, representatives from Resolute and Cimarex, along with their respective advisors, conducted in-person meetings as part of the companies' mutual due diligence efforts.

        On October 31, 2018, Resolute received a letter from Wellington Management Company LP ("Wellington"), which at the time reported ownership of approximately 11.8% of Resolute's outstanding shares, calling for the Resolute board to revisit the results of its strategic review. Wellington did not make public the contents of its letter.

        On November 1 and 2, 2018, Resolute's representatives re-contacted a total of six potentially interested companies to determine their interest in a business combination transaction with Resolute. Of the companies contacted, three subsequently entered into customary non-disclosure and standstill agreements with Resolute and subsequently were provided with certain non-public information, including an oil and gas company which signed a non-disclosure agreement dated November 3, 2018 ("Company A"), a second oil and gas company which signed a non-disclosure agreement dated November 6, 2018 ("Company B"), and a third oil and gas company which signed a non-disclosure agreement dated November 5, 2018 ("Company C"). The other three contacted companies indicated they were not interested or not able to pursue a transaction with Resolute at that time. Of the contacted parties that entered into non-disclosure agreements with Resolute, only Cimarex had the size and financial capacity to acquire Resolute without the risks associated with obtaining third party financing, a vote of the acquirer's stockholders, or both.

        Companies A, B and C were offered the opportunity to conduct due diligence, including through access to a virtual data room, to meet with Resolute management and to receive management presentations. Resolute requested that preliminary indications of interest be submitted by November 15, 2018, and Companies A, B and C indicated that they could reach at least an indicative conclusion in such time frame. Throughout early November 2018, members of Resolute management and representatives of Petrie Partners and Goldman Sachs regularly interacted with representatives of Companies A, B and C.

        On November 1, 2018, Kimmeridge, which at the time reported ownership of approximately 11.9% of Resolute's outstanding shares, filed an amendment to its Schedule 13D with the SEC in which it stated that it intended to communicate with Resolute's management and board about a broad range of operational and strategic matters and to communicate with other stockholders or third parties, including potential acquirers, service providers and financing sources regarding the foregoing.

        On November 1, 2018, the Resolute board met telephonically, together with members of Resolute management and a representative of Arnold & Porter to discuss the Schedule 13Ds filed by Kimmeridge and VR and to receive an update on discussions with Cimarex and on Resolute's outreach to the six potentially interested parties, including Companies A, B and C.

        On November 5, 2018, Resolute issued a press release reporting its third quarter operating and financial results, acknowledging receipt of letters from certain stockholders and confirming its continued appreciation of stockholder communications and consideration of stockholder input to advance Resolute's goal of enhancing stockholder value. Resolute stated that with the assistance of its financial advisors, the Resolute board was continuing its in-depth review of Resolute's competitive positioning while actively exploring all alternatives available to Resolute, including potential strategic combinations.

        On November 8, 2018, at Resolute's request, the senior management from Resolute and Cimarex, along with representatives of Petrie Partners, Goldman Sachs and Cimarex's financial advisor, held an in-person meeting in which Cimarex management provided a detailed business, asset and operations overview of Cimarex.

        On November 8, 2018, the Resolute board met telephonically, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs, Arnold & Porter and Wachtell Lipton to discuss recent communication and interaction with Cimarex and the other potential strategic transaction partners.

        On November 9, 2018, Akin Gump Strauss Hauer & Feld LLP ("Akin Gump"), Cimarex's legal advisor, sent Arnold & Porter an initial draft merger agreement. The draft indicated that as a condition to Cimarex's willingness to engage in a transaction with Resolute, Cimarex would require that, concurrently with the execution of any merger agreement between Cimarex and Resolute, the three Resolute stockholders represented on the Resolute board, Monarch, Goff and RCH, as well as three executives of Resolute, Messrs. Betz and Sutton and Theodore Gazulis, Resolute's Chief Financial Officer, and each of their respective affiliates (collectively, the "voting agreement parties") enter into customary individual voting agreements pursuant to which such persons would commit to vote their Resolute common shares in favor of the transaction provided for in any such merger agreement entered into between Cimarex and Resolute and against competing or alternative transactions. In the aggregate, the voting agreement parties reported ownership of approximately 26% of Resolute's outstanding voting power as of November 18, 2018. From November 9, 2018, through the evening of November 18, 2018, Cimarex and Resolute and their respective legal advisors negotiated the non-financial terms of the merger agreement and continued mutual due diligence. Also during this period, based on an initial draft provided by Cimarex, Cimarex's and Resolute's respective legal advisors negotiated a mutually acceptable form of voting agreement, and Cimarex, with the consent of Resolute's board, negotiated the final form of voting agreement with each of the voting agreement parties.

        During the first half of November 2018, Cimarex's and Resolute's respective stock prices had returned to the levels generally prevailing in mid-October prior to their respective late-October declines.

        On November 12, 2018, Messrs. Betz and Michael Stefanoudakis, Resolute's Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary, met with Mr. Jorden. Cimarex confirmed its continuing interest in pursuing a transaction but was not yet prepared to make an offer with respect to financial terms of a transaction.

        On November 12 and 13, 2018, representatives from Resolute conducted in-person due diligence meetings with representatives from Company A and Company C, respectively. Company B declined Resolute's offer of an in-person meeting.

        On or about November 14, 2018, Company B indicated to Petrie Partners that it was unsure of its interest in engaging in a transaction with Resolute and would be weeks away from reaching a conclusion as to its level of interest.

        On November 15, 2018, Company A's Chief Executive Officer and another member of senior management met with Messrs. Betz, Stefanoudakis and Gazulis and communicated to Resolute that Company A was not in a position to pursue a transaction with Resolute now or in the near future.

        On November 15, 2018, Messrs. Betz and Stefanoudakis met with Messrs. Jorden and Bell to discuss financial terms. Mr. Jorden communicated a verbal proposal for an acquisition transaction that would value Resolute at $35.00 per share, with 50% of the consideration to be paid in cash and 50% to be paid in the form of Cimarex stock.

        On November 16, 2018, the Resolute board met telephonically, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs, Arnold & Porter and Wachtell Lipton to discuss the verbal offer received from Cimarex and the status of discussions with Companies A and B. Company C had not yet provided any definitive feedback but had indicated that it would communicate with Resolute senior management by the end of that day. Representatives of Petrie

Partners and Goldman Sachs discussed their respective financial analyses concerning the Cimarex proposal and a potential combination with Cimarex. The Resolute board also discussed a potential combination with Company C should it submit a proposal and Resolute's stand-alone prospects. As a result of this meeting, the Resolute board instructed Resolute's management and advisors to proceed with negotiation of definitive transaction documents with Cimarex while also authorizing management and the advisors to seek an improvement from Cimarex through increased price or increased percentage of stock versus cash in the mix of consideration or both and leaving open the possibility that Company C would make a competing proposal.

        Later on November 16, 2018, Mr. Stefanoudakis contacted Mr. Bell to seek an improvement in the proposed transaction consideration. Mr. Bell stated that Cimarex was not willing to increase its proposed valuation and that Resolute should consider the proposed $35.00 per share valuation to be Cimarex's best and final offer. Mr. Bell indicated that though Cimarex preferred a higher percentage of cash and viewed a 50%/50% mix as appropriate, he believed Cimarex would be willing to increase the stock component of the consideration to as high as 60% (from 50%), with the remaining 40% to be paid in cash. Messrs. Jorden and Betz later spoke telephonically, and Mr. Jorden confirmed that Cimarex's best and final offer was $35.00 per share in total value, to be paid 60% in stock and 40% in cash.

        Also on November 16, 2018, a representative of Company C contacted Goldman Sachs to inform Resolute that Company C would not be submitting an indication of interest.

        In the afternoon of November 18, 2018, the Resolute board met telephonically, together with members of Resolute management and representatives of Petrie Partners, Goldman Sachs, Arnold & Porter and Wachtell Lipton. Representatives of Wachtell Lipton presented to the board a detailed summary of the terms of the negotiated form of merger agreement and form of voting agreement to be entered into between Cimarex and each of the voting agreement parties and reviewed the outcome of negotiations with Cimarex's counsel. Representatives of Arnold & Porter reviewed the directors' fiduciary duties in evaluating and approving the potential transaction. Representatives of Petrie Partners and Goldman Sachs discussed with the directors their respective financial analyses of the proposed transaction. After discussion among the Resolute board and Resolute's advisors, representatives of Petrie Partners delivered its oral opinion, confirmed by delivery of a written opinion dated November 18, 2018, to the Resolute board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of such date, the aggregate consideration to be paid to the holders of Resolute common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders, and representatives of Goldman Sachs delivered its oral opinion, confirmed by delivery of a written opinion dated November 18, 2018, to the Resolute board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of such date, the aggregate consideration to be paid to the holders (other than Cimarex and its affiliates) of Resolute common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. See the sections entitled "—Opinion of Petrie Partners, Resolute's Financial Advisor" and "—Opinion of Goldman Sachs, Resolute's Financial Advisor" for more information.

        After carefully considering the proposed terms of the transaction and the voting agreements, and taking into consideration the matters discussed during that meeting and the numerous prior meetings of the Resolute board, including the factors described under the sections entitled "—Recommendation of the Resolute Board and Resolute's Reasons for the Merger," the Resolute board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, Resolute and its stockholders; (ii) adopted and approved the merger agreement and the transactions contemplated thereby; (iii) directed that the merger agreement be submitted to Resolute's common stockholders for approval; and (iv) resolved to recommend the approval of the merger agreement and the transactions contemplated thereby by Resolute common stockholders.

        Also on November 18, 2018, the Cimarex board met together with management and representatives of Akin Gump and Cimarex's financial advisor. Management reviewed its updated analysis of a potential acquisition of Resolute, assumptions used in the analysis, and planned investor communications and potential market reaction. Francis Barron, Cimarex's Senior Vice President—General Counsel, presented to the Cimarex board a detailed summary of the terms of the negotiated form of merger agreement and form of Voting Agreement to be entered into between Cimarex and each of the Resolute VA Stockholders. The Cimarex board reviewed the possible benefits and risks of the merger to Cimarex and its stockholders and considered, among other things, (i) the presentations and information presented to the Cimarex board by Cimarex's management and (ii) other factors the Cimarex board deemed relevant in connection with the merger. The Cimarex board determined that the merger, merger agreement and voting agreements were fair to, advisable, and in the best interests of, Cimarex and its stockholders, and the merger, merger agreement and Voting Agreements were authorized, approved and adopted in all respects.

        Following the approval of the Resolute board and the Cimarex board, respectively, of the merger and the merger agreement, during the evening of November 18, 2018, Resolute and Cimarex finalized and executed the merger agreement and the voting agreement parties executed the voting agreements. Early on November 19, 2018, Cimarex and Resolute issued a joint press release announcing execution of the merger agreement.

Rationale for the Merger

        In the course of their discussions, both Cimarex and Resolute identified substantial potential strategic and financial benefits of the proposed merger. This section summarizes the principal potential strategic and financial benefits that the parties expect to realize in the merger. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see "Risk Factors" beginning on page 29.

        Cimarex believes that Resolute's assets are a strategic fit with its existing Reeves County, Texas position and will allow the combined company, as a leader in the Delaware Basin, to leverage Cimarex's knowledge and improve returns over a broader asset base for the benefit of both Cimarex and Resolute stockholders.

        Resolute believes that the transaction provides its stockholders with substantial and immediate value, as well as the opportunity to participate in the significant upside potential for the combined company.

        The following are a few of the key compelling and strategic benefits of the transaction:

  •
  Consistent with Disciplined Investment and Capital Allocation Strategy:  Cimarex utilized its disciplined returns-driven approach in analyzing the Resolute assets, employing Cimarex's strong balance sheet to optimize the cost of capital. Cimarex believes the returns on the acquired assets are attractive and are competitive with those in Cimarex's existing portfolio.

  •
  Operational Excellence Results in Productivity Gains:  Through the application of sound, idea-driven science, Cimarex has shown significant well productivity gains in this area over the past three years. Cimarex expects to apply these learnings to the acquired properties in the future. Factors that drive productivity include completion design, optimization, landing zone and spacing and well configuration.

  •
  Increases Scale of Key Delaware Basin Asset:  Cimarex's net acres in Reeves County, Texas, increase 34% with the addition of the Resolute 21,100 net acres.

  •
  Financially Accretive:  The transaction is expected to be accretive to Cimarex's 2019 earnings per share and cash flow per share.

Cimarex's Reasons for the Merger

        In evaluating the merger, in addition to the specific reasons described under "—Rationale for the Merger" beginning on page 49, the Cimarex board considered a variety of factors, including the following (which are not necessarily presented in order of relative importance):

  •
  Cimarex's knowledge of Resolute's Reeves County acreage, which is mostly contiguous acreage, as well as its business, operations, financial condition, earnings and prospects, taking into account Resolute's publicly-filed information and the results of Cimarex's due diligence review of Resolute.

  •
  Cimarex's technical evaluation of Resolute assets, which included the following:

  •
  geologic analysis and interpretations of the Delaware Wolfcamp formation to identify undeveloped inventory by geologic horizon;

  •
  analysis of existing wells and Cimarex's offset performance to prepare forecasts for all Resolute producing wells;

  •
  development of normalized type curves for Wolfcamp to create cases for long lateral wells;

  •
  development of an economic model to perform discounted cash flow analysis of Resolute properties and calculated present value for numerous potential development scenarios at a variety of product, price and cost scenarios; and

  •
  implementation of a technology model with Cimarex's knowledge of landing zones and spacing and well developments.

  •
  The prevailing macroeconomic conditions, and the economic environment of the industries in which Cimarex and Resolute operate, which Cimarex viewed as supporting the rationale for seeking a strategic transaction in the Delaware Basin that should create a stronger combined company that will be better positioned to benefit from future growth in the general U.S. economy and the potential for higher future crude oil and natural gas prices.

  •
  Cimarex's expectation that the increased scale and resources of Cimarex in the Delaware Basin following the merger will produce savings from Resolute's higher interest expense and general administrative cost savings.

  •
  The variety of risks, uncertainties and other potential factors, including but not limited to the timing of completion, if at all, of the merger, the attention and diversion of Cimarex's management to implement and integrate the assets and the impact of the merger on Cimarex's existing and future debt financing arrangements as well as various other risks described in the section entitled "Risk Factors" beginning on page 29.

  •
  Cimarex's expectation that the significant portion of the acquired assets held by production and current takeaway capacity will allow for development optimization in the Delaware Basin.

  •
  The recommendation of the merger by Cimarex's management team that will continue to lead the combined company with its strong record to drive growth and create value for its stockholders.

  •
  The assistance of a financial advisor to the Cimarex board.

  •
  The voting agreements entered into by Cimarex with certain directors, officers and investors, which collectively beneficially own approximately 26% of the outstanding Resolute common shares as of November 18, 2018 and have agreed to vote in favor of the merger. For additional information see "—Voting Agreements" beginning on page 81.

  •
  The limited circumstances in which the Resolute board may terminate the merger agreement or change its recommendation that the Resolute stockholders approve the merger proposal, and if the merger agreement is terminated by Cimarex as a result of a change in recommendation of the Resolute board or by Resolute in order to enter in a definitive agreement with a third party providing for the consummation of a Resolute superior proposal, then in each case Resolute has agreed to pay Cimarex a termination fee of $35.9 million. For additional information, see the section entitled "The Merger Agreement—Termination" beginning on page 123.

  •
  If the merger agreement is terminated by either party because Resolute stockholders have not approved the merger proposal, Resolute has agreed to pay Cimarex an expense reimbursement fee of $7.5 million. For additional information, see the section entitled "The Merger Agreement—Termination" beginning on page 123.

  •
  The strong commitment on the part of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement.

        The Cimarex board considered all of these and other factors as a whole and unanimously concluded that they supported a determination to approve the merger agreement and the transactions contemplated thereby, including the payment of cash and the issuance of shares of Cimarex common stock in connection with the merger. The foregoing discussion of the information and factors considered by the Cimarex board is not exhaustive or intended to be quantified, ranked or otherwise assigned relative weights to the specific factors that it considered in reaching its decision.

Resolute Board Recommendation and Its Reasons for the Merger

        At a meeting on November 18, 2018, the Resolute board, by unanimous vote, (i) determined that the merger agreement and the transactions contemplated thereby, including the first merger, are advisable, fair to and in the best interests of Resolute and its stockholders; (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the first merger; and (iii) resolved to recommend the approval of the merger agreement and the transactions contemplated thereby, including the first merger, by Resolute's common stockholders.

        In evaluating the merger and reaching its conclusions and recommendation, the Resolute board consulted with Resolute's management, as well as Resolute's legal and financial advisors, and considered the following factors that weighed in favor of the merger:

  •
  Attractive Consideration.  The value of the consideration to be received by Resolute stockholders represented a premium relative to the market prices of Resolute common stock prior to the Resolute board's approval of the merger and relative to the Resolute board's assessment of the value that would likely be generated if Resolute continued as an independent entity, taking into account the risks, costs and uncertainties associated with continuing as an independent entity and executing on its drilling plans. In this regard, the Resolute board considered that:

  •
  based on the closing price of Cimarex common stock of $88.76 on November 16, 2018, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $35.00 per share of Resolute common stock, a premium of 14.8% to the $30.49 closing trading price of Resolute common stock on November 16, 2018 and a premium of 17.3% to the volume weighted average price of Resolute common stock of $29.83 for the 30 trading days ended November 16, 2018;

  •
  60% of the merger consideration will, in the aggregate, be paid in the form of Cimarex common stock, providing Resolute stockholders who receive such shares the opportunity to participate in the expected future earnings and growth of the combined company and in any future appreciation in the value of Cimarex common stock following the merger.

    •
    40% of the merger consideration will, in the aggregate, be paid in cash, providing Resolute stockholders the opportunity to receive immediate cash value for a portion of their Resolute common shares.

    •
    Subject to proration to preserve the overall mix of 0.2366 Cimarex common shares and $14.00 in cash for each Resolute common share outstanding at the time the transaction is completed, Resolute stockholders will have the opportunity to elect to receive their merger consideration (i) entirely in the form of Cimarex stock, at a stock election exchange ratio of 0.3943 Cimarex share for each Resolute share, (ii) entirely in cash, at a price of $35.00 per share, or (iii) in a mix of 0.2366 Cimarex common shares and $14.00 in cash for each Resolute common share held;

    •
    The fact that the stock election exchange ratio and the mixed election exchange ratio are fixed and therefore the value of the consideration payable to Resolute stockholders could increase if the market price of Cimarex common shares increases prior to the closing of the merger.

  •
  Benefits of Continued Equity Participation in a Stronger Combined Company.  The belief of the Resolute board that the combined company resulting from a merger of Cimarex and Resolute would be better positioned than Resolute on a standalone basis to withstand operational, financial and energy market risks and generate earnings and growth for Resolute stockholders who receive Cimarex common shares in the merger, for reasons including:

  •
  significant operational synergies from combining the companies' acreage positions given the geographic adjacency or proximity of Cimarex's and Resolute's assets in the Delaware Basin region of the Permian Basin;

  •
  significant primary and secondary synergies including cost savings in the drilling, completing and equipping of wells, in general and administrative expense, in lease expense reduction and from economies of scale compared to Resolute on a standalone basis;

  •
  the expectation that Cimarex is expected to maintain an industry-leading cost structure;

  •
  the fact that Cimarex has, and after the merger is expected to continue to have, a stronger, less-leveraged balance sheet and financial position than does Resolute, greater access to and a lower cost of capital, and an investment grade credit rating; and

  •
  the combined company will be many times larger than Resolute on a standalone basis and will have greater ability as a larger enterprise to withstand commodity price volatility and other industry-specific and macro-economic risks.

  •
  Superior Alternative to Continuing Resolute on an Independent, Standalone Basis.  The Resolute board determined that entering into the merger agreement with Cimarex provided the best alternative for maximizing stockholder value reasonably available to Resolute, including when compared to continuing to operate on a standalone basis in light of certain identifiable risks associated with continuing to operate as a standalone company, such as:

  •
  the risk that, as the performance of Permian Basin producers becomes more dependent on the most efficient development of existing resources and less dependent on the acquisition and discovery of new resources, Resolute may become less competitive, on a relative basis, compared with larger Permian Basin producers, due to the scale-related advantages available to larger companies;

  •
  the risk that, given the increasingly capital intensive nature of its development activities, it will be difficult for Resolute to attract the capital necessary to grow its production and reserves, and that in view of its smaller acreage footprint it is less likely to be able to develop the scale of its Permian Basin competitors; and

    •
    the risks that (i) Resolute may not be able to continue to withstand significant volatility in the prices of underlying commodities or basis differentials, (ii) Resolute may not be able to withstand prolonged basis differential pressure or be able to successfully negotiate agreements to mitigate basis differential risks, (iii) Resolute may not be able to withstand other industry-specific and macro-economic risks or lack of success or delays in success in its drilling program, (iv) the capital or financing needed to refinance existing indebtedness, including its senior notes due 2020 and its bank credit facility, may not be available on acceptable or attractive terms, (v) Resolute experiences reduction in the borrowing base under its revolving credit facility, leaving it without the required liquidity to continue as a standalone company, and (vi) Resolute may not be able to continue to attract and retain key personnel, including high quality senior management and employees, as larger companies gain competitive advantage in the industry.

  •
  Strategic Review Process.

  •
  The Resolute board considered that (i) although Resolute's intention to review and consider its strategic alternatives had been publicly announced on multiple occasions during the period from May 2018 through November 2018, and (ii) during the fall of 2018, Resolute engaged in an organized process to solicit indications of interest for a business combination with or acquisition of Resolute, including contacting a total of 13 industry participants and entering into non-disclosure agreements with four of such industry participants, no indications of interest or proposals ultimately were received from any company or entity other than Cimarex.

  •
  In the course of conducting its strategic review, the Resolute board considered that due to Cimarex's size and financial position, which would permit Cimarex to acquire Resolute without the need for contingencies relating to financing or Cimarex stockholder approval, the geographic adjacency or proximity of Cimarex's acreage to Resolute's acreage, and Cimarex's interest and motivation, Cimarex seemed the most logical acquirer of Resolute and the counterparty most likely to offer the most compelling transaction for Resolute and its stockholders.

  •
  During the period in October 2018 during which Resolute was engaged in transaction discussions and due diligence with Cimarex and concurrently soliciting indications of interest from other potential transaction partners, the Resolute board received communications from several of Resolute's large stockholders, including receiving separate letters from four stockholders representing in the aggregate more than 40% of Resolute's outstanding shares, in which such stockholders in varying terms strongly urged Resolute to immediately commence a process to explore a merger transaction or sale of Resolute in the immediate term. Based on these communications, the Resolute board had reason to believe that stockholders would be in favor of this transaction.

  •
  Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal.  The Resolute board considered that:

  •
  subject to compliance with certain procedures and waiting periods and the payment to Cimarex of a termination fee, the Resolute board may terminate the merger agreement in order to accept an unsolicited superior proposal from a third party;

  •
  subject to compliance with certain procedures and waiting periods, the Resolute board may withdraw or change its favorable recommendation of the merger if the Resolute board determines in good faith (after consultation with its outside financial and legal advisors)

      that a Resolute competing proposal is a superior proposal or, with respect to an intervening event, the failure to take such action would be reasonably likely to be inconsistent with the Resolute board's fiduciary obligations;

    •
    under certain circumstances, Resolute may furnish information and enter into discussions or negotiations with respect to unsolicited Resolute competing proposals that may be received from third parties; and

    •
    while the merger agreement contains a termination fee of $35.9 million that Resolute would be required to pay to Cimarex in certain circumstances, including if (i) Cimarex terminates the merger agreement in connection with a change in the Resolute board's recommendation to Resolute's stockholders with respect to approval of the merger agreement or (ii) if Resolute terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, the Resolute board believed that the termination fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

  •
  Stockholder Support.  The Resolute board considered that three of Resolute's largest stockholders, Monarch, Goff and RCH, whose representatives on the Resolute board were fully engaged and informed throughout the process and whose ownership in the aggregate is approximately 21% of Resolute's outstanding shares as of November 18, 2018, viewed the transaction favorably and were willing to enter into the voting agreements as a sign of their support. In addition, certain members of Resolute management agreed to enter into voting agreements to support the transaction, bringing the aggregate ownership of those executing voting agreements to approximately 26% of Resolute's outstanding shares as of November 18, 2018. The Resolute board also considered the terms of the voting agreements, which the Resolute board believed to be customary and which do not interfere with the ability of the Resolute board to terminate the merger agreement in order to accept an unsolicited superior proposal from a third party.

  •
  Volatility of Market Conditions.  Because of the Resolute board's understanding of, and management's review of, overall market conditions, including then-current and prospective commodity prices and the current and historical trading prices for Resolute and Cimarex common stock, the Resolute board determined that, in light of these factors, the timing of the potential transaction was favorable to Resolute.

  •
  Tax Considerations.  The Resolute board considered that the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code with the result that U.S. holders of shares of Resolute common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Cimarex common stock.

  •
  Receipt of Fairness Opinions and Presentations from Petrie Partners and Goldman Sachs.  The Resolute board considered the (i) financial analyses and presentations of Petrie Partners to the Resolute board, and Petrie Partners' related written opinion, dated as of November 18, 2018, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinions, the aggregate consideration to be of the Resolute common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders and (ii) financial analyses and presentations of Goldman Sachs to the Resolute board, and Goldman Sachs' related written opinion, dated as of November 18, 2018, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinions, the aggregate consideration to be paid to the holders (other than Cimarex and its affiliates) of the Resolute common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders. See "—Opinion of

    Resolute's Financial Advisor—Goldman Sachs," "—Opinion of Resolute's Financial Advisor—Petrie Partners," Annex B and Annex C, respectively, to this proxy statement/prospectus, which discuss the limitations, qualifications and assumptions on the review undertaken in connection with each opinion. The full text of Goldman Sachs' and Petrie Partners' respective written opinions are attached as Annex B and Annex C, respectively, and are incorporated by reference into this section of the proxy statement/prospectus.

  •
  Extensive Knowledge of Cimarex, Resolute and the Oil & Gas Industry.  The Resolute board considered Resolute's business, operations, financial condition, earnings and prospects, and Cimarex's business, operations, financial condition, earnings, prospects and trading liquidity, taking into account the results of Resolute's due diligence review of Cimarex. The Resolute board also retained outside financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, Resolute's and Cimarex's industry generally and Resolute particularly, as well as substantial experience advising other E&P companies with respect to transactions similar to the merger.

  •
  Terms of the Merger Agreement.  The Resolute board reviewed and considered that the terms of the merger agreement, taken as a whole, including the parties' representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The Resolute board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to regulatory approvals, such approvals were likely to be satisfied on a timely basis. In this regard, the Resolute board noted that the transaction is not conditioned upon receipt of financing or upon Cimarex stockholder approval.

        In the course of its deliberations, the Resolute board, in consultation with Resolute's management and Resolute's outside financial and legal advisors, also considered a variety of risks and other potentially negative factors, including the following:

  •
  The fact that the stock election exchange ratio and the mixed election exchange ratio are fixed and therefore the value of the consideration payable to Resolute stockholders would decrease if the market price of Cimarex common shares decreases prior to the closing of the merger.

  •
  Depending on the elections made by the Resolute stockholders, there may be a proration of the stock election consideration and the cash election consideration to ensure that the aggregate number of Cimarex common shares and the aggregate amount of cash paid in the merger will be the same as if all Resolute stockholders received 0.2366 Cimarex common shares and $14.00 in cash per Resolute common share held, which may result in some Resolute stockholders not receiving the consideration that such stockholder elected.

  •
  The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the merger, and the potential effect of the merger on Resolute's business and relations with customers, suppliers and regulators.

  •
  The potential challenges and difficulties in integrating the operations of Cimarex and Resolute and the risk that the anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

  •
  The requirement that Resolute would pay Cimarex a termination fee of (i) $35.9 million if the Resolute board were to terminate the merger agreement in order for Resolute to enter into a superior proposal, should one be made, or if the merger agreement were to be terminated by Cimarex in connection with a change in the Resolute board's recommendation to stockholders with respect to approval of the merger agreement or (ii) $7.5 million if the Resolute stockholders do not approve the merger agreement. The Resolute board believed that this termination fee is consistent with fees in comparable transactions, and would not be preclusive of other offers.

  •
  The Resolute board also considered the risks of the type and nature described under "Risk Factors" beginning on page 29, and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37.

        The Resolute board concluded that the potential benefits that it expected Resolute stockholders would achieve as a result of the merger outweighed the uncertainties, risks and potential negative factors relevant to the merger.

        In addition, the Resolute board was aware of and considered that Resolute's directors and executive officers may have interests in the merger that may be different from, or be in addition to, their interests as stockholders of Resolute generally, as described under the heading "—Interests of Resolute Directors and Executives Officers in the Merger" beginning on page 75.

        The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the Resolute board in considering the merger. In view of the number and variety of factors and the amount of information considered, the Resolute board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Resolute board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Resolute board may have given different weights to different factors.

        The Resolute board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Resolute board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37.

        The Resolute board recommends that Resolute stockholders vote "FOR" the merger proposal, "FOR" the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting, and "FOR" the advisory compensation proposal.

Opinions of Resolute's Financial Advisors

Opinion of Goldman Sachs

        On November 18, 2018, Goldman Sachs delivered its opinion to the Resolute board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Cimarex and its affiliates) of shares of Resolute common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated November 18, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C and is incorporated by reference into this proxy statement/prospectus. The summary of the opinion of Goldman Sachs in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        Goldman Sachs provided advisory services and its opinion for the information and assistance of the Resolute board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Resolute common stock should vote or make any election with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Resolute and Cimarex for the five fiscal years ended December 31, 2017;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Resolute and Cimarex;

  •
  certain other communications from Resolute and Cimarex to their respective stockholders;

  •
  certain publicly available research analyst reports for Resolute and Cimarex; and

  •
  certain internal financial analyses and forecasts for Resolute prepared by its management, as approved for Goldman Sachs' use by Resolute (the "forecasts").

        Goldman Sachs also held discussions with members of the senior managements of Resolute and Cimarex regarding their assessment of the past and current business operations, financial condition and future prospects of Cimarex and with members of the senior management of Resolute regarding their assessment of the past and current business operations, financial condition and future prospects of Resolute; reviewed the reported price and trading activity for the Resolute common shares and the Cimarex common shares; compared certain financial and stock market information for the shares of Resolute common stock and the shares of Cimarex common stock with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations and certain recent asset divestitures in the oil and gas industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with Resolute's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Resolute's consent that the forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Resolute. Goldman Sachs did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Resolute, Cimarex or any of their respective subsidiaries and it was not furnished with any such evaluation, appraisal or assessment. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Resolute or Cimarex or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Resolute to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Resolute; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the merger consideration to be paid to the holders (other than Cimarex and its affiliates) of shares of Resolute common stock pursuant to the merger agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Resolute; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Resolute, or class of such persons in connection with the merger, whether relative to the merger consideration to be paid to the holders (other than Cimarex and its affiliates) of shares of Resolute common stock pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Cimarex common stock will trade at any time or as to the impact of the merger on the solvency or viability of Resolute or Cimarex or the ability of Resolute or Cimarex to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Resolute board of in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 16, 2018, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs analyzed the $35.00 implied consideration per share of Resolute common stock represented by the merger consideration in relation to (i) the closing price of shares of Resolute common stock on November 16, 2018, (ii) the volume weighted average price per share of Resolute common stock over the 30-day period ended November 16, 2018 and (iii) the highest and lowest closing price per share of Resolute common stock over the 52-week period ended November 16, 2018. In the case of the mixed election consideration, such implied consideration was obtained by multiplying the 0.2336 mixed election exchange ratio by the closing price of shares of Cimarex common stock on November 16, 2018, and adding to the product thereof the $14.00 in mixed election cash consideration. In the case of the all-stock consideration, such implied consideration was obtained by multiplying the 0.3943 stock election exchange ratio by the closing price of shares of Cimarex common stock on November 16, 2018.

        This analysis indicated the following implied premia (discounts) to Resolute's share price:

Historical Date or Period	Share Price Premium / (Discount)
November 16, 2018	15%
30-Day VWAP	18%
52-Week High	(10)%
52-Week Low	40%

        Implied Exchange Ratio Analysis.    Goldman Sachs reviewed the historical trading prices for the shares of Resolute common stock and the shares of Cimarex common stock for the three-year period ending November 16, 2018 and calculated (i) an implied exchange ratio, by dividing the closing price per share of Resolute common stock on November 16, 2018 by the closing price per share of Cimarex common stock on the same trading day and (ii) the historical average exchange ratios over the 1-year and 3-year periods ended November 16, 2018, by first dividing the closing price per share of Resolute common stock on each trading day during such period by the closing price per share of Cimarex common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods.

        The following table presents the results of this analysis:

Historical Date or Period	Historical Exchange Ratio
November 16, 2018	0.3435x
1-Year Average	0.3325x
3-Year Average	0.2387x

        Illustrative Net Asset Value Analysis.    Goldman Sachs performed an illustrative net asset value analysis of Resolute. Goldman Sachs calculated indications of the present value of the after-tax future cash flows that Resolute could be expected to generate from its existing proved developed reserves, its four-year development plan for undeveloped reserves and development of additional undeveloped reserves as of January 1, 2019 using the forecasts. Goldman Sachs calculated indications of net present values of the after-tax cash flows for Resolute using discount rates ranging from 10.5% to 12.5%, reflecting an estimate of Resolute's weighted average cost of capital. Goldman Sachs then calculated indications of Resolute's illustrative net asset value by adding (i) the present value of estimated mark to market commodity hedges and earnouts, and subtracting (ii) (A) the present value of general and administrative costs, (B) other corporate expenses, (C) the estimated face value of Resolute's net debt as of December 31, 2018 and (D) the present value of taxes payable by Resolute, calculated using the forecasts and Resolute's net debt provided by the management of Resolute for Goldman Sachs' use and by applying discount rates ranging from 10.5% to 12.5%, reflecting an estimate of Resolute's weighted average cost of capital. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis implied an illustrative range of net asset values per Resolute common share from $25.35 to $33.49.

        Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Resolute common stock on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of Resolute's equity on a standalone basis as a function of estimated future EBITDA and one-year forward EV/EBITDA multiples. Using the forecasts for each of the fiscal years ending December 31, 2019 and December 31, 2020, Goldman Sachs calculated the implied values per share of Resolute common stock as of December 31, 2018 and December 31, 2019 on a standalone basis by applying one-year forward EV/EBITDA multiples ranging from 3.5x to 4.5x to estimated EBITDA for fiscal year 2019 (the "2019 EBITDA estimates") and for fiscal year 2020 (the "2020 EBITDA estimates") as reflected in the forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and EV / NTM EBITDA multiples for the Company. Goldman Sachs then discounted to present value as of November 16, 2018, using an illustrative discount rate of 12.7%, reflecting an estimate of Resolute's cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of (i) $8.99 to $19.72 per share of Resolute common stock using the 2019 EBITDA estimates and (ii) $28.12 to $44.33 per share of Resolute common stock using the 2020 EBITDA estimates.

        Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions involving oil and gas-related assets in the Delaware Basin region announced from January 2018 through November 16, 2018 for aggregate consideration greater than $100 million:

Announcement Date	Transaction
02/06/2018	Halcón Resources Corporation's acquisition of certain acreage from Royal Dutch Shell
02/06/2018	Halcón Resources Corporation's acquisition of certain acreage from an undisclosed seller
02/20/2018	Luxe Energy II LLC's acquisition of certain acreage from Concho Resources Inc.
02/26/2018	Luxe Energy II LLC's acquisition of certain acreage from Centennial Resource Development, Inc.
05/10/2018	Matador Resources Company's acquisition of acreage from an undisclosed seller
05/24/2018	Callon Petroleum Company's acquisition of certain oil and gas properties from Cimarex Energy Co.
08/14/2018	Carrizo Oil & Gas, Inc.'s acquisition of Delaware Basin properties from Devon Energy Corporation

        While none of the companies or assets that were sold in the selected transactions are directly comparable to Resolute or its assets, the companies or assets sold in the selected transactions, for the purposes of analysis, may be considered similar to certain of Resolute's assets.

        For each of the selected transactions, Goldman Sachs calculated adjusted price per acre multiples by subtracting the estimated value of current production at an illustrative $30,000 per flowing barrel of oil equivalent per day, as provided by the management of Resolute for Goldman Sachs' use, from the transaction value for such selected transaction and then dividing the remaining value by the net acreage acquired in the selected transaction, in each case as publicly disclosed in connection with the selected transaction. This analysis resulted in illustrative adjusted price per acre multiples ranging from $12,487 to $22,037. Goldman Sachs then applied the illustrative adjusted price per acre multiples to the estimate of 20,487 total net acres owned by Resolute in the Delaware Basin region provided by management of Resolute for Goldman Sachs' use, which resulted in an illustrative range of prices per share of Resolute common stock of $22.45 to $29.87.

        Premia Analysis.    Using publicly available information, Goldman Sachs reviewed and analyzed the acquisition premia for the following U.S. E&P acquisition transactions announced from January 1, 2009 through November 16, 2018 involving a public company target where the disclosed enterprise value was between $1 billion and $10 billion:

Announcement Date	Acquiror(s)	Target
11/01/2009	Denbury Resources Inc.	Encore Acquisition Company
04/04/2010	SandRidge Energy, Inc.	Arena Resources, Inc.
11/09/2010	Chevron Corporation	Atlas Energy, Inc.
10/17/2011	Statoil ASA	Brigham Exploration Company
04/25/2012	Halcón Resources Corporation	GeoResources, Inc.
02/21/2013	LINN Energy, LLC and LinnCo, LLC	Berry Petroleum Company
09/29/2014	Encana Corporation	Athlon Energy Inc.
05/11/2015	Noble Energy, Inc.	Rosetta Resources Inc.
05/16/2016	Range Resources Corporation	Memorial Resource Development Corp.
01/16/2017	Noble Energy, Inc.	Clayton Williams Energy, Inc.
06/19/2017	EQT Corporation	Rice Energy Inc.
03/28/2018	Concho Resources Inc.	RSP Permian, Inc.
08/14/2018	Diamondback Energy, Inc.	Energen Corporation
10/28/2018	Denbury Resources Inc.	Penn Virginia Corporation
10/30/2018	Chesapeake Energy Corporation	WildHorse Resource Development Corporation
11/01/2018	Encana Corporation	Newfield Exploration Company

        For the entire period, using publicly available information, Goldman Sachs calculated the premium of the price paid in each of the U.S. E&P acquisition transactions relative to the target's last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a range of illustrative premia of 16.8% to 37.7%. Goldman Sachs then applied this reference range of illustrative premia to the closing price per share of Resolute common stock as of November 16, 2018 to calculate an illustrative range of implied prices per share of Resolute common stock of $35.67 to $42.08.

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Resolute or the merger.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Resolute board as to the fairness from a financial point of view of the merger consideration to be paid to the holders (other than Cimarex and its affiliates) of shares of Resolute common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Resolute, Cimarex, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arm's-length negotiations between Resolute and Cimarex and was approved by the Resolute board. Goldman Sachs provided advice to Resolute during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Resolute or the Resolute board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the Resolute board was one of many factors taken into consideration by the Resolute board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs included as Annex C to this proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Resolute, Cimarex, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Resolute in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Resolute and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to a private placement of Resolute's 8.50% Senior Notes due 2020 (aggregate principal amount $75,000,000) in April 2018; as bookrunner with respect to a private placement of Resolute's 8.50% Senior Notes due 2020 (aggregate principal amount $125,000,000) in May 2017; and as bookrunner with respect to a public offering of 4,370,000 shares of Resolute common stock in December 2016. During the two-year period ended November 18, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Resolute and/or its affiliates of approximately $3.1 million. During the two-year period ended November 18, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by Cimarex to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Resolute and Cimarex and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The Resolute board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 18, 2018, Resolute engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Resolute and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of public announcement of the merger, at approximately $7.5 million, the principal portion of which is contingent upon consummation of the merger. In addition, Resolute has agreed to reimburse Goldman Sachs for certain of its expenses, including attorney's fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Petrie Partners

        Petrie Partners was retained by Resolute to act as financial advisor in connection with the merger. On November 18, 2018, at a meeting of the Resolute board, Petrie Partners rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of November 18, 2018, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be paid to holders of Resolute common shares pursuant to the merger agreement is fair, from a financial point of view, to such holders.

        The full text of the written opinion of Petrie Partners, dated as of November 18, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. You are urged to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Petrie Partners' opinion was addressed to, and provided for the information and benefit of, the Resolute board in connection with its evaluation of whether the merger consideration to be paid to holders of Resolute common shares was, as of November 18, 2018, fair, from a financial point of view, to such holders. Petrie Partners' opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of Resolute common shares should vote at the Resolute special meeting.

        In connection with rendering its opinion and performing its related financial analysis, Petrie Partners, among other things:

  •
  reviewed certain publicly available information relating to Resolute and Cimarex, including (i) Annual Reports on Form 10-K and related audited financial statements of Resolute and Cimarex for the fiscal year ended December 31, 2017, and (ii) the Quarterly Reports on Form 10-Q for Resolute and Cimarex and related unaudited financial statements for the fiscal period ended September 30, 2018;

  •
  reviewed certain non-public forecasted financial and operating data relating to Resolute prepared and furnished to Petrie Partners by the management team and staff of Resolute;

  •
  reviewed certain estimates of Resolute's oil and gas reserves, including estimates of proved developed producing and development reserves prepared by Resolute as of January 1, 2019;

  •
  compared recent stock market capitalization indicators for Resolute with recent stock market capitalization indicators for certain similar publicly-traded independent exploration and production companies that Petrie Partners deemed to be relevant;

  •
  discussed current operations, financial positioning and future prospects of Resolute and Cimarex with the respective management teams of Resolute and Cimarex;

  •
  reviewed historical market prices and trading histories of Resolute common shares and Cimarex common stock;

  •
  reviewed published Wall Street research analyst reports on Resolute and Cimarex;

  •
  compared the financial terms of the merger with the financial terms of similar transactions that Petrie Partners deemed to be relevant;

  •
  participated in certain discussions and negotiations among the representatives of Resolute and Cimarex and their respective financial and legal advisors;

  •
  reviewed a draft of the merger agreement dated November 18, 2018; and

  •
  reviewed such other financial studies and analyses and performed such other investigations and have taken into account such other matters as Petrie Partners deemed necessary and appropriate.

        Petrie Partners also held due diligence discussions with members of the senior managements of Resolute and Cimarex regarding their assessment of the past and current business operations, financial condition and future prospects of Cimarex and with members of the senior management of Resolute regarding their assessment of the past and current business operations, financial condition and future prospects of Resolute.

        In rendering its opinion, Petrie Partners assumed and relied upon, without assuming any responsibility or liability for, or independently verifying the accuracy or completeness of, all of the information publicly available and all of the information supplied or otherwise made available to Petrie Partners by Resolute and Cimarex. Petrie Partners further relied upon the assurances of representatives of the management of Resolute that they were unaware of any facts that would make the information provided to Petrie Partners incomplete, inaccurate or misleading in any material respect. With respect to forecasted financial and operating data, Petrie Partners assumed, upon the advice of Resolute, that such data had been reasonably prepared in a manner consistent with historical financial and operating data and on bases reflecting the best currently available estimates and good faith judgments of the management and staff of Resolute relating to the future financial and operational performance of Resolute. Petrie Partners expressed no view as to any forecasted financial and operating data relating to Resolute or the assumptions on which they were based.

        With respect to the estimates of oil and gas reserves, Petrie Partners assumed, upon the advice of Resolute, that they had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management and staff of Resolute relating to the oil and gas properties of Resolute. Petrie Partners expressed no view as to any reserve or potential resource data relating to Resolute or the assumptions on which they were based.

        Petrie Partners did not make an independent evaluation or appraisal of the assets or liabilities of Resolute, nor, except for the estimates of oil and gas reserves referred to above, was Petrie Partners furnished with any such evaluations or appraisals, nor did Petrie Partners evaluate the solvency or fair value of Resolute under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Petrie Partners did not assume any obligation to conduct, nor did Petrie Partners conduct, any physical inspection of the properties or facilities of Resolute.

        For purposes of rendering its opinion, Petrie Partners assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to consummation of the merger will be satisfied without material waiver or modification thereof. Petrie Partners further assumed, upon the advice of Resolute, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Resolute or Cimarex or on the consummation of the merger or that would materially reduce the benefits of the merger to the holders of Resolute common shares.

        Petrie Partners' opinion relates solely to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Resolute common shares pursuant to the merger agreement. Petrie Partners did not express any view on, and its opinion does not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, any creditors or other constituencies of Resolute, nor did Petrie Partners express an opinion as to the fairness of the amount or nature of any compensation payable to any of the officers, directors or employees of Resolute, or any class of such persons, whether relative to the merger consideration or otherwise. Petrie Partners assumed that any modification to the structure of the merger would not vary in any material respect from what had been assumed in its analysis. Petrie Partners' advisory services and the opinion expressed herein were provided for the information and benefit of the Resolute board in connection with its consideration of the transactions contemplated by the merger agreement, and Petrie Partners' opinion does not constitute a recommendation to any holder of Resolute common shares as to how such holder should vote with respect to any of the transactions contemplated by the merger agreement. The issuance of Petrie Partners' opinion was approved by the Opinion Committee of Petrie Partners.

Petrie Partners' opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Resolute, nor does it address the underlying business decision of Resolute to engage in the merger. Petrie Partners was not asked to consider, and its opinion does not address, the tax consequences of the merger to any particular stockholder of Resolute or Cimarex, or the prices at which shares of Cimarex common stock or Resolute common shares will actually trade at any time, including following the announcement or consummation of the merger. Petrie Partners did not render any legal, accounting, tax or regulatory advice and understands Resolute is relying on other advisors as to legal, accounting, tax and regulatory matters in connection with the merger.

        Petrie Partners' opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets as they existed and could be evaluated on November 18, 2018, and the conditions and prospects, financial and otherwise, of Resolute and Cimarex as they were represented to Petrie Partners on that date or as they were reflected in the materials and discussions described above. It is understood that subsequent developments may affect Petrie Partners' opinion and that Petrie Partners does not have any obligation to update, revise or reaffirm its opinion.

  Summary of Financial Analyses

        Set forth below is a summary of the material financial analyses performed by Petrie Partners and reviewed with the Resolute board in connection with rendering Petrie Partners' oral opinion on November 18, 2018 and the preparation of its written opinion letter dated November 18, 2018. Each analysis was provided to the Resolute board. In connection with arriving at its opinion, Petrie Partners considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Petrie Partners. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for Resolute common shares and Cimarex common stock) that existed on November 16, 2018, and is not necessarily indicative of current market conditions.

        The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Petrie Partners. The tables alone do not constitute a complete description of the financial analyses performed by Petrie Partners. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Petrie Partners' financial analyses.

  Discounted Cash Flow Analysis

        Petrie Partners performed a discounted cash flow analysis to determine indicative reference values of Resolute common shares based on the present value of the future after-tax cash flows expected to be generated from proved developed producing and development reserves based on Resolute's internal estimates.

        Petrie Partners evaluated four scenarios in which the principal variable was oil and gas prices. The four price case scenarios represent long-term potential future benchmark prices per barrel of oil and per million British thermal units ("MMBtu") of natural gas. Adjustments were made to these prices to reflect location and quality differentials. One price scenario was based on New York Mercantile Exchange ("NYMEX") 5-year strip pricing as of November 15, 2018, for the calendar years 2019 through 2023, held constant thereafter. Benchmark prices for the other three scenarios were based on $55.00, $60.00 and $65.00 per barrel of oil, respectively, and $2.75 per MMBtu for gas, and were held constant. Applying various discount rates ranging from 8% to 20%, depending on reserve category, formation and development status, to the cash flows of the proved developed and development reserve estimates and adjusting for the present value of future estimated general and administrative expenses, commodity derivatives, cash taxes, other assets and liabilities and estimated long-term debt and estimated net working capital as of December 31, 2018, Petrie Partners determined the following implied per share equity reference value ranges of Resolute common shares.

	NYMEX Strip (November 15, 2018)		$55.00 Oil & $2.75 Gas		$60.00 Oil & $2.75 Gas		$65.00 Oil & $2.75 Gas
	Low	High	Low	High	Low	High	Low	High
Resolute Implied Equity Value ($/share)	$27.14	$35.60	$21.50	$29.65	$36.06	$45.26	$50.62	$61.01

  Comparable Transaction Analysis

        Petrie Partners reviewed selected publicly-available information for 14 oil and gas transactions announced since July 2016 that included assets in the Texas Delaware Basin and had a value greater than or equal to $400 million. Petrie Partners reviewed all transactions with publicly-available information that it deemed to have certain characteristics similar to those of Resolute, although Petrie Partners noted that none of the reviewed transactions or the companies that participated in the selected transactions were directly comparable to Resolute.

  Precedent Transactions for Resolute

Date Announced	Buyer	Seller
05/24/18	Callon Petroleum Company	Cimarex Energy Co.
12/11/17	Oasis Petroleum Inc.	Forge Energy, LLC
06/28/17	Carrizo Oil & Gas, Inc.	ExL Petroleum Management, LLC
01/24/17	Halcón Resources Corporation	Samson Exploration LLC
01/12/17	WPX Energy, Inc.	Panther Energy Company II, LLC; Carrier Energy Partners, LLC
12/20/16	KLR Energy Acquisition Corp.	Tema Oil and Gas Company
12/14/16	Diamondback Energy, Inc.	Brigham Resources Operating, LLC
12/13/16	Callon Petroleum Company	American Resource Development LLC
11/28/16	Centennial Resource Development, Inc.	Silverback Exploration, LLC
10/31/16	Occidental Petroleum Corporation	J Cleo Thompson Operating; Et al.
10/13/16	RSP Permian, Inc.	Silver Hill Energy Partners, LLC; Silver Hill E&P II, LLC
08/23/16	PDC Energy Inc.	Arris Petro. and 299 Resources
07/13/16	Diamondback Energy, Inc.	Luxe Energy LLC
07/06/16	Silver Run Acquisition Corporation	Centennial Resource Production, LLC

        Based on the dollar per acre multiples implied by these transactions, adjusted for the value of current production, and Petrie Partners' judgment on the comparability of each transaction versus the oil and gas assets of Resolute (all of which are located in the Texas Delaware Basin), Petrie Partners applied a transaction multiple of $30,000 to $40,000 per acre to Resolute's assets and adjusted for the value of current production, the estimated value of other assets and liabilities, and long-term debt and net working capital as of September 30, 2018 to calculate an implied equity reference value range of Resolute common shares. Petrie Partners determined an implied per share equity reference value range of $31.16 to $38.91 per share for Resolute common shares.

        Petrie Partners also reviewed 28 selected transactions with publicly-available information for oil and gas corporate transactions announced since April 2009 in which the acquired or target company was an exploration and production company with oil and gas assets in the United States, although Petrie Partners noted that none of the selected transactions or the companies that participated in the selected transactions were directly comparable to Resolute.

  Precedent Transactions—Oil & Gas Corporate Transactions

Date Announced	Acquiring Company	Target Company
11/01/18	Encana Corporation	Newfield Exploration Company
10/30/18	Chesapeake Energy Corporation	WildHorse Resource Development Corporation
10/28/18	Denbury Resources Inc.	Penn Virginia Corporation
08/14/18	Diamondback Energy, Inc.	Energen Corporation
06/18/18	MLCJR LLC (Cox Oil)	Energy XXI Gulf Coast, Inc.
03/28/18	Concho Resources Inc.	RSP Permian, Inc.
06/19/17	EQT Corporation	Rice Energy Inc.
01/16/17	Noble Energy, Inc.	Clayton Williams Energy, Inc.
05/16/16	Range Resources Corporation	Memorial Resource Development Corp.
05/11/15	Noble Energy, Inc.	Rosetta Resources Inc.
09/29/14	Encana Corporation	Athlon Energy Inc.
07/13/14	Whiting Petroleum Corporation	Kodiak Oil & Gas Corp.
03/12/14	Energy XXI (Bermuda) Limited	EPL Oil & Gas, Inc.
04/30/13	Contango Oil & Gas Company	Crimson Exploration Inc.
02/21/13	LINN Energy, LLC and LinnCo, LLC	Berry Petroleum Company
12/05/12	Freeport-McMoRan Copper & Gold Inc.	McMoRan Exploration Co.
12/05/12	Freeport-McMoRan Copper & Gold Inc.	Plains Exploration & Production Company
04/25/12	Halcón Resources Corporation	GeoResources, Inc.
01/16/12	Denver Parent Corporation	Venoco, Inc.
10/17/11	Statoil ASA	Brigham Exploration Company
07/14/11	BHP Billiton Petroleum (North America) Inc.	Petrohawk Energy Corporation
11/09/10	Chevron Corporation	Atlas Energy, Inc.
04/15/10	Apache Corporation	Mariner Energy, Inc.
04/04/10	SandRidge Energy, Inc.	Arena Resources, Inc.
12/14/09	ExxonMobil Corporation	XTO Energy Inc.
11/01/09	Denbury Resources Inc.	Encore Acquisition Company
09/15/09	Apollo Management, LP	Parallel Petroleum Corporation
04/27/09	Atlas America, Inc.	Atlas Energy Resources, LLC

        For each of the precedent corporate transactions, Petrie Partners calculated the following:

  •
  Purchase Price/Current Year Discretionary Cash Flow, which is defined as the total purchase price paid by the acquiring company for the equity of the target ("Purchase Price"), divided by an estimate of discretionary cash flow of the target company for the calendar year in which the transaction occurred ("Current Year Discretionary Cash Flow");

  •
  Purchase Price/Forward Year Discretionary Cash Flow, which is defined as the Purchase Price, divided by an estimate of discretionary cash flow of the target company for the calendar year following the year in which the transaction occurred ("Forward Year Discretionary Cash Flow");

  •
  Total Investment/Current Year EBITDA, which is defined as the total investment made by the acquiring company including purchase price of common equity plus the assumption of target company net indebtedness ("Total Investment"), divided by estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") of the target company for the calendar year in which the transaction occurred ("Current Year EBITDA");

  •
  Total Investment/Forward Year EBITDA, which is defined as Total Investment divided by estimated EBITDA of the target company for the calendar year following the year in which the transaction occurred ("Forward Year EBITDA");

  •
  Total Investment/Proved Reserves, which is defined as Total Investment divided by proved reserves of the target company as of the latest published reserve report prior to the date of the transaction ("Proved Reserves"); and

  •
  Total Investment/Current Production, which is defined as Total Investment divided by the most recent publicly available average daily production figure of the target company prior to the date of the transaction ("Current Production").

        Petrie Partners applied the relevant multiples to Resolute's estimated discretionary cash flow for calendar years 2018 and 2019 based on publicly available consensus research analyst estimates as of November 16, 2018, estimated EBITDA for calendar years 2018 and 2019 based on publicly available consensus research analyst estimates as of November 16, 2018, proved reserves as of December 31, 2017 and the latest current net production publicly disclosed by Resolute prior to November 18, 2018.

        The minimum, mean, median and maximum transaction multiples implied for each benchmark for the precedent corporate transactions are set forth below.

Measure	Minimum	Mean	Median	Maximum
Purchase Price/Current Year Discretionary Cash Flow ($MM)	3.1x	7.2x	5.5x	18.5x
Purchase Price/Forward Year Discretionary Cash Flow ($MM)	1.5x	5.5x	5.4x	17.7x
Total Investment/Current Year EBITDA ($MM)	4.9x	8.6x	8.0x	16.9x
Total Investment/Forward Year EBITDA ($MM)	1.7x	6.8x	6.6x	16.4x
Total Investment/Proved Reserves ($/barrel of oil equivalent ("Boe"))	$3.81	$18.79	$15.84	$69.81
Total Investment/Current Production ($/barrel of oil equivalent per day ("Boepd"))	$12,647	$82,749	$71,977	$195,920

        Petrie Partners also evaluated the premiums paid in connection with the above corporate transactions based on the value of the per share consideration announced in each transaction relative to the closing stock price of the target company as of one day, 30 days and 60 days prior to the announcement date of the relevant transaction. The minimum, mean, median and maximum premiums paid for the precedent transactions are set forth below.

Period	Minimum	Mean	Median	Maximum
One day prior	(2)%	29%	25%	74%
30 days prior	(6)%	28%	23%	86%
60 days prior	(7)%	28%	24%	74%

        Based upon its review of these transactions, Petrie Partners selected purchase price multiple ranges for Resolute of 5.0x - 7.0x estimated Current Year Discretionary Cash Flow and 3.5x - 5.5x estimated Forward Year Discretionary Cash Flow, total investment multiple ranges of 7.0x - 9.0x estimated Current Year EBITDA, 5.0x - 6.5x estimated Forward Year EBITDA, $20.00 - $25.00 per Boe of Proved Reserves and $55,000 - $70,000 per Boepd of Current Production. Petrie Partners selected these multiples for Resolute based in part on geographic location, historical and estimated operating margins, historical and estimated growth, and its overall judgment of the current transaction market. Petrie Partners applied relevant premiums ranging from 10% to 30% to the one-day, 30-day and 60-day Resolute closing prices prior to November 16, 2018. Based on the application of the above transaction multiples and taking into account the premiums paid analysis, Petrie Partners selected an enterprise value reference range of $1.75 billion to $2.0 billion. Petrie Partners then adjusted for long-term debt and net working capital as of September 30, 2018 to determine an implied per share equity reference value range of $32.26 to $41.71 per share of Resolute common shares.

  Capital Market Comparison Analysis

        Petrie Partners performed a capital market comparison analysis of Resolute by reviewing the market values and trading multiples of the following publicly-traded companies that Petrie Partners deemed comparable to Resolute.

Resolute Peer Group
Centennial Resource Development, Inc.
Callon Petroleum Company
Jagged Peak Energy Inc.
Laredo Petroleum, Inc.
Halcón Resources Corporation
Rosehill Resources Inc.
Lilis Energy, Inc.

        Although the peer group companies were compared to Resolute for purposes of this analysis, no entity included in the capital market comparison analysis is identical to Resolute because of differences between the business mixes and other characteristics of the peer group companies. In evaluating the peer group companies, Petrie Partners relied on publicly-available filings and publicly available equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of such analysts, Resolute or Petrie Partners.

        All peer group multiples were calculated using closing stock prices on November 16, 2018. Peer group estimates of discretionary cash flow, EBITDA and production were based on publicly available consensus research analyst estimates as of November 16, 2018. Peer group proved reserves are as of December 31, 2017 as disclosed in publicly-filed year-end annual reports on Form 10-K. For each of the peer group entities, Petrie Partners calculated the following:

  •
  Market Value/2018E Discretionary Cash Flow, which is defined as each company's current common stock share price divided by that company's estimated discretionary cash flow per share for the calendar year 2018 ("2018E discretionary cash flow");

  •
  Market Value/2019E Discretionary Cash Flow, which is defined as each company's current common stock share price divided by that company's estimated discretionary cash flow per share for the calendar year 2019 ("2019E discretionary cash flow");

  •
  Enterprise Value/2018E EBITDA, which is defined as market value of common equity, plus debt and preferred stock, less net working capital ("enterprise value"), divided by estimated EBITDA for the calendar year 2018 ("2018E EBITDA");

  •
  Enterprise Value/2019E EBITDA, which is defined as enterprise value divided by estimated EBITDA for the calendar year 2019 ("2019E EBITDA");

  •
  Enterprise Value/Proved Reserves, which is defined as enterprise value divided by proved reserves;

  •
  Enterprise Value/2018E Production, which is defined as enterprise value divided by forecasted average daily production for calendar year 2018 ("2018E production"); and

  •
  Enterprise Value/2019E Production, which is defined as enterprise value divided by forecasted average daily production for calendar year 2019 ("2019E production").

        The minimum, mean, median and maximum trading multiples for the Resolute peer group are set forth below.

Measure	Minimum	Mean	Median	Maximum
Market Value/2018E Discretionary Cash Flow	0.9x	5.2x	6.3x	7.8x
Market Value/2019E Discretionary Cash Flow	0.7x	3.0x	2.6x	5.3x
Enterprise Value/2018E EBITDA	3.1x	7.3x	7.7x	10.7x
Enterprise Value/2019E EBITDA	2.3x	4.5x	4.9x	5.8x
Enterprise Value/Proved Reserves ($/Boe)	$10.49	$25.67	$25.39	$38.97
Enterprise Value/2018E Production ($/Boepd)	$35,859	$72,866	$76,319	$106,884
Enterprise Value/2019E Production ($/Boepd)	$27,033	$51,110	$41,955	$77,210

        Based upon its review of the peer group, Petrie Partners selected market value multiple ranges for Resolute of 4.0x - 6.0x 2018E discretionary cash flow and 3.0x - 4.0x 2019E discretionary cash flow, enterprise value multiple ranges of 6.5x - 8.0x 2018E EBITDA, 4.0x - 5.0x 2019E EBITDA, $25.00 - $30.00 per Boe of proved reserves, $60,000 - $75,000 per Boepd of 2018E production and $40,000 - $50,000 per Boepd of 2019E production.

        From the enterprise value reference range implied by each metric, Petrie Partners determined an enterprise reference value range of $1.6 billion to $1.9 billion for Resolute. Petrie Partners then adjusted for long-term debt and net working capital as of September 30, 2018 to determine an implied per share equity reference value range of $26.58 to $37.93 per share of Resolute common shares.

  Going Concern Analysis

        Petrie Partners received certain financial and operating forecasts from Resolute. These forecasts were prepared and provided by Resolute management and staff regarding Resolute's potential future financial and operating performance. Using such financial and operating forecasts, Petrie Partners analyzed the potential standalone financial performance of Resolute, without giving effect to the proposed merger, for the years 2018 - 2020. The analysis was performed under four separate oil and gas pricing scenarios. One scenario was based on NYMEX 3-year strip pricing as of November 15, 2018 for 2018 through 2020, held constant thereafter. Benchmark prices for the other three scenarios were based on NYMEX strip pricing for 2018 and $55.00, $60.00 and $65.00 per barrel of oil, respectively, and $2.75 per MMBtu for gas, for 2019 and 2020.

        For Resolute, Petrie Partners applied terminal EBITDA multiples of 3.5x, 4.5x and 5.5x to estimated 2020 EBITDA and assumed discount rates of 10.0% to 15.0%. From the enterprise reference values implied by this analysis, Petrie Partners then adjusted for long-term debt and net working capital as of September 30, 2018 to determine a composite per share equity reference value range of $30.00 to $45.00 per share of Resolute common shares.

  Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Petrie Partners. In connection with the review of the merger by the Resolute board, Petrie Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Petrie Partners' opinion. In arriving at its fairness determination, Petrie Partners considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Petrie Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Petrie Partners may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Petrie Partners with respect to the actual equity value of Resolute. No company reviewed or considered in the above analyses for comparison purposes is directly comparable to Resolute, and no transaction reviewed or considered in the above analyses is directly comparable to the merger. Furthermore, Petrie Partners' analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Resolute and its advisors.

        Petrie Partners prepared these analyses solely for the purpose of rendering an opinion to the Resolute board as to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Resolute common shares, pursuant to the merger agreement, to such holders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Petrie Partners' analyses are inherently subject to substantial uncertainty, and Petrie Partners assumes no responsibility if future results are materially different from those forecasted in such estimates.

        The issuance of the fairness opinion was approved by Petrie Partners' Opinion Committee.

        The merger consideration was determined through arm's-length negotiations between Resolute and Cimarex and was approved by the Resolute board. Petrie Partners provided advice to the Resolute board during these negotiations. Petrie Partners did not, however, recommend any specific per share equity value to the Resolute board or that any specific per share equity value constituted the only appropriate consideration for the merger. Petrie Partners' opinion to the Resolute board was one of many factors taken into consideration by the Resolute board in deciding to approve the merger.

        Resolute engaged Petrie Partners to act as financial advisor based on its qualifications, experience and reputation. Petrie Partners is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, competitive divestiture processes, private placements and other purposes.

        Under the terms of Petrie Partners' engagement letter with Resolute, Petrie Partners provided Resolute financial advisory services and rendered a fairness opinion in connection with the merger. The engagement letter between Resolute and Petrie Partners provides for a transaction fee that is estimated, based on the information available as of the date of public announcement of the merger, at approximately $10.0 million, the principal portion of which is contingent upon consummation of the merger. In addition, Resolute has agreed to reimburse Petrie Partners for certain of its expenses, including attorney's fees and disbursements, and to indemnify Petrie Partners and related persons against various liabilities.

        During the two-year period prior to the date of the opinion, no material relationship existed between Petrie Partners and Cimarex and its applicable affiliates pursuant to which Petrie Partners received compensation as a result of such relationship. During the two-year period prior to the date of the opinion, Petrie Partners performed advisory services for Resolute and its affiliates and received customary compensation for such services. Additionally, Petrie Partners may provide financial or other services to Resolute and Cimarex in the future and in connection with any such services Petrie Partners may receive customary compensation for such services.

Certain Resolute Unaudited Forecasted Financial and Operating Information

        Resolute does not as a matter of course make public its long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Resolute's management prepared certain non-public unaudited internal financial and operating forecasts with respect to Resolute for the fourth quarter of 2018 through 2020 for Resolute on a standalone basis, which were based upon the internal financial model that Resolute has historically used in connection with strategic planning, and which were provided to the Resolute board and Resolute's financial advisors in connection with their evaluation of the proposed merger. The inclusion of this information should not be regarded as an indication that any of Resolute or its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary forecasts set forth below should not be relied on as such. The Resolute unaudited forecasted financial and operating information was prepared by and is the responsibility of Resolute management.

        This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited forecasted financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Resolute's management, including, among others, Resolute's future results, oil and gas industry activity, commodity prices, demand for crude oil, natural gas and NGLs, the availability of financing to fund the exploration and development costs associated with the projected drilling programs, takeaway capacity and the availability of services in the areas in which Resolute operates, general economic and regulatory conditions and other matters described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements," "Where You Can Find More Information," and "Risk Factors," beginning on pages 37, 178 and 29, respectively. The unaudited forecasted financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Resolute can give no assurance that the unaudited forecasted financial and operating information and the underlying estimates and assumptions will be realized. In addition, because the unaudited forecasted financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes "forward-looking statements" and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited forecasted financial and operating information not to be realized include, but are not limited to, risks and uncertainties relating to Resolute's business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this proxy statement/prospectus titled "Risk Factors," beginning on page 29. See also "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37, and "Where You Can Find More Information," beginning on page 178.

        This unaudited forecasted financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of forecasted financial information. The forecasted financial information included in this document has been prepared by, and is the responsibility of, Resolute's management. KPMG LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying forecasted financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this document relates to Resolute's previously issued historical financial statements. It does not extend to the forecasted financial information and should not be read to do so.

        Furthermore, the unaudited forecasted financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Resolute can give no assurance that, had the unaudited forecasted financial and operating information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Resolute does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited forecasted financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of events, even in the event that any or all of the underlying assumptions are shown to be not appropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited forecasted financial and operating information does not take into account possible financial and other effects on Resolute of the merger, the effect on Resolute of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited forecasted financial and operating information does not take into account the effect on Resolute of any possible failure of the merger to occur. None of Resolute or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Resolute stockholder or Cimarex stockholder or other person regarding Resolute's or Cimarex's ultimate performance compared to the information contained in the unaudited forecasted financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited forecasted financial and operating information herein should not be deemed an admission or representation by Resolute or its advisors or any other person that it is viewed as material information of Resolute, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited forecasted financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at the Resolute special meeting.

        In light of the foregoing, and considering that the Resolute special meeting will be held several months after the unaudited forecasted financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Resolute stockholders and Cimarex stockholders are cautioned not to place undue reliance on such information, and Resolute urges all Resolute stockholders and Cimarex stockholders to review Resolute's most recent SEC filings for a description of Resolute's reported financial and operating results. See the section entitled "Where You Can Find More Information" beginning on page 178.

        Resolute's Assumptions.    In preparing the unaudited forecasted financial and operating information for Resolute described below, the management team of Resolute used the following price assumptions, which are based on NYMEX oil and gas strip pricing from the fourth quarter of 2018 to 2020, as of November 15, 2018:

	NYMEX oil and gas strip pricing
	4Q 2018E	2019E	2020E
Commodity Prices
Oil ($/bbl)	$65.49	$57.57	$57.87
Gas ($/MMbtu)	$3.46	$2.95	$2.65

        The Resolute unaudited forecasted financial and operating information also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

        Resolute Management Forecasts for Resolute.    The following table presents select unaudited forecasted financial and operating information of Resolute for the fourth quarter of 2018 through the fiscal year ended 2020 prepared by Resolute's management and provided to the Resolute board and Resolute's financial advisors, which is referred to as the "Resolute unaudited forecasted financial and operating information." As described above, the Resolute unaudited forecasted financial and operating information is based on commodity pricing assumptions as of November 15, 2018, taking into account basis adjustments.

	4Q 2018E	2019E		2020E
Unaudited Financial and Operating Forecast
Production (Mboe)	3,631	15,851		19,546
Revenue ($mm)	$116	$449		$683
EBITDA ($mm)(1)	$77	$286		$487
Capital Expenditure (Capex) ($mm)	$(63)	$(297)	(2)	$(490)	(2)

(1)
EBITDA, which is calculated as earnings before interest, taxes, depreciation and amortization expenses, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(2)
Capital expenditures in excess of cash flow reflect deterioration in commodity prices subsequent to Resolute's prior statements regarding 2019 capital spending.

        The estimates and assumptions underlying the Resolute unaudited forecasted financial and operating information are inherently uncertain and, though considered reasonable by the management of Resolute as of the date of the preparation of such unaudited forecasted financial and operating information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial and operating information, including, among other things, the matters described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" beginning on pages 37 and 29, respectively. Accordingly, there can be no assurance that the forecasted results are indicative of the future performance of Resolute, or that actual results will not differ materially from those presented in the Resolute unaudited forecasted financial and operating information. Inclusion of the Resolute unaudited forecasted financial and operating information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Resolute unaudited forecasted financial and operating information will be achieved.

        The Resolute unaudited forecasted financial and operating information is not included in this proxy statement/prospectus in order to induce any Resolute stockholder to vote in favor of any of the proposals at the Resolute special meeting.

        RESOLUTE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Financing of the Transactions

        Excluding any funds required to refinance and/or pay off any indebtedness of Resolute and its subsidiaries on the closing date, Cimarex anticipates that the total amount of funds necessary to pay the cash portion of the merger consideration and to pay transaction fees and expenses will be approximately $350 million. This amount is expected to be funded through a combination of available cash on hand (including proceeds from the previously announced sale of assets in Ward County, Texas) and borrowings under Cimarex's existing revolving credit facility. The merger, however, is not conditioned upon receipt of any financing by Cimarex.

        In connection with the merger, Cimarex expects to repay and terminate the existing credit facility of Resolute and to redeem, repurchase or otherwise retire Resolute's existing senior notes. For more information, see the section entitled "The Merger Agreement—Resolute Debt and Termination of Liens" beginning on page 120.

Board of Directors and Executive Officers After Completion of the Merger

        Upon completion of the merger, the board of directors of the combined company will consist of the then-current Cimarex directors, and the executive officers of Cimarex are expected to continue serving as executive officers of the combined company.

Interests of Resolute Directors and Executive Officers in the Merger

        In considering the recommendation of the Resolute board that Resolute stockholders vote "FOR" the merger proposal, Resolute stockholders should be aware that some of Resolute's directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Resolute stockholders generally. The Resolute board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Resolute stockholders approve the merger proposal. For purposes of all of the Resolute agreements and plans described below, the completion of the merger will constitute a change in control.

Effects of the Merger on Company Equity Awards and Restricted Cash Awards

        Pursuant to the merger agreement, equity compensation awards held by Resolute's directors and executive officers as of the effective time will be treated as set forth below. For more information, see "The Merger Agreement—Treatment of Resolute Equity Awards and Restricted Cash Awards in the Merger" beginning on page 98.

        Resolute Restricted Stock.    Immediately prior to the effective time of the merger, each share of Resolute restricted stock granted pursuant to the Resolute Equity Plan (whether subject to time-based and/or performance-based vesting) will become fully vested and all restrictions thereon will lapse (with any performance-based vesting deemed satisfied at the maximum level), and each holder thereof will have the right to receive the merger consideration in the form set forth in their election (less required withholdings), subject to the proration procedures.

        The following table sets forth the number of Resolute restricted shares held by Resolute executive officers and non-employee directors as of January 18, 2019:

Name	Number of Shares of Resolute Restricted Stock
Executive Officers
Nicholas J. Sutton	36,400
Richard F. Betz	129,553
Theodore Gazulis	70,313
Michael N. Stefanoudakis	68,728
Bob D. Brady, Jr.	54,257
James A. Tuell	37,592
James M. Piccone(1)	15,527
Non-Employee Directors
Tod C. Benton	4,843
Joseph Citarrella	2,770
Wilkie S. Colyer, Jr.	2,770
James E. Duffy	4,843
Thomas O. Hicks, Jr.	4,843
Gary L. Hultquist	4,843
Janet W. Pasque	4,843
Robert J. Raymond	2,770
William K. White	4,843

(1)
On November 6, 2017, Resolute announced that, in connection with the closing of the sale of its Aneth Field assets on November 6, 2017 to an affiliate of Elk Petroleum Limited, James M. Piccone would resign from his position as President of Resolute at the end of 2017. On January 1, 2018, Mr. Piccone resigned from his position as President and as a member of the Resolute board and from all other officer or board positions of Resolute's subsidiaries. In connection with his resignation, Mr. Piccone and Resolute entered into a Separation Agreement and Release (the "Separation Agreement") dated January 1, 2018.

        Resolute Outperformance RSUs.    Immediately prior to the effective time, each outstanding Resolute Outperformance RSU will become fully vested and earned (with any performance-based vesting deemed satisfied at the maximum level), and automatically cancelled and converted into the right to receive the merger consideration in the form set forth in the holder's election (less required withholdings), subject to the proration procedures.

        The following table sets forth the number of Resolute Outperformance RSUs held by each Resolute executive officer as of January 18, 2019. Resolute's non-employee directors do not hold any Resolute Outperformance RSUs.

Name	Number of Resolute Outperformance RSUs
Nicholas J. Sutton	21,045
Richard F. Betz	72,662
Theodore Gazulis	40,491
Michael N. Stefanoudakis	39,343
Bob D. Brady, Jr.	30,431
James A. Tuell	21,590
James M. Piccone	21,767

        Resolute Options.    Immediately prior to the effective time, each outstanding Resolute Option will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive the merger consideration (in the form set forth in the holder's election and subject to the proration procedures) based on the excess of (i) $35.00 minus (ii) the applicable exercise price per share under such Resolute option (less required withholdings).

        The following table sets forth the number of unexercised Resolute Options (vested and unvested) held by each Resolute executive officer as of January 18, 2019, including the exercise price applicable to each Resolute Option. Resolute's non-employee directors do not hold any Resolute Options.

Name	Number of Resolute Common Shares Subject To Resolute Options	Exercise Price of Resolute Options ($)
Nicholas J. Sutton	144,350	2.915
	73,140	6.75
Richard F. Betz	17,126	2.915
Theodore Gazulis	17,126	2.915
Michael N. Stefanoudakis	9,786	2.915
Bob D. Brady, Jr.	25,689	2.915
	13,016	6.75
James A. Tuell	22,692	2.915
	10,630	6.75
James M. Piccone	—	—

        Resolute SARs.    Immediately prior to the effective time, each outstanding Resolute SAR will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Resolute common stock subject to such Resolute SAR immediately prior to the effective time multiplied by (ii) the excess of (A) the cash election consideration minus (B) the per share base price of such Resolute SAR (less any required withholding).

        The following table sets forth the number of unexercised Resolute SARs (vested and unvested) held by Resolute executive officers and non-employee directors as of January 18, 2019, including the base price applicable to each Resolute SAR.

Name	Number of Resolute SARs	Base Price of Resolute SARs ($)
Executive Officers
Nicholas J. Sutton	422,429	2.915
Richard F. Betz	103,915	2.915
Theodore Gazulis	51,305	2.915
Michael N. Stefanoudakis	29,317	2.915
Bob D. Brady, Jr.	76,957	2.915
James A. Tuell	27,979	2.915
James M. Piccone	—	—
Non-Employee Directors
Tod C. Benton	—	—
Joseph Citarrella	—	—
Wilkie S. Colyer, Jr.	—	—
James E. Duffy	—	—
Thomas O. Hicks, Jr.	—	—
Gary L. Hultquist	—	—
Janet W. Pasque	—	—
Robert J. Raymond	—	—
William K. White	20,833	2.65

        Resolute Restricted Cash Awards.    Immediately prior to the effective time, each outstanding Resolute award of restricted cash granted pursuant to the Resolute Equity Plan will become fully vested (to the extent not already vested) and payable at the time set forth in the Resolute Equity Plan and the applicable award agreement.

        The following table sets forth the dollar value of Resolute unvested restricted cash awards held by each Resolute executive officer as of January 18, 2019. Resolute's non-employee directors do not hold any Resolute restricted cash awards.

Name	Value of Unvested Resolute Restricted Cash ($)
Nicholas J. Sutton	273,872
Richard F. Betz	97,480
Theodore Gazulis	97,480
Michael N. Stefanoudakis	55,702
Bob D. Brady, Jr.	48,740
James A. Tuell	43,053
James M. Piccone	154,111

Executive Employment Agreements

        Each of Resolute's executive officers is party to an employment agreement with Resolute pursuant to which, in the event that the executive's employment is terminated by Resolute or Cimarex without "cause" or by the executive with "good reason" (as such terms are defined therein), within six months prior to the occurrence of a change in control or within two years following a change in control (in each case, a "qualifying termination"), then, subject to the executive officer signing and not revoking a release of claims in favor of Resolute, the executive officer will be entitled to the compensation and benefits described below, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements.

  •
  Severance Payment.  Upon a qualifying termination, the executive officer will become entitled to (i) an amount equal to a multiple of the sum of (a) the executive's annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target short-term incentive ("STI") payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of an amount equal to a pro-rata portion of the target STI payment that the executive would have been entitled to for the calendar year of termination (a "Pro Rata Bonus"), and (iii) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for up to 24 months. For Mr. Betz the severance multiple in clause (i) is 3.0x and for Messrs. Gazulis, Stefanoudakis and Brady the severance multiple is 2.5x.

  •
  Accelerated Vesting of Equity Compensation Awards.  In connection with the merger, the compensation committee of the Resolute board approved the accelerated vesting of equity awards held by all participants, including each of Resolute's executive officers such that, upon the effective time, the directors and executive officers will become entitled to full and immediate vesting of all outstanding Resolute restricted stock, Resolute Outperformance RSUs, Resolute Options, Resolute SARs, and Resolute restricted cash awards held by the director or executive officer immediately prior to the effective time. For more information regarding the treatment of the equity awards and restricted cash awards held by Resolute's executive officers in connection with the merger, see "—Effects of the Merger on Company Equity Awards and Restricted Cash Awards" beginning on page 75.

Indemnification; Expense Advancements; Directors' and Officers' Insurance

        Pursuant to the terms of the merger agreement, from and after the effective time, Cimarex and the surviving company would indemnify certain persons, including Resolute's directors and executive officers. In addition, for a period of not less than six years from the effective time, Cimarex and the surviving company would maintain an insurance policy for the benefit of certain persons, including Resolute's directors and executive officers. For additional information, see "The Merger Agreement—Indemnification; Directors' and Officers' Insurance."

Quantification of Payments and Benefits to Resolute's Named Executive Officers

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger and that may be paid or become payable to Resolute's named executive officers, which is referred to as the "golden parachute" compensation. The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Resolute's named executive officers that is based on or otherwise relates to the merger.

        For purposes of this disclosure, the group of executive officers who comprise Resolute's named executive officers includes the following individuals: Richard F. Betz, Chief Executive Officer and director; Theodore Gazulis, Executive Vice President and Chief Financial Officer; James M. Piccone, former President and director; Michael N. Stefanoudakis, Executive Vice President, Corporate Development / Strategy, General Counsel and Secretary; and Bob D. Brady, Jr., Executive Vice President, Operations. Mr. Piccone was a named executive officer during the last full fiscal year prior to the date of the merger agreement and ceased being an executive officer and director of Resolute, effective as of January 1, 2018.

        The amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, that may be paid or become payable to a named executive officer of Resolute may differ materially from the amounts set forth below. Furthermore, for purposes of calculating such amounts, Resolute has assumed the following:

  •
  the relevant price per Resolute common share is $33.81, which is the average closing market price per Resolute common share as quoted on the NYSE over the first five business days following the first public announcement of the merger on November 19, 2018;

  •
  the merger will close on March 1, 2019; and

  •
  each named executive officer experiences a qualifying termination immediately following the closing of the merger.

Name(1)	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Richard F. Betz	4,309,366	8,951,065	60,303	97,480	13,418,214
James M. Piccone	—	1,260,910	—	154,111	1,415,021
Theodore Gazulis	1,950,651	5,860,459	48,487	97,480	7,957,076
Michael N. Stefanoudakis	1,950,651	4,861,968	69,441	55,702	6,937,761
Bob D. Brady, Jr.	1,893,836	3,920,374	40,610	48,740	5,903,560

(1)
Pursuant to the employment agreements with each of the named executive officers except for Mr. Piccone, the cash severance amounts are payable in a lump sum in the event the named officer is terminated without cause or the executive resigns for good reason, in each case, within two years following the merger. All cash severance amounts are "double-trigger" and are subject to the named executive officer signing and not revoking a release of claims in favor of Resolute within 30 days following the date of the qualifying termination. Mr. Piccone resigned as Resolute's President and a director effective January 1, 2018. Mr. Piccone entered into the Separation Agreement, pursuant to which he is entitled to receive monthly cash severance payments equal to two times the sum of (i) his then-current base salary and (ii) target STI payment, which such payments will continue until January 1, 2020. For more information, see "—Executive Employment Agreements" beginning on page 78. Set forth below are the aggregate values of the cash amounts that are attributable to cash severance, STI payment and Pro-Rata Bonus that would be receivable in connection with a qualifying termination in connection with the merger for each named executive officer other than Mr. Piccone.

Name	Salary Severance Payment ($)	Target STI Payment ($)	Pro-Rated Bonus ($)	Total ($)
Richard F. Betz	1,755,000	2,193,750	360,616	4,309,366
James M. Piccone	—	—	—	—
Theodore Gazulis	901,250	901,250	148,151	1,950,651
Michael N. Stefanoudakis	901,250	901,250	148,151	1,950,651
Bob D. Brady, Jr.	875,000	875,000	143,836	1,893,836
(2)
The aggregate value of Resolute equity awards held by each named executive officer that will accelerate on a "single-trigger" basis includes unvested Resolute restricted stock, Resolute Outperformance RSUs, Resolute Options and Resolute SARs, calculated based on the number of shares subject to such equity award multiplied by the assumed per share value of $33.81. With respect to Mr. Piccone, pursuant to the terms of his Separation Agreement, all of Mr. Piccone's unvested Resolute Outperformance RSUs and performance-based Resolute restricted stock remained outstanding following his termination and will accordingly vest in full in accordance with the terms of the merger agreement. Set forth below are the aggregate values of the amounts that are attributable to each Resolute equity award.

Name	Resolute Restricted Stock ($)	Resolute Outperformance RSUs ($)	Resolute Options ($)	Resolute SARs ($)	Total ($)
Richard F. Betz	4,380,187	2,456,702	529,108	1,585,068	8,951,065
James M. Piccone	524,968	735,942	—	—	1,260,910
Theodore Gazulis	2,377,283	1,369,001	529,108	1,585,068	5,860,459
Michael N. Stefanoudakis	2,323,694	1,330,187	302,338	905,749	4,861,968
Bob D. Brady, Jr.	1,834,429	1,028,872	264,554	729,519	3,920,374
(3)
Pursuant to the employment agreements with each of the named executive officers other than Mr. Piccone, if the named executive officer is terminated without cause or resigns for good reason, in each case, within two years following the merger, then he will be entitled to reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for up to 24 months following termination. The amounts represented in this column quantify the value of benefits that each named executive officer would be entitled to receive based on the current cost of health insurance premiums. All benefits payments are "double-trigger." With respect to Mr. Piccone, pursuant to the terms of his Separation Agreement, if, within a period of 24 months from January 1, 2018, he loses his health coverage, he will have the right to elect payment or reimbursement under his employment agreement for his COBRA continuation medical premiums (including gross-up, if necessary) for the remaining months in such 24-month period following his January 1, 2018 termination date.

(4)
The amounts presented represent the "single-trigger" value of all outstanding restricted cash awards held by the named executive officers. Pursuant to the terms of Mr. Piccone's Separation Agreement, any unvested restricted cash awards held by Mr. Piccone remained outstanding following his termination and will accordingly vest in accordance with the terms of the merger agreement.

(5)
The respective employment agreements for each named executive officer other than Mr. Piccone includes a modified cutback provision, such that if any severance payments or benefits would constitute a "parachute payment" and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the named executive officer of the greatest amount of aggregate benefits on an after-tax basis. For purposes of this disclosure and the table set forth above, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.

Voting Agreements

        Concurrently with the execution of the merger agreement, Cimarex entered into the Voting Agreements with the Resolute VA Stockholders, which collectively beneficially own approximately 26% of the outstanding Resolute common shares as of November 18, 2018. Pursuant to the Voting Agreements, the Resolute VA Stockholders agreed, among other things, (i) during the period from the date of the entry into the Voting Agreements until the Expiration Time (as defined in each Voting Agreement), to vote all of their Resolute common shares they beneficially own as of any applicable record date for every meeting of the stockholders of Resolute called with respect to the merger (A) in favor of the merger proposal and (B) against any Resolute competing proposals, each subject to certain exceptions, and (ii) not to exercise or assert any appraisal rights under Section 262 of the DGCL in connection with the merger. For a further discussion on the Voting Agreements, please see "The Voting Agreements" beginning on page 127.

Rights Agreement Amendment

        Concurrently with the execution of the merger agreement, the Resolute board approved and Resolute entered into, the Rights Agreement Amendment. Prior to the Rights Agreement Amendment, the Rights Agreement generally provided for certain stockholder rights to be triggered in the event a person or entity acquired more than 20% of Resolute common stock. The Rights Agreement permits Resolute to, subject to certain exceptions, amend the Rights Agreement without the approval of any holders of the Rights (as defined in the Rights Agreement). The Rights Agreement Amendment, among other things, permits the execution of the merger agreement and exempts the performance and consummation of the transactions contemplated by the merger agreement, including the merger, and the Voting Agreements, without triggering the provisions of the Rights Agreement. Immediately prior to the effective time, the Rights Agreement, as amended, will be terminated and all outstanding rights to purchase the Resolute Series A Junior Preferred Stock will expire in their entirety without any consideration therefor.

Accounting Treatment of the Merger

        Cimarex prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Cimarex being considered the acquirer of Resolute for accounting purposes. This means that Cimarex will allocate the purchase price to the fair value of Resolute's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill.

Regulatory Approvals Required for the Merger

        To complete the merger, Cimarex and Resolute must make filings with and obtain authorizations, approvals or consents from a number of regulatory authorities. The merger is subject to requirements of the HSR Act. In addition, the new Cimarex common shares issued to former Resolute stockholders must be approved for listing on the NYSE, subject to official notice of issuance.

        On December 10, 2018, Cimarex and Resolute each filed a premerger notification and report form under the HSR Act and subsequently received notice that their request for earlier termination of the waiting period was granted on December 21, 2018.

Litigation Related to the Merger

        Between January 14, 2019 and January 25, 2019, five putative class actions were filed against Resolute, the directors of Resolute, and in two of the cases, Cimarex, Merger Sub 1 and Merger Sub 2, relating to the merger. Three complaints, Steven Mack v. Resolute Energy Corporation, et al.; George Assad v. Resolute Energy Corporation, et al.; and Eddy Edge v. Resolute Energy Corporation, et al., were filed in the U.S. District Court for the District of Delaware. John Isensee v. Resolute Energy Corporation, et al. was filed in the U.S. District Court for the Southern District of New York. Johnny Wong v. Resolute Energy Corporation, et al. was filed in the U.S. District Court for the District of Colorado. The complaints generally allege that defendants disseminated a false or misleading registration statement regarding the proposed merger in violation of Section 14(a) and Section 20(a) of the Exchange Act and/or Rule 14a-9 promulgated under the Exchange Act. Specifically, the complaints allege that the registration statement misstated or omitted material information regarding (i) the parties' financial projections, (ii) the analyses performed by Resolute's financial advisors, and (iii) the sales process. The complaints further allege that the Resolute board and/or Cimarex are liable for these violations as "controlling persons" of Resolute under Section 20(a) of the Exchange Act. The complaints seek injunctive relief to prevent consummation of the merger until the alleged disclosure violations are cured, damages in the event the merger is consummated, and an award of attorney's fees, in addition to other relief.

        Additional lawsuits arising out of the merger may be filed in the future. Resolute and Cimarex believe that the lawsuits are without merit and intend to defend vigorously against them and any other lawsuits challenging the merger. However, there can be no assurance that defendants will be successful in the outcome of the pending or any potential future lawsuits. A preliminary injunction could delay or jeopardize the completion of the merger.

Treatment of Resolute Stock Options and Other Equity Based Awards

        Resolute Restricted Stock.    Immediately prior to the effective time, each share of Resolute restricted stock granted pursuant to the Resolute Equity Plan (whether subject to time-based and/or performance-based vesting) will become fully vested and all restrictions thereon will lapse (with any performance-based vesting deemed satisfied at the maximum level), and each holder thereof will have the right to receive the merger consideration in the form set forth in their election (less required withholdings), subject to the proration procedures.

        Resolute Outperformance RSUs.    Immediately prior to the effective time, each outstanding Resolute Outperformance RSU will become fully vested and earned (with any performance-based vesting deemed satisfied at the maximum level), and automatically cancelled and converted into the right to receive the merger consideration in the form set forth in the holder's election (less required withholdings), subject to the proration procedures.

        Resolute Options.    Immediately prior to the effective time, each outstanding Resolute Option will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive the merger consideration (in the form set forth in the holder's election and subject to the proration procedures) based on the excess of (i) $35.00 minus (ii) the applicable exercise price per share under such Resolute option (less required withholdings).

        Resolute SARs.    Immediately prior to the effective time, each outstanding Resolute SAR will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Resolute common stock subject to such Resolute SAR immediately prior to the effective time multiplied by (ii) the excess of (A) the cash election consideration minus (B) the per share base price of such Resolute SAR (less any required withholdings).

        Resolute Restricted Cash Awards.    Immediately prior to the effective time, each outstanding Resolute award of restricted cash granted pursuant to the Resolute Equity Plan will become fully vested (to the extent not already vested) and payable at the time set forth in the Resolute Equity Plan and the applicable award agreement.

        For a more complete discussion of the treatment of Resolute options, restricted stock and other stock-based awards, see "The Merger Agreement—Treatment of Resolute Equity Awards and Restricted Cash Awards in the Merger" beginning on page 98. For further discussion of the treatment of Resolute options, restricted stock and other stock-based awards held by certain directors and executive officers of Resolute, see "—Interests of Resolute Directors and Executive Officers in the Merger" beginning on page 75.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each Resolute equity award that has been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale prices for the Cimarex shares on November 16, 2018.

Treatment of Resolute Preferred Stock

        Upon completion of the merger, (i) each share of Resolute preferred stock issued and outstanding immediately prior to the effective time will be exchanged for one share of new Cimarex preferred stock and (ii) all of the rights to purchase Resolute Series A Junior Preferred Stock will expire in their entirety immediately prior to the effective time without any consideration therefor. As of January 18, 2019, there were 62,500 shares of Resolute preferred stock issued and outstanding and 150,000 shares of Resolute Series A Junior Preferred Stock reserved for issuance under the Rights Agreement.

        Holders of Resolute preferred stock are not, as such, entitled to and are not being requested to vote at the Resolute special meeting. In addition, holders of Resolute preferred stock are not entitled to any appraisal rights under the DGCL in connection with the merger.

        But for the par value of the securities, the new Cimarex preferred stock to be issued in connection with the merger will have terms that are identical to the terms of the outstanding Resolute preferred stock. Following completion of the merger, Cimarex will have 62,500 shares of new Cimarex preferred stock outstanding.

        Holders of the new Cimarex preferred stock who convert during the period beginning on the open of business on the first trading day following the Initial Issue Date and ending on the close of business on the 20th trading day following the Initial Issue Date (the "Initial Fundamental Change Period") will receive as the make-whole premium in respect of the "fundamental change" constituting the merger such amount of additional shares of Cimarex common stock as equals the product of (i) 0.3943 (i.e., the stock election exchange ratio) times (ii) such number of additional shares of Resolute common stock as corresponds to the Stock Price (as defined in the certificate of designations for the Resolute preferred stock to be the average of the closing sale prices of the Resolute common stock over the 10 consecutive trading days immediately preceding, but not including, the effective date of the merger) in the table for the make-whole premium in the certificate of designations for the Resolute preferred stock, such make-whole premium being payable in shares of Cimarex common stock, cash or a combination thereof as specified below. Prior to the effective date of the merger, Resolute has paid, or expects to pay, all accumulated and unpaid dividends on all shares of Resolute preferred stock for all dividend periods ending on or prior to the January 15, 2019 dividend payment date. Thus, each converting holder of new Cimarex preferred stock that converts during the Initial Fundamental Change Period will not receive any amount in respect of accumulated and unpaid dividends on such converted shares. If a holder of new Cimarex preferred stock does not elect to convert during the Initial Fundamental Change Period, those shares will remain outstanding and be convertible at the option of the holder at any time until those shares are mandatorily converted in accordance with their terms.

        Resolute will send a "Fundamental Change Notice" (as defined in the certificate of designations for the Resolute preferred stock) to each holder of Resolute preferred stock pursuant to the certificate of designations for the Resolute preferred stock.

Restrictions on Sales of Cimarex Common Shares Received in the Merger

        All Cimarex common shares received by Resolute stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for Cimarex common shares received by any Resolute stockholder who becomes an "affiliate" of Cimarex after completion of the merger (such as Resolute executive officers who become executive officers of Cimarex after the merger). This proxy statement/prospectus does not cover resales of Cimarex common shares received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Appraisal Rights

Resolute Common Stock

        Under Delaware law, Resolute common stockholders have the right to demand appraisal of their Resolute common shares in connection with the merger and to receive payment in cash for the fair value of their Resolute common shares as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration Resolute stockholders would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Resolute stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Resolute will require strict compliance with the statutory procedures.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Resolute stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights. All references in this summary to a "stockholder" are to the record holder of Resolute common shares unless otherwise indicated.

        Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders' meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes notice to Resolute stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If a Resolute stockholder wishes to consider exercising appraisal rights, such stockholder should carefully review the text of Section 262 contained in Annex D to this proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

        If you elect to demand appraisal of your Resolute common shares, you must satisfy each of the following conditions:

  •
  You must deliver to Resolute a written demand for appraisal of your Resolute common shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval of the merger proposal. Voting against or failing to vote for the approval of the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of, or consent in writing to, the approval of the merger proposal. A vote in favor of the approval of the merger proposal, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger proposal. Therefore, a Resolute stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

  •
  You must continue to hold your Resolute common shares through the effective time of the merger. Therefore, a Resolute stockholder who is the record holder of Resolute common shares on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your Resolute common shares.

        All demands for appraisal should be addressed to Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203 Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the Resolute special meeting and should be executed by, or on behalf of, the record holder of the Resolute common shares. The demand must reasonably inform Resolute of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of Resolute common shares must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Resolute. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Resolute stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or bank who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all Resolute common shares held in the name of the record owner.

        If a Resolute stockholder holds Resolute common shares in a brokerage account or in other nominee form and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker, bank or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within 10 days after the effective time, Merger Sub 2, as the surviving company, must give written notice that the merger has become effective to each former Resolute stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger proposal. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to Merger Sub 2 as the surviving company, be entitled to receive a written statement setting forth the aggregate number of Resolute common shares not voted in favor of the merger proposal and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of Resolute common shares held of record in a voting trust or by a nominee on behalf of such person may, in such person's own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting Resolute stockholder within 10 days after such written request is received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

        Within 120 days after the effective time, either the surviving company or any Resolute stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Resolute common shares held by all Resolute stockholders entitled to appraisal. A person who is the beneficial owner of Resolute common shares held of record in a voting trust or by a nominee on behalf of such person may, in such person's own name, file the petition described in the previous sentence. Upon the filing of the petition by a Resolute stockholder, service of a copy of such petition shall be made upon Merger Sub 2, as the surviving company. There is no present intent on the part of Merger Sub 2 to file an appraisal petition, and Resolute stockholders seeking to exercise appraisal rights should not assume that Merger Sub 2 will file such a petition or that Merger Sub 2 will initiate any negotiations with respect to the fair value of such shares. Accordingly, the failure of a Resolute stockholder to file such a petition within the period specified could nullify the Resolute stockholder's previously written demand for appraisal, and Resolute stockholders who desire to have their Resolute common shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        If a petition for appraisal is duly filed by a Resolute stockholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all Resolute stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving company. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those Resolute stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the Resolute stockholders who have demanded appraisal for their Resolute common shares to submit their stock certificates, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Resolute stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the Resolute stockholders entitled to appraisal of their Resolute common shares, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, Merger Sub 2 may pay to each Resolute stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Resolute stockholders entitled to receive the same, upon surrender by such holders of such stock certificates or book-entry shares.

        In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Resolute stockholders should be aware that the fair value of Resolute common shares as determined under Section 262 could be more than, the same as, or less than the value that such Resolute stockholder is entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving company and the Resolute stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Resolute stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Resolute stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Resolute stockholder who has demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the Resolute stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that Resolute stockholder to appraisal will cease and that Resolute stockholder will be entitled to receive $14.00 in cash (subject to applicable withholding tax), without interest, and 0.2366 Cimarex common shares for each Resolute common share pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Resolute stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Resolute stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw its demand for appraisal within 60 days after the effective time of the merger and to accept the consideration that such holder would have received pursuant to the merger agreement.

        Notwithstanding the above, the Court shall dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding Resolute common shares eligible for appraisal, or (ii) the value of the consideration otherwise payable under the merger agreement in respect of such total number of shares entitled to appraisal exceeds $1 million.

        In view of the complexity of Section 262, Resolute stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Resolute Preferred Stock

        Holders of Resolute preferred stock are not entitled to any appraisal rights under the DGCL in connection with the merger.

NYSE Listing of Cimarex Common Stock; Delisting and Deregistration of Resolute Common Stock

        If the merger is completed, the shares of Cimarex common stock to be issued in the merger will be listed for trading on the NYSE, shares of Resolute common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Resolute will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

        Cimarex does not intend to list the new Cimarex preferred stock on a national securities exchange or interdealer quotation system.

 U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Resolute common shares that exchange their Resolute common shares for Cimarex common shares and cash in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the net investment income tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders of Resolute common shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; partnerships, S corporations or other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, or investors in any of the foregoing; holders whose functional currency is not the U.S. dollar; holders of Resolute equity awards, including Resolute restricted stock, outperformance share rights, options, stock appreciation rights, restricted cash awards, and other forms of compensation; holders who hold Resolute common shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquire Resolute common shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; and holders who actually or constructively own more than 5% of the Resolute common shares).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Resolute common shares that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Resolute common shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Resolute common shares, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to them under their specific circumstances.

        Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the parties' control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Consequences of the Merger Generally to U.S. Holders

        Cimarex and Resolute intend for the first merger and the second merger, considered together, to be treated as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of Cimarex to complete the merger that Cimarex receive an opinion from its tax counsel, dated the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the first merger and the second merger, considered together, will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Resolute to complete the merger that Resolute receive an opinion from its tax counsel dated the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the first merger and the second merger, considered together, will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In connection with the filing of this proxy statement/prospectus, Cimarex's tax counsel and Resolute's tax counsel have delivered opinions with respect to the foregoing matters. These opinions and the opinions required to be delivered at the closing of the merger are and will be based on representations, warranties and covenants contained in representation letters provided by Cimarex and Resolute and on customary factual assumptions, including the assumption that the merger will be completed in the manner described in the merger agreement and this proxy statement/prospectus. Neither of the opinions described above will be binding on the Internal Revenue Service (the "IRS") or any court. Cimarex and Resolute have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger or the second merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the first merger and the second merger could be adversely affected. Assuming that, in accordance with the opinions described above, the first merger and the second merger, considered together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, upon the exchange of Resolute common shares for Cimarex common shares and cash, the U.S. federal income tax consequences will be as follows:

  •
  Except as discussed below with respect to cash received in lieu of a fractional Cimarex common share, no gain or loss will be recognized by U.S. holders who exchange all of their Resolute common shares solely for Cimarex common shares.

  •
  Upon exchanging Resolute common shares for both Cimarex common shares and cash, U.S. holders will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash and the fair market value of the Cimarex common shares received by such U.S. holder exceeds such U.S. holder's adjusted tax basis in such U.S. holder's Resolute common shares exchanged therefor and (ii) the amount of cash received by such U.S. holder (except with respect to cash received in lieu of a fractional Cimarex common share, as discussed below).

  •
  Such gain will be capital gain (except for gain treated as a dividend, as discussed below) and will be long-term capital gain if the U.S. holder's holding period in their surrendered Resolute common shares exceeds one year at the effective time.

  •
  The aggregate tax basis of the Cimarex common shares received by a U.S. holder of Resolute common shares in the merger (including fractional Cimarex common shares deemed received and sold as described below) will be the same as the aggregate adjusted tax basis of such U.S. holder's Resolute common shares exchanged therefor, decreased by the cash received (other than cash received in lieu of a fractional Cimarex common share) and increased by the amount of any gain recognized by the holder, other than with respect to cash received in lieu of a fractional Cimarex common share.

  •
  The holding period of the Cimarex common shares received in exchange for Resolute common shares will include the holding period of the Resolute common shares exchanged for such Cimarex common shares.

        If you acquired different blocks of Resolute common shares at different times or at different prices, you should consult your own tax advisor regarding the manner in which cash and Cimarex common shares should be allocated among different blocks of Resolute common shares. Any recognized gain will generally be long-term capital gain if your holding period in the surrendered Resolute common shares exceeds one year at the effective time.

        At the time a U.S. holder makes a cash election or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of merger consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and Cimarex common shares that such U.S. holder will receive in the merger.

        If you receive the entirety of your merger consideration in the form of cash pursuant to the cash election, you will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in your Resolute common shares exchanged therefor. In addition, if you receive cash in lieu of a fractional Cimarex common share, you will be treated as having received such fractional Cimarex common share pursuant to the merger and then as having sold such fractional Cimarex common share for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional Cimarex common share and your basis in such fractional Cimarex common share as set forth above. The gain or loss recognized by U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder's holding period for the relevant Resolute common shares is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Under certain circumstances, cash received by a U.S. holder that is also the beneficial owner of Cimarex common shares may be treated as a dividend for U.S. federal income tax purposes. In general, the determination of whether any gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder's deemed percentage stock ownership of Cimarex (as calculated for U.S. federal income tax purposes). In general, such treatment generally will not apply to a stockholder in a publicly held corporation, such as Cimarex, whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. These rules are complex and depend upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to these rules should consult its tax advisor as to the application of these rules to its particular facts.

Tax Consequences of the Merger Generally to Holders of Resolute Preferred Stock

        The determination of whether the exchange of Resolute preferred stock for new Cimarex preferred stock pursuant to the merger is taxable or nontaxable will depend, amongst other facts, on whether the exchange is for "nonqualified preferred stock" for U.S. federal income tax purposes. Nonqualified preferred stock generally includes preferred stock if the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that the preferred stock would be redeemed within 20 years.

        Cimarex has made a determination that it is not more likely than not that the new Cimarex preferred stock issued pursuant to the merger will be redeemed within 20 years, and therefore takes the position that the new Cimarex preferred stock does not constitute nonqualified preferred stock. Under this position, no gain or loss will be recognized by holders of Resolute preferred stock that receive shares of new Cimarex preferred stock in exchange for shares of Resolute preferred stock. The aggregate tax basis in the shares of new Cimarex preferred stock received in the merger will equal the aggregate tax basis of a holder of Resolute preferred stock in the Resolute preferred stock surrendered in the merger and such holder's holding period for the shares of new Cimarex preferred stock received in the merger will include their holding period for the shares of Resolute preferred stock surrendered in the merger. If a holder of Resolute preferred stock acquired different blocks of Resolute preferred stock at different times or at different prices, such holder's basis and holding period in their shares of new Cimarex preferred stock may be determined with reference to each block of Resolute preferred stock and the holder should consult their own tax advisor with regard to identifying the bases or holding periods of the particular shares of new Cimarex preferred stock received in the merger.

        Cimarex's determination that it is not more likely than not that the new Cimarex preferred stock issued pursuant to the merger will be redeemed within 20 years is based on its own internal analysis, and this determination does not create any commitment by Cimarex that it will or will not redeem the new Cimarex preferred stock within 20 years. Further, this determination is not binding on, and could be challenged by, the IRS. Holders of Resolute preferred stock are urged to consult their tax advisors about the tax consequences of the exchange of Resolute preferred stock for new Cimarex preferred stock.

Information Reporting and Backup Withholding

        U.S. holders may be subject to information reporting and backup withholding on any cash payments they receive in the merger. A U.S. holder generally will not be subject to backup withholding, however, if such holder (i) timely furnishes its correct taxpayer identification number, certifies that such holder is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal and otherwise complies with all applicable requirements of the backup withholding rules; or (ii) provides proof that such holder is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against a U.S. holder's U.S. federal income tax liability, provided such holder timely furnishes the required information to the IRS.

        This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of Resolute common shares are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement, which was executed on November 18, 2018. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Cimarex, Resolute, or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in Cimarex's or Resolute's public reports filed with the SEC may supplement, update or modify the factual disclosures about Cimarex or Resolute, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Cimarex, Resolute and the Merger Subs were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Cimarex, Resolute and the Merger Subs in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Cimarex and Resolute delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since November 18, 2018. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Cimarex, Resolute and the Merger Subs or any of their respective subsidiaries or affiliates.

The First Merger

        Upon the terms and subject to the conditions of the merger agreement, at the effective time of the first merger, Merger Sub 1 will be merged with and into Resolute in accordance with the DGCL. As a result of the first merger, the separate existence of Merger Sub 1 will cease and Resolute will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the "surviving corporation").

        At the effective time of the first merger, the first merger shall have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all rights, immunities, and franchises of each of Resolute and Merger Sub 1, of a public as well as a private nature, and all debts and obligations due Resolute and Merger Sub 1, shall be taken and deemed to be transferred and vested in the surviving corporation, and the surviving corporation shall be responsible and liable for all of the liabilities and obligations of Resolute and Merger Sub 1.

The Second Merger

        Upon the terms and subject to the conditions of the merger agreement, at the effective time of the second merger, the surviving corporation will be merged with and into Merger Sub 2 in accordance with the DGCL and the DLLCA. As a result of the second merger, the separate existence of the surviving corporation will cease and Merger Sub 2 will continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, the "surviving company").

        At the effective time of the second merger, all rights, immunities, and franchises of each of the surviving corporation and Merger Sub 2, of a public as well as a private nature, and all debts and obligations due the surviving corporation and Merger Sub 2, shall be taken and deemed to be transferred and vested in the surviving company, and the surviving company shall be responsible and liable for all of the liabilities and obligations of the surviving corporation and Merger Sub 2. The first merger and second merger are referred to together as the "merger."

Closing

        Unless otherwise mutually agreed to in writing between Cimarex and Resolute, the completion of the merger will take place at 8:00 a.m., Mountain time, on the second business day following the satisfaction or waiver of the conditions to the completion of the merger (excluding conditions that, by their nature, are to be satisfied by actions taken at the closing, but subject to the continuing satisfaction or waiver of all conditions as of the closing) (the "closing date"). For more information on the conditions to the completion of the merger, please see the section entitled "—Conditions to the Completion of the Merger" beginning on page 121.

        As early as practicable on the closing date, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL shall be filed with the Office of the Secretary of State of the State of Delaware. The first merger shall become effective upon the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Cimarex and Resolute and specified in the certificate of merger. Immediately following the effective time of the first merger, the surviving corporation and Cimarex shall cause a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL and the DLLCA to be filed with the Office of the Secretary of State of the State of Delaware. The second merger shall become effective upon the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Cimarex and Resolute and specified in the certificate of merger.

Organizational Documents; Directors and Officers

        At the effective time of the first merger, (a) the certificate of incorporation of Resolute in effect immediately prior to the effective time of the first merger shall be amended and restated in its entirety to be in the form set forth in Annex D to the merger agreement, and as so amended shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law, and (b) subject to the terms of the merger agreement, the bylaws of Resolute in effect immediately prior to the effective time of the first merger shall be amended and restated in the entirety to be in the form of the bylaws of Merger Sub 1 in effect immediately prior to the effective time of the first merger, and as so amended shall be the bylaws of the surviving corporation until thereafter amended as provided therein or as provided by applicable law.

        At the effective time of the second merger, (a) the certificate of formation of Merger Sub 2 in effect immediately prior to the effective time of the second merger shall be the certificate of formation of the surviving company until thereafter amended as provided therein or by applicable law, and (b) subject to the terms of the merger agreement, the limited liability company agreement of Merger Sub 2 in effect immediately prior to the effective time of the second merger shall be the limited liability company agreement of the surviving company until thereafter amended as provided therein or as provided by applicable law.

        The directors and officers of Merger Sub 1 immediately prior to the effective time of the first merger shall be the directors and officers of the surviving corporation, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. Cimarex shall take all actions necessary so that from and after the effective time of the second merger, the officers of the surviving corporation immediately prior to the effective time of the second merger shall be the officers of the surviving company, to hold office until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the surviving company.

Effect of the Merger on Capital Stock; Merger Consideration

Merger Consideration

        As a result of the first merger, each share of Resolute common stock issued and outstanding immediately prior to the effective time of the first merger, other than Resolute common stock held by Resolute as treasury shares or Resolute common stock held by Cimarex or Merger Sub 1, which will be cancelled at the effective time ("cancelled shares"), Resolute common stock held by Resolute or Cimarex (other than Merger Sub 1) subsidiaries, which will be converted into Cimarex common shares at the stock election exchange ratio at the effective time ("converted shares"), and Resolute common shares held by a person who properly demanded appraisal rights ("appraisal shares"), will be converted into the "merger consideration" of (i) $14.00 in cash, without interest, and 0.2366 shares of Cimarex common stock (the "mixed election consideration"), (ii) $35.00 in cash, without interest (the "cash election consideration"), or (iii) 0.3943 shares of Cimarex common stock (the "stock election consideration"). As further described below in the section entitled "—Election and Exchange Procedures" beginning on page 99, and in more detail in the merger agreement, each Resolute stockholder will, until the election deadline, be entitled to elect to receive the mixed election consideration (the "mixed election"), the cash election consideration (the "cash election"), or the stock election consideration, (the "stock election"), in exchange for each share of Resolute common stock held by such holder that was issued and outstanding immediately prior to the effective time (other than any cancelled shares, converted shares and appraisal shares), subject to the allocation and proration procedures described below and in further detail in the merger agreement. Resolute stockholders (other than holders of cancelled shares, converted shares and appraisal shares) who make no election or an untimely election (or who otherwise are deemed not to have submitted an effective form of election) will be deemed to have made a mixed election. The determination of the exchange agent (or Cimarex, in the event that the exchange agent declines to make a determination) as to whether a holder has properly made a mixed election, cash election or stock election, shall be conclusive and binding. For more information regarding the election deadline, see "—Election and Exchange Procedures" beginning on page 99.

        Resolute stockholders will not be entitled to receive any fractional shares of Cimarex common stock in the merger, and no Resolute stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Cimarex common stock. Resolute stockholders that would have otherwise been entitled to receive a fractional share of Cimarex common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of such fractional part of a share of Cimarex common stock multiplied by the volume weighted average price of Cimarex common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by The Wall Street Journal.

        At the effective time of the first merger, all shares of Resolute common stock will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any shares of Resolute common stock, and each non-certificated share of Resolute common stock represented by book-entry (other than, in each case, those representing cancelled shares, converted shares and appraisal shares) will thereafter represent only the right to receive the applicable merger consideration, and (with respect to the mixed election and the stock election) the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted and any distribution or dividend on shares of Cimarex common stock issued in the first merger payable after the effective time of the first merger.

        Each share of Resolute preferred stock issued and outstanding immediately prior to the effective time of the first merger shall remain outstanding from and after the effective time as one share of surviving corporation preferred stock having the powers, preferences and rights substantially similar to the Resolute preferred stock. All outstanding certificates which immediately prior to the effective time represented such shares of Resolute preferred stock and book-entry shares which immediately prior to the effective time represented such shares of Resolute preferred stock shall, from and after the effective time, continue to represent a number of shares of surviving corporation preferred stock equal to the number of shares of Resolute preferred stock represented thereby immediately prior to the effective time. For the avoidance of doubt, any holder of a share of Resolute preferred stock may exercise its right to convert its shares of Resolute preferred stock into Resolute common stock pursuant to the applicable provisions of the Resolute preferred stock certificate of designations prior to the effective time, and such holder may make an election with respect to such shares of Resolute common stock following such conversion. At the effective time of the second merger, each share of surviving corporation preferred stock outstanding immediately prior to such effective time shall be converted into the right to receive one share of new Cimarex preferred stock. All outstanding certificates which immediately prior to the effective time of the second merger represented such shares of surviving corporation preferred stock and book-entry shares which immediately prior to such effective time represented such shares of surviving corporation preferred stock shall, from and after such effective time, continue to represent a number of shares of new Cimarex preferred stock equal to the number of shares of surviving corporation preferred stock represented thereby immediately prior to the effective time of the second merger.

        At the effective time of the first merger, all shares of Resolute Series A Junior Preferred Stock will be cancelled and will cease to exist without any consideration therefor.

        No Interest.    No interest will be paid or accrued for the benefit of holders of the certificates or book-entry shares on the merger consideration payable in respect of the certificates or book-entry shares.

        Termination of Rights.    All merger consideration (including any dividends or other distributions with respect to Cimarex common stock and any cash in lieu of fractional shares of Cimarex common stock) paid upon the surrender of and in exchange for shares of Resolute common stock in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to such Resolute common stock. At the effective time of the first merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Resolute common stock that were outstanding immediately prior to the effective time of the first merger. If, after the effective time of the first merger, certificates or book-entry shares are presented to the surviving corporation (which, following the consummation of the second merger, will include the surviving company) for any reason, they will be canceled and exchanged for the merger consideration payable in respect of the shares of Resolute common stock previously represented by such certificates or book-entry shares, any cash in lieu of fractional shares of Cimarex common stock and any dividends or other distributions on shares of Cimarex common stock.

        Termination of Exchange Fund.    Any portion of the exchange fund that remains undistributed to the former stockholders of Resolute on the 180th day after the closing date will be delivered to Cimarex, upon demand, and any former common stockholders of Resolute who have not received the merger consideration, any cash without interest in lieu of fractional shares of Cimarex common stock to which they are entitled and any dividends or other distributions with respect to Cimarex common stock to which they are entitled, to which they are entitled under the merger agreement must look only to Cimarex for payment of their claim for such amounts.

        No Liability.    None of the surviving corporation, Cimarex, the Merger Subs or the exchange agent will be liable to any holder of Resolute common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate or book-entry share has not been surrendered prior to the time that is immediately prior to the time at which merger consideration for such certificate or book-entry share would otherwise escheat to or become the property of any governmental agency, any such shares, cash, dividends or distributions in respect of such certificate or book-entry share will, to the extent permitted by applicable law, become the property of Cimarex, free and clear of all claims or interest of any person previously entitled thereto.

        Lost, Stolen, or Destroyed Certificates.    If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration payable for of the shares of Resolute common stock formerly represented by such certificate, any cash in lieu of fractional shares of Cimarex common stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

        Distributions with Respect to Unexchanged Shares of Cimarex Common Stock.    No dividends or other distributions declared or made with respect to shares of Cimarex common stock with a record date after the effective time shall be paid to the holder of any unsurrendered certificate or book-entry shares for the whole shares of Cimarex common stock that such holder would be entitled to receive upon surrender of such certificate or book-entry shares, and no cash payment in lieu of fractional shares of Cimarex common stock will be paid to any such holder, in each case until such holder surrenders such certificate or book-entry shares in accordance with the merger agreement. Following surrender of any certificate or book-entry shares, payment will be made to such holder of whole shares of Cimarex common stock (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such whole shares of Cimarex common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but with a subsequent payment date with respect to such whole shares of Cimarex common stock.

        No Fractional Shares of Cimarex Common Stock.    No certificates or scrip or shares representing fractional shares of Cimarex common stock will be issued upon the surrender for exchange of certificates or book-entry shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Cimarex or a holder of shares of Cimarex common stock.

        Each holder of shares of Resolute common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Cimarex common stock (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Cimarex common stock multiplied by (ii) the volume weighted average price of Cimarex common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by The Wall Street Journal.

Treatment of Resolute Equity Awards and Restricted Cash Awards in the Merger

        Resolute Restricted Stock.    Immediately prior to the effective time, each share of Resolute restricted stock granted pursuant to the Resolute Equity Plan (whether subject to time-based and/or performance-based vesting) will become fully vested and all restrictions thereon will lapse (with any performance-based vesting deemed satisfied at the maximum level), and each holder thereof will have the right to receive the merger consideration in the form set forth in their election (less required withholdings), subject to the proration procedures.

        Resolute Outperformance RSUs.    Immediately prior to the effective time, each outstanding Resolute Outperformance RSU will become fully vested and earned (with any performance-based vesting deemed satisfied at the maximum level), and automatically cancelled and converted into the right to receive the merger consideration in the form set forth in the holder's election (less required withholdings), subject to the proration procedures.

        Resolute Options.    Immediately prior to the effective time, each outstanding Resolute Option will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive the merger consideration (in the form set forth in the holder's election and subject to the proration procedures) based on the excess of (i) $35.00 minus (ii) the applicable exercise price per share under such Resolute option (less required withholdings).

        Resolute SARs.    Immediately prior to the effective time, each outstanding Resolute SAR will become fully vested (to the extent not already vested) and automatically cancelled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Resolute common stock subject to such Resolute SAR immediately prior to the effective time multiplied by (ii) the excess of (A) the cash election consideration minus (B) the per share base price of such Resolute SAR (less any required withholdings).

        Resolute Restricted Cash Awards.    Immediately prior to the effective time, each outstanding Resolute award of restricted cash granted pursuant to the Resolute Equity Plan will become fully vested (to the extent not already vested) and payable at the time set forth in the Resolute Equity Plan and the applicable award agreement.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including holders of certain Resolute equity awards that have been converted) consists of 60% Cimarex common shares and 40% cash, based on the closing sale price for the Cimarex common shares on November 16, 2018.

Proration Procedures

        As promptly as practicable after the completion of the merger, Cimarex will cause the exchange agent to effect the allocation of merger consideration among the holders of Resolute common shares (including each Resolute equity award that has been converted into the right to receive merger consideration). The ability to elect to receive cash, Cimarex common shares or a mix in exchange is subject to the proration procedures set forth in the merger agreement. Notwithstanding any elections made by holders of Resolute common shares, these procedures are designed to ensure that the aggregate merger consideration paid in respect of all Resolute common shares (including holders of certain Resolute equity awards that have been converted into the right to receive merger consideration) consists of 60% Cimarex common shares and 40% cash, based on the closing sale price for the Cimarex common shares on November 16, 2018. The ability to receive the merger consideration of a holder's choice will depend on the elections of other Resolute stockholders (including each Resolute equity award that has been converted). You may not receive the form of merger consideration that you elect in the merger, and you may instead receive a pro-rata amount of cash, Cimarex common shares or both.

        The greater the oversubscription of the stock election consideration, if any, the fewer Cimarex common shares and more cash a Resolute stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election consideration, if any, the less cash and more Cimarex common shares a Resolute stockholder making the cash election will receive. The proration of the merger consideration payable to Resolute stockholders in the merger will not be known until the exchange agent tallies the results of the elections made by Resolute stockholders and Resolute equity award holders, which will not occur until near the closing of the merger.

        Stock elections and cash elections are subject to the proration procedures set forth in the merger agreement to ensure that the total amount of cash paid in connection with the merger does not exceed $385,258,308.69 (the "maximum cash consideration"), and the total number of shares of Cimarex common stock issued in connection with the merger does not exceed 6,510,315 shares of Cimarex common stock (the "maximum stock consideration").

        In the event that the aggregate cash election consideration payable in respect of the shares of Resolute common stock (including holders of certain Resolute equity awards that have been converted) to which cash elections have been made (collectively, the "cash election shares") exceeds the maximum cash consideration, the number of cash election shares that shall be converted into the right to receive the cash election consideration will be equal to the product obtained by multiplying (A) the number of cash election shares by (B) a fraction, the numerator of which is the maximum cash consideration and the denominator of which is the aggregate cash election consideration payable in respect of the aggregate cash election shares, with the remaining number of cash election shares being converted into the right to receive the stock election consideration.

        In the event that the aggregate stock election consideration payable in respect of the shares of Resolute common stock (including holders of certain Resolute equity awards that have been converted) to which stock elections have been made (collectively, the "stock election shares") exceeds the maximum stock consideration, the number of stock election shares that shall be converted into the right to receive the stock election shall be equal to the product obtained by multiplying (A) the number of stock election shares by (B) a fraction, the numerator of which is the maximum stock consideration and the denominator of which is the aggregate stock election consideration payable in respect of the aggregate stock election shares, with the remaining number of stock election shares being converted into the right to receive the cash election consideration.

Election and Exchange Procedures

        Resolute and Cimarex have selected Continental Stock Transfer & Trust Company to serve as the exchange agent and to handle the exchange of shares of Resolute common stock and certain Resolute equity awards for merger consideration, as described above.

        On the closing date and prior to the effective time of the first merger, Cimarex shall deposit, or cause to be deposited, with the exchange agent, for the benefit of the holders of shares of Resolute common stock for distribution through the exchange agent, an amount in cash and a number of shares of Cimarex common stock constituting at least the amounts necessary to satisfy the payment of the merger consideration and payment of cash in lieu of fractional shares to the holders of Resolute common stock outstanding (including holders of certain Resolute equity awards that have been converted) immediately prior to the effective time of the first merger. In addition, Cimarex has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to make payments in lieu of fractional shares of Cimarex common stock and to pay any dividends and other distributions with respect to shares of Cimarex common stock, as further described in the section entitled "Effect of the Merger on Capital Stock; Merger Consideration" beginning on page 95.

        An election form will be separately mailed to each Resolute stockholder and each holder of certain outstanding Resolute equity compensation awards as of the record date to be used to make a mixed election, cash election or stock election. Resolute stockholders should not return their stock certificates with the enclosed proxy card, and Resolute stockholders should not forward their stock certificates to the exchange agent without a valid election form.

        To be effective, an election form must be properly completed, signed and submitted to the location designated in the election form by 5:00 p.m., Eastern time, on the date of the Resolute stockholders meeting or if the closing date is more than 10 business days after the date of the Resolute stockholders meeting, the date that is seven business days preceding the closing date.

        As soon as practicable after the effective time, but in no event more than two business days after the closing date, the exchange agent shall deliver to each record holder of Resolute common stock as of immediately prior to the effective time a letter of transmittal and instructions for surrendering certificated shares or book-entry shares for the payment of the merger consideration. Delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal.

        Each (i) holder of a share of Resolute common stock represented by a certificate or a book-entry share who did not properly make an election upon surrender to the exchange agent of a certificate or book-entry shares (together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other customary documents as may be reasonably required by the exchange agent or Cimarex), and (ii) each holder of certain outstanding and unvested Resolute equity compensation awards who did not properly make an election, will be entitled to receive in exchange therefor the mixed election consideration for each such share of Resolute common stock, any dividends or other distributions with respect to shares of Cimarex common stock, and cash in lieu of any fractional shares of Cimarex common stock.

        Any holder of a share of Resolute common stock and each holder of certain outstanding and unvested Resolute equity compensation awards may, at any time prior to the election deadline, change or revoke such holder's election by written notice prior to the election deadline, accompanied by a properly completed and signed revised election form. If an election is revoked, the holder of the Resolute common stock or Resolute equity awards to which such election previously applied will be deemed to have made the mixed election with respect to such Resolute common stock unless and until a valid election in respect of such Resolute common stock is subsequently submitted on or prior to the election deadline in accordance with the procedures set forth in the merger agreement.

Withholding Taxes

        Cimarex, Resolute and the Merger Subs and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable tax laws. To the extent that any amounts are so deducted or withheld and paid over to the relevant taxing authority, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Appraisal Rights in the Merger

        Under the DGCL, subject to the closing of the merger, record holders of Resolute common stock who do not vote for approval of the Resolute merger proposal and who otherwise properly exercise and perfect their appraisal rights in accordance with Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Resolute common stock, in lieu of receiving the merger consideration. Holders of Resolute preferred stock are not entitled to any appraisal rights under the DGCL in connection with the merger. The "fair value" could be higher or lower than, or the same as, the merger consideration. Resolute stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Resolute by submitting a written demand for appraisal in the form described in this proxy statement/prospectus prior to the vote on the approval of the Resolute merger proposal at the Resolute special meeting and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Resolute common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus in a timely manner to perfect appraisal rights.

        The full text of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus. Resolute stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, Resolute stockholders who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in a waiver of, or the inability to exercise, appraisal rights. For more information regarding appraisal rights, see the section entitled "—Appraisal Rights" beginning on page 85.

Representations and Warranties

        The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Resolute and Cimarex that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Resolute or Cimarex, as applicable, from January 1, 2017 and prior to November 18, 2018 or in the disclosure letters delivered by Resolute and Cimarex to each other in connection with the merger agreement. These representations and warranties relate to, among other things:

  •
  organization, good standing and qualification to conduct business;

  •
  capitalization, including regarding:

  •
  the number of shares of common stock, preferred stock and/or other capital stock, and the number of outstanding equity awards, of Cimarex (or, as applicable, Resolute) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

  •
  the absence of pre-emptive rights and other rights giving any persons the right to acquire, or requiring Cimarex or its subsidiaries (or, as applicable, Resolute and its subsidiaries) to sell, any securities of Cimarex and its subsidiaries (or, as applicable, Resolute and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

  •
  the absence of obligations of Cimarex or its subsidiaries (or, as applicable, Resolute and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

  •
  the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote on any matters on which the Cimarex stockholders and its subsidiaries (or, as applicable, Resolute and its subsidiaries) may vote;

    •
    the absence of any stockholders agreements, voting trusts or other agreements, other than the Voting Agreements and other disclosed agreements;

    •
    the absence of interests in any material joint venture, or other similar material equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than such party's subsidiaries and disclosed joint ventures; and

    •
    the absence of any adjustment to the conversion rate of the Resolute preferred stock and the payment of all regular quarterly dividends payable on the Resolute preferred stock.

  •
  corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the Cimarex board and Resolute board of the merger agreement and the transactions contemplated by the merger agreement;

  •
  the absence of a default or adverse change in the rights or obligations under any provision of any material contract or license to which Cimarex or any of its subsidiaries (or, as applicable, Resolute or any of Resolute's subsidiaries) are a party or violation of Cimarex's (or, as applicable, Resolute's) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

  •
  governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

  •
  filings with the SEC since January 1, 2017 and the financial statements included therein;

  •
  compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

  •
  the conduct of business in the ordinary course of business since September 30, 2018;

  •
  the absence of certain undisclosed liabilities;

  •
  certain consents and permissions of the other party required to conduct the business of such party;

  •
  compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

  •
  employee benefit plan and labor matters;

  •
  tax matters;

  •
  the absence of certain legal proceedings, investigations and governmental orders against Cimarex and its subsidiaries (or, as applicable, against Resolute and its subsidiaries);

  •
  intellectual property matters;

  •
  real property and rights-of-way;

  •
  certain oil and gas matters;

  •
  environmental matters;

  •
  certain material contracts of Resolute and its subsidiaries;

  •
  derivative transactions of Resolute and its subsidiaries;

  •
  insurance of Resolute and its subsidiaries;

  •
  receipt by the Cimarex and Resolute boards of opinions from financial advisors;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  certain regulatory matters relating to utilities and investment companies.

        In addition, Resolute represented that the Resolute board has taken all necessary actions to render the Rights Agreement inapplicable to the merger, the merger agreement, the Voting Agreements and the transactions contemplated thereby.

        The merger agreement also contains additional representations and warranties by Cimarex and the Merger Subs relating to the following, among other things:

  •
  issuance of Cimarex common stock;

  •
  ownership of shares of Resolute common stock;

  •
  conduct of business of Merger Sub 1 and Merger Sub 2;

  •
  the capitalization of Merger Sub 1 and Merger Sub 2; and

  •
  sufficiency of funds to pay the merger consideration.

        Definition of Material Adverse Effect.    A "material adverse effect" means, when used with respect to Cimarex or Resolute, as applicable, any fact, occurrence, effect, change, event or development that (i) is materially adverse to the business, properties, operations or the financial condition of such party and its subsidiaries, taken as a whole, or (ii) prevents the consummation of the transactions contemplated by the merger agreement prior to the end date by such party, except, however, that with respect to the foregoing clause (i) only, no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

  •
  general economic conditions (or changes in such conditions) or conditions in the global economy generally;

  •
  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

  •
  conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

  •
  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

  •
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and weather conditions;

  •
  the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

  •
  any actions taken or failure to take action, in each case, to which Cimarex or Resolute, as applicable, has requested;

  •
  compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement;

  •
  the failure to take any action prohibited by the merger agreement;

  •
  changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

  •
  any changes in such party's stock price or the trading volume of such party's stock, or any change in the ratings or ratings outlook for such party or any of its subsidiaries;

  •
  any failure by such party to meet any analysts' estimates or expectations of such party's revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

  •
  any proceedings made or brought or other actions taken by any of the current or former stockholders (on their own behalf or on behalf of such person) against Resolute, Cimarex, Merger Sub 1, Merger Sub 2 or any of their directors or officers, arising out of the merger or in connection with any other transactions contemplated by the merger agreement; and

  •
  effects, including impacts on relationships with customers, suppliers, employees, labor organizations or governmental entities, in each case, attributable solely to the identity of Cimarex or its affiliates.

        Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry, such adverse effects (if any) may be taken into account when determining whether a material adverse effect has occurred or may, would or could occur, but solely to the extent they are disproportionate.

        A "Resolute material adverse effect" means a material adverse effect with respect to Resolute, and a "Cimarex material adverse effect" means a material adverse effect with respect to Cimarex.

Interim Operations Pending the Merger

Interim Operations of Resolute

        Resolute has agreed that, until the earlier of the effective time and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors.

        In addition, Resolute has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to Cimarex in connection with the merger agreement, as required by applicable law or otherwise consented to by Cimarex in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time and the termination of the merger agreement, Resolute will not, and will not permit its subsidiaries to:

  •
  except as specifically set forth on the disclosure letter Resolute delivered to Cimarex in connection with the merger agreement, which provides that Resolute may declare and pay regularly dividends to holders of the Resolute preferred stock, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible into or exchangeable for any shares of capital stock of, Resolute or its subsidiaries, except for dividends or distributions required by the certificate of incorporation and bylaws of any subsidiary of Resolute, and dividends or distributions by a wholly owned subsidiary of Resolute to Resolute or another wholly owned subsidiary of Resolute;

  •
  split, combine or reclassify any capital stock of, or equity interests in, Resolute or any of its subsidiaries;

  •
  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Resolute, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by the terms of any Resolute benefit plan (including any Resolute equity award);

  •
  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or equity interests in, Resolute or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Resolute common stock upon the vesting, settlement, exercise or lapse of any restrictions on any Resolute equity awards granted under Resolute equity plans and outstanding as of November 18, 2018 or issued in compliance with clause (ii); (ii) issuances of Resolute equity awards under Resolute equity plans in accordance with the express terms of the disclosure letter it delivered to Cimarex in connection with the merger agreement; (iii) the issuance of Resolute common stock upon the conversion of shares of Resolute preferred stock into shares of Resolute common stock in accordance with the terms of the certificate of designations; (iv) the shares of capital stock or other equity issued as a dividend made in accordance with the merger agreement, and (v) transactions solely between Resolute and a wholly owned subsidiary of Resolute or solely between wholly owned subsidiaries of Resolute;

  •
  amend or propose to amend Resolute's certificate of incorporation and bylaws or amend or propose to adopt any material change in the certificate of incorporation and bylaws or other governing document of any of Resolute's material subsidiaries or otherwise take any action to exempt any person from any provision of the certificate of incorporation and bylaws or other governing document of Resolute or any of its subsidiaries;

  •
  merge, consolidate, combine or amalgamate with any person, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (i) any such action solely between or among Resolute and its subsidiaries or between or among subsidiaries of Resolute; (ii) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts or (iii) acquisitions for which the consideration is $1,000,000 individually and $5,000,000 in the aggregate or less;

  •
  sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any material portion of its assets or properties, other than (i) pursuant to an agreement of Resolute or its subsidiaries in effect on November 18, 2018, (ii) among Resolute and its wholly owned subsidiaries or among wholly owned subsidiaries of Resolute, (iii) sales, leases or dispositions for which the consideration is $1,000,000 individually or $5,000,000 in the aggregate or less or (iv) the sale of hydrocarbons in the ordinary course of business;

  •
  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Resolute or any of its subsidiaries, other than such transactions solely among Resolute and any subsidiaries of Resolute or solely among subsidiaries of Resolute;

  •
  change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Resolute and its subsidiaries, except as required by GAAP or applicable law;

  •
  make (other than in the ordinary course of business), change or rescind any material election relating to taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Resolute has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the tax position of Resolute and its subsidiaries; amend any material tax return, except where such amendment would not have a material and adverse effect on the tax position of Resolute and its subsidiaries; settle or compromise any tax claim or assessment by any taxing authority, except where the amount of any such settlement or compromise does not exceed $2,500,000; or change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years;

  •
  except as required by the terms of any Resolute benefit plan, enter into, adopt or terminate any material Resolute benefit plan, other than entering into employment agreements in the ordinary course of business; amend any Resolute benefit plan (including, for the avoidance of doubt, annual renewals of welfare benefit plans) and other than amendments that do not materially increase the cost to Resolute of maintaining such Resolute benefit plan; or materially increase the cash compensation payable to any current or former employee or director, except in the ordinary course of business;

  •
  incur, create, assume or guarantee any indebtedness, other than incurrences under Resolute's existing credit agreement in the ordinary course of business, transactions solely between or among Resolute and its subsidiaries or solely between or among subsidiaries of Resolute or any indebtedness incurred or assumed in connection with any acquisition permitted by the merger agreement in an aggregate amount not to exceed the purchase price of any such acquisition, and in each case guarantees thereof or incur, create or suffer to exist any encumbrance, other than encumbrances securing Resolute's existing credit agreement or other indebtedness of Resolute and its subsidiaries existing on November 18, 2018 or incurred in accordance with the other terms of the merger agreement; encumbrances in existence on September 30, 2018 and disclosed in Resolute's quarterly report on Form 10-Q for the quarter ended September 30, 2018; encumbrances securing indebtedness incurred or assumed in connection with any acquisition permitted by the merger agreement or other permitted encumbrances under the merger agreement;

  •
  other than in the ordinary course of business consistent with past practice, enter into or assume any contract that would have been a material contract had it been entered into prior to November 18, 2018 or terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any material contract or any contract that would have been a material contract had it been entered into prior to November 18, 2018, excluding any termination upon expiration of a term in accordance with the terms of such material contract;

  •
  other than the settlement of any proceedings reflected or reserved against on the balance sheet of Resolute (or in the notes thereto), settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes and any transaction litigation) involving solely the payment of monetary damages by Resolute or any of its subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither Resolute nor any of its subsidiaries shall settle or compromise any proceeding if such settlement or compromise involves a material conduct remedy or other material injunctive or similar relief; involves an admission of criminal wrongdoing by Resolute or any of its subsidiaries; or has a materially restrictive impact on the business of Resolute or any of its subsidiaries;

  •
  authorize or make capital expenditures that are, in the aggregate greater than 112.5% of the aggregate amount of capital expenditures scheduled to be made in Resolute's capital expenditure budget for the applicable quarter of 2018 and 2019, except to the extent such operations are specifically described in the disclosure letter it delivered to Cimarex in connection with the merger agreement, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

  •
  hire any executive officer or any employees, consultants or other independent contractors (other than for the purpose of filling current openings or backfilling positions that become open after November 18, 2018) receiving annual salary or annual guaranteed compensation in excess of $175,000, individually, or $750,000, in the aggregate;

  •
  enter into any lease for real property that would be a material real property lease if entered into prior to November 18, 2018 or terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any material real property lease;

  •
  fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Resolute and its subsidiaries to the extent commercially reasonable in Resolute's business judgment in light of prevailing conditions in the insurance market; or

  •
  agree to take any action described above.

Interim Operations of Cimarex

        Cimarex has agreed that, until the earlier of the effective time and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors.

        In addition, Cimarex has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter Cimarex delivered to Resolute in connection with the merger agreement, as required by applicable law or otherwise consented to by Resolute in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time and the termination of the merger agreement, Cimarex will not, and will not permit its subsidiaries to:

  •
  except as specifically set forth on the disclosure letter it delivered to Resolute in connection with the merger agreement, which provides that Cimarex may declare regular quarterly dividends to its common stockholders in an amount not to exceed $0.24 per share, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Cimarex or its subsidiaries, except for (i) dividends and distributions required by the certificate of incorporation and bylaws of any subsidiary of Cimarex and (ii) dividends and distributions by a wholly owned subsidiary of Cimarex to Cimarex or another wholly owned subsidiary of Cimarex;

  •
  split, combine or reclassify any capital stock of, or other equity interests in, Cimarex or any of its subsidiaries;

  •
  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Cimarex, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by the terms of any Cimarex benefit plan (including any Cimarex equity-based award);

  •
  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Cimarex or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (i) the issuance of Cimarex common stock upon the vesting, settlement, exercise or lapse of any restrictions on any awards granted under the Cimarex equity plan and outstanding on November 18, 2018 or issued in compliance with clause (iii); (ii) issuances by a wholly owned subsidiary of Cimarex of such subsidiary's capital stock or other equity interests to Cimarex or any other wholly owned subsidiary of Cimarex; (iii) issuances of awards granted under the Cimarex equity plan to employees, directors and other service providers in the ordinary course of business and consistent with past practice; (iv) the issuance of Cimarex common stock in connection with transactions between Cimarex and a wholly owned subsidiary of Cimarex or between wholly owned subsidiaries of Cimarex; and (v) issuances in connection with an acquisition by Cimarex permitted by the terms of the merger agreement;

  •
  amend Cimarex's, Merger Sub 1's or Merger Sub 2's organizational documents or adopt any material change in the organizational documents of any of Cimarex's material subsidiaries that would adversely affect the consummation of the transactions, in either case, including by merger, consolidation or otherwise;

  •
  adopt a plan of complete or partial liquidation or dissolution of Cimarex or any of its subsidiaries, other than such transactions among the Cimarex and any wholly owned subsidiaries of Cimarex or among wholly owned subsidiaries of Cimarex;

  •
  change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Cimarex and its subsidiaries, except as required by GAAP or applicable law;

  •
  make (other than in the ordinary course of business), change or rescind any material election relating to taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Cimarex has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the tax position of Cimarex and its subsidiaries; and change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years;

  •
  except pursuant to a definitive agreement entered into prior to November 18, 2018 and set forth on the disclosure letter it delivered to Resolute in connection with the merger agreement, enter into, participate or engage in, complete, or continue any discussions or negotiations with respect to (i) a merger, consolidation, combination or amalgamation with any person other than another wholly owned subsidiary of Cimarex; (ii) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; (iii) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Cimarex or any of its subsidiaries, in each case of the foregoing clauses (i)-(iii) if such action could reasonably be expected to prevent the consummation of the transactions contemplated by the merger agreement; or (iv) any transaction pursuant to which Cimarex would issue shares of Cimarex common stock in consideration of such transaction and the such issuance would require the vote of the stockholders of Cimarex pursuant to NYSE Rule 312.03(c); or

  •
  agree to take any action described above.

No Solicitation; Changes of Recommendation

        Resolute has agreed that, from and after November 18, 2018, Resolute will, and will cause its subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of November 18, 2018 with respect to a Resolute competing proposal (as such term is defined in the section entitled "—No Solicitation; Changes of Recommendation—Definition of Competing Proposal" beginning on page 112).

        Resolute has also agreed that, from and after November 18, 2018 until the effective time or the termination of the merger agreement in accordance with the terms thereof, Resolute will not, and will cause its subsidiaries and its and their respective directors, officers and representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Resolute competing proposal;

  •
  engage in any discussions or negotiations with any person with respect to a Resolute competing proposal;

  •
  furnish any non-public information regarding Resolute or its subsidiaries, or access to the properties, assets or employees of Resolute or its subsidiaries, to any person in connection with or in response to a Resolute competing proposal;

  •
  enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Resolute competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

  •
  resolve, agree or publicly propose to, or permit Resolute or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

        No Solicitation Exceptions.    Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Resolute stockholders, Resolute may engage in the matters described in the first, second and third bullets directly above with any person if Resolute receives a bona fide written Resolute competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled "—No Solicitation; Changes of Recommendation—Definition of Competing Proposal" beginning on page 112; provided, however, that:

  •
  no information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until Resolute receives an executed confidentiality agreement, from the person making such Resolute competing proposal, subject to certain conditions; and

  •
  prior to taking any such actions, the Resolute board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Resolute competing proposal is, or could reasonably be expected to lead to, a Resolute superior proposal (as defined below).

        A "Resolute superior proposal" means any bona fide, written Resolute competing proposal (with references to 25% being deemed to be replaced with references to 80%) by a third party, that in the good faith determination of the Resolute board, after consultation with Resolute's financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, taking into account financing requirements of the purchaser, would, if consummated in accordance with its terms, result in a transaction more favorable to Resolute's stockholders than the transactions contemplated by the merger agreement.

        Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Resolute stockholders, Resolute or any of its representatives may seek clarification from any person that has made a Resolute competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Resolute board to determine to make an informed determination under the relevant provisions of the merger agreement.

        Restrictions on Changes of Recommendation.    Subject to certain exceptions described below, the Resolute board, may not:

  •
  fail to include its recommendation that Resolute stockholders approve the merger proposal in this proxy statement/prospectus;

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Cimarex, its recommendation that Resolute stockholders approve the merger proposal;

  •
  recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Resolute competing proposal; or

  •
  publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of Resolute, other than a recommendation to reject such offer.

        The actions described in the four bullets directly above are referred to as the "Resolute recommendation change."

        Permitted Changes of Recommendation and Permitted Termination to Enter into a Resolute Superior Proposal.    Prior to, but not after, the merger proposal has been approved by Resolute stockholders, in response to a bona fide written Resolute competing proposal from a third party that did not arise from a breach of the "no solicitation" obligations described above and in the section entitled "—No Solicitation; Changes of Recommendation—No Solicitation Exceptions," the Resolute board may effect a Resolute recommendation change or terminate the merger agreement if:

  •
  the Resolute board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Resolute competing proposal is a Resolute superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Cimarex in response to such Resolute competing proposal);

  •
  Resolute will have given five business days' prior notice to Cimarex that Resolute has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the person making such proposal), and, that Resolute intends to take such action;

  •
  after giving such notice and prior to effecting such Resolute recommendation change or termination, Resolute negotiates in good faith with Cimarex (to the extent Cimarex wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement such that the Resolute competing proposal would no longer constitute a Resolute superior proposal; and

  •
  at the end of the five-business-day period, prior to taking action to effect a Resolute recommendation change or terminate the merger agreement, the Resolute board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Cimarex in writing, and determines in good faith after consultation with its financial advisors and outside legal counsel that the Resolute competing proposal remains a Resolute superior proposal.

        In the event of any change to the financial terms of, or any other material amendment or material modification to any Resolute superior proposal, Resolute will be required to deliver a new written notice to Cimarex and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

        Permitted Changes of Recommendation in Connection with Intervening Events.    Prior to, but not after, the time the merger proposal has been approved by Resolute stockholders, in response to a Resolute intervening event (as defined below) that occurs or arises after November 18, 2018, Resolute may effect a Resolute recommendation change if:

  •
  the Resolute board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Resolute intervening event has occurred and that failure to effect a Resolute recommendation change in response to such Resolute intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Resolute board to the Resolute stockholders under applicable law;

  •
  Resolute shall have given five business days' prior notice to Cimarex that Resolute has determined that a Resolute intervening event has occurred or arisen (which notice will reasonably describe such Resolute intervening event) and that Resolute intends to effect a Resolute recommendation change;

  •
  after giving such notice and prior to effecting such Resolute recommendation change, Resolute negotiates in good faith with Cimarex (to the extent Cimarex wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Resolute board not to effect a Resolute recommendation change in response thereto; and

  •
  at the end of the five-business-day period, prior to taking action to effect a Resolute recommendation change, the Resolute board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Cimarex in writing and any other information offered by Cimarex in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Resolute recommendation change in response to such Resolute intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Resolute board to the stockholders of Resolute under applicable law.

        In the event of any material changes regarding any Resolute intervening event, Resolute will be required to deliver a new written notice to Cimarex and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to three business days.

        A "Resolute intervening event" is a material fact, occurrence, effect, change, event or development that occurs or arises after November 18, 2018 that was not known to or reasonably foreseeable by the Resolute board as of November 18, 2018 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Resolute board as of November 18, 2018), subject to certain exceptions for events that would not constitute a Resolute intervening event, including the receipt, existence or terms of an actual or possible Resolute competing proposal and conditions (or changes in conditions) in the oil and gas exploration and production industry.

        Confidentiality Agreement.    Cimarex and Resolute have entered into a confidentiality agreement, dated as of September 10, 2018, which shall survive the execution and delivery of the merger agreement and applies to all information furnished under the confidentiality agreement and merger agreement. The confidentiality agreement will terminate as of the effective time.

        Certain Permitted Disclosures.    Resolute, directly or indirectly through one or more of its representatives, may, to the extent applicable, disclose to Resolute stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any "stop, look and listen" communication to Resolute stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Resolute competing proposal. However, Resolute has agreed not to effect any Resolute change of recommendation other than in accordance with the applicable provisions of the merger agreement.

        Definition of Competing Proposal.    A "Resolute competing proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Cimarex or any of its subsidiaries) involving:

  •
  any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Resolute or any of its subsidiaries (including capital stock of the subsidiaries of Resolute) that account for 25% (based on the fair market value) or more of the consolidated assets of Resolute and its subsidiaries (including capital stock of the subsidiaries of Resolute), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of Resolute and its subsidiaries are derived;

  •
  any direct or indirect acquisition of beneficial ownership by any person or group of 25% or more of the common shares of Resolute or any tender or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of the common shares of Resolute; or

  •
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Resolute which is structured to permit any person or group to acquire beneficial ownership of at least 25% of Resolute's and its subsidiaries' assets or equity interests.

Preparation of Proxy Statement/Prospectus and Registration Statement

        Cimarex and Resolute have agreed to promptly furnish to the other party such data and information relating to it, its subsidiaries (including, in Cimarex's case, the Merger Subs) and the holders of its capital stock, as such other party may reasonably request for the purpose of including such data and information in the registration statement, of which this proxy statement/prospectus forms a part, and this proxy statement/prospectus, and any amendments or supplements hereto.

        Resolute and Cimarex have agreed to each use reasonable best efforts to cause this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Cimarex and Resolute will each use its reasonable best efforts to cause the registration statement, of which this proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and Cimarex will use reasonable best efforts to keep the registration statement, of which this proxy statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Each of Resolute and Cimarex will advise the other promptly after it receives any request by the SEC for amendment of this proxy statement/prospectus or the registration statement, of which this proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of Resolute and Cimarex have agreed to use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

        Prior to filing the registration statement, of which this proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Resolute and Cimarex has agreed to (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.

        Cimarex and Resolute have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the registration statement, of which this proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Cimarex common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of Resolute and Cimarex will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

        If at any time prior to the effective time of the first merger, any information relating to Cimarex or Resolute, or any of their respective affiliates, officers or directors, should be discovered by Cimarex or Resolute that should be set forth in an amendment or supplement to the registration statement, of which this proxy statement/prospectus forms a part, or this proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the Resolute stockholders.

Resolute Stockholders' Meeting

        Resolute has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Resolute to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the merger proposal by Resolute stockholders, to be held as promptly as reasonably practicable after the clearance of this proxy statement/prospectus by the SEC and the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the Resolute board must recommend that the stockholders of Resolute vote in favor of the merger proposal and the Resolute board must solicit from Resolute stockholders proxies in favor of the merger proposal, and this proxy statement/prospectus is required to include such recommendation of the Resolute board.

        Resolute (i) will be required to adjourn or postpone the Resolute stockholders meeting to the extent necessary to ensure that any supplement or amendment to this proxy statement/prospectus that is required to be filed and disseminated under applicable law is provided to Resolute's stockholders or if, as of the time for which the Resolute stockholders meeting is scheduled, there are insufficient shares of Resolute common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Resolute stockholders meeting; provided, that a proxy related to the shares of Resolute common stock subject to a voting agreement will be deemed to have been received by Resolute for such purpose, and (ii) may adjourn or postpone the Resolute stockholders meeting if, Resolute reasonably determines in good faith that there are insufficient shares of Resolute common stock represented (either in person or by proxy) to obtain Resolute stockholder approval of the merger proposal. Notwithstanding the foregoing, the Resolute stockholders meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the Resolute stockholders meeting was previously scheduled (though the Resolute stockholders meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after two business days prior to the end date.

        Resolute will promptly provide all voting tabulation reports relating to the Resolute stockholders meeting and will otherwise keep Cimarex reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Resolute's stockholders with respect thereto. Unless there has been a Resolute recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Resolute's stockholders or any other person to prevent the approval of the merger proposal by Resolute stockholders.

Voting Agreements

        Resolute has acknowledged that, pursuant to the Voting Agreements, the Resolute VA Stockholders have appointed and constituted Cimarex (subject to the terms of the applicable Voting Agreement) as such Resolute VA Stockholder's true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of such Resolute VA Stockholder's rights with respect to the Subject Securities (as defined in the applicable Voting Agreement) beneficially owned by such Resolute VA Stockholder, to vote such Subject Securities at the Resolute stockholders meeting solely on the matters and in the manner specified in the Voting Agreement, and has agreed to recognize such proxy and the exercise thereof by Cimarex in accordance with its terms at any meeting of the Resolute stockholders, subject to applicable law.

Access to Information

        Subject to applicable law and certain other exceptions set forth in the merger agreement, Resolute and Cimarex have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholder and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the registration statement, of which this proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Cimarex, Resolute or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

        Each party has agreed to, and to cause each of its subsidiaries to, afford to the other party and its representatives, during the period prior to the earlier of the effective time and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of its and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to the other party and its representatives such information concerning its and its subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the applicable party. Each party and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party or its subsidiaries of their normal duties.

HSR and Other Regulatory Approvals

        Except for the filings and notifications made pursuant to the HSR Act, promptly after November 18, 2018, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. Neither party nor its subsidiaries will agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

        On December 10, 2018, Cimarex and Resolute each filed a pre-merger notification and report form under the HSR Act and subsequently received notice that their request for earlier termination of the waiting period was granted on December 21, 2018. Each of Cimarex and Resolute will, and will cause their respective subsidiaries to, cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Cimarex and Resolute shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any governmental entity charged with enforcing, applying, administering, or investigating any antitrust law, or any other competition authority of any other jurisdiction. In connection with the foregoing, each of Cimarex and Resolute have agreed to (and agreed to cause their respective subsidiaries to):

  •
  cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

  •
  promptly notify the other party of any communication concerning the merger agreement or any of the transactions contemplated thereby to that party from or with any governmental entity, or from any other person alleging that the consent of such person (or another person) is or may be required in connection with the transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by the merger agreement; and

  •
  permit the other party to review in draft any proposed communication to be submitted by it to any governmental entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any governmental entity (or, in connection with any proceeding by a private party, with any other person), and, to the extent permitted by the applicable governmental entity or person, not participate in any meeting or discussion with any governmental entity relating to any filings or investigations concerning the merger agreement or any of the transactions contemplated thereby unless it consults with the other party and its representatives in advance and invites the other party's representatives to attend in accordance with applicable laws.

        Cimarex has agreed to take any and all action necessary to ensure that no governmental entity enters any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no governmental antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by the end date, including, but not limited to:

  •
  selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Resolute or Cimarex or their respective subsidiaries;

  •
  terminating existing relationships, contractual rights or obligations of Resolute or Cimarex or their respective subsidiaries;

  •
  terminating any venture or other arrangement;

  •
  creating any relationship, contractual rights or obligations of Resolute or Cimarex or their respective subsidiaries; or

  •
  effectuating any other change or restructuring of Resolute or Cimarex or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to Resolute or its subsidiaries or its or their businesses or assets) (a "divestiture action").

        However, none of Cimarex or any of its subsidiaries is required to take or agree to take any divestiture action or other action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Cimarex and Resolute on a combined basis, taken as a whole, after giving effect to the merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to Resolute, taken as a whole.

        In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, Cimarex will take such action, including any divestiture action, as may be necessary to avoid, resist or resolve such action (provided, that in no event will Cimarex be required to make or agree to take any divestiture action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Cimarex and Resolute on a combined basis, taken as a whole, after giving effect to the merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to Resolute, taken as a whole). In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement, Cimarex will promptly take any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the end date.

        Resolute, Cimarex, Merger Sub 1 and Merger Sub 2 have agreed not to take any action that could reasonably have been expected to hinder or delay obtaining the clearance or the expiration or termination of the required waiting period under the HSR Act.

Employee Matters

        Immediately following the effective time of the first merger, Cimarex has agreed to employ (or cause the surviving company or one of its subsidiaries to employ) each employee of Resolute and its subsidiaries who continues to be employed by Cimarex or its subsidiaries (including the surviving company and its subsidiaries) as of the effective time of the first merger and to provide to each such employee the base salary or wages and annual target cash bonus opportunity in effect as of immediately prior to the effective time of the first merger. Notwithstanding the forgoing, nothing herein shall, after the effective time of the first merger, impose on Cimarex or its subsidiaries, or the surviving company or any of its subsidiaries, any obligation to retain any employee for any amount of time or on any terms and conditions of employment.

        With respect to any employee benefit plans of Cimarex or its subsidiaries in which any employees of Resolute of one of its subsidiaries immediately prior to the closing become eligible to participate on or after the effective time (the "new plans"), Cimarex will or will cause the surviving company or one of its subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Resolute benefit plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time under a Resolute benefit plan (to the same extent that such credit was given under the analogous Resolute benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans, and (iii) recognize all service of such employees with Resolute and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous Resolute benefit plan prior to the effective time; provided that the foregoing service recognition will not apply to the extent it would result in duplication of benefits for the same period of services.

Indemnification; Directors' and Officers' Insurance

        Cimarex and the surviving company have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to November 18, 2018 or who becomes prior to the effective time of the first merger, a director, officer or employee of Resolute or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan of Resolute or any of its subsidiaries or is or was serving at the request of Resolute or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise ("indemnified persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of Resolute or any of its subsidiaries, a fiduciary under any employee benefit plan of Resolute or any of its subsidiaries or is or was serving at the request of Resolute or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the first merger (the "indemnified liabilities"), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and Cimarex and the surviving company will, jointly and severally, pay expenses incurred in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law and in accordance with the procedures (if any) set forth in the organizational documents of Resolute or any subsidiary of Resolute; provided, that such indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification).

        Cimarex and the surviving company will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving company or its subsidiaries in any manner that would affect (or manage the surviving company or its subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the organizational documents of the surviving company or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Cimarex will, and will cause the surviving company and its subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Resolute or any of its subsidiaries and any of its directors, officers or employees existing immediately prior to the effective time of the first merger.

        Cimarex and Resolute will cause to be put in place, and Cimarex will fully prepay immediately prior to the effective time of the first merger, "tail" insurance policies with a claims period of at least six years from the effective time of the first merger (the "tail period") from an insurance carrier with the same or better credit rating as Resolute's current insurance carrier with respect to directors' and officers' liability insurance with terms and conditions no less favorable as Resolute's existing policies, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the first merger, provided, however, that Cimarex may elect in its sole discretion to, but will not be required to, spend more than 300% (the "cap amount") of the last annual premium paid by Resolute prior to the date hereof for the six years of coverage under such "tail" policy; provided, further, that if the cost of such insurance exceeds the cap amount, and Cimarex elects not to spend more than the cap amount for such purpose, then Cimarex will purchase the greatest coverage available for the six year period for the cap amount.

        In the event that Cimarex, the surviving company, or any subsidiary of the surviving company, or any of their successors or assignees (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of Cimarex, the surviving company, or any subsidiary of the surviving company, as the case may be, shall assume the obligations will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.

Transaction Litigation

        In the event of any litigation or other legal proceedings by any governmental entity or other person is commenced or, to the knowledge of Cimarex or Resolute, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the merger agreement or seeks damages in connection therewith, the parties agree to promptly (and in any event within two business days) notify the other party of such transaction litigation and will keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each party will give the other party a reasonable opportunity to participate in the defense or settlement of any transaction litigation against the first party and will consider in good faith the other party's advice with respect to such transaction litigation. Each party will not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any transaction litigation against it without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed).

Public Announcements

        Except as described below each of Resolute and Cimarex agreed to not, and to cause its representatives not to, issue any public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated thereby, without the prior written approval of the parties. Notwithstanding the forgoing, each of Resolute and Cimarex and its representatives may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by the merger agreement, (i) as required by law or (ii) as required by the rules of any stock exchange upon which such party's or any of its subsidiaries' capital stock is traded. However, in each case, the disclosing party will endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and will give due consideration to all reasonable changes suggested thereto. In addition, each party may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by the merger agreement with the prior written approval of the other party or that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with the agreement. Furthermore, each party may make internal communications with its employees which are not made public, and neither party is required to consult with or obtain approval from the other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Resolute competing proposal or a Resolute change of recommendation (other than as set forth in the merger agreement).

Advice of Certain Matters

        Subject to compliance with applicable law, Resolute and Cimarex, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Resolute material adverse effect or a Cimarex material adverse effect, as the case may be. Except with respect to antitrust laws, Resolute and Cimarex have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Section 16 Matters

        Prior to the effective time, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of Resolute or acquisitions of equity securities of Cimarex in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Resolute, or will become subject to such reporting requirements with respect to Cimarex, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing

        Prior to the closing, Cimarex will take all action necessary to cause the shares of Cimarex common stock to be issued in the merger to be approved for listing on NYSE prior to the closing date, subject to official notice of issuance.

Tax Matters

        The merger agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and the parties adopt it as such. Each of Cimarex and Resolute have agreed to use (and to cause its respective subsidiaries to use) its reasonable best efforts to cause the merger to qualify, and have agreed not to take or knowingly fail to take (and to cause its subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code. Further, the merger agreement contains additional representations, warranties and covenants relating to the preservation of the tax-free status of the merger.

Anti-Takeover Laws

        Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such anti-takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Resignations

        At the closing, except as otherwise may be agreed by Cimarex, Resolute shall request the resignation of each member of the Resolute board who is in office immediately prior to the effective time of the first merger, which resignations shall be effective as of (but conditioned on the occurrence of) the effective time of the first merger.

Resolute Debt and Termination of Liens

        Resolute has agreed to use commercially reasonable efforts to, at the request of Cimarex and concurrently with the closing of the merger, and upon the delivery of funds sufficient by Cimarex to repay in full any amounts then borrowed or currently outstanding under Resolute's revolving credit facility, (i) obtain customary payoff letters and take all such actions as may be necessary to terminate or cause to be terminated the revolving credit facility and all applicable commitments related to or under the revolving credit facility, (ii) make arrangements for the release of all liens arising from or granted in connection with the revolving credit facility and (iii) make arrangements for the release of any guarantees in connection therewith.

        In connection with the merger, in the event that Cimarex desires that Resolute consummate an optional redemption and a satisfaction and discharge with respect to Resolute's 8.50% Senior Notes due 2020, Resolute has agreed to use commercially reasonable efforts to, and to cause its subsidiaries to, cooperate with Cimarex to facilitate the optional redemption and satisfaction and discharge of such notes concurrently with the closing of the merger.

        Cimarex has agreed to, promptly upon Resolute's request, reimburse Resolute for any documented reasonable out-of-pocket fees and expenses incurred in connection with the debt repayments. In addition, Cimarex will indemnify and hold harmless Resolute, its subsidiaries and their respective officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives for and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney's fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the debt repayments.

        For a description of Resolute's existing indebtedness, see Resolute's Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 12, 2018, which is incorporated by reference into this proxy statement/prospectus.

Resolute Benefit Plans

        Prior to the closing date, Resolute shall take all actions necessary or appropriate to adopt resolutions to terminate each Resolute benefit plan that includes a "qualified cash or deferred arrangement" as defined in Section 401(k)(2) of the Code (the "Resolute 401(k) plan") effective no later than the day immediately preceding the closing date; provide evidence that each Resolute 401(k) plan has been terminated; and take such other actions reasonably necessary or appropriate in furtherance of terminating each Resolute 401(k) plan as Cimarex may reasonably require. Each participant in the Resolute 401(k) plan who is employed by Cimarex or the surviving corporation after the effective time of the first merger shall be immediately eligible, as of the effective time of the first merger, to commence participation in a tax-qualified defined contribution plan of Cimarex or one of its affiliates (the "Cimarex 401(k) plan") and be given the opportunity to elect to "roll over" the account balance (including any outstanding loans) under the Resolute 401(k) plan to the Cimarex 401(k) plan.

Conditions to the Completion of the Merger

        Mutual Conditions.    Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

  •
  Resolute Stockholder Approval. The Resolute merger proposal must have been approved by the affirmative vote of a majority of the outstanding shares of Resolute common stock entitled to vote on the merger proposal, in accordance with the DGCL and the Resolute organizational documents.

  •
  Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

  •
  No Injunctions or Restraints. No governmental entity of the United States or any state thereof having jurisdiction over Cimarex, Resolute or the Merger Subs shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no law that makes the consummation of the merger illegal or otherwise prohibited shall have been adopted after November 18, 2018.

  •
  Effectiveness of the Registration Statement. The registration statement, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

  •
  NYSE Listing. The shares of Cimarex common stock issuable to Resolute stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

        Additional Conditions to the Obligations of Cimarex and the Merger Subs.    The obligations of Cimarex and the Merger Subs to complete the merger are subject to the satisfaction or waiver of further conditions, including:

  •
  Certain representations and warranties of Resolute set forth in the merger agreement regarding capital stock and absence of certain changes or events since September 30, 2018 must have been true and correct as of November 18, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

  •
  Certain other representations and warranties of Resolute set forth in the merger agreement relating to organization, standing and power, payment of preferred stock dividends, authority, opinion of financial advisors and brokers must have been true and correct in all material respects as of November 18, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

  •
  All other representations and warranties of Resolute set forth in the merger agreement must have been true and correct as of November 18, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Resolute material adverse effect") that would not reasonably be expected to have, individually or in the aggregate, a Resolute material adverse effect;

  •
  Resolute having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the first merger;

  •
  Cimarex having received a certificate of Resolute signed by an executive officer of Resolute, dated as of the closing date, confirming that the conditions set forth in the four bullets directly above have been satisfied; and

  •
  Cimarex having received an opinion from Cimarex tax counsel, in form and substance reasonably satisfactory to Cimarex, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Additional Conditions to the Obligations of Resolute.    The obligation of Resolute to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  Certain representations and warranties of Cimarex and the Merger Subs set forth in the merger agreement regarding capital stock and absence of certain changes or events since September 30, 2018 must have been true and correct as of November 18, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

  •
  Certain other representations and warranties of Cimarex and the Merger Subs set forth in the merger agreement relating to organization, standing and power, authority, opinion of financial advisor and brokers must have been true and correct in all material respects as of November 18, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

  •
  All other representations and warranties of Cimarex and the Merger Subs set forth in the merger agreement must have been true and correct as of November 18, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Cimarex material adverse effect") that would not reasonably be expected to have, individually or in the aggregate, a Cimarex material adverse effect;

  •
  Cimarex and the Merger Subs having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the first merger;

  •
  Resolute having received a certificate of Cimarex signed by an executive officer of Cimarex, dated as of the closing date, confirming that the conditions in the four bullets directly above have been satisfied; and

  •
  Resolute having received an opinion from Resolute tax counsel, in form and substance reasonably satisfactory to Resolute, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Frustration of Closing Conditions.    None of Cimarex, Resolute or the Merger Subs may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of the merger agreement.

Termination

        Cimarex and Resolute may terminate the merger agreement and abandon the merger at any time prior to the effective time of the first merger by mutual written consent of Cimarex and Resolute.

        The merger agreement may also be terminated by either Cimarex or Resolute at any time prior to the effective time in any of the following situations:

  •
  If any governmental entity of the United States or any state thereof having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not violated or breached any material covenant or agreement under the merger agreement that has been the primary cause of or resulted in such order, decree, ruling or injunction or other action;

  •
  If the merger has not been consummated on or before 5:00 p.m., Mountain time, on July 18, 2019 (subject to extension to October 18, 2019 for the sole purpose of obtaining regulatory clearances) (the "end date"), so long as the terminating party has not violated or breached any material covenant or agreement under the merger agreement where such failure has been the primary cause of or resulted in the failure of the merger to occur on or before such date (the "end date termination event");

  •
  In the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition if it was continuing as of the closing date (and such breach cannot be or has not been cured by the earlier of (i) 45 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the end date) (a "terminable breach"), so long as the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement under the merger agreement (which, in the case of a breach by Resolute, referred to as a "Resolute terminable breach event" and, in the case of a breach by Cimarex, referred to as a "Cimarex terminable breach event"); or

  •
  If Resolute stockholders do not approve the merger proposal upon a vote held at a duly held Resolute stockholders meeting, or at any adjournment or postponement thereof (the "Resolute stockholder approval termination event").

        Further, the merger agreement may be terminated by Resolute if prior to, but not after, the approval of the merger proposal by Resolute stockholders, the Resolute board has received a Resolute superior proposal, so long as Resolute has contemporaneously with such termination tendered payment to Cimarex of the termination fee (as described below) and Resolute has complied with the match right and "no solicitation" obligations under the merger agreement with respect to such Resolute superior proposal (the "Resolute superior proposal termination event").

        The merger agreement may also be terminated by Cimarex if prior to, but not after, the approval of the merger proposal by Resolute stockholders, if the Resolute board effects a Resolute recommendation change.

        Termination Fees Payable.    The merger agreement requires Resolute to pay Cimarex the termination fee if:

  •
  Cimarex terminates the merger agreement due to a Resolute recommendation change;

  •
  Resolute terminates the merger agreement due to a Resolute superior proposal termination event; or

  •
  (i) Cimarex or Resolute terminates the merger agreement due to a Resolute stockholder approval termination event or Cimarex terminates the merger agreement due to a Resolute terminable breach event and such breach giving rise to such termination was a willful and material breach by Resolute of a covenant or other agreement in the merger agreement, (ii) on or before the date of any such termination a Resolute competing proposal shall have been publicly announced or disclosed prior to the Resolute stockholders meeting and (iii) within 12 months after the date of such termination, Resolute enters into a definitive agreement with respect to a Resolute competing proposal or consummates any transaction meeting the parameters of a Resolute competing proposal. For purposes of this paragraph, any reference in the definition of Resolute competing proposal to "25%" will be deemed to be a reference to "more than 80%."

        In no event will Resolute be required to pay the termination fee on more than one occasion.

        Expenses Payable by Resolute.    If the merger agreement is terminated because of a Resolute stockholder approval termination event, Resolute shall be required to reimburse Cimarex for its transaction expenses in an amount equal to $7.5 million. In no event will Cimarex be entitled to receive more than one termination fee, net of any expense reimbursement.

Effect of Termination

        In the event of termination of the merger agreement pursuant to the provisions described in the section entitled "—Termination" beginning on page 123, the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

        Expenses.    Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

        Cimarex, Resolute and the Merger Subs have agreed that (i) any non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (ii) the breaching party will not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement and will not plead in defense thereto that there would be an adequate remedy at law; and (iii) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in the merger agreement.

        The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (i) Resolute and its subsidiaries against Cimarex and the Merger Subs and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated except in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Cimarex shall be liable for damages for such intentional and knowing fraud or willful and material breach), and upon payment of such amount, none of Cimarex or the Merger Subs or any of their respective former, current or future general or limited partners, stockholders, managers, members, representatives or affiliates shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions, except for the liability of Cimarex in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation; and (ii) Cimarex and the Merger Subs against Resolute and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated except in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Resolute shall be liable for damages for such intentional and knowing fraud or willful and material breach), and upon payment of such amount, none of Resolute and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions, except for the liability of Resolute in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation.

No Third Party Beneficiaries

        Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Cimarex, Resolute and the Merger Subs any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

  •
  In the event of Cimarex's, Merger Sub 1's or Merger Sub 2's willful and material breach of the merger agreement or intentional and knowing fraud, then Resolute's stockholders, acting solely through Resolute, shall be beneficiaries of the merger agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys' fees provided, however, that the rights granted pursuant to this sentence shall be enforceable only by Resolute, on behalf of the Resolute stockholders, in Resolute's sole discretion, it being understood and agreed such rights shall attach to such Resolute shares and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by Resolute with respect to such rights may, in Resolute's sole discretion, be (a) distributed, in whole or in part, by Resolute to the holders of shares of Resolute's common stock of record as of any date determined by Resolute or (b) retained by Resolute for the use and benefit of Resolute on behalf of its stockholders in any manner Resolute deems fit;

  •
  The rights of the former holders of Resolute common stock, Resolute preferred stock and/or Resolute equity awards to receive the merger consideration obligations described under

    "—Effect of the Merger on Capital Stock; Merger Consideration" and "—Treatment of Resolute Equity Awards and Restricted Cash Awards in the Merger" beginning on pages 95 and 98; and

  •
  The right of the indemnified persons to enforce the obligations described under "—Indemnification; Directors' and Officers' Insurance" beginning on page 117.

Amendment

        The merger agreement may be amended by Cimarex, Resolute and the Merger Subs by action taken or authorized by their respective boards; however, after the approval by Resolute stockholders of the merger proposal, no amendment or waiver may be made which requires further approval by Resolute stockholders under applicable law unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law; Venue; Waiver of Jury Trial

        The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        The parties to the merger agreement irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery of the State of Delaware does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of the merger agreement and the documents referred to in the merger agreement or in respect of the transactions contemplated by the merger agreement.

        Each party to the merger agreement irrevocably waived any right to a trial by jury in respect of any litigation directly or indirectly arising of out or relating to the merger agreement or the transactions contemplated by the merger agreement.

THE VOTING AGREEMENTS

        This section describes the material terms of the Voting Agreements, which were executed on November 18, 2018. The description of the Voting Agreements in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Voting Agreements, the forms of which are attached as Annex B and Annex C to the merger agreement attached as Annex A and incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that are important to you.

        Concurrently with the execution of the merger agreement, on November 18, 2018, as inducement for Cimarex to enter into the merger agreement, Cimarex entered into the Voting Agreements with each of the Resolute VA Stockholders, which collectively beneficially own approximately 26% of the issued and outstanding Resolute common shares as of November 18, 2018.

        Pursuant to the Voting Agreements, each Resolute VA Stockholder agreed during the term of its respective Voting Agreement to, among other things, upon the terms and subject to the conditions therein:

  •
  vote all of its Resolute common shares in favor of the merger proposal and the adjournment proposal;

  •
  vote all of its Resolute common shares against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger in the merger agreement not being fulfilled, (ii) any Resolute competing proposal, (iii) any action which would materially delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, or dilute, in any material respect, the benefit of such transactions to Cimarex or to Cimarex's stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of Resolute in the merger agreement;

  •
  not exercise or assert any appraisal rights under Section 262 of the DGCL in connection with the merger; and

  •
  not sell or otherwise transfer its Resolute common shares, subject to certain exceptions.

        Each Resolute VA Stockholder appointed and constituted Cimarex during the term of its respective Voting Agreement with full power of substitution and resubstitution, as such Resolute VA Stockholder's true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of such Resolute VA Stockholder's rights with respect to the Resolute shares beneficially owned by such Resolute VA Stockholder, to vote such shares solely with respect to the matters set forth above, subject to certain exceptions, and each Resolute VA Stockholder retained the authority to vote its shares in its discretion on all other matters.

        The Voting Agreements apply to the Resolute VA Stockholders only in their capacity as stockholders of Resolute and will not (a) restrict any actions taken (or failure to take actions) by such Resolute VA Stockholder or its designees or representatives who are a director or officer of Resolute solely in his or her capacity as a director or officer of Resolute or (b) be construed to prohibit, limit or restrict such Resolute VA Stockholder from exercising its fiduciary duties as a director or officer of Resolute.

        The Voting Agreements with Betz, Sutton and Gazulis will terminate upon the earliest to occur of the effective time of the first merger, the termination of the merger agreement pursuant to and in compliance with the terms thereof or the termination of such party's Voting Agreement by mutual written consent of the parties thereto. The Voting Agreements with Monarch, Goff and RCH will terminate upon the earliest to occur of (a) the receipt of Resolute stockholder approval, (b) the date of any amendment, waiver or modification of the merger agreement without Resolute stockholders' prior written consent that has the effect of (i) decreasing the merger consideration, (ii) changing the form of merger consideration, in each case, payable to the Resolute stockholders or (iii) otherwise affecting the Resolute stockholders in a materially adverse manner, (c) the termination of the merger agreement pursuant to and in compliance with the terms thereof or (d) the termination of such party's Voting Agreement by mutual written consent of the parties thereto.

 INFORMATION ABOUT THE COMPANIES

Cimarex

        Cimarex is an independent oil and gas exploration and production company. Its principal areas of operations are located in Oklahoma, Texas and New Mexico. Most of Cimarex's wells are drilled in the Wolfcamp Shale and Bone Spring Sands in the Permian Basin and in the Woodford and Meramec Shales in Western Oklahoma.

        Cimarex's principal offices are located at 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203 and its telephone number is (303) 295-3995. Cimarex common shares are listed on the NYSE, trading under the symbol "XEC."

Resolute

        Resolute is an independent oil and gas company engaged in the exploitation, development, exploration for and acquisition of oil and gas properties with assets located in the Delaware Basin in West Texas. Resolute has significant assets in one of the major oil shale plays in the United States, the Wolfcamp Shale in the Southern Delaware Basin of West Texas.

        Resolute's principal offices are located at 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203 and its telephone number is (303) 534-4600. Resolute common shares are listed on the NYSE, trading under the symbol "REN."

Merger Sub 1

        Merger Sub 1, a wholly owned subsidiary of Cimarex, is a Delaware corporation formed on November 16, 2018 for the purpose of effecting the merger. At the effective time, Merger Sub 1 will merge with and into Resolute, with Resolute continuing as the surviving corporation and a wholly owned subsidiary of Cimarex. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

Merger Sub 2

        Merger Sub 2, a wholly owned subsidiary of Cimarex, is a Delaware limited liability company formed on November 16, 2018 for the purpose of effecting the second merger. After completion of the first merger of Merger Sub 1 with and into Resolute, Resolute will merge with and into Merger Sub 2 in the second merger, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of Cimarex. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to Resolute with respect to beneficial ownership of Resolute common stock as of January 18, 2019 (or with respect to beneficial owners of more than 5% of Resolute common stock, such date as indicated in the footnote for such beneficial owner in the table below), by (i) each person known to Resolute to be a beneficial owner of more than 5% of Resolute common stock, (ii) each named executive officer, (iii) each director of Resolute, and (iv) all directors and executive officers of Resolute as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities. The address for all directors and officers is c/o Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Cimarex Energy Co.	6,147,236	(2)	26.3%
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203
KEMC Fund IV GP, LLC	2,824,506	(3)	12.1%
c/o Kimmeridge Energy Management Company, LLC
400 Madison Avenue, Suite 14C
New York, New York 10017
Wellington Management Group LLP	2,545,120	(4)	10.9%
c/o Wellington Management Company LLP
280 Congress Street
Boston, Massachusetts 02210
Monarch Alternative Capital LP	2,268,072	(5)(26)	9.7%
535 Madison Avenue
New York, New York 10022
Lion Point Capital, LP	2,218,708	(6)	9.5%
250 West 55th Street, 33rd Floor
New York, New York 10019
John C. Goff	1,963,302	(7)(26)	8.4%
c/o Goff Capital, Inc.
500 Commerce Street, Suite 700
Fort Worth, Texas 76102
BlackRock, Inc.	1,399,693	(8)	6.0%
55 East 52nd Street
New York, New York 10055
The Vanguard Group	1,297,500	(9)	5.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Nicholas J. Sutton	590,280	(10)(26)	2.5%
Richard F. Betz	331,964	(11)(26)	1.4%
James M. Piccone	77,932	(12)	*
Theodore Gazulis	280,214	(13)(26)	1.2%
Michael N. Stefanoudakis	129,050	(14)	*
Bob D. Brady, Jr.	122,303	(15)	*
James E. Duffy	5,335	(16)	*
Gary L. Hultquist	32,964	(17)	*
Thomas O. Hicks, Jr.	77,242	(18)	*
William K. White	19,428	(19)	*
Janet W. Pasque	12,217	(20)	*
Tod C. Benton	6,617	(21)	*
Joseph Citarrella	2,770	(22)	*
Wilkie S. Colyer, Jr.	73,390	(23)	*
Robert J. Raymond	459,326	(24)(26)	2.0%
All directors and executive officers as a group (15 persons)	2,243,633	(25)	9.6%

*
Represents less than 1% of the outstanding shares of Resolute common stock.

(1)
Security ownership information for beneficial owners is taken from statements filed with the SEC pursuant to Sections 13(d), 13(g) and 16(a) of the Exchange Act, and information made known to Resolute. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Resolute common stock subject to options or warrants or other derivative securities that are currently exercisable within 60 days of January 18, 2019 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants or derivative securities, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Restricted stock subject to conditions on vesting is considered issued and outstanding for all purposes. The percentage of beneficial ownership is based on 23,329,303 shares of Resolute common stock outstanding as of January 18, 2019.

(2)
Cimarex does not own any shares of Resolute common stock. However, because Cimarex is a party to the Voting Agreements, Cimarex may be deemed to have shared voting power to vote up to an aggregate of 6,147,236 shares of Resolute common stock (which as of the date of the Voting Agreements (November 18, 2018) includes (i) 239,036 shares of Resolute restricted stock, (ii) options to purchase 372,314 shares of Resolute common stock, (iii) 134,198 Outperformance RSUs which would, if the relevant performance and other vesting conditions were met, result in the issuance of one share of Resolute common stock to the holder of each such outperformance share right, and (iv) 67,723 shares of Resolute common stock issuable upon conversion of 2,000 shares of Resolute preferred stock) with respect to the matters covered by the Voting Agreements. Pursuant to Rule 13d-4, Cimarex disclaims all such beneficial ownership. Please see "The Voting Agreements" beginning on page 127 for more information.

(3)
This disclosure is based on a Form 4 filed with the SEC on November 14, 2018 and Amendment No. 3 to Schedule 13D filed with the SEC on November 1, 2018 on behalf of KEMC Fund IV GP, LLC ("KEMC"). KEMC shares voting and dispositive power over 2,824,506 shares of Resolute common stock. KEMC shares voting and dispositive power with Kimmeridge Energy Exploration Fund IV, LP, Kimmeridge Energy Net Profits Interest Fund IV, LP, Kimmeridge Energy (Public) Fund IV Co-Invest, LP, Kimmeridge Holdings, LLC and Kimmeridge Madison, LLC.

(4)
This disclosure is based on Amendment No. 4 to Schedule 13G filed with the SEC on October 10, 2018 on behalf of each of the following persons: (i) Wellington Management Group LLP ("WMG"); (ii) Wellington Group Holdings LLP ("WGH"); (iii) Wellington Investment Advisors Holdings LLP ("WIA"); and (iv) Wellington Management Company LLP ("WMC"). Each of WMG, WGH and WIA share voting power over 2,090,707 shares of Resolute common stock and share dispositive power over 2,545,120 shares of Resolute common stock. WMC shares voting power over 2,061,523 shares of Resolute common stock and shares dispositive power over 2,514,673 shares of Resolute common stock. The securities as to which the Schedule 13G is filed are owned of record by clients of one or more investment advisers directly or indirectly owned by WMG.

(5)
This disclosure is based on Amendment No. 4 to Schedule 13D filed with the SEC on November 19, 2018 on behalf of each of the following persons: (i) Monarch Alternative Capital LP ("MAC"), which serves as advisor to a variety of funds (such funds collectively, the "Funds"); (ii) MDRA GP LP ("MDRA GP"), which is the general partner of MAC; and (iii) Monarch GP LLC ("Monarch GP"), which is the general partner of MDRA GP. MAC, MDRA GP and Monarch GP share voting and dispositive power over 2,268,072 shares of Resolute common stock with each applicable Fund directly holding such shares, except for 100 of such shares, which the Funds hold indirectly through affiliated entities.

(6)
This disclosure is based on Schedule 13D filed with the SEC on October 23, 2018 on behalf of each of the following persons: Lion Point Master, LP ("Lion Point"), which shares voting and dispositive power with Lion Point Capital GP ("Lion Point Capital GP"), as the general partner of Lion Point, Lion Point Capital ("Lion Point Capital"), as the investment manager of Lion Point, Lion Point Holdings GP ("Lion Point Holdings GP"), as the general partner of Lion Point Capital, and Messrs. Cederholm and Freeman, as a Founding Partner and Chief Investment Officer of each of Lion Point Capital GP and Lion Point Capital and as a Managing Member of Lion Point Holdings GP, may be deemed the beneficial owner of the shares of Resolute common stock owned by Lion Point.

(7)
This disclosure is based on Amendment No. 8 to Schedule 13D filed with the SEC on November 21, 2018 on behalf of each of the following persons: (i) John C. Goff; (ii) The John C. Goff 2010 Family Trust ("Goff Family Trust"); (iii) Goff Family Investments, LP ("Goff Family Investments"); (iv) Kulik Partners, LP ("Kulik Partners"); (v) Cuerno Largo Partners, LP ("Cuerno Partners"); (vi) The Goff Family Foundation ("Goff Foundation"); (vii) Kulik GP, LLC ("Kulik GP"); (viii) Goff Capital, Inc. ("Goff Capital"); (ix) JCG 2016 Management, LLC ("JCG Management"); (x) JCG 2016 Holdings, LP ("JCG Holdings"); (xi) Goff REN Holdings, LLC ("Goff REN"); (xii) Goff REN Holdings II, LLC ("Goff REN II"); (xiii) GFS REN GP, LLC ("GFS REN GP"); (xiv) GFS Management, LLC ("GFS Management"); (xv) Goff Focused Strategies LLC ("GFS") and (xvi) GFT Strategies, LLC ("GFT"). As of the date of such filing, John C. Goff may be deemed the beneficial owner of (1) 590,063 shares owned by Goff Family Trust, (2) 110,000 shares owned by Goff Family Investments, (3) 82,000 shares owned by Kulik Partners, (4) 42,000 shares owned by Cuerno Partners, (5) 15,360 shares owned by Goff Foundation, (6) 252,139 shares owned by Goff REN, (7) 103,900 shares owned by Goff REN II, (8) 704,891 shares beneficially owned by JCG 2016 Holdings and (9) 62,949 shares owned by him individually or held in family members' accounts over which he shares investment and/or dispositive power. As general partner of the Kulik Partners, Kulik GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Kulik Partners shares. Kulik GP disclaims beneficial ownership of the Kulik Partner shares, except to the extent of its pecuniary interest therein. As general partner of Goff Family Investments and Cuerno Partners, Goff Capital may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of Goff Family Investments Shares. Goff Capital disclaims beneficial ownership of Goff Family Investments and Cuerno Partners Shares, except to the extent of its pecuniary interest therein. As manager of Goff REN and Goff REN II, GFS REN GP may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of Goff REN and Goff REN II Shares. GFS REN GP disclaims beneficial ownership of Goff REN and Goff REN II Shares, except to the extent of its pecuniary interest therein. As managing member of GFS REN GP, GFS Management may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff REN and Goff REN II Shares. GFS Management disclaims beneficial ownership of Goff REN and Goff REN II Shares, except to the extent of its pecuniary interest therein. As managing member of GFS Management, GFS may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff REN and Goff REN II Shares. GFS disclaims beneficial ownership of Goff REN and Goff REN II Shares, except to the extent of its pecuniary interest therein. As controlling equity holder of GFS, GFT may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff REN and Goff REN II Shares. GFS disclaims beneficial ownership of Goff REN and Goff REN II Shares, except to the extent of its pecuniary interest therein. As managing member of GFT and controlling shareholder of Goff Capital, Goff Family Trust may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff REN, Goff REN II, Goff Family

  Investments, Cuerno Partners, and the Shares directly held by Goff Family Trust. Goff Family Trust disclaims beneficial ownership of those Shares, except to the extent of its pecuniary interest therein. As general partner of JCG 2016 Holdings, JCG 2016 Management may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of JCG 2016 Holdings Shares. JCG 2016 Management disclaims beneficial ownership of JCG 2016 Holdings Shares, except to the extent of its pecuniary interest therein. As trustee of Goff Family Trust, as managing member of Kulik GP and JCG 2016 Management, as the sole board member of Goff Foundation, as president of Goff Capital, and as managing member and Chief Executive Officer of GFS, John C. Goff may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Goff Family Trust Shares, the Kulik Partner Shares, the Cuerno Partner Shares, the Goff Foundation Shares, the Goff Family Investments Shares, the Goff REN Shares, the Goff REN II Shares, and the JCG 2016 Holdings Shares. Mr. Goff disclaims beneficial ownership of those Shares, except to the extent of its pecuniary interest therein.

(8)
This disclosure is based on a Schedule 13G filed with the SEC on February 1, 2018 on behalf of BlackRock, Inc. ("Blackrock"). BlackRock is the beneficial owner of 1,399,693 shares of Resolute common stock (holding sole voting power over 1,361,159 shares of Resolute common stock and sole dispositive power over 1,399,693 shares of Resolute common stock) as a result of being a parent holding company to the following subsidiaries which hold shares of Resolute common stock: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC.

(9)
This disclosure is based on a Schedule 13G filed by The Vanguard Group ("Vanguard"), a parent holding company, with the SEC on February 9, 2018. Vanguard is the beneficial owner of 1,297,500 shares of Common Stock with sole dispositive power over 1,273,895 shares, shared dispositive power over 23,605 shares, sole voting power over 23,872 shares, and shared voting power over 800 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,805 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,867 shares as a result of its serving as investment manager of Australian investment offerings.

(10)
The disclosure for Mr. Sutton includes 36,400 shares of restricted stock that are subject to future vesting. Also includes 94,150 shares held by the reporting person in an IRA account, 242,240 shares held in revocable trusts and options to purchase 217,490 shares of Resolute common stock that are exercisable or will become exercisable within 60 days of January 18, 2019.

(11)
The disclosure for Mr. Betz includes 129,553 shares of restricted stock that are subject to future vesting. Also includes 32,660 shares held by the reporting person in an IRA account and options to purchase 17,126 shares of Resolute common stock that are exercisable or will become exercisable within 60 days of January 18, 2019.

(12)
The disclosure for Mr. Piccone includes 15,527 shares of restricted stock that are subject to future vesting.

(13)
The disclosure for Mr. Gazulis includes 70,313 shares of restricted stock that are subject to future vesting, 109,638 shares held by the reporting person in a revocable trust, 8,782 shares held in a custodial account, 2,000 shares held in a joint account, 1,000 shares held in an IRA FBO George Gazulis, Theodore Gazulis, beneficiary and options to purchase 17,126 shares of Resolute common stock that are exercisable or will become exercisable within 60 days of January 18, 2019.

(14)
The disclosure for Mr. Stefanoudakis includes 68,728 shares of restricted stock that are subject to future vesting. Also includes 11,000 shares held by the reporting person in an IRA account and options to purchase 9,786 shares of Resolute common stock that are exercisable or will become exercisable within 60 days of January 18, 2019.

(15)
The disclosure for Mr. Brady includes 54,257 shares of restricted stock that are subject to future vesting. Also includes options to purchase 38,705 shares of Resolute common stock that are exercisable or will become exercisable within 60 days of January 18, 2019.

(16)
The disclosure for Mr. Duffy includes 4,843 shares of restricted stock that are subject to future vesting. Also includes 492 shares held by the reporting person in a revocable trust that are pledged as collateral for a loan.

(17)
The disclosure for Mr. Hultquist includes 4,843 shares of restricted stock that are subject to future vesting.

(18)
The disclosure for Mr. Hicks includes 4,843 shares of restricted stock that are subject to future vesting.

(19)
The disclosure for Mr. White includes 4,843 shares of restricted stock that are subject to future vesting.

(20)
The disclosure for Ms. Pasque includes 4,843 shares of restricted stock that are subject to future vesting. Also includes 5,600 shares held by the reporting person in a revocable trust.

(21)
The disclosure for Mr. Benton includes 4,843 shares of restricted stock that are subject to future vesting.

(22)
The disclosure for Mr. Citarrella includes 2,770 shares of restricted stock that are subject to future vesting. Pursuant to the terms of Mr. Citarrella's employment with Monarch Alternative Capital LP, Mr. Citarrella is required to turn over such restricted stock to Monarch Alternative Capital LP and shall transfer ownership of such restricted stock to Monarch Alternative Capital LP at the earliest opportunity. As such, Mr. Citarrella does not have a pecuniary interest in such restricted stock and disclaims beneficial ownership of the restricted stock for all purposes.

(23)
The disclosure for Mr. Colyer includes 2,770 shares of restricted stock that are subject to future vesting. Also includes (i) 1,020 shares held by the reporting person in an IRA account and (ii) 60,000 shares owned by Colyer Holdings LP and 4,600 shares owned by Cook CLC Family Limited Partnership over which Mr. Colyer has shared voting and dispositive power.

(24)
The disclosure for Mr. Raymond includes 2,770 shares of restricted stock that are subject to future vesting. Also includes 456,556 shares owned by RR Advisors, LLC d/b/a RCH Energy, or affiliated funds controlled by RCH Energy, over which Mr. Raymond has shared voting and dispositive power as the sole member of RCH Energy. Certain of these shares are held in a margin account.

(25)
This disclosure includes 434,211 shares of restricted stock that are subject to future vesting and options to purchase 333,555 shares of Resolute common stock that are exercisable or will become exercisable within 60 days of January 18, 2019.

(26)
The shares disclosed are subject to a Voting Agreement with the named beneficial owner. Please see "The Voting Agreements" beginning on page 127 for more information.

RESOLUTE SPECIAL MEETING

Date, Time and Place

        The Resolute special meeting will be held on February 22, 2019, at 9:00 a.m., Mountain time, at the offices of Arnold & Porter, 370 17th Street, Suite 4400, Denver, CO 80202. On or about January 30, 2019, Resolute commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Resolute special meeting.

Purpose of the Resolute Special Meeting

        At the Resolute special meeting, Resolute common stockholders will be asked to consider and vote solely on the following proposals:

  1.
  Merger Proposal:    To consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;

  2.
  Adjournment Proposal:    To consider and vote on a proposal to approve the adjournment of the Resolute special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Resolute special meeting; and

  3.
  Advisory Compensation Proposal:    To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the payments that will or may be paid to Resolute's named executive officers in connection with the merger.

        Approval of the merger proposal by Resolute common stockholders is required for completion of the merger. Neither the approval of the adjournment proposal nor the approval of the advisory compensation proposal is a condition to the obligations of Cimarex or Resolute to complete the merger.

Recommendation of the Resolute Board

        The Resolute board has unanimously determined that the merger is advisable, fair to and in the best interests of Resolute and its stockholders and unanimously recommends that Resolute stockholders vote:

  •
  "FOR" the merger proposal;

  •
  "FOR" the adjournment proposal, if necessary; and

  •
  "FOR" the advisory compensation proposal.

        See "The Merger—Resolute Board Recommendation and Its Reasons for the Merger" beginning on page 51.

Resolute Record Date; Stock Entitled to Vote

        Only Resolute common stockholders of record at the close of business on January 18, 2019, the record date, will be entitled to notice of, and to vote at, the Resolute special meeting or any adjournments thereof. Holders of Resolute preferred stock are not, as such, entitled to and are not being requested to vote at the Resolute special meeting.

        As of January 18, 2019, the record date, there were 23,329,303 Resolute common shares outstanding. Each Resolute common share outstanding on the record date is entitled to one vote on each proposal to be considered at the Resolute special meeting, in person or by proxy through the internet or by telephone or by a properly executed and delivered proxy with respect to the Resolute special meeting.

        A complete list of stockholders entitled to vote at the Resolute special meeting will be available for examination by any Resolute stockholder at Resolute's headquarters, located at 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, for any purpose germane to the Resolute special meeting, during ordinary business hours for a period of 10 days before the Resolute special meeting and at the Resolute special meeting.

Quorum

        A quorum of stockholders represented in person or by proxy at the Resolute special meeting is required to vote on the adoption of the merger agreement and the approval of compensation to be paid to Resolute's named executive officers in connection with the merger. Holders of a majority of Resolute's outstanding common stock entitled to vote must be present, in person or by proxy, at the Resolute special meeting for a quorum to exist. Any abstentions will be treated as present for the purposes of determining whether a quorum exists at the Resolute special meeting. Since brokers do not have discretionary authority to vote on any of the proposals at the Resolute special meeting, there will be no broker non-votes to be treated as present for the purposes of determining whether a quorum exists.

Required Vote

Required Vote to Approve the Merger Proposal (Item 1 on the Proxy Card)

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding Resolute common shares entitled to vote on the merger proposal.

Required Vote to Approve the Adjournment Proposal (Item 2 on the Proxy Card)

        Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote thereon.

Required Vote to Approve the Advisory Compensation Proposal (Item 3 on the Proxy Card)

        Approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote thereon.

Treatment of Abstentions; Failure to Vote

        For purposes of the Resolute special meeting, an abstention occurs when a Resolute stockholder attends the Resolute special meeting, either in person or by proxy, but abstains from voting or fails to vote.

  •
  For the merger proposal, an abstention or a failure to submit a proxy card or to vote in person at the Resolute special meeting will have the same effect as a vote "AGAINST" such proposal.

  •
  For the adjournment proposal, an abstention will not count as a vote cast and will have no effect on such proposal. A failure to submit a proxy card or to vote in person at the Resolute special meeting will have no effect on the outcome of the vote for the adjournment proposal.

  •
  For the advisory compensation proposal, an abstention will not count as a vote cast and will have no effect on such proposal. A failure to submit a proxy card or to vote in person at the Resolute special meeting will have no effect on the outcome of the vote for the advisory compensation proposal, assuming a quorum is present.

Voting of Proxies; Incomplete Proxies

        Giving a proxy means that a Resolute stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Resolute special meeting in the manner it directs. A Resolute stockholder may vote by proxy or in person at the Resolute special meeting. If you hold your Resolute common shares in your name as a stockholder of record, you, as a Resolute stockholder, may submit a proxy:

  •
  By Telephone:  By dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

  •
  Via the Internet:  By accessing the website specified on the proxy card and following the instructions on the proxy card; or

  •
  By Mail:  By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Resolute requests that Resolute stockholders submit their proxies over the phone or internet or by completing and returning the accompanying proxy as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the Resolute common shares represented by it will be voted at the Resolute special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is properly signed and dated but returned without indication as to how to vote, the Resolute common shares represented by the proxy will be voted as recommended by the Resolute board. Unless a Resolute stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Resolute special meeting.

        Every Resolute stockholder's vote is important. Accordingly, each Resolute stockholder should sign, date and return the enclosed proxy card, or submit a proxy by telephone or via the Internet, whether or not it plans to attend the Resolute special meeting in person. Proxies must be received by 11:59 p.m., Eastern time, on February 21, 2019.

Shares Held in Street Name; Broker Non-Votes

        If you are a Resolute stockholder and your shares are held in an account at a broker or bank or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with this prospectus/proxy statement. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the internet.

        If you do not provide voting instructions to your broker, bank or other nominee and your broker, bank or other nominee returns a proxy but does not have discretionary authority to vote on a particular proposal, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker or other nominee cannot register your shares as being present at the Resolute special meeting for purposes of determining a quorum, and will not be able to vote your shares on those matters for which specific authorization is required. Under current NYSE rules, brokers do not have discretionary authority to vote on any of the proposals at the Resolute special meeting, including the merger proposal. As a result, a broker non-vote of a Resolute common share will have the same effect as a vote "AGAINST" the merger proposal and will have no effect on the outcome of the vote on the adjournment proposal or the advisory compensation proposal (assuming in the case of the advisory compensation proposal that a quorum is present).

Revocability of Proxies and Changes to a Resolute Stockholder's Vote

        You may revoke your proxy and/or change your vote at any time before your Resolute common shares are voted by proxy at the Resolute special meeting by:

  •
  sending a written notice, which is received prior to your vote being cast at the Resolute special meeting, to 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, Attention: Secretary, that bears a date later than the date of the proxy and states that you revoke your proxy;

  •
  submitting a valid, later-dated proxy by mail, telephone or via the internet that is received prior to your vote being cast at the Resolute special meeting; or

  •
  attending the Resolute special meeting and voting by ballot in person (your attendance at the Resolute special meeting will not, by itself, revoke any proxy that you have previously given).

        If you hold your Resolute common shares through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Resolute board. Resolute will bear all costs and expenses in connection with the solicitation of proxies. Resolute has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Resolute special meeting. Resolute estimates it will pay MacKenzie Partners, Inc. a fee of approximately $40,000.00 for these services.

        In addition to solicitation of proxies by mail, proxies may be solicited by Resolute's officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Resolute may also reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy solicitation materials to beneficial owners of Resolute common shares.

Voting by Resolute Directors and Executive Officers

        On January 18, 2019, the record date, directors and executive officers of Resolute and their affiliates owned and were entitled to vote 1,910,078 Resolute common shares, or approximately 8.0% of the total common shares of the Resolute common shares outstanding on that date. It is currently expected that Resolute's directors and executive officers will vote their Resolute common shares in favor of each of the proposals to be considered at the Resolute special meeting.

        Concurrently with the execution of the merger agreement, Cimarex entered into the Voting Agreements with the Resolute VA Stockholders, which collectively beneficially own approximately 26% of the outstanding Resolute common shares as of November 18, 2018. Pursuant to the Voting Agreements, the Resolute VA Stockholders agreed, among other things, (i) during the period from the date of the entry into the Voting Agreements until the Expiration Time (as defined in each Voting Agreement), to vote all of their Resolute common shares they beneficially own as of any applicable record date for every meeting of the stockholders of Resolute called with respect to the merger (A) in favor of the merger proposal and (B) against any Resolute competing proposals, each subject to certain exceptions, and (ii) not to exercise or assert any appraisal rights under Section 262 of the DGCL in connection with the merger.

Stockholders Should Not Send Certificates with Their Proxies

        Resolute stockholders should not send in any stock certificates with the enclosed proxy. At the time of mailing of this proxy statement/prospectus, each record holder of Resolute common shares is also separately being sent an election form. The election form contains instructions for surrendering your Resolute common shares to the exchange agent in exchange for the merger consideration. For information regarding delivery of your stock certificates, if any, see "The Merger Agreement—Election and Exchange Procedures" beginning on page 99.

Attending the Resolute Special Meeting

        Subject to space availability, all Resolute stockholders as of the record date, or their duly appointed proxies, may attend the Resolute special meeting. Since seating is limited, admission to the Resolute special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., Mountain time.

        If you hold your Resolute common shares in your name as a stockholder of record and you wish to attend the Resolute special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Resolute special meeting. You should also bring valid picture identification.

        If your Resolute common shares are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the Resolute special meeting, you need to bring a copy of a bank or brokerage statement to the Resolute special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

No Other Business

        Under Resolute's bylaws, the business to be conducted at the Resolute special meeting will be limited to the purposes stated in the notice to Resolute stockholders provided with this proxy statement/prospectus and any matters reasonably related thereto.

 RESOLUTE PROPOSALS

Item 1. The Merger Proposal

(Item 1 on Proxy Card)

        It is a condition to the completion of the merger that the Resolute common stockholders approve the merger proposal. As discussed throughout this proxy statement/prospectus, Resolute is asking Resolute stockholders to approve the merger proposal. Resolute common stockholders should carefully read this proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, Resolute common stockholders are directed to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

        In addition to being a condition to the completion of the merger, the approval by the Resolute common stockholders of this proposal is required by Section 251 of the DGCL.

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding Resolute common shares entitled to vote on the merger proposal. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote "AGAINST" the merger proposal.

        The Resolute board recommends that you vote "FOR" the merger proposal.

 Item 2. The Adjournment Proposal

(Item 2 on Proxy Card)

        The Resolute special meeting may be adjourned to another time or place, if necessary to solicit additional proxies if there are insufficient votes at the time of the Resolute special meeting to approve the merger proposal.

        If, at the Resolute special meeting, the number of Resolute common shares present or represented by proxy and voting in favor of the merger is insufficient to approve the merger proposal, Resolute intends to move to adjourn the Resolute special meeting in order to enable the Resolute board to solicit additional proxies for approval of the merger proposal. In that event, Resolute will ask its common stockholders to vote only upon the adjournment proposal, and not upon any other proposal.

        In this proposal, Resolute is asking Resolute common stockholders to authorize the proxy holders, and each of them individually, to adjourn the Resolute special meeting to another time and place for the purpose of soliciting additional proxies. If the Resolute common stockholders approve the adjournment proposal, Resolute could adjourn the Resolute special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Resolute common stockholders who have previously voted.

        Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote on the adjournment proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The Resolute board recommends that you vote "FOR" the adjournment proposal, if necessary.

 Item 3. The Advisory Compensation Proposal

(Item 3 on Proxy Card)

        In considering the recommendations of the Resolute board, Resolute stockholders should be aware that Resolute's directors and executive officers may have interests that are different from, or in addition to, the interests of Resolute stockholders more generally. For more information see the section titled "The Merger—Interests of Resolute Directors and Executive Officers in the Merger" beginning on page 75.

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Resolute provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, specified compensation that may be payable to Resolute's named executive officers in connection with the merger, as described in the section entitled "The Merger—Interests of Resolute Directors and Executive Officers in the Merger" beginning on page 75. This vote is commonly referred to as a "golden parachute say-on-pay" vote. Accordingly, Resolute's common stockholders are being provided with the opportunity to cast an advisory vote on the compensation that is related to the merger.

        Accordingly, Resolute is seeking approval of the following resolution at the Resolute special meeting:

  "RESOLVED, that the compensation that may be paid or become payable to Resolute's named executive officers in connection with the merger, as disclosed in the section of the proxy statement/prospectus entitled "Interests of Resolute Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Resolute's Named Executive Officers" (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K), are hereby APPROVED."

        The advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement, and approval of such executive compensation is not a condition to completion of the merger. Accordingly, you may vote to approve the merger proposal and vote not to approve the advisory executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Resolute or Cimarex. Accordingly, to the extent Resolute or Cimarex is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the merger proposal is approved and the merger completed, regardless of the outcome of the advisory vote.

        Approval of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast at the Resolute special meeting (in person or by proxy) and entitled to vote on the advisory compensation proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The Resolute board recommends that you vote "FOR" the advisory compensation proposal.

DESCRIPTION OF CIMAREX CAPITAL STOCK

        This section of this proxy statement/prospectus summarizes the material terms of Cimarex's capital stock that will be in effect if the merger is completed. You are encouraged to read the Cimarex amended and restated certificate of incorporation, which is incorporated by reference as Exhibit 3.1 to this proxy statement/prospectus, the Cimarex bylaws, which are incorporated by reference as Exhibit 3.2 to this proxy statement/prospectus, and the DGCL for greater detail on the provisions that may be important to you. All references within this section to common shares and preferred shares mean the common shares and preferred shares, respectively, of Cimarex unless otherwise noted.

Authorized Capital Stock of Cimarex

        The Cimarex amended and restated certificate of incorporation provides that the total number of shares of capital stock which may be issued by Cimarex is 200,000,000 of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of January 18, 2019, there were 95,755,298 shares of Cimarex common stock and no shares of Cimarex preferred stock issued and outstanding.

        The outstanding shares of Cimarex common stock are duly authorized, validly issued, fully paid and nonassessable. Cimarex's common stock is listed on the NYSE under the symbol "XEC."

Description of Cimarex Common Stock

Dividends

        Dividends may be paid on the Cimarex common stock out of assets or funds legally available for dividends, when, as and if declared by Cimarex's board, subject to any preferential rights of preferred stock, if preferred stock of Cimarex is then outstanding.

Voting Rights

        Each share of Cimarex common stock entitles the holder of record to one vote at all meetings of stockholders and the votes are non-cumulative. The Cimarex common stock has no redemption, conversion or subscription rights and does not entitle the holder to any preemptive rights.

Rights Upon Liquidation

        If Cimarex is liquidated, dissolved or wound up, the holders of shares of Cimarex common stock will be entitled to receive the assets and funds of Cimarex available for distribution after payments to creditors and to the holders of any preferred stock that may be outstanding at the time, in proportion to the number of shares held by them.

Miscellaneous

        Holders of Cimarex common shares are not entitled to preemptive rights. Cimarex common shares are not convertible into shares of any other class of capital stock. There are no redemption, purchase, retirement or sinking fund provisions applicable to the Cimarex common shares.

Description of New Cimarex Preferred Stock

        The Cimarex board has the authority, without further stockholder approval, to create series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Prior to the merger and the issuance of the new Cimarex preferred stock, in conjunction therewith, Cimarex had not issued any preferred stock.

Transfer Agent and Registrar

        The transfer agent and registrar for Cimarex's common stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Cimarex Stockholder Protection Measures and Delaware Anti-Takeover Law

        The amended and restated certificate of incorporation and amended and restated bylaws of Cimarex provide for a classified board of directors with staggered terms, provide that the authorized number of directors may be changed only by resolution of the Cimarex board, allow the board to fill vacancies and newly created directorships resulting from an increase in the authorized number of directors by an affirmative vote of a majority of the directors then in office, and provide any other vacancy on the Cimarex board may be filled by a majority of the Cimarex board then in office, even if less than a quorum, or by a sole remaining director, provide for the ability of stockholders to remove directors only for cause and by the affirmative vote of the holders of at least a majority of the voting power of Cimarex's then outstanding capital stock entitled to vote at an election of directors, restrict the ability of stockholders to take action by written consent, prevent stockholders from calling a special meeting of the stockholders and provide that certain provisions of the amended and restated certificate of incorporation and amended and restated bylaws may be amended only with the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors and that the amended and restated bylaws may be amended by the affirmative vote of a majority of the Cimarex board.

        The amended and restated bylaws of Cimarex provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice to the corporate secretary must be delivered to or mailed and received at the principal executive offices of Cimarex no later than the 90th day or earlier than the 120th day before the anniversary date of the preceding year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the 10th day following the earlier of the day on which notice of the date of the annual meeting was mailed or publicly disclosed. In the case of a special meeting of stockholders for the purpose of electing directors, notice to the corporate secretary must be delivered to or mailed and received at the principal executive offices of Cimarex no later than the 10th day following the earlier of the day on which notice of the date of the annual meeting was mailed or publicly disclosed. The amended and restated bylaws of Cimarex also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Cimarex.

        The amended and restated certificate of incorporation of Cimarex provides that authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the NYSE. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Cimarex by means of a proxy contest, tender offer, merger or otherwise.

        In addition, the DGCL, which applies to Cimarex as a corporation organized in the State of Delaware, imposes restrictions on business combinations with interested parties. Section 203 of the DGCL, an anti-takeover law, prevents Delaware corporations under certain circumstances from engaging in a "business combination" with an "interested stockholder" (generally, a holder of 15% or more of the outstanding voting stock of the corporation). A "business combination" includes a merger or sale of 10% or more of a company's assets. However, the above provisions of Section 203 of the DGCL do not apply if (i) the board approves the transaction; (ii) after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of the company's voting stock outstanding at the time the transaction commenced, excluding shares owned by officers and directors and certain employee benefit plans; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder." These provisions of the DGCL and Cimarex's amended and restated certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of Cimarex, even if the change in control might be beneficial to Cimarex stockholders.

Description of New Cimarex Preferred Stock

        In connection with the merger, Cimarex will issue Cimarex 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01, which will be issued automatically in the merger to holders of Resolute preferred stock in exchange for Resolute preferred stock.

        The following summary of the terms and provisions of the new Cimarex preferred stock is not complete and is qualified in its entirety by reference to the pertinent sections of the certificate of designations of the new Cimarex preferred stock.

General

        Under Cimarex's amended and restated certificate of incorporation, the Cimarex board is authorized, without further stockholder action, to issue up to 15,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, as shall be set forth in the resolutions providing therefor and included in the certificate of designations and as may be permitted by the DGCL. Cimarex currently has no preferred stock outstanding and no capital stock that is senior to or on parity with the new Cimarex preferred stock.

        At or prior to the consummation of the merger, Cimarex will designate and issue 62,500 shares of new Cimarex preferred stock or such lesser number of shares as shall equal the number of shares of Resolute preferred stock outstanding on the effective time of the first merger.

        When issued, the new Cimarex preferred stock and Cimarex common stock issued upon the conversion of the new Cimarex preferred stock will be fully paid and non assessable. The holders of the new Cimarex preferred stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of Cimarex of any class.

        The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the new Cimarex preferred stock and Cimarex common stock is Continental Stock Transfer & Trust Company.

        Cimarex does not intend to list the new Cimarex preferred stock on a national securities exchange or interdealer quotation system.

        The new Cimarex preferred stock is subject to mandatory conversion at Cimarex's option, as described below in the "—Mandatory Conversion" section beginning on page 152, but Cimarex is not required to redeem or retire the new Cimarex preferred stock and there is no "sinking fund" for the accumulation of funds to undertake a redemption or retirement of the new Cimarex preferred stock.

Ranking

        The new Cimarex preferred stock, with respect to dividend rights and distribution rights upon Cimarex's liquidation, winding-up or dissolution, will rank:

  •
  senior to (i) Cimarex common stock and (ii) each other class or series of Cimarex's capital stock established after the date of original issuance of the new Cimarex preferred stock (the "Initial Issue Date"), the terms of which do not expressly provide that such class or series ranks senior to or on parity with the new Cimarex preferred stock as to dividend rights and distribution rights upon Cimarex's liquidation, winding-up or dissolution (collectively, the "junior stock");

  •
  on parity with any class or series of capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the new Cimarex preferred stock as to dividend rights and distribution rights upon Cimarex's liquidation, winding-up or dissolution (collectively, the "parity stock");

  •
  junior to each class or series of capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the new Cimarex preferred stock as to dividend rights and distribution rights upon Cimarex's liquidation, winding-up or dissolution (collectively, the "senior stock");

  •
  junior to all of Cimarex's existing and future indebtedness; and

  •
  structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of each of Cimarex's subsidiaries and any capital stock of Cimarex's subsidiaries not held by Cimarex.

        The term "capital stock" does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the new Cimarex preferred stock.

        While any shares of new Cimarex preferred stock are outstanding, Cimarex may not authorize or issue any class or series of senior stock (or any security convertible into senior stock) without the affirmative vote or consent of the holders of at least a majority in voting power of the outstanding shares of new Cimarex preferred stock, voting together as a single class with all series of parity stock upon which similar rights have been conferred and are exercisable. Without the consent of any holder of new Cimarex preferred stock, however, Cimarex may authorize, increase the authorized amount of, or issue any class or series of, parity stock (including additional new Cimarex preferred stock) or junior stock. See "Voting Rights" beginning on page 143.

Dividends

        Subject to the rights of holders of any class or series of Cimarex's capital stock ranking senior to the new Cimarex preferred stock with respect to dividends, holders of shares of new Cimarex preferred stock will be entitled to receive, when, as and if declared by the Cimarex board, or an authorized committee thereof, out of funds legally available for payment, cumulative cash dividends at the rate per annum of 8 1/8% per share on the liquidation preference of $1,000.00 per share of new Cimarex preferred stock (the "dividend rate," equivalent to $81.25 per annum per share).

        Dividends on the new Cimarex preferred stock will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2019 (each, a "dividend payment date") at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid, or if no dividends have been paid, from the most recent date as to which dividends shall have been paid on the Resolute preferred stock, whether or not any of Cimarex's agreements prohibit the current payment of dividends, Cimarex has earnings or funds legally available to pay such dividends or Cimarex declares the payment of dividends.

        Declared dividends will be paid in cash on the relevant dividend payment date as provided below under the "Method of Payment of Dividends" section beginning on page 148. Dividends will be payable to holders of record as they appear on Cimarex's stock register at the close of business on January 1, April 1, July 1 and October 1 as the case may be, immediately preceding the relevant dividend payment date (each, a "regular record date"). If any dividend payment date falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

        A "business day" refers to any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

        The "close of business" refers to 5:00 p.m., New York City time, and the "open of business" refers to 9:00 a.m., New York City time.

        A "trading day" means a day during which trading in Cimarex's common stock generally occurs on the NYSE or, if Cimarex's common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which Cimarex's common stock is then listed or, if Cimarex's common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which Cimarex's common stock is then listed or admitted for trading. If Cimarex's common stock is not so listed or admitted for trading, "trading day" means a business day.

        Dividends payable on the new Cimarex preferred stock for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        No dividend will be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding share of the new Cimarex preferred stock with respect to any dividend period unless all accumulated dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum in cash has been set apart for the payment of such dividends upon, all outstanding shares of new Cimarex preferred stock.

        So long as any shares of new Cimarex preferred stock remain outstanding, no dividends or other distributions (other than (i) in the case of parity stock, a dividend or distribution payable solely in shares of parity stock or junior stock, (ii) in the case of junior stock, a dividend or distribution payable solely in shares of junior stock, and (iii) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any parity stock or junior stock, nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity stock or junior stock) by Cimarex or on Cimarex's behalf or by any of Cimarex's subsidiaries, unless all accumulated and unpaid dividends for all preceding dividend periods have been or contemporaneously are declared and paid in full in cash, or a sum sufficient of cash for the payment thereof is set apart for such dividends upon, the new Cimarex preferred stock and any parity stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. The foregoing limitation shall not apply to:

  •
  conversions into or exchanges for (i) in the case of parity stock, shares of parity stock or junior stock or cash solely in lieu of fractional shares of parity stock or junior stock and (ii) in the case of junior stock, shares of junior stock or cash solely in lieu of fractional shares of junior stock;

  •
  payments in connection with the satisfaction of employees' tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

  •
  purchases, redemptions or other acquisitions of parity stock or junior stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

  •
  any dividends or distributions of rights in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; or

  •
  the deemed purchase or acquisition of fractional interests in shares of parity stock or junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

        Notwithstanding the foregoing, if full dividends have not been paid on the new Cimarex preferred stock and any parity stock, dividends may be declared and paid on the new Cimarex preferred stock and such parity stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the new Cimarex preferred stock and such parity stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share (whether or not declared) on the shares of the new Cimarex preferred stock and such parity stock bear to each other, in proportion to their respective liquidation preferences.

        Holders of shares of the new Cimarex preferred stock will not be entitled to any dividend in excess of full cumulative dividends.

        Cimarex's ability to declare and pay cash dividends and make other distributions with respect to Cimarex's capital stock, including the new Cimarex preferred stock, may be limited by the terms of Cimarex's and Cimarex's subsidiaries' existing and future indebtedness and may be limited by applicable Delaware law. For example, any credit facilities and indentures Cimarex enters into in the future may contain dollar limits and other restrictions on Cimarex's ability to make cash dividend payments. See "Risk Factors—Cimarex is not obligated to pay dividends on the new Cimarex preferred stock and no payment or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends."

        Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Cimarex board, or an authorized committee thereof, may be declared and paid on any securities, including Cimarex's common stock, from time to time out of funds legally available for such payment, and holders of the new Cimarex preferred stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

        Cimarex will pay any dividend on the new Cimarex preferred stock for a current dividend period or any prior dividend period (including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in "—Mandatory Conversion" beginning on page 152; "—Special Rights upon the Merger or Future Fundamental Change" beginning on page 162; and "—Determination of the Make-whole Premium" beginning on page 164) in cash.

        All payments to which a holder of new Cimarex preferred stock is entitled in connection with a declared dividend on the new Cimarex preferred stock will be rounded to the nearest cent.

Liquidation Preference

        In the event of Cimarex's voluntary or involuntary liquidation, winding-up or dissolution, each holder of new Cimarex preferred stock will be entitled to receive and to be paid out of Cimarex's assets legally available for distribution to Cimarex's stockholders, after satisfaction of liabilities to Cimarex's creditors and holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including Cimarex's common stock), a liquidation preference in the amount of $1,000.00 per share of new Cimarex preferred stock (the "liquidation preference"), plus an amount equal to accumulated and unpaid dividends on the shares, whether or not declared, to, but not including, the date fixed for liquidation, winding-up or dissolution. If, upon Cimarex's voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends, whether or not declared, of the new Cimarex preferred stock and all parity stock are not paid in full, the holders of the new Cimarex preferred stock and such parity stock will share equally and ratably in any distribution of Cimarex's assets in proportion to their respective full liquidation preference and an amount equal to accumulated and unpaid dividends, whether or not declared, to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends, whether or not declared, to which they are entitled, the holders of the new Cimarex preferred stock will have no right or claim to any of Cimarex's remaining assets.

        Neither the sale, conveyance, exchange or transfer of all or substantially all Cimarex's assets or business (other than in connection with Cimarex's liquidation, winding-up or dissolution), nor Cimarex's merger or consolidation into or with any other person, nor any share exchange or division involving Cimarex pursuant to applicable statutes providing for the consolidation, merger, share exchange or division will be deemed to be Cimarex's voluntary or involuntary liquidation, winding-up or dissolution, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment will be made to the holders of the new Cimarex preferred stock pursuant to this "Liquidation Preference" section upon the voluntary or involuntary liquidation, dissolution or winding up of any of Cimarex's subsidiaries or upon any reorganization of Cimarex's subsidiaries with or without Cimarex's approval or the approval of Cimarex's stockholders.

        The certificate of designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the new Cimarex preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

        The holders of the new Cimarex preferred stock will not have voting rights other than those described below, except as specifically required by Delaware corporate law or by Cimarex's amended and restated certificate of incorporation from time to time.

        If dividends on the new Cimarex preferred stock or dividends on any other series of preferred stock or preference securities that ranks equally with the new Cimarex preferred stock as to payment of dividends and with similar voting rights are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on January 15, 2019 and ending on April 15, 2019) (a "nonpayment"), the holders of the new Cimarex preferred stock, voting as a single class with any other series of preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at Cimarex's next regular or special meeting of stockholders to elect two additional directors to the Cimarex board. Upon the election of any additional directors, the number of directors that comprise the Cimarex board shall be increased by such number of additional directors.

        Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the new Cimarex preferred stock have been paid in full (a "nonpayment remedy"), and at such time, automatically and without any further action by Cimarex, the right of the holders of the new Cimarex preferred stock to elect these two additional directors will cease (subject to the reinstatement of such rights in the event of each subsequent nonpayment), the terms of office of these two directors will forthwith terminate and the number of directors constituting the Cimarex board will be reduced accordingly.

        Any preferred stock director may be removed at any time, with or without cause, by the holders of record of a majority of the outstanding shares of new Cimarex preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of new Cimarex preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause Cimarex to violate Cimarex's amended and restated bylaws as in effect on the date of this prospectus or the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which Cimarex's securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

        So long as any shares of the new Cimarex preferred stock remain outstanding, Cimarex will not, without the affirmative vote or consent of the holders of at least a majority in voting power of the shares of the new Cimarex preferred stock outstanding at the time, voting together as a single class with all series of parity stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

  •
  amend or alter the provisions of Cimarex's amended and restated certificate of incorporation or the certificate of designations so as to authorize or create, or increase the authorized or issued amount of, any class or series of senior stock or reclassify any of Cimarex's authorized capital stock into shares of senior stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of senior stock;

  •
  amend, alter or repeal the provisions of Cimarex's amended and restated certificate of incorporation or the certificate of designations so as to adversely affect any right, preference, privilege or voting power of the new Cimarex preferred stock; or

  •
  consummate a binding share exchange or reclassification involving the shares of new Cimarex preferred stock or a merger or consolidation of Cimarex with another entity, unless in each case: (i) shares of new Cimarex preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which Cimarex is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of new Cimarex preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the new Cimarex preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that:

  •
  any increase in the amount of Cimarex's authorized but unissued shares of preferred stock;

  •
  any increase in the authorized or issued shares of new Cimarex preferred stock; and

  •
  the creation and issuance, or an increase in the authorized or issued amount, of any other series of parity stock or junior stock,

will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the new Cimarex preferred stock and shall not require the affirmative vote or consent of holders of the new Cimarex preferred stock.

        If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would affect one or more but not all series of voting preferred stock (including the new Cimarex preferred stock for this purpose), then only the series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

        Whether a plurality, majority or other portion of the new Cimarex preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the new Cimarex preferred stock and such other voting preferred stock.

        Without the consent of the holders of the new Cimarex preferred stock, Cimarex may amend, alter, supplement or repeal any terms of the new Cimarex preferred stock to (i) conform the terms of the new Cimarex preferred stock to the description thereof in this "Description of New Cimarex Preferred Stock" or (ii) file a certificate of correction with respect to the certificate of designations to the extent permitted by Section 103(f) of the DGCL.

Conversion Rights

        Holders may convert each share of new Cimarex preferred stock at any time into a package of consideration (the "Conversion Consideration") comprised of (a) shares of Cimarex's common stock and/or (b) cash. The amount of Conversion Consideration initially receivable upon conversion of each share of new Cimarex preferred stock shall equal the product of (i) the conversion rate in effect under the Resolute preferred stock at the Initial Issue Date (expected to be 33.8616) times (ii) the weighted average per share of Resolute common stock of the (x) cash and (y) shares of Cimarex's common stock received in the merger by the holders of Resolute common stock that affirmatively elect the form of consideration to be received by such holders. From and after the Initial Issue Date, upon conversion of each share of new Cimarex preferred stock, (i) the amount of cash receivable will be the cash portion of the Conversion Consideration (the "Cash Consideration") and (ii) the number of shares of Cimarex's common stock receivable will be the number of shares of Cimarex's common stock comprising the Conversion Consideration (such number of shares in this clause (ii), the "initial conversion rate"). If the Conversion Consideration does not include any Cash Consideration, the initial conversion rate will be 13.3516 shares of Cimarex common stock per share of new Cimarex preferred stock (which is equivalent to an initial conversion price of approximately $74.8972 per share of Cimarex's common stock). If the Conversion Consideration is entirely Cash Consideration, none of Cimarex's common stock will be issued upon conversion of new Cimarex preferred stock and each share of new Cimarex preferred stock will be entitled to receive $1,185.1560 in cash upon conversion. The initial conversion rate will be fixed at the time of filing of the certificate of designations and will be subject to adjustment as described under "—Conversion Rate Adjustments" beginning on page 154 (as so adjusted from time to time, the "conversion rate"). The "conversion price" at any time means $1,000.00, divided by the conversion rate in effect at such time.

        Upon conversion, Cimarex will deliver, to the fullest extent permitted by law, the cash and shares of Cimarex's common stock comprising the Conversion Consideration for each share of new Cimarex preferred stock being converted on the third business day immediately following the relevant conversion date.

        The holders of shares of new Cimarex preferred stock at the close of business on a regular record date will be entitled to receive, when, as and if declared by the Cimarex board, or an authorized committee thereof, out of funds legally available for payment, the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such regular record date. However, notwithstanding the foregoing, shares of new Cimarex preferred stock surrendered for conversion during the period between the close of business on any regular record date and the close of business on the business day immediately preceding the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date; provided, that no such payment is required in respect of a mandatory conversion during such period or if the special rights end date occurs during such period. Except as provided in this paragraph with respect to a voluntary conversion, Cimarex will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares.

        If you hold a beneficial interest in a global share of new Cimarex preferred stock, to convert you must comply with The Depository Trust Company's ("DTC") procedures for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph).

        If you hold a certificated share of new Cimarex preferred stock, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the certificated share, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the certificated share to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph); and

  •
  if required, pay all transfer or similar taxes, if any, described below.

        You will not be required to pay any transfer or similar taxes due upon conversion other than any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of common stock, if any, or payment of any Cash Consideration due upon conversion in or to a name other than that of the converting holder (in which case, the holder will pay such tax or duty). Shares of common stock will be issued and delivered and Cash Consideration delivered only after all applicable transfer or similar taxes, if any, payable by you have been paid in full.

        Upon surrender of a share of new Cimarex preferred stock for conversion, Cimarex may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

        Cimarex refers to the date you satisfy all the foregoing requirements and comply with the relevant procedures for conversion described above as the "conversion date."

        Each conversion will be deemed to have been effected as to any shares of new Cimarex preferred stock surrendered for conversion immediately prior to the close of business on the conversion date, and the person in whose name any shares of Cimarex's common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Mandatory Conversion

        At any time on or after October 15, 2021, Cimarex may give notice of Cimarex's election to cause all, and not part, of the outstanding shares of the new Cimarex preferred stock to be automatically converted, if the closing sale price of Cimarex's common stock as adjusted to add thereto the Cash Consideration Factor (as defined below) equals or exceeds 150% of the then-effective conversion price (initially to be the quotient of $1,000 and the initial conversion rate determined as set forth above under "—Conversion Rights" beginning on page 151, or, assuming there is no Cash Consideration,

$74.8972 per share) for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which Cimarex issues a press release announcing the mandatory conversion of the new Cimarex preferred stock as described below, in which case each holder will receive, for each share of new Cimarex preferred stock being converted, the cash and shares of Cimarex's common stock comprising the Conversion Consideration.

        The "closing sale price" of Cimarex's common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which Cimarex's common stock is traded or, if Cimarex's common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "closing sale price" will be the last quoted bid price for Cimarex's common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the "closing sale price" will be the average of the mid-point of the last bid and ask prices for Cimarex's common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Cimarex for this purpose.

        The "Cash Consideration Factor" at any time is the quotient of (x) the Cash Consideration and (y) the then-effective conversion rate.

        To exercise the mandatory conversion right described above, Cimarex must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by Cimarex) prior to the open of business on the first trading day immediately following any date on which the condition described in the first paragraph of this "Mandatory Conversion" section is met, announcing such a mandatory conversion. The conversion date will be a date selected by Cimarex (the "mandatory conversion date") that will be no later than 10 calendar days after the date on which Cimarex issues such press release.

        In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

  •
  the mandatory conversion date;

  •
  the number of shares of common stock and amount of cash comprising the Conversion Consideration to be delivered upon conversion of each share of new Cimarex preferred stock; and

  •
  that dividends on the new Cimarex preferred stock to be converted will cease to accumulate on the mandatory conversion date.

        On and after the mandatory conversion date, dividends will cease to accumulate on the new Cimarex preferred stock called for a mandatory conversion and all rights of holders of such new Cimarex preferred stock will terminate except for the right to receive the cash and shares of Cimarex common stock comprising the Conversion Consideration to be delivered upon conversion thereof and, if applicable, a dividend on a dividend payment date as provided in the following sentence. The full amount of any dividend payment with respect to the new Cimarex preferred stock called for a mandatory conversion on a date during the period beginning at the close of business on any regular record date for the payment of dividends and ending at the close of business on the corresponding dividend payment date will be payable when, as and if declared by the Cimarex board, or an authorized committee thereof, out of funds legally available for payment on such dividend payment date to the record holder of such share at the close of business on such regular record date if such share has been mandatorily converted after such regular record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of new Cimarex preferred stock for accumulated and unpaid dividends (whether or not declared).

        Cimarex may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the mandatory conversion notice, all accumulated and unpaid dividends on the new Cimarex preferred stock (whether or not declared) for dividend periods ended prior to the date of such mandatory conversion notice shall have been paid or such accumulated and unpaid dividends are declared and a sum sufficient in cash for payment of the dividends shall have been set aside for payment on or prior to the mandatory conversion date.

No Fractional Shares

        No fractional shares of common stock or securities representing fractional shares of common stock will be delivered upon redemption or conversion of the new Cimarex preferred stock, whether voluntary or mandatory. Instead, Cimarex will round up to the nearest whole share of common stock.

Conversion Rate Adjustments

        The conversion rate will be adjusted, without duplication, upon the occurrence of any of the following events:

  (1)
  If Cimarex exclusively issues shares of Cimarex's common stock as a dividend or distribution on all shares of Cimarex's common stock, or if Cimarex effects a share subdivision or share combination, the conversion rate will be adjusted based on the following formula:

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such share subdivision or share combination, as the case may be;
CR1	=
the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share subdivision or share combination, as the case may be;
OS0	=
the number of shares of Cimarex's common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share subdivision or share combination, as the case may be; and
OS1	=
the number of shares of Cimarex's common stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

        Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the earlier of (a) the date the Cimarex board, or an authorized committee thereof, determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the conversion rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

        As used in this clause (1), "effective date" means the first date on which the shares of Cimarex's common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.

  (2)
  If Cimarex distributes to all or substantially all holders of Cimarex's common stock any rights, options or warrants entitling them, for a period expiring not more than 45 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Cimarex's common stock at a price per share that is less than the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, the conversion rate will be adjusted based on the following formula:

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;
OS0	=	the number of shares of Cimarex's common stock outstanding immediately prior to the close of business on the record date for such distribution;
X	=	the total number of shares of Cimarex's common stock issuable pursuant to such rights, options or warrants; and
Y	=
the number of shares of Cimarex's common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution.

        Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such distribution. To the extent that shares of common stock are not issued prior to the expiration or termination of such rights, options or warrants, the conversion rate shall be decreased, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased, effective as of the earlier of (a) the date the Cimarex board, or an authorized committee thereof, determines not to make such distribution and (b) the date such rights, options or warrants were to have been issued, to be the conversion rate that would then be in effect if such record date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion rate shall not be adjusted until the triggering events occur.

        For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders of Cimarex's common stock to subscribe for or purchase shares of Cimarex's common stock at less than such average of the closing sale prices of Cimarex's common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, and in determining the aggregate offering price of such shares of Cimarex's common stock, there shall be taken into account any consideration received by Cimarex for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Cimarex board, or an authorized committee thereof.

  (3)
  If Cimarex distributes shares of Cimarex's capital stock, evidences of Cimarex's indebtedness or other assets, securities or property of Cimarex's or rights, options or warrants to acquire Cimarex's capital stock or other securities, to all or substantially all holders of Cimarex's common stock, excluding:

  •
  dividends, distributions, rights, warrants, options or other issuances as to which an adjustment was effected pursuant to clause (1) or clause (2) above;

  •
  rights issued to all holders of Cimarex's common stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the common stock and the plan provides that holders of new Cimarex preferred stock will receive such rights along with any common stock received upon conversion of the new Cimarex preferred stock;

  •
  dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) clause (4) below;

  •
  any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the Conversion Consideration as described below under "—Recapitalizations, Reclassifications and Changes in Cimarex's Common Stock" beginning on page 161; and

  •
  spin-offs as to which the provisions set forth in the last two paragraphs of this clause (3) shall apply,

    then the conversion rate will be adjusted based on the following formula:

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;
SP0	=
the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution; and
FMV	=
the fair market value as of the record date for such distribution (as determined by the Cimarex board or an authorized committee thereof) of the shares of capital stock (other than Cimarex's common stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Cimarex's common stock.

        Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the earlier of (a) the date the Cimarex board, or an authorized committee thereof, determines not to pay the distribution and (b) the date such dividend or distribution was to have been paid, to be the conversion rate that would then be in effect if such distribution had not been declared.

        Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder of new Cimarex preferred stock shall receive, for each share of new Cimarex preferred stock at the same time and upon the same terms as holders of Cimarex's common stock, the amount and kind of Cimarex's capital stock (other than Cimarex's common stock), evidences of Cimarex's indebtedness, or other assets, securities or property of Cimarex's or rights, options or warrants to acquire Cimarex's capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for the distribution.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on Cimarex's common stock consisting solely of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of Cimarex's where such capital stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange, which Cimarex refers to as a "spin-off," the conversion rate will be increased based on the following formula:

  where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;
CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;
FMV	=
the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of Cimarex's common stock applicable to one share of Cimarex's common stock over the 10 consecutive trading day period immediately following, and including, the ex-date for the spin-off; and
MP0	=	the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.

        The adjustment to the conversion rate under the preceding paragraph shall become effective at the close of business on the 10th trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the ex-date of any spin-off, references within the portion of this clause (3) related to "spin-offs" to 10 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the ex-date of such spin-off and the relevant conversion date.

  (4)
  If any cash dividend or distribution is made to all or substantially all holders of Cimarex's common stock (excluding dividends or distributions made in connection with the liquidation, dissolution or winding-up of Cimarex and any consideration payable in connection with a tender or exchange offer made by Cimarex or any of Cimarex's subsidiaries), the conversion rate will be adjusted based on the following formula:

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=
the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and
C	=	the amount in cash per share of Cimarex's common stock Cimarex distributes to all or substantially all holders of Cimarex's common stock.

        Such adjustment shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the earlier of (a) the date the Cimarex board, or an authorized committee thereof, determines not to pay or make such dividend or distribution and (b) the date such dividend or distribution was to have been paid, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

        Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder of new Cimarex preferred stock shall receive, for each share of new Cimarex preferred stock at the same time and upon the same terms as holders of Cimarex's common stock, the amount of cash that such holder would have received if such holder owned a number of shares of Cimarex's common stock equal to the conversion rate on the record date for such cash dividend or distribution.

  (5)
  If Cimarex or any of Cimarex's subsidiaries makes a payment in respect of a tender or exchange offer for Cimarex's common stock, to the extent that the cash and value of any other consideration included in the payment per share of Cimarex's common stock exceeds the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration date"), the conversion rate will be adjusted based on the following formula:

    where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;
CR1	=
the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Cimarex board, or an authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0	=
the number of shares of Cimarex's common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=
the number of shares of Cimarex's common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the closing sale prices of Cimarex's common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

        The increase to the conversion rate under the preceding paragraph will become effective at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the expiration date for such tender or exchange offer and the relevant conversion date.

        In the event that Cimarex is, or one of Cimarex's subsidiaries is, obligated to purchase shares of Cimarex's common stock pursuant to any such tender offer or exchange offer, but Cimarex is, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

        Cimarex may also (but is not required to) increase each conversion rate to avoid or diminish any income tax to holders of Cimarex's common stock or rights to purchase shares of Cimarex's common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, Cimarex may only make such a discretionary adjustment if Cimarex makes the same proportionate adjustment to each conversion rate.

        A holder may, in some circumstances, including a distribution of cash dividends to holders of Cimarex's shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to a fixed conversion rate. If you are a holder that is not a U.S. holder (as defined in "U.S. Federal Income Tax Consequences" beginning on page 89), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the new Cimarex preferred stock.

        As used in this section, the "ex-date" is the first date on which Cimarex's common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from Cimarex or, if applicable, from the seller of Cimarex's common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

        As used in this section, "record date" means, with respect to any dividend, distribution or other transaction or event in which the holders of Cimarex's common stock (or other applicable security) have the right to receive any cash, securities or other property or in which Cimarex's common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Cimarex's common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Cimarex board, an authorized committee thereof, statute, contract or otherwise).

        Cimarex will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, Cimarex will carry forward any adjustment that Cimarex would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, (i) on December 31 of each year, (ii) with respect to any converted shares of new Cimarex preferred stock, (iii) upon the occurrence of a fundamental change and (iv) in the event that Cimarex exercises its mandatory conversion right, Cimarex will give effect to all adjustments that Cimarex has otherwise deferred pursuant to this paragraph, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th. No adjustment to the conversion rate will be made if it results in a conversion price that is less than the par value (if any) of Cimarex's common stock.

        To the extent permitted by law and the continued listing requirements of the NYSE, Cimarex may, from time to time, increase the conversion rate of the new Cimarex preferred stock by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Cimarex board, or an authorized committee thereof, determines that such increase would be in Cimarex's best interests. Cimarex will send a notice of the increase to registered holders at least 15 days in advance of the day on which the increase becomes effective.

        If Cimarex has in effect a rights plan while any new Cimarex preferred stock remains outstanding, holders of new Cimarex preferred stock will receive, upon a conversion of their new Cimarex preferred stock, in addition to shares of Cimarex's common stock, rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Cimarex's common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if Cimarex had distributed to all or substantially all holders of Cimarex's common stock, shares of Cimarex's capital stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in clause (3) under "Conversion Rate Adjustments" above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of Cimarex's common stock, the rights described therein (unless such rights, options or warrants have separated from Cimarex's common stock (in which case the conversion rate will be adjusted at the time of separation as if Cimarex made a distribution to all holders of Cimarex's common stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the conversion rate.

        Notwithstanding the foregoing, the conversion rate will not be adjusted for:

  •
  the issuance of any shares of Cimarex's common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Cimarex's securities and the investment of additional optional amounts in shares of Cimarex's common stock under any plan;

  •
  the issuance of any shares of Cimarex's common stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of Cimarex or any of Cimarex's subsidiaries;

  •
  the issuance of any shares of Cimarex's common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of Initial Issue Date;

  •
  a change in the par value of Cimarex's common stock;

  •
  a sale of Cimarex's common stock, or securities convertible or exercisable for shares of Cimarex's common stock, for cash, other than in a transaction described in clauses (1) through (5) above;

  •
  ordinary course of business stock repurchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by the Cimarex board;

  •
  a third-party tender or exchange offer, other than a tender or exchange offer by one of Cimarex's subsidiaries as described in clause (5) above; and

  •
  accumulated and unpaid dividends or distributions, except as described under the "—Special Rights upon the Merger or Future Fundamental Change," section beginning on page 162, the "—Determination of the Make-whole Premium" section beginning on page 164, and the "—Mandatory Conversion" section beginning on page 152.

        Except as described above in this section, Cimarex will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes in Cimarex's Common Stock

        In the case of:

  •
  any recapitalization, reclassification or change in Cimarex's common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

  •
  any consolidation, merger or other combination involving Cimarex,

  •
  any sale, lease or other transfer or disposition to a third party of the consolidated assets of Cimarex and Cimarex's subsidiaries substantially as an entirety, or

  •
  any statutory share exchange of Cimarex's securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Cimarex's common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a "reorganization event"), then, at and after the effective date of the reorganization event, the right to convert each share of new Cimarex preferred stock into the amount of cash and number of shares of Cimarex's common stock comprising the Conversion Consideration will be changed into a right to convert such share of new Cimarex preferred stock into a modified package of consideration consisting of (i) the Cash Consideration, to the fullest extent permitted by law, and (ii) the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Cimarex's common stock equal to the conversion rate immediately prior to such reorganization event would have been entitled to receive upon such reorganization event (such stock, securities or other property or assets, "reference property"). Cimarex will amend its amended and restated certificate of incorporation to effect this change, if applicable. In the event holders of Cimarex's common stock have the opportunity to elect the form of all or any portion of the consideration to be received in such reorganization event, the reference property into which the new Cimarex preferred stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Cimarex's common stock that affirmatively make such an election (or of all holders of Cimarex's common stock if none makes an election). The certificate of designations will provide that Cimarex may not become a party to any such reorganization event unless its terms are consistent with the foregoing. No adjustment to the conversion rate will be made for any reorganization event to the extent stock, securities or other property or assets become the reference property for the new Cimarex preferred stock.

        Throughout this section, if Cimarex's common stock has been replaced by reference property as a result of any such reorganization event, references to Cimarex's common stock are intended to refer to such reference property.

Special Rights upon the Merger or Future Fundamental Change

        Inasmuch as the merger constitutes a "fundamental change" under the terms of the Resolute preferred stock, Resolute will give notice of the merger to each holder of Resolute preferred stock no later than 15 business days prior to the anticipated effective date of merger.

        In the future, Cimarex must give notice of each "fundamental change" (as defined below) after the merger to all record holders of the new Cimarex preferred stock no later than 15 business days prior to the anticipated effective date of the fundamental change or, if such prior notice is not practicable, no later than two business days after such fundamental change. If Cimarex notifies holders of a fundamental change later than the 15th business day prior to the actual effective date of a fundamental change, the fundamental change conversion period (as defined below) will be extended by a number of days equal to the number of days from, and including, the 15th business day prior to the effective date of the fundamental change to, but not including, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date, if applicable.

        Holders of the new Cimarex preferred stock who convert during the period beginning on the open of business on the first trading day following the Initial Issue Date and ending on the close of business on the 20th trading day following the Initial Issue Date (the "Initial Fundamental Change Period"), will receive as the make-whole premium (the "initial make-whole premium") in respect of the "fundamental change" under the certificate of designations for the Resolute preferred stock constituting the merger such amount of additional shares of Cimarex common stock as equals the product of (i) 0.3943 (i.e., the stock election exchange ratio) times (ii) such number of additional shares of Resolute common stock as corresponds to the Stock Price (as defined in the certificate of designations for the Resolute preferred stock to be the average of the closing sale prices of the Resolute common stock over the 10 consecutive trading days immediately preceding, but not including, the effective date of the merger (i.e., the Initial Issue Date)) in the table for the make-whole premium in the certificate of designations for the Resolute preferred stock, such make-whole premium being payable in shares of Cimarex common stock, cash or a combination thereof as specified below. Prior to the effective date of the merger, Resolute has paid, or expects to pay, all accumulated and unpaid dividends on all shares of Resolute preferred stock for all dividend periods ending on or prior to the January 15, 2019 dividend payment date. Thus, each converting holder of new Cimarex preferred stock that converts during the Initial Fundamental Change Period will not receive any amount in respect of accumulated and unpaid dividends on such converted shares.

        With respect to any fundamental change after the merger, if a holder converts its new Cimarex preferred stock at any time during the period (the "fundamental change conversion period") beginning at the open of business on the trading day immediately following the date on which such fundamental change occurs or becomes effective (the "effective date") and ending at the close of business on the 20th trading day immediately following such effective date (or (x) if earlier, the mandatory conversion date, if applicable, or (y) if later, as extended pursuant to the preceding paragraph) (the "special rights end date"), Cimarex will deliver to the converting holder, for each share of new Cimarex preferred stock surrendered for conversion, (i) a number of shares of Cimarex common stock equal to the conversion rate and (ii) the make-whole premium, if any, as calculated and described under "—Determination of the Make-whole Premium" beginning on page 164, such make-whole premium being payable in shares of Cimarex common stock, cash or a combination thereof as specified below.

        In addition, each converting holder, in addition to the number of shares of common stock issuable upon conversion pursuant to the preceding paragraph will, on any conversion date during the fundamental change conversion period, have the right to receive an amount equal to any accumulated and unpaid dividends on such converted shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the dividend payment date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends payable to holders of record as of a prior date), provided that Cimarex is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.

        A "fundamental change" will be deemed to have occurred at the time after the new Cimarex preferred stock is originally issued if any of the following occurs:

  (1)
  the consummation of any transaction (other than any transaction described in clause (2) below whether or not the proviso therein applies) the result of which is that a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act), other than Cimarex, Cimarex's wholly-owned subsidiaries and Cimarex's and Cimarex's wholly-owned subsidiaries' employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of Cimarex's common equity;

  (2)
  the consummation of (A) any recapitalization, reclassification or change of Cimarex common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which Cimarex common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of Cimarex or binding share exchange pursuant to which Cimarex common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of Cimarex and Cimarex's subsidiaries, taken as a whole, to any person other than one or more of Cimarex's wholly-owned subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a fundamental change if (i) the holders of all classes of Cimarex's common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (ii) such transaction is effected solely to change Cimarex's jurisdiction of formation or to form a holding company for Cimarex and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into common stock of the surviving entity;

  (3)
  Cimarex's common stock (or other common stock into which the new Cimarex preferred stock is convertible) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), other than any cessation to be listed or quoted that persists for not more than ten (10) days in connection with a transition among the above exchanges; or

  (4)
  Cimarex's stockholders approve any plan or proposal for the liquidation or dissolution of Cimarex (other than in a transaction described in clause (2) above);

provided, however that (x) the merger shall not constitute a "fundamental change" and (y) a transaction or transactions described in clause (1) or (2) above will not constitute a "fundamental change" if at least 90% of the consideration received or to be received by holders of Cimarex's common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in connection with such transaction or transactions that would otherwise constitute a "fundamental change" consists of shares of common stock or common equity interests that are listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the new Cimarex preferred stock becomes convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights.

        For any shares of new Cimarex preferred stock that are converted during the Initial Fundamental Change Period or any fundamental change conversion period, subject to the limitations described below, Cimarex may pay the initial make-whole premium or make-whole premium, as applicable, determined in Cimarex's sole discretion:

  •
  in cash;

  •
  by delivery of shares of Cimarex's common stock; or

  •
  by delivery of any combination of cash and shares of Cimarex's common stock.

        Except to the extent Cimarex elects to make all or any portion of such payment in shares of Cimarex's common stock, Cimarex will pay the initial make-whole premium or make-whole premium, as applicable, on the new Cimarex preferred stock in cash.

        The definition of "fundamental change" includes the phrase "all or substantially all" relating to the sale or other disposition of the consolidated assets of Cimarex and Cimarex's subsidiaries. There is no precise, established definition of the phrase "all or substantially all" under the law applicable to the shares of new Cimarex preferred stock or the issuance of the new Cimarex preferred stock in the merger. Accordingly, the ability of a holder of shares of new Cimarex preferred stock to require Cimarex to repurchase its shares of new Cimarex preferred stock as a result of the sale or other disposition of less than all of Cimarex's consolidated assets may be uncertain.

Determination of the Make-whole Premium

        For new Cimarex preferred stock converted in accordance with "—Special Rights upon the Merger or Future Fundamental Change" beginning on page 162 with respect to any fundamental change subsequent to the merger, the number of additional shares, if any, by which the conversion rate will be increased in connection with a conversion during any fundamental change period will be determined by multiplying (a) the Equity Factor (as defined below) and (b) the base reference number of additional shares determined by reference to the table below, based on the effective date and the price paid (or deemed to be paid) per share of Cimarex's common stock in such fundamental change (such price, the "stock price"). If holders of Cimarex's common stock receive in exchange for their common stock only cash in the transaction constituting such fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of Cimarex's common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of such subsequent fundamental change. The "Equity Factor" represents the fraction of the Conversion Consideration constituting equity having the potential to appreciate in value after the merger and shall equal the quotient of (a) the difference of (x) $1,185.1560 and (y) the Cash Consideration and (b) $1,185.1560.

        The following table sets forth the base reference number of additional shares that will be multiplied by the Equity Factor to compute the number of additional shares that will be added to the conversion rate as described above for each stock price and effective date below:

Cimarex Common Stock Price(1)

Effective Date	$65.13	$69.74	$74.89	$82.42	$88.76	$101.45	$112.35	$126.81	$190.21	$253.61
October 7, 2016	2.0027	1.7910	1.5888	1.3455	1.1755	0.9102	0.7379	0.5632	0.1729	0.0356
October 15, 2017	2.0027	1.7293	1.5328	1.2957	1.1316	0.8747	0.7085	0.5411	0.1660	0.0337
October 15, 2018	2.0027	1.6375	1.4460	1.2168	1.0595	0.8156	0.6596	0.5025	0.1539	0.0309
October 15, 2019	2.0027	1.5071	1.3178	1.0955	0.9446	0.7170	0.5741	0.4339	0.1319	0.0254
October 15, 2020	2.0027	1.3522	1.1549	0.9245	0.7733	0.5524	0.4237	0.3077	0.0893	0.0155
October 15, 2021	2.0027	1.2489	1.0214	0.7425	0.5469	0.2488	0.0000	0.0000	0.0000	0.0000
and thereafter

(1)
The stock prices set forth in the table above (i.e., the column headers) will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will be equal to the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The base reference number of additional shares in the table above will be adjusted in the same manner and at the same time as the conversion rate as set forth under "Conversion Rate Adjustments" beginning on page 154.

        The exact stock price and effective date may not be set forth on the table, in which case:

  •
  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the base reference number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices or the earlier and later effective dates, as applicable, based on a 365-day year;

  •
  if the stock price is in excess of $253.61 per share (subject to adjustment in the same manner as the stock prices), the base reference number of shares will be zero and no additional shares will be added to the conversion rate; and

  •
  if the stock price is less than $65.13 per share (subject to adjustment in the same manner as the stock prices), the base reference number of shares will be zero and no additional shares will be added to the conversion rate.

        Cimarex's obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness and equitable remedies.

Adjustments of Prices

        Whenever any provision of the certificate of designations requires Cimarex to calculate the closing sale prices or the stock price for purposes of determining any make-whole premium in connection with a fundamental change, the Cimarex board will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when such closing sale prices or stock price are to be calculated.

Book-entry, Delivery and Form

        Cimarex will initially issue the new Cimarex preferred stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

        Shares of new Cimarex preferred stock that are issued as described below under "—Certificated New Cimarex Preferred Stock" beginning on page 167 will be issued in definitive form. Upon the transfer of new Cimarex preferred stock in definitive form, such new Cimarex preferred stock will, unless the global securities have previously been exchanged for new Cimarex preferred stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of new Cimarex preferred stock being transferred.

        Cimarex understands DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies ("indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Cimarex expects that pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC will credit, on its book-entry registration and transfer system, the liquidation preference of the new Cimarex preferred stock represented by such global securities to the accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to participants' interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

        So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the new Cimarex preferred stock evidenced by the global securities for all purposes of such new Cimarex preferred stock and the certificate of designations. Except as set forth below, as an owner of a beneficial interest in the global securities, you will not be entitled to have the new Cimarex preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated new Cimarex preferred stock in definitive form and will not be considered to be the owner or holder of any new Cimarex preferred stock under the global securities. Cimarex understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        All payments on new Cimarex preferred stock represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

        Cimarex expects that DTC or its nominee, upon receipt of any payment on the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of DTC or its nominee. Cimarex also expects that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Cimarex will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any new Cimarex preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Cimarex nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated New Cimarex Preferred Stock

        Subject to certain conditions, the new Cimarex preferred stock represented by the global securities is exchangeable for certificated new Cimarex preferred stock in definitive form of like tenor as such new Cimarex preferred stock if DTC notifies Cimarex that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days. Any new Cimarex preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated new Cimarex preferred stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC or its nominee.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF RESOLUTE AND CIMAREX

        Both Cimarex and Resolute are incorporated under the laws of the State of Delaware and, accordingly, the rights of stockholders of each are currently governed by the DGCL. Cimarex, representing the combined company, will continue to be a Delaware corporation governed by the DGCL following completion of the merger.

        Upon completion of the merger, Resolute stockholders will become Cimarex stockholders. The rights of former Resolute stockholders as Cimarex stockholders will therefore be governed by the DGCL and the amended and restated certificate of incorporation and bylaws of Cimarex, each as amended from time to time.

        The following description summarizes the material differences that may affect the rights of stockholders of Cimarex and Resolute, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of Cimarex and Resolute. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 178.

	Rights of Resolute Stockholders	Rights of Cimarex Stockholders
Outstanding Capital Stock	As of the close of business on January 18, 2019, 23,329,303 shares of Resolute common stock were issued and outstanding, 150,000 shares of Resolute Series A Junior Preferred Stock were reserved for issuance under the Rights Agreement and 62,500 shares of Resolute preferred stock were issued and outstanding.	Cimarex has outstanding only one class of common stock. As of the close of business on January 18, 2019, 95,755,298 shares of Cimarex common stock were issued and outstanding, and no Cimarex preferred shares were outstanding.
Authorized Capital Stock

The authorized capital stock of Resolute consists of 45,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share, of which 150,000 shares are "Series A Junior Participating Preferred Stock" and 62,500 shares are "8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock."

The authorized capital stock of Cimarex consists of 200,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share.
Rights of Preferred Stock

The Resolute charter provides that the Resolute board is authorized to provide for the issuance of shares of preferred stock in one or more series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, if any, designations, powers, preferences, and rights of shares of each such series and any qualifications, limitations, or restrictions thereof.

Same provisions as Resolute with respect to the issuance of preferred stock.

As of the record date, Cimarex had no shares of preferred stock outstanding; however, in connection with the merger, Cimarex expects to issue an amount of preferred stock equal to the amount of Resolute preferred stock issued and outstanding immediately prior to the effective time. But for the par value of the securities, the new Cimarex preferred stock will have terms that are substantially similar to the terms of the outstanding Resolute preferred stock.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	Rights of Resolute Stockholders	Rights of Cimarex Stockholders

Resolute's bylaws provide that a special meeting of stockholders may be called by the chairman of the Resolute board, the chief executive officer, the president, or the Resolute board pursuant to a resolution adopted by the majority of the Resolute board (as if there were no vacancies). Written notice containing the business, time, and place of the special meeting must be given to the stockholders entitled to vote not less than ten nor more than 60 days before the date of the meeting.

Cimarex's bylaws provide that a special meeting of stockholders may be called by the chairman of the Cimarex board, the president or the Cimarex board. Written notice containing the business, time, and place of the special meeting shall be given to the stockholders entitled to vote not less than ten nor more than 60 days before the date of the meeting. Cimarex may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Cimarex board.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

Resolute's bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Resolute board.

Cimarex's bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Cimarex board.

Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Resolute's secretary prior to the meeting and such proposal must be a proper matter for stockholder action.

Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Cimarex's corporate secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received at the principal executive offices of Resolute by Resolute's corporate secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for on a date that is not within 45 days before or after such anniversary date then, to be timely, the stockholder notice must be received by (i) close of business on the 90th day nor earlier than the opening of business on the 120th day before the date of such annual meeting or (ii) the close of business on the tenth day following the day on which a public announcement of the meeting date was made by Resolute nor earlier than the opening of business on the 120th day before the date of such annual meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received at the principal executive offices of Cimarex not less than 90 days and not earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for on a date that is not within 30 days before or after such anniversary date then, to be timely, the stockholder notice must be received no later than the close of business on the tenth day following the earlier of (i) the day on which notice of the meeting date was mailed or (ii) public announcement of the meeting date was made by Cimarex. In addition to the other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely and proper written notice thereof to the corporate secretary of Cimarex.

	Rights of Resolute Stockholders	Rights of Cimarex Stockholders

In the case of a special meeting of stockholders called for the purpose of electing directors, timely and proper notice must be delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Resolute.

In the case of a special meeting of the stockholders called for the purpose of electing directors, timely and proper notice must be delivered not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the meeting date was mailed or (ii) public announcement of the meeting date was made by Cimarex.

	The business to be transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice therefor.	The business to be transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice therefor.
Stockholder Action by Written Consent

The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless this right to act by written consent is denied in the certificate of incorporation.

Resolute's certificate of incorporation and bylaws deny stockholders the right to act by written consent. Except as otherwise expressly provided by the terms of any series of Resolute preferred stock, any action required or permitted to be taken by stockholders of Resolute must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent in lieu of a meeting.

Cimarex's amended and restated certificate of incorporation denies stockholders the right to act by written consent without a meeting. The affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote shall be required to amend, alter, change or repeal, or to adopt any provision as part of the amended and restated certificate of incorporation inconsistent the provision denying stockholders to act by written consent without a meeting.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws.

Resolute's certificate of incorporation provides that the number of directors (other than those who may be elected by holders of one or more series of Resolute preferred stock voting separately) constituting the whole Resolute board is to be fixed from time to time by resolution of the majority of the Resolute board (as if there were no vacancies). There are currently eleven directors serving on the Resolute board.

Cimarex's amended and restated certificate of incorporation and bylaws provide that the number of directors constituting the whole Cimarex board is to be determined from time to time by the vote of a majority of the directors then in office or by the stockholders at the annual meeting; provided, that the Cimarex board may consist of not less than six nor more than ten directors. There are currently ten directors serving on the Cimarex board.

Election of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Rights of Resolute Stockholders	Rights of Cimarex Stockholders

Resolute's bylaws provide that a director nominee is elected by the vote of the holders of a plurality of the votes cast by the stockholders entitled to vote in the election of directors and represented in person or by proxy at a meeting of the stockholders at which a quorum is present. Resolute's certificate of incorporation provides that any vacancy on the Resolute board resulting from any increase in the authorized number of directors or any other cause may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders). Any director elected to fill a newly created directorship shall hold a term expiring at the next annual meeting of stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directorships shall have the same remaining term as the predecessor director. The Resolute board currently consists of eleven directors. Until the 2020 annual meeting of stockholders, the directors elected by the stockholders consist of three classes. At the annual meeting of stockholders held in 2018, the directors whose terms expired at such meeting were elected for one-year terms and shall hold office until the 2019 annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At the annual meeting of stockholders to be held in 2019, the directors whose terms expire at such meeting shall be elected for one-year terms and shall hold office until the 2020 annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At the 2020 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms and shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. After the 2020 annual meeting of stockholders, such directors shall no longer be divided into classes.

Cimarex's bylaws provide that a director nominee is elected if the votes cast for such nominee's election exceed the votes cast against such nominee's election at a meeting at which a quorum is present; provided, however, that director nominees are elected by the vote of the plurality of the votes cast at any meeting for which the secretary receives proper advance notice of a director nominee from a stockholder and the nomination is not withdrawn on or before the tenth day preceding the date Cimarex first mails its notice of meeting. If directors are to be elected by a plurality of the votes cast, stockholders will not be permitted to vote against a nominee. Cimarex's amended and restated certificate of incorporation provides that any vacancy on the Cimarex board (whether resulting from an increase in the total number of directors or the departure of one of the directors) may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Cimarex's bylaws provide that any director elected to fill a vacancy not resulting from an increase in the number of directorships shall have the same remaining term as the predecessor director. The Cimarex board currently consists of ten directors. Cimarex's amended and restated certificate of incorporation provides that its directors consist of three classes. At the annual meeting, one such class of directors is elected each year to hold office for a three year term.

	Rights of Resolute Stockholders	Rights of Cimarex Stockholders

Notwithstanding the foregoing, at any time at which dividends on the Resolute preferred stock or dividends on any other series of preferred stock or preference securities that ranks equally with Resolute preferred stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods, holders of Resolute preferred stock have the right, voting separately by class or series to elect two additional directors. The rights of holders of Resolute preferred stock to elect directors does not impact any class of directors elected by the stockholders unless expressly provided for.

Notwithstanding the foregoing, at any time at which dividends on the new Cimarex preferred stock or dividends on any other series of preferred stock or preference securities that ranks equally with the new Cimarex preferred stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods, holders of new Cimarex preferred stock will have the right, voting separately by class or series to elect two additional directors. The rights of holders of new Cimarex preferred stock to elect directors does not impact any class of directors elected by the stockholders unless expressly provided for.

Limitation on Liability of Directors

Resolute's certificate of incorporation provides that no director of Resolute will be personally liable to Resolute or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Resolute, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

Cimarex's amended and restated certificate of incorporation provides that no director of Cimarex will be personally liable to Cimarex or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Cimarex, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

Indemnification of and Advancement of Expenses to Directors and Officers

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful; provided, that in an action by or in the right of the corporation such indemnification is limited to expenses (including attorneys' fees).

Resolute's certificate of incorporation and bylaws provide that Resolute will, to the fullest extent authorized or permitted by law, indemnify and advance expenses to any person made party to any action or proceeding by reason of the fact that the person is or was a director or officer of Resolute or, while a director or officer of Resolute, was serving at Resolute's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

Cimarex's amended and restated certificate of incorporation and bylaws provide that Cimarex will, to the fullest extent authorized or permitted by law, indemnify and advance expenses to any person made party to any action or proceeding by reason of the fact that the person is or was a director or officer of Cimarex or served any other enterprise as a director, officer, employee or agent at the request of Cimarex or any predecessor. Cimarex may indemnify any person made party to a proceeding by reason of the fact that the person is or was an employee or agent of Cimarex or any predecessor of Cimarex, or served any other enterprise as director, officer, employee or agent at the request of Cimarex or any predecessor of Cimarex.

	Rights of Resolute Stockholders	Rights of Cimarex Stockholders

The DGCL and Resolute's bylaws permit Resolute to maintain insurance to protect Resolute or any person who is or was a director, officer, employee or agent of Resolute, or is or was serving at the request of Resolute as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not Resolute would have the power to indemnify such person against such liability under the DGCL.

The DGCL and Cimarex's bylaws permit Cimarex to maintain insurance, at its expense, on behalf of any director or officer of Cimarex servicing at the request of Cimarex as a director, officer, employee or agent of Cimarex or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not Cimarex would have the power to indemnify such person against such expense, liability or loss under applicable law.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Resolute's certificate of incorporation provides that it may be amended, altered, changed or repealed in the manner prescribed by the DGCL or the certificate of incorporation. In addition to any other vote required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of Resolute entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, appeal or adopt any provision of Resolute's certificate of incorporation.

Cimarex's amended and restated certificate of incorporation provides that it may be altered, changed or repealed in the manner prescribed by statute or the amended and restated certificate of incorporation. In addition to any other vote required by law or any preferred stock designation, the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at any election of directors is required to amend, alter, appeal or adopt any provision of the Cimarex's amended and restated certificate of incorporation.

Amendments to Bylaws

Resolute's certificate of incorporation and bylaws provide that the Resolute board or the Resolute stockholders may adopt, amend or repeal any of Resolute's bylaws at any meeting; provided however, in the case of the stockholders, the affirmative vote (in addition to any other vote required by law or any preferred stock designation) of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of Resolute entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, appeal or adopt any of Resolute's bylaws.

The Cimarex amended and restated certificate of incorporation provides that the Cimarex board or the Cimarex stockholders may adopt, amend, alter, change or repeal any of the bylaws. An affirmative vote by the majority of Cimarex directors is required for the board to adopt, amend, alter, change or repeal Cimarex's bylaws and an affirmative vote (in addition to any other vote required by law) of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors is required to adopt, amend, alter or repeal Cimarex's bylaws.

Certain Business Combinations

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder that beneficially owns more than 15% of the corporation's outstanding voting stock, or a stockholder acquiring more than 15% but less than 85% of the corporation's outstanding voting stock, for three years following the time that person becomes an "interested stockholder" unless (i) prior to such time, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

	Rights of Resolute Stockholders	Rights of Cimarex Stockholders
	Resolute has not opted out of Section 203 of the DGCL and so Resolute is subject to such provision.	Cimarex has not opted out of Section 203 of the DGCL and so Cimarex is subject to such provision.
Stockholder Rights Plan

Resolute has a stockholder rights plan. Resolute has confirmed it has taken all necessary action (including amending the stockholder rights plan) so that the rights under such plan will expire, and will no longer be exercisable, immediately prior to the effective time without any payment being made in respect thereof.

Cimarex does not currently have a stockholder rights plan.

No Material Difference in Rights of Holders of Resolute Preferred Stock and New Cimarex Preferred Stock

        The terms, designations, preferences, limitations, privileges, and relative rights of shares of Resolute preferred stock and the shares of new Cimarex preferred stock for which they will be exchanged are substantially similar except for certain non-material technical or format changes to the provisions included in the terms of the new Cimarex preferred stock. Please see the section entitled "Description of Cimarex Capital Stock—Description of New Cimarex Preferred Stock" beginning on page 143.

LEGAL MATTERS

        The validity of the Cimarex common shares and the new Cimarex preferred stock will be passed upon for Cimarex by Francis B. Barron, Cimarex's Senior Vice President—General Counsel, or by Akin Gump Strauss Hauer & Feld LLP, Cimarex's outside legal counsel. Certain U.S. federal income tax matters will be passed upon for Cimarex by Akin Gump Strauss Hauer & Feld LLP, Cimarex's tax counsel, and certain U.S. federal income tax matters will be passed upon for Resolute by Arnold & Porter Kaye Scholer LLP, Resolute's tax counsel.

EXPERTS

        The consolidated financial statements of Cimarex Energy Co. and its subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        DeGolyer and MacNaughton, an independent petroleum engineering firm, reviewed Cimarex's proved reserve estimates for properties that comprised at least 80% of the discounted future net cash flows before income taxes, using a 10% discount rate, attributable to the total interests owned by Cimarex as of December 31, 2017. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this proxy/registration statement in reliance on the authority of said firm as experts in petroleum engineering.

        The consolidated financial statements of Resolute Energy Corporation and its subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The information included in this proxy/registration statement or incorporated by reference herein regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations provided by Resolute and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in this proxy/registration statement or incorporated by reference herein in reliance upon the authority of that firm as experts in petroleum engineering.

 DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETINGS

Cimarex

        Cimarex's 2019 annual meeting of stockholders is anticipated to be held on May 8, 2019. The deadline for stockholder proposals submitted under Rule 14a-8 under the Exchange Act to be presented at Cimarex's 2019 annual meeting of stockholders and included in its proxy statement/prospectus and form of proxy relating to the 2019 meeting was November 30, 2018, and proposals received subsequent to the date of this proxy statement will be considered untimely.

        In order for stockholder proposals submitted under Rule 14a-8 under the Exchange Act to be presented at Cimarex's 2020 annual meeting of stockholders and included in its proxy statement and form of proxy relating to the 2020 meeting, the proposals must be received no later than November 29, 2019 by Cimarex's secretary via mail to Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203. Any change of address will be posted on the Cimarex website at www.cimarex.com, which Cimarex stockholders should verify prior to any mailing to Cimarex's secretary.

        In addition, under Cimarex's bylaws, Cimarex stockholders may present business at a stockholder meeting without having submitted the proposal under Rule 14a-8 as discussed above. The deadline for stockholder proposals and nominations submitted under Cimarex's bylaws to be presented at Cimarex's 2019 annual meeting of stockholders is February 11, 2019. In order for stockholder proposals submitted under Cimarex's bylaws to be presented at Cimarex's 2020 annual meeting of stockholders, notice must be received by Cimarex's secretary at the address in the preceding paragraph (or as may be updated on the Cimarex website) no later than February 10, 2020; provided, however, that in the event that the annual meeting is called for a date that is not within 30 calendar days before or after May 8, 2019 (the anniversary date of the immediately preceding annual meeting), notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the earlier of the day on which notice of Cimarex's 2019 annual meeting of stockholders was mailed or public disclosure of such date was made. The notice must comply with the requirements of Article II, Section 9 Cimarex's bylaws.

Resolute

        Resolute held its 2018 annual meeting of stockholders on June 19, 2018. If the merger is completed, Resolute does not expect to hold an annual meeting of stockholders in 2019. In that case, stockholder proposals for Cimarex's 2019 annual meeting of stockholders must be submitted to Cimarex's secretary in accordance with the procedures described above. If the merger is not completed, Resolute will hold a 2019 annual meeting of stockholders.

        The deadline for stockholder proposals submitted under Rule 14a-8 under the Exchange Act to be presented at Resolute's 2019 annual meeting of stockholders, if held, and included in its proxy statement/prospectus and form of proxy relating to the 2019 meeting, if held, is January 18, 2019. As of the date of this proxy statement, Resolute had not received notice of any stockholder proposals for its 2019 annual meeting. However, if the date of Resolute's 2019 annual meeting of stockholders, if held, is changed by more than 30 days from June 19, 2018, then the deadline for submission will be a reasonable time before Resolute begins to print and mail its proxy materials for the 2019 annual meeting, if held. Stockholder proposals must be received by Resolute's secretary at 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, Attention: Secretary, no later than the applicable deadline, to be eligible for inclusion in Resolute's proxy materials.

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at Resolute's 2019 annual meeting of stockholders, if held, but does not seek to include in Resolute's proxy statement under applicable SEC rules, must be submitted in accordance with Resolute's bylaws, and must be received by the secretary at Resolute's principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and no later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Resolute. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Resolute's bylaws. Assuming the 2019 annual meeting of stockholders is held on the one year anniversary of Resolute's 2018 annual meeting, such proposals must be received no earlier than February 19, 2019, and no later than March 21, 2019. As of the date of this proxy statement/prospectus, Resolute had not received notice of any stockholder nominations or proposals for its 2019 annual meeting.

        In addition, pursuant to Rule 14a-4(c) of the Exchange Act, the Resolute board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2019 annual meeting, if held, that the stockholder does not seek to have included in Resolute's proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how the Resolute board intends to exercise its discretion to vote on such matter unless Resolute was notified of the proposal on or before April 2, 2019 and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). As of the date of this proxy statement/prospectus, Resolute had not received notice of any stockholder proposals for its 2019 annual meeting. If Resolute first received or receives notice of such matter after April 2, 2019 (or, alternatively, if the date of Resolute's 2019 annual meeting of stockholders, if held, is changed by more than 30 days from June 19, 2019, Resolute first receives notice of such matter after a reasonable time before the solicitation is made), and the matter nonetheless is permitted to be presented at the 2019 annual meeting of stockholders, if held, the Resolute board may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2019 annual meeting of stockholders, if held.

 WHERE YOU CAN FIND MORE INFORMATION

        Cimarex and Resolute file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements and other information regarding issuers, including Cimarex and Resolute, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement/prospectus.

        Cimarex has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the Cimarex common shares and the new Cimarex preferred stock to be issued to Resolute stockholders in connection with the merger and the common stock issuable upon conversion of the new Cimarex preferred stock. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Cimarex and Resolute, respectively. The rules and regulations of the SEC allow Cimarex and Resolute to omit certain information included in the registration statement from this proxy statement/prospectus.

        In addition, the SEC allows Cimarex and Resolute to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

        This proxy statement/prospectus incorporates by reference the documents listed below that Cimarex and Resolute have previously filed with the SEC. They contain important information about the companies and their financial condition.

Cimarex SEC Filings

  •
  Annual report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  Definitive Proxy Statement on Schedule 14A filed on March 30, 2018;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  Current reports on Form 8-K filed on February 14, 2018, May 15, 2018, May 24, 2018, September 4, 2018, November 19, 2018 and November 20, 2018 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

  •
  The description of Cimarex's common stock set forth in its registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Resolute SEC Filings

  •
  Annual report on Form 10-K for the fiscal year ended December 31, 2017, as amended on Form 10-K/A filed on April 27, 2018;

  •
  Definitive Proxy Statement on Schedule 14A filed on May 18, 2018;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; and

  •
  Current reports on Form 8-K filed on January 4, 2018, February 12, 2018, February 16, 2018, March 22, 2018, April 10, 2018, May 16, 2018, June 19, 2018, September 17, 2018, November 19,

    2018 and November 20, 2018 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        In addition, Cimarex and Resolute incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Resolute special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the other documents listed above from the SEC, through the SEC's web site at the address indicated above, or from Cimarex or Resolute, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:
Cimarex Energy Co.	Resolute Energy Corporation
1700 Lincoln Street, Suite 3700	1700 Lincoln Street, Suite 2800
Denver, Colorado 80203	Denver, Colorado 80203
Attention: Company Secretary	Attention: Secretary
(303) 295-3995	(303) 534-4600

        These documents are available from Cimarex or Resolute, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Cimarex and Resolute at their internet websites at www.cimarex.com and www.resoluteenergy.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

        If you are a Resolute stockholder, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., Resolute's proxy solicitor, at the following address: 1407 Broadway, 27th Floor, New York, New York 10018 or telephone number: toll-free at (800) 322-2885 or collect at (212) 929-5500, or email address: proxy@mackenziepartners.com.

        If you are a Resolute stockholder and would like to request documents, please do so by February 19, 2019 to receive them before the Resolute special meeting. If you request any documents from Cimarex or Resolute, Cimarex or Resolute will mail them to you by first class mail, or another equally prompt means, within one business day after Cimarex or Resolute, as the case may be, receives your request.

        This document is a prospectus of Cimarex and is a proxy statement of Resolute for the Resolute special meeting. Neither Cimarex nor Resolute has authorized anyone to give any information or make any representation about the merger or Cimarex or Resolute that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Cimarex or Resolute has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A—AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and among

CIMAREX ENERGY CO.,

CR SUB 1 INC.,

CR SUB 2 LLC

and

RESOLUTE ENERGY CORPORATION

Dated as of November 18, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2018 (this "Agreement"), by and among Cimarex Energy Co., a Delaware corporation ("Parent"), CR Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub 1"), CR Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Merger Sub 1, the "Merger Subs"), and Resolute Energy Corporation, a Delaware corporation (the "Company").

        WHEREAS, the Company, Parent and the Merger Subs desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect the Merger (as defined herein);

        WHEREAS, the Company Board, at a meeting duly called and held, by unanimous vote, (i) determined that this Agreement and the Transactions, including the First Merger, are fair to, and in the best interests of, the Company and the Company's stockholders, (ii) adopted and approved this Agreement and the Transactions, including the First Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for approval, and (iv) recommended that the holders of Company Common Stock approve this Agreement and the Transactions, including the First Merger;

        WHEREAS, the Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held, by unanimous vote, approved and declared advisable this Agreement and the Transactions, including the Merger and the issuance of shares of common stock of Parent, par value $0.01 per share (the "Parent Common Stock") pursuant to the Merger;

        WHEREAS, the Board of Directors of Merger Sub 1 (the "Merger Sub 1 Board") has, by unanimous vote, (i) determined that this Agreement and the Transactions, including the First Merger, are fair to, and in the best interests of, Merger Sub 1 and its sole stockholder and (ii) adopted and approved this Agreement and the Transactions, including the First Merger;

        WHEREAS, immediately following the execution of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Merger Sub 1, shall execute and deliver a consent to approve this Agreement and the Transactions pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL");

        WHEREAS, immediately following the execution of this Agreement by each of the parties hereto, Parent, as the sole member of Merger Sub 2, shall execute and deliver a consent to approve this Agreement and the Transactions;

        WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Treasury Regulations") and this Agreement constitute and be adopted as a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, as part of the consideration for Parent's, Merger Sub 1's and Merger Sub 2's willingness to enter into this Agreement, and with the prior approval of the Company Board, Parent has entered into voting agreements with certain of the Company's stockholders, each in in the forms attached hereto as Annex B and Annex C (each, together with the schedules and exhibits attached thereto, a "Voting Agreement").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.     As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

ARTICLE II
THE MERGER

        2.1    The First Merger.     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub 1 will be merged with and into the Company in accordance with the provisions of the DGCL (the "First Merger"). As a result of the First Merger, the separate existence of Merger Sub 1 shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). At the Effective Time, the First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, immunities, and franchises of each of the Company and Merger Sub 1, of a public as well as a private nature, and all debts and obligations due the Company and Merger Sub 1, shall be taken and deemed to be transferred and vested in the Surviving Corporation, and the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of the Company and Merger Sub 1.

        2.2    The Second Merger.     Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time, the Surviving Corporation will be merged with and into Merger Sub 2 in accordance with the provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the "LLC Act") (the "Second Merger" and, together with the First Merger, the "Merger"). As a result of the Second Merger, the separate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Merger Sub 2 is sometimes referred to herein as the "Surviving Company"). Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all rights, immunities, and franchises of each of the Surviving Corporation and Merger Sub 2, of a public as well as a private nature, and all debts and obligations due the Surviving Corporation and Merger Sub 2, shall be taken and deemed to be transferred and vested in the Surviving Company, and the Surviving Company shall be responsible and liable for all of the liabilities and obligations of the Surviving Corporation and Merger Sub 2.

        2.3    Closing.

        (a)   The closing of the Merger (the "Closing"), shall take place at 8:00 a.m., Mountain time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the continuing satisfaction or waiver of all conditions as of the Closing) at the offices of Arnold & Porter Kaye Scholer LLP in Denver, Colorado, or at such other time and place as Parent and the Company may agree in writing. For purposes of this Agreement, "Closing Date" shall mean the date on which the Closing occurs.

        (b)   As early as practicable on the Closing Date, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of First Merger") shall be filed with the Office of the Secretary of State of the State of Delaware. The First Merger shall become effective upon the filing of the Certificate of First Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of First Merger (the "Effective Time").

        (c)   Immediately following the Effective Time, the Surviving Corporation and Parent shall cause a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL and the LLC Act (the "Certificate of Second Merger") to be filed with the Office of the Secretary of State of the State of Delaware. The Second Merger shall become effective upon the filing of the Certificate of Second Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by the Surviving Corporation and Parent and specified in the Certificate of Second Merger (the "Second Merger Effective Time"). At the Second Merger Effective Time (i) each share of the Surviving Corporation common stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto, (ii) each share of Surviving Corporation Preferred Stock outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive one share of Parent Series B Preferred Stock, and (iii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company. Without any action on the part of the holders of the Surviving Corporation Preferred Stock, all outstanding certificates which immediately prior to the Second Merger Effective Time represented such shares of Surviving Corporation Preferred Stock and book-entry shares which immediately prior to the Second Merger Effective Time represented such shares of Surviving Corporation Preferred Stock shall, from and after the Second Merger Effective Time, continue to represent a number of shares of Parent Series B Preferred Stock equal to the number of shares of Company Preferred Stock represented thereby immediately prior to the Second Merger Effective Time.

        2.4    Organizational Documents of the Surviving Corporation and the Surviving Company.

        (a)   At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form set forth in Annex D to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or as provided by applicable Law and (ii) subject to Section 6.9(b), the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub 1 in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or as provided by applicable Law.

        (b)   At the Second Merger Effective Time, (i) the certificate of formation of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or as provided by applicable Law and (ii) subject to Section 6.9(b), the limited liability company agreement of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or as provided by applicable Law.

        2.5    Directors and Officers of the Surviving Corporation and the Surviving Company.

        (a)   The directors and officers of Merger Sub 1 immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        (b)   Parent shall take all actions necessary so that from and after the Second Merger Effective Time, the officers of the Surviving Corporation immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company, to hold office until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

        2.6    Tax Consequences.     The parties intend that for U.S. federal income Tax purposes, (a) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) this Agreement, including any amendment thereto, be and is hereby adopted as a "plan of reorganization" involving the Merger for purposes of Section 354 and Section 361 of the Code.

ARTICLE III
EFFECT OF FIRST MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB 1; EXCHANGE

        3.1    Effect of the Merger on Capital Stock.     At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or any holder of any securities of Parent, Merger Sub 1 or the Company:

        (a)   Capital Stock of Merger Sub 1.    Each share of capital stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)   Capital Stock of the Company.

            (i)  Subject to the other provisions of this Article III (including the election procedures in Section 3.3 and the proration provisions in Section 3.4), each share of common stock, par value $0.0001 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, any Converted Shares and any Appraisal Shares, but including, for the avoidance of doubt, each share of Company Restricted Stock, each Company Outperformance RSU and each Company Option that has been converted into the right to receive the Merger Consideration in accordance with Section 3.2), shall be converted into the right to receive:

            (A)  Mixed Election Shares:    if a Mixed Election has been validly made with respect to such share of Company Common Stock pursuant to Section 3.3(b)(i)(A) and remains in effect at the Election Deadline, (1) an amount in cash, without interest, equal to $14.00 (the "Mixed Election Cash Amount") and (2) 0.2366 validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Mixed Election Exchange Ratio") (subject to adjustment in accordance with Section 3.1(c)) (such consideration, the "Mixed Election Consideration");

            (B)  Cash Election Shares:    if a Cash Election has been validly made with respect to such share of Company Common Stock pursuant to Section 3.3(b)(i)(B) and remains in effect at the Election Deadline, an amount of cash, without interest, equal to $35.00 (subject to adjustment in accordance with Section 3.1(c)) (such consideration, the "Cash Election Consideration"); provided, however, that in the event that the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares would be greater than the Maximum Cash Election Consideration, the proration provisions of Section 3.4(a) shall apply; or

            (C)  Stock Election Shares:    if a Stock Election has been validly made with respect to such share of Company Common Stock pursuant to Section 3.3(b)(i)(C) and remains in effect at the Election Deadline, 0.3943 validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Exchange Ratio") (subject to adjustment in accordance with

    Section 3.1(c)) (such consideration, the "Stock Election Consideration"); provided, however, that in the event that the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares would be greater than the Maximum Stock Election Consideration, the proration provisions of Section 3.4(b) shall apply.

           (ii)  All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares or Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.5(g), and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.5(h), in each case to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

          (iii)  Treatment of Company Preferred Stock.    Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding from and after the Effective Time as one share of Surviving Corporation Preferred Stock having the powers, preferences and rights substantially similar to the Company Preferred Stock. Without any action on the part of the holders of the Company Preferred Stock, all outstanding certificates which immediately prior to the Effective Time represented such shares of Company Preferred Stock and book-entry shares which immediately prior to the Effective Time represented such shares of Company Preferred Stock shall, from and after the Effective Time, continue to represent a number of shares of Surviving Corporation Preferred Stock equal to the number of shares of Company Preferred Stock represented thereby immediately prior to the Effective Time (each such share, a "Rolled Preferred Share"). For the avoidance of doubt, any holder of a share of Company Preferred Stock may exercise its right to convert its shares of Company Preferred Stock into Company Common Stock pursuant to the applicable provisions of the Certificate of Designations prior to the Effective Time, and such holder may make an Election with respect to such shares of Company Common Stock following such conversion (subject to the election procedures in Section 3.3 and the proration provisions in Section 3.4).

          (iv)  All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub 1 immediately prior to the Effective Time and, in each case, not held on behalf of third parties (the "Cancelled Shares") shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by any direct or indirect Subsidiary of either the Company or Parent (other than Merger Sub 1) ("Converted Shares") shall be automatically converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (subject to adjustment in accordance with Section 3.1(c)).

        (c)   Impact of Stock Splits, Etc.    Without limiting the parties' respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Maximum Cash Election Consideration, the Maximum Stock Election Consideration, the Mixed Election Exchange Ratio, the Exchange Ratio, the Mixed Election Cash Amount and the Cash Election Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be used to calculate the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c).

        (d)   Rights Agreement.    Immediately prior to the Effective Time, all issued and outstanding preferred share purchase rights of the Company issued pursuant to the Rights Agreement (the "Company Rights") will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment.

        3.2    Treatment of Company Equity Awards and Company Restricted Cash Awards.

        (a)   For the avoidance of doubt, the election procedures and calculations in Section 3.3, and the proration provisions in Section 3.4, shall apply to, and take into account, each share of Company Restricted Stock, Company Outperformance RSU and Company Option that is entitled to receive the Merger Consideration as of the Effective Time, provided that in all cases Company SARs and Company Restricted Cash Awards shall be payable solely in cash.

        (b)   Company Restricted Stock.    Immediately prior to the Effective Time, each then outstanding share of Company Restricted Stock, whether subject to time-based and/or performance-based vesting, shall automatically become fully vested and all restrictions thereon shall lapse (with any performance-based vesting deemed satisfied at the maximum level), and, for the avoidance of doubt, each holder thereof shall have the right to receive the Merger Consideration with respect to such Company Common Stock pursuant to Section 3.1 (less required withholdings as provided in Section 3.5(i)) and to submit an Election in accordance with the applicable procedures set forth in Section 3.3.

        (c)   Company Outperformance RSUs.    Immediately prior to the Effective Time, each then outstanding Company Outperformance RSU shall, to the extent unvested, automatically become fully vested (with the performance-based vesting deemed satisfied at the maximum vesting level) and, in lieu of the issuance of a share of Company Stock in respect of such Company Outperformance RSU, shall be cancelled and converted automatically into the right to receive the Merger Consideration (less required withholdings as provided in Section 3.5(i)). With respect to the form of Merger Consideration, each holder of an outstanding Company Outperformance RSU as of immediately prior to the Effective Time shall have the right to submit an Election in accordance with the applicable procedures set forth in Section 3.3.

        (d)   Company Options.    Immediately prior to the Effective Time, each then outstanding Company Option shall, to the extent unvested, automatically become fully vested and shall be cancelled and converted automatically into the right to receive, in respect of each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, the excess of (i) the Merger Consideration minus (ii) the applicable exercise price per share under such Company Option (less required withholdings as provided in Section 3.5(i)). With respect to the form of Merger Consideration, each holder of an outstanding Company Option as of immediately prior to the Effective Time shall have the right to submit an Election in accordance with the applicable procedures set forth in Section 3.3.

        (e)   Company SARs.    Immediately prior to the Effective Time, each then outstanding Company SAR shall, to the extent unvested, automatically become fully vested and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time multiplied by (ii) the excess of (A) the Cash Election Consideration minus (B) the per share base price of such Company SAR (less required withholdings as provided in Section 3.5(i)).

        (f)    Company Restricted Cash Awards.    Immediately prior to the Effective Time, each then outstanding Company Restricted Cash Award shall, to the extent unvested, automatically become fully vested. Each such Company Restricted Cash Award shall be payable at the time set forth in the Company Equity Plan and applicable award agreement.

        (g)   Company Actions.    Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall adopt resolutions approving the treatment of the Company Equity Awards and Company Restricted Cash Awards pursuant to the terms of this Section 3.2 and, to the extent that the Company Board and/or the Compensation Committee of the Company Board determines advisable in order to comply with Section 409A of the Code, to the extent applicable, the termination and liquidation of the Company Equity Plan and any Company Equity Awards and Company Restricted Cash Awards thereunder.

        3.3    Company Election Procedures.

        (a)   Parent shall prepare, and the Company shall file as an exhibit to the Proxy Statement, a form of election (the "Election Form") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Election Form and such Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree) and, as soon as reasonably practicable following the later of the effectiveness of the Registration Statement or the record date for the Company Stockholders Meeting (the "Record Date"), the Company shall mail to each registered holder of shares of Company Common Stock as of the Record Date (including each holder of shares of Company Restricted Stock, Company Outperformance RSUs and Company Options, but excluding any Cancelled Shares and Converted Shares), the Election Form with the Proxy Statement (the "Election Form Mailing Date"). The Election Form shall be used by each registered holder of shares of Company Common Stock (or, in the case of nominee holders, the beneficial owner through proper instructions and documentation) to make a Mixed Election, a Cash Election or a Stock Election, as applicable. The Company shall use its reasonable best efforts to make the Election Form available to all persons who become registered holders of Company Common Stock during the period between the Record Date and the Election Deadline.

        (b)   Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of a share of Company Common Stock (including each holder of shares of Company Restricted Stock, Company Outperformance RSUs and Company Options, but excluding any Cancelled Shares and Converted Shares), subject to limitations set forth in this Section 3.3(b), to submit a Mixed Election, a Cash Election or a Stock Election, as applicable (each an "Election") in accordance with the following procedures:

            (i)  Each holder of a share of Company Common Stock may specify in a request made in accordance with the provisions of this Section 3.3(b) (A) the number of such holder's shares of Company Common Stock with respect to which such holder elects to receive the Mixed Election Consideration (such Election with respect to such number of shares of Company Common Stock, the "Mixed Election"), (B) the number of such holder's shares of Company Common Stock with respect to which such holder elects to receive the Cash Election Consideration (such Election with respect to such number of shares of Company Common Stock, the "Cash Election"), (C) the number of such holder's shares of Company Common Stock with respect to which such holder elects to receive the Stock Election Consideration (such Election with respect to such number of shares of Company Common Stock, the "Stock Election"), and (D) the particular shares for which such holder desires to make any such election, and the order in which any such election is to apply to any such shares if the election is subject to proration under Section 3.4(b).

           (ii)  Any holder of a share of Company Common Stock who does not properly make an Election in accordance with the provisions of this Section 3.3 or whose Election is not received by the Exchange Agent prior to the Election Deadline in the manner provided in this Section 3.3, will be deemed to have made the Mixed Election with respect to each share of Company Common Stock for which a valid Election has not been made or received in accordance with this Section 3.3.

          (iii)  Any Election will be deemed properly made only if the Exchange Agent has received at its designated office, (A) by 5:00 p.m. (Eastern time) on the date of the Company Stockholders Meeting or (B) if the Closing Date is more than 10 Business Days after the date of the Company Stockholders Meeting, the date that is seven Business Days preceding the Closing Date (in either case, the "Election Deadline"), an Election Form duly completed and validly executed and accompanied by Certificates representing the shares of Company Common Stock to which such Election Form relates (or customary affidavits and, if required by the procedures set forth in the Election Form, the posting by such person of a bond in such reasonable amount as the Election Form may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate). Parent and the Company shall publicly announce the anticipated Election Deadline at least 10 Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

        (c)   After an Election is validly made with respect to any share of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Election is properly revoked in accordance with this Section 3.3(c). Any holder of a share of Company Common Stock may, at any time prior to the Election Deadline, change or revoke such holder's Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. In addition, all Elections shall automatically be revoked upon the termination of this Agreement pursuant to Article VIII. If an Election is revoked, the holder of the Company Common Stock to which such Election previously applied shall be deemed to have made the Mixed Election with respect to such Company Common Stock unless and until a valid Election in respect of such Company Common Stock is subsequently submitted to the Exchange Agent on or prior to the Election Deadline in accordance with this Section 3.3. Certificates will not be returned to the holder unless the holder so requests.

        (d)   The determination of the Exchange Agent (or the determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Mixed Election, a Cash Election or a Stock Election has been properly made, changed or revoked pursuant to this Section 3.3 and as to when Mixed Elections, Cash Elections and Stock Elections, changes and revocations were received by the Exchange Agent. The Exchange Agent (or Parent, in the event that the Exchange Agent declines to make the following computations) shall also make all computations contemplated by this Section 3.3 and Section 3.4, and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written consent of Parent, make any rules as are consistent with this Section 3.3 and Section 3.4 for the implementation of Mixed Elections, Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

        3.4    Proration for Oversubscription.

        (a)   Proration for Oversubscription of Cash Election.    In the event that the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares would be greater than the Maximum Cash Election Consideration:

            (i)  each share of Company Common Stock with respect to which a Mixed Election has been made pursuant to Section 3.3(b)(i)(A) (including any election made with respect to Company Restricted Stock, Company Outperformance RSUs or Company Options) and remains in effect at the Election Deadline and each share of Company Common Stock with respect to which a Mixed Election has been deemed to have been made pursuant to the provisions of Section 3.3 (each, a "Mixed Election Share") shall be converted into the right to receive the Mixed Election Consideration;

           (ii)  each share of Company Common Stock with respect to which a Stock Election has been made pursuant to Section 3.3(b)(i)(C) (including any election made with respect to Company Restricted Stock, Company Outperformance RSUs or Company Options) and remains in effect at the Election Deadline (each, a "Stock Election Share") shall be converted into the right to receive the Stock Election Consideration; and

          (iii)  the number of shares of Company Common Stock with respect to which a Cash Election has been made pursuant to Section 3.3(b)(i)(B) (including any election made with respect to Company Restricted Stock, Company Outperformance RSUs or Company Options) and remains in effect at the Election Deadline (each, a "Cash Election Share") that shall be converted into the right to receive the Cash Election Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Election Shares by (B) a fraction, the numerator of which is the Maximum Cash Election Consideration and the denominator of which is the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares (prior to the conversion contemplated by this Section 3.4(a)(iii) ), with the remaining number of Cash Election Shares being converted into the right to receive the Stock Election Consideration.

For the avoidance of doubt, in the circumstances where this Section 3.4(a) is applicable, each record holder of Cash Election Shares shall, to the extent reasonably possible receive, the same proportion of Cash Election Consideration, and the same proportion of Stock Election Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 3.4(a).

        (b)   Proration for Oversubscription of Stock Election.    In the event that the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares would be greater than the Maximum Stock Election Consideration:

            (i)  each Mixed Election Share shall be converted into the right to receive the Mixed Election Consideration;

           (ii)  each Cash Election Share shall be converted into the right to receive the Cash Election Consideration; and

          (iii)  the number of Stock Election Shares that shall be converted into the right to receive the Stock Election Consideration shall be equal to the product obtained by multiplying (A) the number of Stock Election Shares by (B) a fraction, the numerator of which is the Maximum Stock Election Consideration and the denominator of which is the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares (prior to the conversion contemplated by this Section 3.4(b)(iii)), with the remaining number of Stock Election Shares being converted into the right to receive the Cash Election Consideration.

For the avoidance of doubt, in the circumstances where this Section 3.4(b) is applicable, each record holder of Stock Election Shares shall, to the extent reasonably possible, receive the same proportion of Stock Election Consideration, and the same proportion of Cash Election Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 3.4(b).

        (c)   The Exchange Agent, in consultation with Parent (or Parent, in the event that the Exchange Agent declines to make the following computations), shall make all computations to give effect to this Section 3.4.

        3.5    Payment for Securities; Exchange.

        (a)   Exchange Agent; Exchange Fund.    Prior to the Election Form Mailing Date, Parent shall enter into, or cause Merger Sub 1 to enter into, an agreement with the Company's transfer agent, or another firm reasonably acceptable to the Company and Parent, to act as agent for the holders of

Company Common Stock in connection with the Merger (the "Exchange Agent") for purpose of receiving and holding their Elections, Certificates and Book-Entry Shares. On the Closing Date and prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock, for distribution in accordance with this Article III through the Exchange Agent, an amount in cash and a number of shares of Parent Common Stock constituting at least the amounts necessary to satisfy the payment of the Merger Consideration and payment of cash in lieu of fractional shares to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5(g) and to make payments in lieu of fractional shares pursuant to Section 3.5(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund to the holders of Company Common Stock (after taking into account all Company Common Stock then held by such holder and the Election(s) made with respect to such shares of Company Common Stock by such holder). Except as contemplated by this Section 3.5(a) and Sections 3.5(g) and 3.5(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.5(h) and any dividends or other distributions in accordance with Section 3.5(g)) shall hereinafter be referred to as the "Exchange Fund." The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

        (b)   Payment Procedures.

            (i)  As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (B) shares of Company Common Stock represented by book-entry ("Book-Entry Shares") (other than Cancelled Shares or Converted Shares and other than any holder of a Certificate or a Book-Entry Share who properly made and did not revoke an Election pursuant to Section 3.3) a letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1(b)(i).

           (ii)  Each holder of a share of Company Common Stock represented by a Certificate or a Book-Entry Share who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant to Section 3.3 shall be entitled to receive in exchange therefor (A) the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration, as applicable (subject to the proration provisions in Section 3.4), for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, (B) any dividends or other distributions payable pursuant to Section 3.5(g), and (C) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.5(h), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. Each holder of a share of Company Common Stock represented by a Certificate or a Book-Entry Share who did not properly make an Election, upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares

  (together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other customary documents as may be reasonably required by the Exchange Agent or Parent), shall be entitled to receive in exchange therefor (1) the Mixed Election Consideration for each such share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, (2) any dividends or other distributions payable pursuant to Section 3.5(g), and (3) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.5(h). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.

          (iii)  If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by Section 3.5(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (A) the Mixed Election Consideration payable in respect of such shares of Company Common Stock, (B) any dividends or other distributions payable pursuant to Section 3.5(g), and (C) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.5(h).

        (c)   Termination of Rights.    All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.5(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.5(h)) paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation (which, following the consummation of the Second Merger, shall include the Surviving Company) for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in Section 3.1(b)(iv)), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.5(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5(g), without any interest thereon.

        (d)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.5(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.5(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to Parent for payment of their claim for such amounts.

        (e)   No Liability.    None of the Surviving Corporation, the Surviving Company, Parent, the Merger Subs or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

        (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(b)(iv)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.5(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5(g).

        (g)   Distributions with Respect to Unexchanged Shares of Parent Common Stock.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.5. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

        (h)   No Fractional Shares of Parent Common Stock.    No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days ending on the date that is two Business Days prior to the Closing Date as reported by The Wall Street Journal. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the

Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        (i)    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Merger Subs, the Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that any amounts are so deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

        3.6    Appraisal Shares.     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal with respect to such shares of Company Common Stock (the "Appraisal Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into shares of Parent Common Stock as provided in Section 3.1(b)(i), but rather the holders of Appraisal Shares shall be entitled to payment of the "fair value of such shares" in accordance with Section 262 and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall be forfeited and shall cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, the Merger Consideration as provided in Section 3.1(b)(ii) . The Company shall serve prompt written notice to Parent of any demands for appraisal received by the Company from a holder of shares of Company Common Stock pursuant to Section 262, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure by any holder of Company Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the DGCL, or agree to do any of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, Merger Sub 1 and Merger Sub 2 on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 4.2(a), and

Section 4.2(b) of this Agreement, the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:

        4.1    Organization, Standing and Power.     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). The Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries that is, as of the date of this Agreement, a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

        4.2    Capital Structure.

        (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 45,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on November 16, 2018: (A) 23,163,462 shares of Company Common Stock were issued and outstanding, which includes 805,097 shares of Company Restricted Stock; (B) no shares of Company Common Stock were treasury stock; (C) 683,456 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options; (D) 305,897 shares of Company Common Stock were reserved for issuance upon the vesting or earning of outstanding Company RSUs; (E) 2,433,800 shares of Company Common Stock were reserved for issuance upon the conversion of shares of Company Preferred Stock, (F) 62,500 shares of Company Preferred Stock were issued and outstanding and 150,000 of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock and were reserved for issuance under the Rights Plan; and (G) 1,232,898 shares of Company Common Stock were reserved for issuance for future awards pursuant to the Company Equity Plan.

        (b)   All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Equity Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect owned Subsidiary of the Company, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except as set forth in this Section 4.2, and except for changes since November 16, 2018 resulting from (x) stock grants or other awards granted, repurchased or redeemed in accordance with Section 6.1(b); (y) the exercise of stock options (and the issuance of shares thereunder) or settlement of equity awards or (z) the conversion of shares of the Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Certificate of Designations, in each case, outstanding as of such date, there are outstanding: (i) no shares of Company Capital Stock, (ii) no Voting Debt or other voting securities or equity of the Company, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase, or acquire shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or any Subsidiary or securities convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance, equity-based performance (including of the type set forth in clauses (A)-(G) of Section 4.2(a)) or other similar rights in respect of Company Capital Stock, and (v) no other commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound that would (A) obligate the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting or equity securities of the Company or any of its Subsidiaries, (B) obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, or (C) obligate Parent to issue additional shares of Parent Common Stock at the Effective Time pursuant to the terms of this Agreement (including pursuant to Section 3.1 and Section 3.2).

        (c)   Other than the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock or other voting securities of the Company or any of its Subsidiaries. The Company and its Subsidiaries have no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries. The Company owns, directly or indirectly, all of the equity interests of its Subsidiaries.

        (d)   Schedule 4.2(d) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) each Company Equity Award, (ii) the name of each Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award (assuming satisfaction of performance conditions at the maximum level), (iv) the date on which each Company Equity Award was granted and (v) the expiration date of each Company Equity Award, if applicable. All Company Equity Awards were (A) granted in accordance with the terms of the applicable Company Equity Plan and in material compliance with the Exchange Act, all other applicable Laws and rules of the NYSE and (B) properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

        (e)   Since the issuance date of the Company Preferred Stock, (i) there has not been any adjustment to the Conversion Rate (as defined in the Certificate of Designations) pursuant to Section 9 of the Certificate of Designations or otherwise and (ii) the Company has paid all regular quarterly dividends payable through the date hereof in respect of the Company Preferred Stock in accordance with the Certificate of Designations.

        4.3    Authority; No Violations; Consents and Approvals.

        (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions, subject, with respect to consummation of the Merger, to the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been, and the other Transaction Documents to which the Company will be a party will be, duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement and the other Transaction Documents to which the Parent, Merger Sub 1 or Merger Sub 2 will be a party by Parent, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, "Creditors' Rights"). The Company Board, at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Transactions, including the First Merger, are fair to, and in the best interests of, the Company and the Company's stockholders, (ii) adopted and approved this Agreement and the Transactions, including the First Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for approval and (iv) recommended that the holders of Company Common Stock approve this Agreement and the Transactions, including the First Merger (such recommendation described in clause (iv), the "Company Board Recommendation"). Prior to the foregoing approval by the Company Board, there was no agreement, arrangement or understanding regarding the Merger or the other Transactions. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the First Merger.

        (b)   The execution, delivery and performance of this Agreement does not, and (assuming the Company Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time, or both, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) of, or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract or material Company Permit, or (iii) assuming the Company Approvals are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the case of clause (iii), any such contraventions, conflicts, or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.4    Consents.    No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a proxy statement in preliminary and definitive form (including any amendments or supplements, the "Proxy Statement") relating to the meeting of the stockholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof, the "Company Stockholders Meeting") and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of First Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, the "Company Approvals").

        4.5    SEC Documents; Financial Statements.

        (a)   Since January 1, 2017, the Company has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, collectively, the "Company SEC Documents"). As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") with respect to the Company SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

        (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

        (c)   The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Company SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or its Subsidiaries, (ii) is not, and since January 1, 2017 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of the Company or its Subsidiaries, and (iii) is not, and since January 1, 2017 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

        4.6    Absence of Certain Changes or Events.

        (a)   Since September 30, 2018, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

        (b)   From September 30, 2018 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Company Oil and Gas Properties, whether or not covered by insurance, and (iii) none of the Company or any of its Subsidiaries has undertaken any action that would require the consent of Parent pursuant to Section 6.1(b)(i), (iii), (iv), (v), (vi), (vii) or (x) .

        4.7    No Undisclosed Liabilities.     There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities for which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of the Company dated as of September 30, 2018 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three-months ended September 30, 2018; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2018; (c) liabilities incurred in connection with the Transactions and/or as permitted by this Agreement; (d) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.8    Information Supplied.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub 1 or Merger Sub 2 specifically for inclusion or incorporation by reference therein.

        4.9    Company Permits; Compliance with Applicable Law.     The Company and its Subsidiaries hold, and at all times since January 1, 2017 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the "Company Permits"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of the Company, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.10    Compensation; Benefits.

        (a)   Schedule 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Benefit Plans as of the date hereof. For purposes of this Agreement, "Company Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

        (b)   The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto, and (ii) to the extent applicable, (A) the most recently received determination, opinion or advisory letter from the Internal Revenue Service relating to such Company Benefit Plan, and (B) the most recently prepared actuarial report for each Company Benefit Plan.

        (c)   Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Company Qualified Plans") and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

        (e)   No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        (f)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan").

        (g)   Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for any group of retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code or similar state Law.

        (h)   All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (i)    There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against (i) the Company Benefit Plans, (ii) to the knowledge of the Company, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or (iii) the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (j)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (iv) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations §1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). For purposes of this representation, no arrangements or agreements that may be implemented by or at the direction of Parent with any employee, officer, director or service provider of the Company or its Subsidiaries shall be taken into account.

        (k)   Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

        (l)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        4.11    Labor Matters.

        (a)   There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

        (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or been subject to such an investigation, in each case, with respect to the Company or any of its Subsidiaries.

        4.12    Taxes.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

            (i)  (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, stockholders or other Persons) have been paid in full (other than, in the case of clause (B), with respect to matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents).

           (ii)  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

          (iii)  There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.

          (iv)  There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in SEC Documents.

           (v)  There are no Encumbrances for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Encumbrances.

          (vi)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) any contract or arrangement solely among the Company and/or any of its Subsidiaries, or (B) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

         (vii)  Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

        (viii)  Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

        (b)   Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (c)   After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (d)   Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.12, to the extent relating to Taxes or Tax matters, Section 4.5(b) , and, to the extent expressly referring to Code sections, Section 4.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

        4.13    Litigation.    Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or threatened in writing (or, to the knowledge of the Company, threatened orally) against the Company or any of its Subsidiaries or any of the Company Oil and Gas Properties or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

        4.14    Intellectual Property.

        (a)   The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Systems (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed since January 1, 2017; and (iii) to the knowledge of the Company, are free from any malicious code.

        (c)   Since January 1, 2017, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any Company IT Systems, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

        4.15    Real Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company's Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the "Company Owned Real Property") and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the "Company Material Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Material Leased Real Property (each, a "Company Material Real Property Lease") to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company's Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

        4.16    Rights-of-Way.    Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, fee assets, permits and licenses from each Person (collectively, "Rights-of-Way") as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.17    Oil and Gas Matters.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report audited by Netherland, Sewell & Associates, Inc. (in such capacity, the "Company Independent Petroleum Engineers") relating to the Company interests referred to therein as of December 31, 2017 (the "Company Reserve Report") or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (the "Company Oil and Gas Properties") and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that the Company's or one or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

        (b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of the Company or its Subsidiaries to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company and audited by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Company Oil and Gas Properties ("Company Oil and Gas Leases") have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Oil and Gas Properties have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company's knowledge, no third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Company Oil and Gas Lease) included in the Company Oil and Gas Properties.

        (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Company Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Company SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Company nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person's interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

        (g)   Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, (a) there are no wells that constitute a part of the Company Oil and Gas Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by the Company or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

        4.18    Environmental Matters.

        (a)   Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

            (i)  the Company and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

           (ii)  as of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened Proceeding, judgment, decree, injunction, ruling or order related to Environmental Laws;

          (iii)  (A) there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases have resulted or are reasonably likely to result in liability to the Company or its Subsidiaries under Environmental Law, (B) neither the Company nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to the Company or its Subsidiaries under Environmental Law, and (C) neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Substances from the Company's operations have been sent for treatment, disposal storage or handling;

          (iv)  neither the Company nor any of its Subsidiaries has assumed, either expressly or by operation of Law, any liability of any other Person related to Hazardous Substances or Environmental Laws; and

           (v)  there have been no environmental investigations, studies, audits, or other analyses conducted on properties currently owned or operated by the Company during the past three years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

        (b)   Except as expressly set forth in this Section 4.18 and except for the representations and warranties relating to the Company Permits as expressly set forth in Section 4.9, neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

        4.19    Material Contracts.

        (a)   Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following agreements to which or by which the Company or any Subsidiary of the Company is a party or to which their respective properties or assets is otherwise bound (but excluding any Company Benefit Plan, except as expressly contemplated by Section 4.19(a)(i) below):

            (i)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

           (ii)  each agreement or Organizational Document of the Company or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of the Surviving Corporation (or the Surviving Company) or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Parent or any of its Subsidiaries (including the Surviving Corporation (or the Surviving Company) and its Subsidiaries), make loans or advances to Parent or any of its Subsidiaries (including the Surviving Corporation (or the Surviving Company) and its Subsidiaries), or transfer any of its properties or assets to Parent or any of its Subsidiaries (including the Surviving Corporation (or the Surviving Company) and its Subsidiaries);

          (iii)  each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $2,000,000 or aggregate payments in excess of $8,000,000;

          (iv)  each contract that creates, evidences, secures, guarantees or otherwise relates to (A) Indebtedness for borrowed money in any amount in excess of $2,000,000 or (B) other Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000, other than agreements solely between or among the Company and its Subsidiaries;

           (v)  each contract for lease of personal property or real property (excluding Oil and Gas Leases) involving annual payments in excess of $2,000,000 or aggregate payments in excess of $8,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

          (vi)  each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transactions, would by its terms (A) materially restrict the ability of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Closing) to (x) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (y) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties or (B) could require the disposition of any material assets or line of business of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Effective Time);

         (vii)  each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

        (viii)  each contract for any Derivative Transaction (including, for the avoidance of doubt, a listing of each confirmation number with respect thereto);

          (ix)  each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Properties;

           (x)  each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make annual expenditures in excess of $2,000,000 or aggregate payments in excess of $8,000,000 during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

          (xi)  any contract that (A) provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 5,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than 10 years and (B) has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days;

         (xii)  each agreement that contains any "most favored nation" or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases, or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Company Oil and Gas Properties, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole;

        (xiii)  any contract or agreement that would be required to be disclosed in a Company SEC Document between the Company or any of its Subsidiaries, on the one hand, and (x) any of their respective current or former officers or directors, (y) any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or (z) any Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y), on the other hand;

        (xiv)  any contract that creates future payment obligations (including settlement agreements) of the Company or any of its Subsidiaries outside the ordinary course of business, in each case, involving annual payments in excess of $2,500,000 or aggregate payments in excess of $10,000,000, or creates or would create an Encumbrance on any material asset or property of the Company or its Subsidiaries (other than Permitted Encumbrances);

         (xv)  any contract (other than Oil and Gas Leases) pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $2,500,000 annually or $10,000,000 in the aggregate; and

        (xvi)  any acquisition contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $2,500,000 or aggregate payments in excess of $10,000,000 after the date hereof.

        (b)   Collectively, the contracts set forth in Section 4.19(a) (including all amendments, amendments and restatements, modifications or supplements thereto (whether or not material)) are herein referred to as the "Company Contracts." A true and complete copy of each Company Contract has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or threatened in writing (or, to the knowledge of the Company, threatened orally) with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.20    Derivative Transactions.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

        4.21    Insurance.    The Company and its Subsidiaries have obtained and maintained insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their businesses and operations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each material insurance policy held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the "Material Company Insurance Policies") is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid to date and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

        4.22    Opinion of Financial Advisor.     The Company Board has received an opinion from each of Petrie Partners, LLC and Goldman Sachs & Co. LLC, each dated as of the date of this Agreement, addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinions, the Merger Consideration to be paid to the holders (other than (x) Parent and its Affiliates and (y) holders of Cancelled Shares, Converted Shares and Appraisal Shares) of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such stockholders. Copies of such opinions will be provided (on a confidential basis and solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement (it being agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub 1 or Merger Sub 2 or any other Person).

        4.23    Brokers.    Except for the fees and expenses payable to Petrie Partners, LLC and Goldman Sachs & Co. LLC, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        4.24    Regulatory Matters.

        (a)   Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        (b)   All natural gas pipeline and related facilities owned by the Company or any of its Subsidiaries are (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        4.25    Takeover Laws.     Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 5.22, the Company Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Company Board under Law, inapplicable to the execution, delivery and performance of this Agreement and the other Transaction Agreements and to the consummation of the Merger and the other Transactions.

        4.26    Rights Agreement.     Prior to the execution of this Agreement, the Company has amended the Rights Agreement so that (a) neither the execution, delivery, performance or approval of this Agreement or the other Transaction Agreements (including the Voting Agreements), nor the consummation, announcement, or announcement of the consummation, of the Transactions, including the Merger, will (i) cause the Company Rights to become exercisable, (ii) cause Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates or Associates (as such terms are defined in the Rights Agreement) to become an Acquiring Person or a Change of Control Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Shares Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement), and (b) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment substantially in the form to be executed immediately prior to this Agreement (the "Rights Agreement Amendment").

        4.27    No Additional Representations.

        (a)   Except for the representations and warranties made in this Article IV, in any certificate delivered by the Company to Parent pursuant to Article VII and in any Transaction Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub 1, Merger Sub 2, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii), any oral or written information presented to Parent, Merger Sub 1 or Merger Sub 2 or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

        (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub 1 or Merger Sub 2 or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including the Merger Subs) whatsoever, express or implied, beyond those expressly given by Parent, Merger Sub 1 and Merger Sub 2 in Article V, in any certificate delivered by Parent to the Company pursuant to Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent, Merger Sub 1 and Merger Sub 2 to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), and except as disclosed in the Parent SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), it being understood that any matter disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Section 5.2(a) and Section 5.2(b) of this

Agreement, Parent, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to the Company as follows:

        5.1    Organization, Standing and Power.     Each of Parent and Merger Sub 1 is a corporation duly organized, as the case may be, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub 2 is a limited liability company duly organized, validly and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub 1 and Merger Sub 2 each has heretofore made available to the Company complete and correct copies of its Organizational Documents. Each Subsidiary of Parent (other than the Merger Subs) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Organizational Documents of Parent and each of its Subsidiaries that is, as of the date hereof, a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

        5.2    Capital Structure.

        (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). At the close of business on November 16, 2018: (A) 95,618,709 shares of Parent Common Stock were issued and outstanding, including 1,744,145 shares of restricted Parent Common Stock issued pursuant to the Parent Equity Plan; (B) 0 shares of Parent Common Stock were treasury stock; (C) 420,831 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock; (D) 972,004 shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding time-vesting restricted stock awards in respect of shares of Parent Common Stock; (E) 386,070 (assuming satisfaction of performance goals at the target level) or 772,141 (assuming satisfaction of performance goals at the maximum level) shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding performance-vesting restricted stock award in respect of shares of Parent Common Stock; (F) no shares of Parent Preferred Stock were issued and outstanding; and (G) no shares of Parent Common Stock were reserved for issuance of future awards pursuant to the Parent Equity Plan.

        (b)   All outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights and (B) issued in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts. All outstanding shares of capital stock of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in this Section 5.2, and except for changes since November 16, 2018 resulting from stock grants or other awards granted in accordance with Section 6.2 or the exercise of stock options (and the issuance of shares thereunder) or settlement of equity awards, in each case, outstanding as of such date, there are outstanding: (i) no shares of capital stock, (ii) no Voting Debt or other voting or equity securities of Parent; (iii) no options, subscriptions. warrants, calls, rights (including preemptive rights) to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or other voting or equity securities of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent or other voting or equity securities of Parent, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance (including of the type set forth in the previous sentence) or other similar rights in respect of capital stock of Parent, and (v) no other commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound that would (A) obligate Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting or equity securities of Parent or any of its Subsidiaries, or (B) obligate Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent. Parent has no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries. The authorized capital stock of Merger Sub 1 consists of 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent. All of the limited liability company interests of Merger Sub 2 are owned by Parent.

        5.3    Authority; No Violations, Consents and Approvals.

        (a)   Each of Parent, Merger Sub 1 and Merger Sub 2 has all requisite corporate and company power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Merger Sub 1 and Merger Sub 2 and the consummation of the Transactions have been duly authorized by all necessary corporate and limited liability company action on the part of each of Parent and (subject only to the approval of this Agreement by Parent as sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2), Merger Sub 1 and Merger Sub 2. This Agreement has been, and the other Transaction Documents to which Parent, Merger Sub 1 or Merger Sub 2 will be a party will be, duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2, and, assuming the due and valid execution of this Agreement and the other Transaction Documents to which the Company will be a party, by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub 1 and Merger Sub 2 enforceable against Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject as to enforceability to Creditors' Rights. The Parent Board, at a meeting duly called and held, unanimously approved and declared advisable this Agreement and the Transactions, including the Merger and the issuance of the Parent Common Stock. The Merger Sub 1 Board has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of Merger Sub 1 and the sole stockholder of Merger Sub 1 and (ii) adopted and approved this Agreement and the Transactions, including the First Merger. Immediately following the execution of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, shall execute a written consent to approve this Agreement in its capacity as sole stockholder of Merger Sub 1 and sole member of Merger Sub 2, respectively.

        (b)   The execution, delivery and performance of this Agreement does not, and (assuming the Parent Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent or the Merger Subs or any Subsidiary of Parent, (ii) with or without notice, lapse of time, or both, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Parent or any of its Subsidiaries under, any provision of any material Contract to which Parent or any of its Subsidiaries is a party or material Parent Permit, or (iii) assuming the Parent Approvals are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the cause of clause (iii), any such contraventions, conflicts, or violations, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.4    Consents.    No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and the Merger Subs or the consummation by Parent and the Merger Subs of the Transactions except for: (a) the filing of a notification and report form under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of First Merger and the Certificate of Second Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing, or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (collectively, the "Parent Approvals").

        5.5    SEC Documents.

        (a)   Since January 1, 2017, Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, collectively, the "Parent SEC Documents"). As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made. As of the date hereof, neither Parent nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

        (b)   The audited consolidated financial statements and unaudited consolidated financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

        (c)   Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Parent SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2017 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of Parent or its Subsidiaries and (iii) is not, and since January 1, 2017 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

        5.6    Absence of Certain Changes or Events.

        (a)   Since September 30, 2018, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

        (b)   From September 30, 2018 through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, including the Parent Oil and Gas Properties, whether or not covered by insurance, and (iii) none of the Parent or any of its Subsidiaries has undertaken any action that would require the consent of the Company pursuant to Section 6.2(b)(i), (iv), (v) or (vii).

        5.7    No Undisclosed Liabilities.     There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities for which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of Parent dated as of September 30, 2018 (including the notes thereto) contained in Parent's Quarterly Report on Form 10-Q for the three months ended September 30, 2018; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2018; (c) liabilities incurred in connection with the Transactions and/or as permitted by this Agreement; (d) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.8    Information Supplied.     None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

        5.9    Parent Permits; Compliance with Applicable Laws.     Parent and its Subsidiaries hold, and at all times since January 1, 2017 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the "Parent Permits"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of Parent, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.10    Compensation; Benefits.

        (a)   For purposes of this Agreement, "Parent Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan. Each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Parent Qualified Plans") and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

        (c)   No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (d)   None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

        (e)   Neither Parent nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for any group of retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code or similar state Law.

        (f)    All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (g)   There are no pending or, to the knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against (i) the Parent Benefit Plans, (ii) to the knowledge of Parent, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or (iii) the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (h)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause Parent or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director Parent or any of its Subsidiaries, or (iii) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

        (i)    Neither Parent nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

        (j)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        5.11    Taxes.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect,

            (i)  (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, stockholders or other Persons) have been paid in full (other than, in the case of clause (B), with respect to matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents).

           (ii)  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Parent or any of its Subsidiaries.

          (iii)  There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents.

          (iv)  There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in SEC Documents.

           (v)  There are no Encumbrances for Taxes on any property of Parent or any of its Subsidiaries other than Permitted Encumbrances.

          (vi)  Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) any contract or arrangement solely among Parent and/or any of its Subsidiaries, or (B) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

         (vii)  Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

        (viii)  Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction" as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

        (b)   Neither Parent nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) as part of a

"plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (c)   After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Merger Sub 2 is, and at the effective time of the Second Merger will be, treated as a "disregarded entity" of Parent for U.S. federal income tax purposes.

        (d)   Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 5.11, to the extent relating to Taxes or Tax matters, Section 5.5(b) , and, to the extent expressly referring to Code sections, Section 5.10 are the sole and exclusive representations of Parent with respect to Taxes and Tax matters.

        5.12    Labor Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security), or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

        5.13    Litigation.    Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending or threatened in writing (or to the knowledge of Parent, threatened orally) against Parent or any of its Subsidiaries or any of the Parent Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

        5.14    Intellectual Property.     Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the "Parent Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.15    Real Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of Parent's Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries

(collectively, the "Parent Owned Real Property") and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the "Parent Material Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Parent Material Leased Real Property (each, a "Parent Material Real Property Lease") to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent's Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

        5.16    Rights-of-Way.    Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Parent SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.17    Oil and Gas Matters.

        (a)   Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report audited by DeGolyer and MacNaughton (in such capacity, the "Parent Independent Petroleum Engineers") relating to the Parent interests referred to therein as of December 31, 2017 (the "Parent Reserve Report") or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (the "Parent Oil and Gas Properties") and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that Parent's or one or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

        (b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Parent or its Subsidiaries to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are part of the Parent Oil and Gas Properties (the "Parent Oil and Gas Leases") have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Parent Oil and Gas Properties have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to the Parent's knowledge, no third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Parent Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Parent Oil and Gas Lease) included in the Parent Oil and Gas Properties.

        (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Parent Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Parent Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Parent SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Parent nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person's interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

        (g)   Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent's knowledge, (a) there are no wells that constitute a part of the Parent Oil and Gas Properties in respect of which Parent has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by Parent or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

        5.18    Environmental Matters.

        (a)   Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

            (i)  Parent and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

           (ii)  as of the date of this Agreement, Parent and its Subsidiaries are not subject to any pending or, to Parent's knowledge, threatened Proceedings, judgment, decree, injunction, ruling or order related to Environmental Laws;

          (iii)  (A) there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases have resulted or are reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, (B) neither Parent nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, and (C) neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any off-site location where Hazardous Substances from Parent's operations have been sent for treatment, disposal storage or handling;

          (iv)  neither Parent nor any of its Subsidiaries has assumed, either expressly or by operation of Law, any liability of any other Person related to Hazardous Substances or Environmental Laws; and

           (v)  there have been no environmental investigations, studies, audits, or other analyses conducted during the past three years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

        (b)   Except as expressly set forth in this Section 5.18 and except for the representations and warranties relating to the Parent Permits as expressly set forth in Section 5.9, neither Parent nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

        5.19    Opinion of Financial Advisor.     The Parent Board has received the opinion of Evercore Group L.L.C., dated as of the date of this Agreement, addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to Parent.

        5.20    Brokers.    Except for the fees and expenses payable to Evercore Group L.L.C., no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

        5.21    Regulatory Matters.

        Neither Parent nor any Subsidiary of Parent is, or as of the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        5.22    Ownership of Company Common Stock.     Other than any arrangements, agreements or understandings arising from the Voting Agreements, neither Parent nor any of its Subsidiaries own or have, within the last three years, owned any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

        5.23    Business Conduct.     Merger Sub 1 was incorporated on November 16, 2018 and Merger Sub 2 was formed on November 16, 2018. Since its inception, neither Merger Sub 1 nor Merger Sub 2 has, and prior to the Effective Time, neither Merger Sub 1 nor Merger Sub 2 will have, engaged in any activity, carried on any business or conducted any operations other than such actions in connection with (a) its organization or formation, as applicable and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Prior to the Effective Time, neither Merger Sub 1 nor Merger Sub 2 will have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        5.24    No Additional Representations.

        (a)   Except for the representations and warranties made in this Article V, in any certificate delivered by Parent to the Company pursuant to Article VII and in any Transaction Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article V or in any certificate delivered by Parent to the Company pursuant to Article VII, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

        (b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent, Merger Sub 1 and Merger Sub 2 expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent, Merger Sub 1 or Merger Sub 2 have relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

        5.25    Sufficiency of Funds.     As of the date hereof and as of the Effective Time, Parent and its Subsidiaries will have available to them cash and other sources of immediately available funds to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement or otherwise in connection with the Merger or the transactions relating thereto. Parent and its Subsidiaries expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1    Conduct of Company Business Pending the Merger.

        (a)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, creditors and employees; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

        (b)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of any Subsidiary of the Company and (2) dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by the terms of any Company Benefit Plan (including any Company Equity Award);

           (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Company Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any Company Equity Awards granted under the Company Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Equity Awards under the Company Equity Plans in accordance with the express terms of the Company Disclosure Letter; (C) the issuance of Company Common Stock upon the conversion of shares of the Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Certificate of Designations; (D) the shares of capital stock or other equity issued as a dividend made in accordance with Section 6.1(b)(i); and (E) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

          (iii)  amend or propose to amend the Company's Organizational Documents or amend or propose to adopt any material change in the Organizational Documents of any of the Company's material Subsidiaries or otherwise take any action to exempt any Person from any provision of the Organizational Documents of the Company or any of its Subsidiaries;

          (iv)  (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts or (3) acquisitions for which the consideration is $1,000,000 individually or $5,000,000 in the aggregate or less;

           (v)  sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (C) sales, leases, exchanges or dispositions for which the consideration and fair value is $1,000,000 individually or $5,000,000 in the aggregate or less or (D) sales of Hydrocarbons made in the ordinary course of business; provided that the Company shall not be permitted to sell any asset if as a result of such sale the Company would fail the "the substantially-all test" of Code Section 368(a);

          (vi)  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions solely among the Company and any Subsidiaries of the Company or solely among Subsidiaries of the Company;

         (vii)  change in any material respect their financial accounting principles, practices or methods that would affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

        (viii)  (A) make (other than in the ordinary course of business), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice) except where such election would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, (B) amend any material Tax Return, except where such amendment would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, except where the amount of any such settlement or compromise does not exceed $2,500,000, or

  (D) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

          (ix)  except as required by the terms of any Company Benefit Plan, (A) enter into, adopt or terminate any material Company Benefit Plan, other than entering into employment agreements in the ordinary course of business, (B) amend any Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) and other than amendments that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, or (C) materially increase the cash compensation payable to any current or former employee or director, except in the ordinary course of business;

           (x)  (A) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Company Credit Agreement in the ordinary course of business, (2) transactions solely between or among the Company and its Subsidiaries or solely between or among Subsidiaries of the Company, or, (3) any Indebtedness incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), in an aggregate amount under this clause (x)(A)(3) not to exceed the purchase price of any such acquisition, and in each case guarantees thereof or (B) incur, create or suffer to exist any Encumbrance, other than (1) Encumbrances securing the Company Credit Agreement or other Indebtedness of the Company or its Subsidiaries existing on the date hereof or incurred in compliance with the foregoing clause (A), in each case in accordance with the terms thereof, (2) Encumbrances in existence on September 30, 2018 and disclosed in the Company's Quarterly Report on Form 10-Q for the three-months ended September 30, 2018, (3) Encumbrances securing Indebtedness incurred or assumed pursuant to clause (x)(A)(3) above, or (4)  Permitted Encumbrances;

          (xi)  except as expressly permitted in this Section 6.1 and other than in the ordinary course of business consistent with past practice, (A) enter into or assume any Contract that would have been a Company Contract had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any Company Contract or any Contract that would have been a Company Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Contract;

         (xii)  other than the settlement of any Proceedings reflected or reserved against on the balance sheet of the Company (or in the notes thereto), settle or offer or propose to settle, any Proceeding (excluding (A) any audit, claim or other proceeding in respect of Taxes, which shall be governed exclusively by Section 6.1(b)(viii) and (B) any Transaction Litigation, which shall be governed exclusively by Section 6.10)) involving solely the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (C) has a materially restrictive impact on the business of the Company or any of its Subsidiaries;

        (xiii)  authorize or make capital expenditures that are in the aggregate greater than one hundred twelve and one half percent (112.5%) of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the applicable quarter of 2018 and 2019, except to the extent such operations are specifically described in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

        (xiv)  hire any executive officer or any employees, consultants or other independent contractors (other than for the purpose of filling current openings or backfilling positions that become open after the date hereof) receiving annual salary or annual guaranteed compensation in excess of $175,000, individually, or $750,000, in the aggregate;

         (xv)  (A) enter into any lease for real property that would be a Company Material Real Property Lease if entered into prior to the date hereof or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any Company Material Real Property Lease;

        (xvi)  fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company's business judgment in light of prevailing conditions in the insurance market; or

       (xvii)  agree to take any action that is prohibited by this Section 6.1(b).

        6.2    Conduct of Parent Business Pending the Merger.

        (a)   Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

        (b)   Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (1) dividends and distributions required by the Organizational Documents of any Subsidiary of Parent and (2) dividends and distributions by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by the terms of any Parent Benefit Plan (including any Parent equity-based award);

           (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (C) below; (B) issuances by a wholly owned Subsidiary of Parent of such Subsidiary's capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent; (C) issuances of awards granted under the Parent Equity Plan to employees, directors and other service providers in the ordinary course of business and consistent with past practice; (D) the issuance of Parent Common Stock in connection with transactions between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent and (E) the issuance of Parent Common Stock in connection with transactions permitted by Section 6.2(b)(vii);

          (iii)  amend Parent's, Merger Sub 1's or Merger Sub 2's Organizational Documents, or amend the Organizational Documents or adopt any material change in the Organizational Documents of any of Parent's material Subsidiaries that would adversely affect the consummation of the Transactions, in either case, including by merger, consolidation or otherwise;

          (iv)  adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among the Parent and any wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent;

           (v)  change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

          (vi)  (A) make (other than in the ordinary course of business), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Parent has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the Tax position of Parent and its Subsidiaries and (B) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

         (vii)  except pursuant to a definitive agreement entered into prior to the date hereof and set forth on Schedule 6.2(b)(vii) of the Parent Disclosure Letter, enter into, participate or engage in, complete, or continue any discussions or negotiations with respect to (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; (C) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case of clauses (A)-(C), if such action could reasonably be expected to prevent the consummation of the Transactions; or (D) any transaction pursuant to which Parent would issue shares of Parent Common Stock in consideration of such transaction and such issuance would require the vote of the stockholders of Parent pursuant to NYSE Rule 312.03(c); or

        (viii)  agree to take any action that is prohibited by this Section 6.2(b).

        6.3    No Solicitation by the Company.

        (a)   The Company will, and will cause its Subsidiaries, and its and their respective directors, officers and Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of this Agreement with any Person with respect to a Company Competing Proposal.

        (b)   Except as otherwise expressly permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Subsidiaries, and its and their respective directors, officers and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal (other than a confidentiality agreement in accordance with Section 6.3(f)(ii)) or (v) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (iv).

        (c)   The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to any such proposal or offer or similar matter in any agreement to which the Company or any of its Subsidiaries is a party; provided, that if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company's stockholders under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Competing Proposal on a confidential basis conditioned upon such person agreeing that the Company shall not be prohibited from providing any information to Parent regarding any such Company Competing Proposal in accordance with the terms of this Section 6.3. The Company shall promptly (and in any event within two Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Company Competing Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Subsidiaries and Representatives of the obligations undertaken in this Section 6.3.

        (d)   Unless expressly permitted by Section 6.3(f) or Section 6.3(g), the Company shall not (i) fail to include the Company Board Recommendation in the Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Competing Proposal or (iv) publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of the Company, other than a recommendation to reject such offer (the taking of any action described in this Section 6.3(d) being referred to as a "Company Change of Recommendation").

        (e)   From and after the date of this Agreement, the Company shall promptly advise (but in each case, not later than two days of such receipt or request) Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (but in each case, not later than two days of such receipt or request), and the Company shall provide to Parent (within such two day time frame) either (i) a copy of any such Company Competing Proposal (including all exhibits and schedules thereto) made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal (including the identity of the Person making such Company Competing Proposal) if not made in writing. The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

        (f)    Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

            (i)  to the extent applicable, disclose to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Company Competing Proposal; provided, however, that the Company shall not effect any Company Change of Recommendation other than in accordance with Section 6.3(f)(iii) or Section 6.3(g);

           (ii)  prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(i), 6.3(b)(ii) or 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to this Section 6.3 may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

          (iii)  prior to the receipt of the Company Stockholder Approval, in response to a Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal) and (B) the Company shall have given five Business Days' prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal), and that the Company intends to take such action, and (1) after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate), which negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 6.3, to make such adjustments or revisions to the terms and conditions of this Agreement such that the Company Competing Proposal would no longer constitute a Company Superior Proposal; and (2) at the end of the five Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d), the Company Board takes into account any adjustments or revisions to the terms of this Agreement committed to by Parent in writing, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(f)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(f)(iii) shall be reduced to two Business Days; and

          (iv)  prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under this Section 6.3.

        (g)   Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation if prior to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company's stockholders under applicable Law, (B) the Company shall have given five Business Days' prior notice to Parent that the Company has determined that a Company Intervening Event has occurred or arisen (which notice will reasonably describe such Company Intervening Event) and that the Company intends to effect a Company Change of Recommendation, and (1) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and (2) at the end of the five Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company's stockholders under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(g) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.3(g) shall be reduced to three Business Days.

        6.4    Preparation of Proxy Statement and Registration Statement.

        (a)   Parent and the Company will promptly furnish to the other party such data and information relating to it, its Subsidiaries (including, in Parent's case, the Merger Subs) and the holders of its capital stock, as the Company or Parent, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Proxy Statement, and, in each case, any amendments or supplements thereto.

        (b)   Promptly following the date hereof, (i) the Company and Parent shall cooperate in preparing, and the Company shall cause to be filed with the SEC as promptly as practicable, a mutually acceptable Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and (ii) Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger. The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the First Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Parent and the Company shall jointly prepare any response to such comments or requests, and each of the Company and Parent agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

        (c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

        (d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

        6.5    Company Stockholders Meeting.

        (a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following declaration of effectiveness of the Registration Statement and the clearance of the Proxy Statement by the SEC. Except as expressly permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company vote in favor of the approval of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the approval of this Agreement, and the Proxy Statement shall include a statement to the effect that the Company Board has made the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law is provided to the Company's stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting; provided, however, that a proxy related to the shares of Company Common Stock subject to a Voting Agreement shall be deemed to have been received by the Company for such purpose; and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. The Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representative and shall otherwise keep Parent reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company's stockholders with respect thereto. Unless there has been a Company Change of Recommendation as expressly permitted by Section 6.3, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company's stockholders or any other Person to prevent the Company Stockholder Approval from being obtained.

        (b)   Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, the Company agrees that (i) its obligations to call, give notice of, convene and hold the Company Stockholders Meeting pursuant to this Section 6.5 shall not be affected by the making of a Company Change of Recommendation and (ii) its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Company Competing Proposal or other proposal (including, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event.

        (c)   The Company hereby acknowledges that pursuant to the Voting Agreements, the stockholders of the Company party thereto have appointed and constituted Parent (subject to Section 4 of the applicable Voting Agreement) as such stockholder's true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of such stockholder's rights with respect to the Subject Securities (as defined in the applicable Voting Agreement) beneficially owned by such stockholder, to vote such Subject Securities at the Company Stockholders Meeting, solely on the matters and in the manner specified in the Voting Agreement (the "Stockholder Proxy"). The Company further agrees that, from and after the date hereof until the Expiration Time (as defined in the applicable Voting Agreement), it shall recognize the grant of the Stockholder Proxy and the exercise thereof by Parent in accordance with its terms at any meeting of the stockholders of the Company (including the Company Stockholders Meeting and any adjournment or postponement thereof), subject to applicable Law.

        6.6    Access to Information.

        (a)   Subject to applicable Law and the other provisions of this Section 6.6, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party. Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 6.6(a), neither party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments). Notwithstanding the foregoing, neither party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other party's good faith opinion the disclosure of which could subject the other party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, neither party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other party's sole discretion. Each party agrees that (i) no investigation or information provided pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, Merger Sub 1 or Merger Sub 2 herein and (ii) it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6(a) for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

        (b)   The Nondisclosure Agreement, dated as of September 10, 2018, between Parent and the Company (as amended from time to time, the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Evaluation Material" as defined under the Confidentiality Agreement.

        6.7    Regulatory Approvals; Efforts.

        (a)   Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

        (b)   Except for the filings and notifications made pursuant to Antitrust Laws to which Section 6.7(c), Section 6.7(d) and Section 6.7(e), and not this Section 6.7(b), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Neither Party nor its Subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

        (c)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than 15 Business Days following the date of this Agreement, the parties shall make any filings required under the HSR Act. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any other jurisdiction ("Antitrust Authority"). Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, in connection with the efforts referenced in this Section 6.7, (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the Transactions to that party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the Transactions, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, except that any materials concerning one party's valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the Transactions unless it consults with the other party and its Representatives in advance and invites the other party's Representatives to attend in accordance with applicable Laws. The parties shall take reasonable efforts to preserve the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege with respect to any information shared pursuant to this Section 6.7(c).

        (d)   Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets (each, a "Divestiture Action") to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, however, that, notwithstanding any other provisions of this Agreement, none of Parent or any of its Subsidiaries shall be required to take or agree to take any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Parent and the Company on a combined basis, taken as a whole, after giving effect to the Merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to the Company, taken as a whole. The Company shall not be required to take any Divestiture Action requested by Parent unless such action is only effective after the Effective Time and conditioned upon the consummation of the Transactions.

        (e)   In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall this Section 6.7(e) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Parent and the Company on a combined basis, taken as a whole, after giving effect to the Merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to the Company, taken as a whole). Subject to the terms of this Section 6.7, including the immediately foregoing sentence, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date.

        (f)    Company, Parent, Merger Sub 1 and Merger Sub 2 shall not take any action that could reasonably be expected to hinder or delay obtaining the clearance, or the expiration or termination of the applicable waiting period, under the HSR Act.

        6.8    Employee Matters.

        (a)   Immediately following the Effective Time, Parent shall, or shall cause the Surviving Company or one of its Subsidiaries to, employ each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Company and its Subsidiaries) as of the Effective Time and to provide to each such employee the base salary or wages and annual target cash bonus opportunity in effect as of immediately prior to the Effective Time. Notwithstanding the forgoing, nothing herein shall, after the Effective Time, impose on Parent or its Subsidiaries, or the Surviving Company or any of its Subsidiaries, any obligation to retain any employee for any amount of time or on any terms and conditions of employment.

        (b)   With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of the Company or one of its Subsidiaries immediately prior to Closing become eligible to participate on or after the Effective Time (the "New Plans"), Parent shall or shall cause the Surviving Company or one of its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

        (c)   Parent hereby acknowledges that a "change in control" (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

        (d)   Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of its Affiliates any right to continue in the employ or service of the Surviving Company, or any Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Parent or any Affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation (or the Surviving Company) or any of its Affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time except in any manner adverse to the relevant employees, such plan or any severance provision therein. Without limiting the generality of the final sentence of Section 9.6, nothing in this Section 6.8, express or implied, is intended to or shall confer upon any person, including any current or former employee, director or consultant of the Company or any of its Affiliates, any third party beneficiary or other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        6.9    Indemnification; Directors' and Officers' Insurance.

        (a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Company), from the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law and in accordance with the procedures (if any) set forth in the Organizational Documents of the

Company or any Subsidiary of the Company; provided, that such Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification).

        (b)   Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect (or manage the Surviving Company or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries shall fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

        (c)   To the fullest extent permitted under applicable Law, Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.9, relating to the enforcement of such Indemnified Person's rights under this Section 6.9 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

        (d)   Parent and the Company will cause to be put in place, and Parent shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time, "tail" insurance policies with a claims reporting or discovery period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance companies with terms and conditions no less favorable than the current directors' and officers' liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion to, but shall not be required to, spend more than three hundred percent (300%) (the "Cap Amount") of the last annual premium paid by the Company prior to the date hereof for the six years of coverage under such "tail" policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase the greatest coverage available for the six year period for the Cap Amount.

        (e)   In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including, for the avoidance of doubt, to the Surviving Company pursuant to the Second Merger), then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9, and his or her heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.

        6.10    Transaction Litigation.     In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith ("Transaction Litigation"), the parties agree to promptly (and in any event within two Business Days) notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each Party shall (a) give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation against the first Party and (b) shall consider in good faith the other party's advice with respect to such Transaction Litigation. Each Party shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any Transaction Litigation against it without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

        6.11    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the parties, except as may be required by Law or by the rules of any stock exchange upon which such party's or any of its Subsidiaries' capital stock is traded (in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable changes suggested thereto); provided, that each party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with this Section 6.11; provided, further, that neither party shall be (a) restricted from making internal communications with its employees which are not made public or (b) required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal and matters related thereto or a Company Change of Recommendation other than as set forth in Section 6.3.

        6.12    Advice of Certain Matters; No Control of Business.     Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.7, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.13    Section 16 Matters.     Prior to the Effective Time, Parent, Merger Sub 1 and Merger Sub 2 and the Company shall take all such steps as may be required to cause any dispositions or acquisitions of equity securities of the Company (including derivative securities) or acquisitions or dispositions of equity securities of Parent (including derivative securities) in connection with this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or any officer or director who will become subject to such reporting requirements with respect to Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

        6.14    Stock Exchange Listing and Delisting Application.     Prior to the Closing, Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

        6.15    Tax Matters.     Each of Parent, the Merger Subs and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent, the Merger Subs and the Company will use its reasonably best efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d). In connection therewith, (a) Parent shall deliver to Akin Gump Strauss Hauer & Feld LLP (or another nationally recognized tax counsel reasonably acceptable to the parties) ("Parent Tax Counsel") and Arnold & Porter Kaye Scholer LLP (or another nationally recognized tax counsel reasonably acceptable to the parties) ("Company Tax Counsel") a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(d) and Section 7.3(d) (the "Parent Tax Certificate") and (b) the Company shall deliver to Parent Tax Counsel and Company Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(d) and Section 7.3(d) (the "Company Tax Certificate"), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent, the Merger Subs and the Company shall each provide such other information as reasonably requested by each of Parent Tax Counsel and Company Tax Counsel for purposes of rendering the opinions described in Section 7.2(d) and Section 7.3(d) , as applicable.

        6.16    Takeover Laws.     None of the parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

        6.17    Resignations.    At the Closing, except as otherwise may be agreed by Parent, the Company shall request the resignation of each member of the Company Board who is in office immediately prior to the Effective Time, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time.

        6.18    Obligations of the Merger Subs.    Parent shall take all action necessary to cause the Merger Subs, the Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement.

        6.19    Financing.

        (a)   Following the date of this Agreement until the Effective Time, upon the written request of Parent, the Company agrees to use commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with Parent's issuance of senior notes of Parent to fund the cash portion of the Merger Consideration, the refinancing of any debt of the Company at Closing, and the payment of related fees and expenses in connection therewith, including using commercially reasonable efforts to, upon Parent's reasonable written request to the extent necessary or advisable in connection with Parent's offering of senior notes:

            (i)  furnish Parent and any of its financing sources with:

            (A)  unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for the Company for each fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date (it being understood that the Parent acknowledges it has received the such statements for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018); and

            (B)  in the event that the Closing Date occurs on a date that is more than 60 days following December 31, 2018, audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2018, in each case prepared in accordance with GAAP; and

           (ii)  cause management teams of the Company or its Subsidiaries, with appropriate seniority and expertise, upon reasonable notice, to participate in, and provide reasonable and timely assistance with the preparation of materials for, a reasonable number of meetings, due diligence sessions, rating agency presentations and road shows, if any, related to such offerings;

          (iii)  provide historical financial information with respect to the Company and its Subsidiaries reasonably requested by Parent to facilitate such offerings, including reasonably requested historical financial information to assist Parent in connection with the preparation of pro forma financial information and financial statements to be included in any Offering Document (as defined below);

          (iv)  upon the reasonable request of Parent, furnish Parent and any of its financing sources with such historical financial and other information reasonably requested by Parent relating to the Company or its Subsidiaries that is customary or reasonably required for the preparation of offering memoranda, prospectuses rating agency presentations and similar documents required in connection with such offerings ("Offering Documents");

           (v)  seek to cause KPMG LLP or other relevant independent accountants of the Company and its Subsidiaries to (1) participate in accounting due diligence sessions, (2) provide customary consents to use their audit reports on the consolidated financial statements of the Company to the extent required by SEC rules and regulations in any applicable Offering Documents, and (3) provide any customary comfort letters (including "negative assurance" comfort, if appropriate), in each case in connection with any such senior notes offering;

          (vi)  cooperate with due diligence relating to such offerings, to the extent customary and reasonable;

         (vii)  furnish promptly, and in any event at least three Business Days prior to the Closing Date (to the extent requested within ten Business Days prior to the Closing Date), all documentation and other information required by any Governmental Entity or as reasonably requested by any financing source under applicable "know your customer," anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and

        (viii)  cause the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of such offerings, subject to the occurrence of the Closing.

        (b)   The Company shall, and shall cause its Subsidiaries to, following (and not prior to) the request from Parent to do so, use commercially reasonable efforts to (x) deliver a prepayment and commitment termination notice (but the Company shall not be obligated to deliver any such notice prior to such time as all conditions to closing of the Merger and the Transactions have been satisfied or waived (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing)) and (y) otherwise facilitate the termination at the Closing of all commitments in respect of the Company Credit Agreement, the repayment by Parent in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, the release on the Closing Date of any Encumbrances securing such Indebtedness and guarantees in connection therewith, and, with respect to any letters of credit outstanding thereunder, the cash collateralization by Parent thereof or the making of any alternate arrangements with respect thereto that are reasonably requested by Parent, including following (and not prior to) the request from Parent to do so, using commercially reasonable efforts to cause the administrative agent under the Company Credit Agreement to deliver to Parent, a customary payoff letter with respect to the Company Credit Agreement (the "Payoff Letter"), and shall request that such Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Encumbrances (and guarantees), if any, granted in connection with the Company Credit Agreement or any other Indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated.

        (c)   To the extent Parent has requested the termination of the commitments under the Company Credit Agreement, Parent shall deposit, or cause to be deposited, funds with the administrative agent no later than the Closing Date in an amount sufficient for such repayment.

        (d)   The Company shall, and shall cause its Subsidiaries to, following (and not prior to) the request from Parent to do so, use commercially reasonable efforts to (i) on the written request of Parent on a date that is five days prior to the Closing Date, deliver an officers' certificate to the Trustee (as defined in the Company Notes Indenture) in accordance with the Indenture, giving notice of the Company's intent to consummate an optional redemption of the Company Notes on the occurrence of the Closing and (ii) provide any other reasonable cooperation requested by Parent to facilitate the Parent's redemption and satisfaction and discharge of the Company Notes and the release of all guarantees in connection therewith, effective as of the Closing Date (including delivering any legal opinions, notices, requests, orders or certificates required to be delivered in connection with the Discharge), provided that, for the avoidance of doubt, no redemption notice will be delivered to the note holders prior to the occurrence of the Closing on the Closing Date. Parent shall deposit, or cause to be deposited, funds with the trustee for the Company Notes sufficient to fund any Discharge requested by Parent no later than the Closing Date in accordance with the Company Notes Indenture. The redemption and the satisfaction and discharge of the Company Notes and Company Notes Indenture pursuant to Section 6.19 and the release of all guarantees in connection therewith, are referred to collectively as the "Discharge".

        (e)   Notwithstanding anything to the contrary in this Section 6.19, no action shall be required of the Company or its Subsidiaries pursuant to Section 6.19 if any such action shall, or could reasonably be expected to:

            (i)  cause any representation or warranty or covenant contained in this Agreement to be breached (unless waived by Parent);

           (ii)  involve the entry by the Company or any Subsidiary into any agreement or instrument prior to the occurrence of the Closing;

          (iii)  require the Company or any of its Subsidiaries or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions (other than certificates and legal opinions required to be delivered in connection with the Discharge);

          (iv)  cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability;

           (v)  conflict with the organizational documents of the Company or its Subsidiaries or any Laws;

          (vi)  result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries is a party;

         (vii)  require the Company or any of its Subsidiaries to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries;

        (viii)  require the Company or any of its Subsidiaries to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;

          (ix)  prepare any projections or pro forma financial statements, which shall be the sole responsibility of Parent;

           (x)  unreasonably interfere with the ongoing business or operations of the Company and/or its Subsidiaries;

          (xi)  require the Company or any Subsidiary to pay any commitment or other fee or incur any other expense, liability or obligation prior to the Closing Date for which it has not received prior reimbursement; or

         (xii)  cause any director, officer, or employee of Company or any of its Subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity.

        (f)    Promptly upon the Company's request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with cooperation or assistance with financing arrangements, debt repayments, or any other matters contemplated by this Section 6.19 shall be paid or reimbursed by Parent.

        (g)   Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney's fees), interest, awards, judgments and penalties suffered or incurred in connection with Parent's financing arrangements, debt repayments, or any assistance or cooperation contemplated by this Section 6.19 (other than arising from fraud on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.

        (h)   For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.19 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent's or Merger Sub's obligations under this Agreement.

        (i)    Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company's obligations under this Section 6.19, shall be deemed satisfied absent gross negligence or intentional misconduct on the part of the Company.

        6.20    Company Benefit Plans(a).     Prior to the Closing Date, the Company shall take all actions necessary or appropriate to: (a) adopt resolutions to terminate each Company Benefit Plan that includes a "qualified cash or deferred arrangement" as defined in Section 401(k)(2) of the Code (a "Company 401(k) Plan") effective no later than the day immediately preceding the Closing Date (b) provide evidence that each Company 401(k) Plan has been terminated by providing a copy of the action of the Company Board in form and substance satisfactory to Parent, and (c) take such other actions reasonably necessary or appropriate in furtherance of terminating each Company 401(k) Plan as Parent may reasonably require. Each participant in the Company 401(k) Plan who is employed by Parent or the Surviving Corporation after the Effective Time shall be immediately eligible, as of the Effective Time, to commence participation in a tax-qualified defined contribution plan of Parent or one of its Affiliates (the "Parent 401(k) Plan") and be given the opportunity to elect to "roll over" the account balance (including any outstanding loans) under the Company 401(k) Plan to the Parent 401(k) Plan.

        6.21    Company Preferred Stock.     Promptly following the date hereof, the Company shall, or shall cause the transfer agent under the Company Preferred Stock to, (a) send a Fundamental Change Notice (as defined in the Certificate of Designations) and any other required notice, to each holder of Company Preferred Stock in accordance with the Certificate of Designations and applicable Law; provided, that any such notice shall be subject to the approval of Parent (which approval shall not be unreasonably withheld or delayed) and (b) furnish to Parent information and reasonable assistance in connection with the issuance of Parent Series B Preferred Stock in accordance with Section 2.3(c).

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Consummate the Merger.     The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

          (a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    HSR Clearance.    Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

          (c)    No Injunctions or Restraints.    No Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted after the date of this Agreement that makes consummation of the Merger illegal or otherwise prohibited.

          (d)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

          (e)    NYSE Listing.    The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

        7.2    Additional Conditions to Obligations of Parent and the Merger Subs.     The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of the Company.    (i) The representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b), Section 4.2(e)(i) and Section 4.6(a), shall be true and correct (except, with respect to Section 4.2(a) and Section 4.2(b) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the

  Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.1, Section 4.2(e)(ii), Section 4.3(a), Section 4.22 and Section 4.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except, with respect to the foregoing clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

          (d)    Tax Opinion.    Parent shall have received a written opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Parent Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Parent Tax Counsel reasonably deems relevant.

        7.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of Parent, Merger Sub 1 and Merger Sub 2.    (i) The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Section 5.2(a), Section 5.2(b) and Section 5.6(a) shall be true and correct (except, with respect to Section 5.2(a) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 5.1, Section 5.3(a), Section 5.19 and Section 5.20 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Article V of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except, with respect to the foregoing clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and the Merger Subs.    Parent, Merger Sub 1 and Merger Sub 2 each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

          (c)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

          (d)    Tax Opinion.    The Company shall have received a written opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Company Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Company Tax Counsel reasonably deems relevant.

        7.4    Frustration of Closing Conditions.     None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party's breach in any material respect of any covenant of this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.    This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as expressly set forth below):

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if any Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted after the date of this Agreement any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

             (ii)  if the Merger shall not have been consummated on or before 5:00 p.m. Mountain time, on July 18, 2019; provided that if on such date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the other party up to a date that is no later than October 18, 2019 (the "End Date Extension", and such date, as it may be extended by the End Date Extension, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

            (iii)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (i) forty-five days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (ii) two Business Days prior to the End Date (a "Terminable Breach"); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

            (iv)  if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof;

          (c)   by Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change of Recommendation;

          (d)   by the Company, prior to the time the Company Stockholder Approval is obtained, in accordance with Section 6.3(f)(iii); provided, however, that the Company shall have contemporaneously with such termination paid or caused to be paid to Parent of the Company Termination Fee pursuant to Section 8.3(b);

        8.2    Notice of Termination; Effect of Termination.

        (a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 8.1(b)(iii) or paid the fee required by Section 8.1(d), to the extent applicable).

        (b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Articles I and IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the stockholders of the Company, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional and knowing fraud.

        8.3    Expenses and Termination Fees.

        (a)   Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

        (b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

        (c)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and the breach giving rise to such termination was a Willful and Material Breach by the Company of a covenant or other agreement contained in this Agreement (provided, that solely for purposes of this Section 8.3(c) , the word "may" in the definition of Willful and Material Breach shall be replaced with the word "would"), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or disclosed prior to the Company Stockholders Meeting and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal or consummates any transaction meeting the parameters of a Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee (less any amounts previously paid by the Company to Parent in accordance with Section 8.3(d) ), in cash by wire transfer of immediately available funds to an account designated by Parent, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(c), any reference in the definition of Company Competing Proposal to "twenty five percent (25%)" shall be deemed to be a reference to "more than eighty percent (80%)".

        (d)   If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), then the Company shall pay or cause to be paid to Parent the amount of the Parent Expenses, in cash by wire transfer of immediately available funds to an account designated by Parent within two Business Days of such termination.

        (e)   In the event that a terminating party has the right to terminate pursuant multiple provisions of Section 8.1, such terminating party may elect which provision pursuant to which it is terminating this Agreement. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay to Parent the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, Parent commences a Proceeding that results in judgment for Parent for such amount, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, Merger Sub 1 and Merger Sub 2 and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of Parent, Merger Sub 1 or Merger Sub 2 or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent, Merger Sub 1 and Merger Sub 2 against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Schedule Definitions.     All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A), except as otherwise defined therein.

        9.2    Survival.    Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I (and the provisions that substantively define any related defined terms not substantively defined in Article I), II, III and IX, Section 4.27, Section 5.25, Section 6.6(b), Section 6.8, Section 6.9, Section 6.15 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement pursuant to Article VIII and (ii) terminate as of the Effective Time.

        9.3    Notices.    All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail ("e-mail"), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case as addressed as follows:

              (i)  if to Parent or the Merger Subs, to:

        Cimarex Energy Co.
        1700 Lincoln Street, Suite 3700
        Denver, Colorado 80203-4553
        Attention: Francis B. Barron
        E-mail: fbarron@cimarex.com

        with a required copy to (which copy shall not constitute notice):

        Akin Gump Strauss Hauer & Feld LLP
        1111 Louisiana St, 44th Floor
        Houston, Texas 77002
        Attention: Christine LaFollette
        E-mail: clafollette@akingump.com

        Akin Gump Strauss Hauer & Feld LLP
        One Bryant Park, Bank of America Tower
        New York, New York 10036
        Attention: Jeffrey Kochian
        E-mail: jkochian@akingump.com

             (ii)  if to the Company, to:

        Resolute Energy Corporation
        1700 Lincoln Street, Suite 2800,
        Denver, Colorado 80203
        Attention: Michael Stefanoudakis
        E-mail: MStefanoudakis@resoluteenergy.com

        with a required copy to (which copy shall not constitute notice):

        Arnold & Porter Kaye Scholer LLP
        Suite 4400, 370 Seventeenth Street
        Denver, Colorado 80202
        Attention: Ronald R. Levine, II
        E-mail: ron.levine@arnoldporter.com

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Mark Gordon
        E-mail: MGordon@wlrk.com

        9.4    Rules of Construction.

        (a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

        (b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto, and for purposes of Schedule 6.1 of the Company Disclosure Letter, any item disclosed in response to any subclause of Schedule 6.1 shall be deemed to be disclosed in response to each other subclause of Schedule 6.1 to the extent that the relevance of such item to such subclause is reasonably apparent.

        (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

        (d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections or other subdivisions, to the extent applicable, refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Mountain time. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply "if." The term "dollars" and the symbol "$" mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        (e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) "days" mean calendar days; and (v) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded (e.g., if an act must be completed within two days of an event, if such event occurs on a Tuesday, then such act must be completed by the end of the day on Thursday) and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

        9.5    Counterparts.    This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement; Third Party Beneficiaries.     This Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Company Preferred Stock or Company Equity Awards to receive the Merger Consideration), Section 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent's, Merger Sub 1's or Merger Sub 2's Willful and Material Breach of this Agreement or intentional and knowing fraud, then the Company's stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys' fees; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company stockholders, in the Company's sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company's sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

        9.7    Governing Law; Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

        (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT

EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

        9.10    Specific Performance.     The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Article VIII, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there would be an adequate remedy at Law; and (c) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, all in accordance with the terms of this Section 9.10. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

        9.11    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.12    Extension; Waiver.     At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by their respective Boards of Directors, to the extent legally permitted: (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CIMAREX ENERGY CO.
By:	/s/ THOMAS E. JORDEN
	Name:	Thomas E. Jorden
	Title:	Chief Executive Officer and President
CR SUB 1 INC.
By:	/s/ THOMAS E. JORDEN
	Name:	Thomas E. Jorden
	Title:	Chief Executive Officer and President
CR SUB 2 LLC
By:	/s/ THOMAS E. JORDEN
	Name:	Thomas E. Jorden
	Title:	Chief Executive Officer and President

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

RESOLUTE ENERGY CORPORATION
By:	/s/ RICHARD F. BETZ
	Name:	Richard F. Betz
	Title:	Chief Executive Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

ANNEX A
Certain Definitions

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

        "Agreement" shall have the meaning ascribed to it in the Preamble.

        "Antitrust Authority" shall have the meaning ascribed to it in Section 6.7(c).

        "Antitrust Laws" mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

        "Appraisal Shares" shall have the meaning ascribed to it in Section 3.6.

        "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Book-Entry Shares" shall have the meaning ascribed to it in Section 3.5(b)(i).

        "Business Day" means a day other than a day on which banks in the State of Colorado are authorized or obligated to be closed.

        "Cancelled Shares" shall have the meaning ascribed to it in Section 3.1(b)(iv).

        "Cap Amount" shall have the meaning ascribed to it in Section 6.9(d).

        "Cash Election" shall have the meaning ascribed to it in Section 3.3(b)(i).

        "Cash Election Consideration" shall have the meaning ascribed to it in Section 3.1(b)(i)(B).

        "Cash Election Share" shall have the meaning ascribed to it in Section 3.4(a)(iii).

        "Certificate of Designations" means the Certificate of Designations of the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock of the Company.

        "Certificate of First Merger" shall have the meaning ascribed to it in Section 2.3(b).

        "Certificate of Second Merger" shall have the meaning ascribed to it in Section 2.3(c).

        "Certificates" shall have the meaning ascribed to it in Section 3.5(b)(i).

        "Closing" shall have the meaning ascribed to it in Section 2.3(a).

        "Closing Date" shall have the meaning ascribed to it in Section 2.3(a).

        "Code" shall have the meaning ascribed to it in Recitals.

        "Company" shall have the meaning ascribed to it in the Preamble.

        "Company 401(k) Plan" shall have the meaning ascribed to it in Section 6.20.

        "Company Approvals" shall have the meaning ascribed to it in Section 4.4.

        "Company Benefit Plans" shall have the meaning ascribed to it in Section 4.10(a).

        "Company Board" shall have the meaning ascribed to it in Recitals.

        "Company Board Recommendation" shall have the meaning ascribed to it in Section 4.3(a).

Annex A-1

        "Company Capital Stock" shall have the meaning ascribed to it in Section 4.2(a).

        "Company Change of Recommendation" shall have the meaning ascribed to it in Section 6.3(d).

        "Company Common Stock" shall have the meaning ascribed to it in Section 3.1(b)(i).

        "Company Competing Proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of the Subsidiaries of the Company) that account for twenty five percent (25%) (based on the fair market value) or more of the consolidated assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of twenty five percent (25%) or more of the voting power of the Company or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty five percent (25%) or more of the voting power of the Company, (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any Person or group to acquire beneficial ownership of at least twenty five percent (25%) of the Company's and its Subsidiaries' assets or equity interests.

        "Company Contracts" shall have the meaning ascribed to it in Section 4.19(b).

        "Company Credit Agreement" means Third Amended and Restated Credit Agreement, dated as of February 17, 2017, by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, Bank of Montreal, as administrative agent, and the lenders party thereto, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated May 8, 2017, the Second Amendment to Third Amended and Restated Credit Agreement, dated October 18, 2017, the Third Amendment to Third Amended and Restated Credit Agreement, dated March 16, 2018, and Fourth Amendment to Third Amended and Restated Credit Agreement, dated September 14, 2018.

        "Company Disclosure Letter" shall have the meaning ascribed to it in Article IV.

        "Company Equity Award Cash Payment" means the aggregate amount of cash payable to holders of Company SARs and Company Restricted Cash Awards in accordance with Section 3.2.

        "Company Equity Awards" means, collectively, the Company Options, the Company Outperformance RSUs, the Company Restricted Stock and the Company SARs.

        "Company Equity Plan" means the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended.

        "Company Independent Petroleum Engineers" shall have the meaning ascribed to it in Section 4.17(a).

        "Company Intellectual Property" shall have the meaning ascribed to it in Section 4.14(a).

        "Company Intervening Event" means any material Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Company Competing Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries that does not amount to a Parent Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining

Annex A-2

whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or Parent or any of their respective Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), constitute a Company Intervening Event.

        "Company IT Systems" means the software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by Company and its Subsidiaries in the conduct of their business.

        "Company Material Adverse Effect" shall have the meaning ascribed to it in Section 4.1.

        "Company Material Leased Real Property" shall have the meaning ascribed to it in Section 4.15.

        "Company Material Real Property Lease" shall have the meaning ascribed to it in Section 4.15.

        "Company Notes" means the 8.50% Senior Notes due 2020 issued under the Company Notes Indenture.

        "Company Notes Indenture" means the Indenture, dated April 25, 2012, among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 8.50% Senior Notes due 2020, as amended or supplemented.

        "Company Oil and Gas Leases" shall have the meaning ascribed to it in Section 4.17(c).

        "Company Oil and Gas Properties" shall have the meaning ascribed to it in Section 4.17(a).

        "Company Option" means each option to purchase Company Common Stock granted pursuant to the Company Equity Plan.

        "Company Outperformance RSU" means each Company RSU which would, if the relevant performance and other vesting conditions are met, result in the issuance of one share of Company Common Stock to the holder of such restricted stock unit.

        "Company Owned Real Property" shall have the meaning ascribed to it in Section 4.15.

        "Company Permits" shall have the meaning ascribed to it in Section 4.9.

        "Company Preferred Stock" shall have the meaning ascribed to it in Section 4.2(a).

        "Company Qualified Plans" shall have the meaning ascribed to it in Section 4.10(d).

        "Company Reserve Report" shall have the meaning ascribed to it in Section 4.17(a).

        "Company Restricted Cash Award" means each award of restricted cash granted pursuant to the Company Equity Plan.

        "Company Restricted Stock" means each unvested share of Company Common Stock granted pursuant to the Company Equity Plan.

        "Company Rights" shall have the meaning ascribed to it in Section 3.1(d).

        "Company RSU" means each outperformance share right granted pursuant to the Company Equity Plan.

        "Company SAR" means each stock appreciation right granted pursuant to the Company Equity Plan.

Annex A-3

        "Company SEC Documents" shall have the meaning ascribed to it in Section 4.5(a).

        "Company Stockholder Approval" means the approval of this Agreement by the stockholders of the Company in accordance with the DGCL and the Organizational Documents of the Company.

        "Company Stockholders Meeting" shall have the meaning ascribed to it in Section 4.4.

        "Company Superior Proposal" means any bona fide, written Company Competing Proposal (with references to twenty five percent (25%) being deemed to be replaced with references to eighty percent (80%)) by a third party, that in the good faith determination of the Company Board or any committee thereof, after consultation with its financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, taking into account financing requirements of the purchaser, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company's stockholders than the Transactions.

        "Company Tax Certificate" shall have the meaning ascribed to it in Section 6.15.

        "Company Tax Counsel" shall have the meaning ascribed to it in Section 6.15.

        "Company Termination Fee" means a cash amount equal to $35,900,000.

        "Confidentiality Agreement" shall have the meaning ascribed to it in Section 6.6(b).

        "Consent" means any approval, consent, ratification, permission, waiver, or authorization.

        "Continuation Period" shall have the meaning ascribed to it in Section 6.8(a).

        "control" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Controlled Group Liability" shall have the meaning ascribed to it in Section 4.10(e).

        "Conversion Rate" means 33.8616.

        "Converted Shares" shall have the meaning ascribed to it in Section 3.1(b)(iv).

        "Creditors' Rights" shall have the meaning ascribed to it in Section 4.3(a).

        "Derivative Transaction" means any currently outstanding swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        "DGCL" shall have the meaning ascribed to it in the Recitals.

        "Discharge" shall have the meaning ascribed to it in Section 6.19(d).

        "Effective Time" shall have the meaning ascribed to it in Section 2.3(b).

        "Election" shall have the meaning ascribed to it Section 3.3(b).

        "Election Deadline" shall have the meaning ascribed to it Section 3.3(b)(iii).

        "Election Form" shall have the meaning ascribed to it in Section 3.3(a).

Annex A-4

        "Election Form Mailing Date" shall have the meaning ascribed to it in Section 3.3(a).

        "Encumbrances" means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

        "End Date" shall have the meaning ascribed to it in Section 8.1(b)(ii).

        "End Date Extension" shall have the meaning ascribed to it in Section 8.1(b)(ii).

        "Environmental Laws" means any and all Laws related or pertaining to public health and safety, worker/occupational health and safety (to the extent related to exposure to Hazardous Substances), pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, plant and animal life or any other natural resources), or conservation of natural resources (including threatened or endangered species), including those related to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" shall have the meaning ascribed to it in Section 3.5(a).

        "Exchange Fund" shall have the meaning ascribed to it in Section 3.5(a).

        "Exchange Ratio" shall have the meaning ascribed to it in Section 3.1(b)(i)(C).

        "First Merger" shall have the meaning ascribed to it in Section 2.1.

        "GAAP" shall have the meaning ascribed to it in Section 4.5(b).

        "Governmental Entity" means any court, governmental, arbitral, regulatory or administrative agency or commission, department, board, bureau or other governmental authority or instrumentality, domestic or foreign.

        "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Hazardous Substance" means any substance, material or waste that is regulated because of its effect or potential effect on public health or the environment, including any substance, material or waste that is defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and including any petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing materials, radioactive materials (including naturally occurring radioactive materials), radon, and polychlorinated biphenyls.

        "HSR Act" shall have the meaning ascribed to it in Section 4.4.

        "Hydrocarbons" means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the

Annex A-5

account of such Person; (d) obligations of such Person under a lease to the extent such obligations are or would be required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as GAAP is in effect of the date hereof; (e) indebtedness of others as described in clauses (a)-(d) above guaranteed by such Person; provided that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Indemnified Liabilities" shall have the meaning ascribed to it in Section 6.9(a).

        "Indemnified Persons" shall have the meaning ascribed to it in Section 6.9(a).

        "Intellectual Property" means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a's, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

        "knowledge" means the actual knowledge (following reasonable due inquiry) of (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

        "Law" means any law, constitution, statute, rule, regulation, ordinance, code, judgment, order, decree, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Letter of Transmittal" shall have the meaning ascribed to it in Section 3.5(b)(i).

        "Material Adverse Effect" means, when used with respect to any Person, any fact, occurrence, effect, change, event or development ("Effect") that (a) is materially adverse to the business, properties, operations or the financial condition of such Person and its Subsidiaries, taken as a whole, or (b) prevents the consummation of the Transactions prior to the End Date by such Person; provided, however, that solely in the case of clause (a) above, no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect," or taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in

Annex A-6

commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions); (vii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested; (viii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (ix) the failure to take any action prohibited by this Agreement; (x) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (xi) any changes in such Person's stock price or the trading volume of such Person's stock or any change in the ratings or ratings outlook for such Person or any of its Subsidiaries; (xii) any failure by such Person to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures, to the extent not otherwise excluded by this proviso, may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xiii) any Proceedings made or brought or other actions taken by any of the current or former stockholders or stockholders (as applicable) of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub 1, Merger Sub 2 or any of their directors or officers, arising out of the Merger or in connection with any other Transactions; and (xiv) Effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case, attributable solely to the identity of Parent or its Affiliates; except, in the cases of foregoing clauses (i) through (v), to the extent such Effects disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) may be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent of any such disproportionality).

        "Material Company Insurance Policies" shall have the meaning ascribed to it in Section 4.21.

        "Maximum Cash Election Consideration" means an amount equal to the difference between (a) $385,258,308.69, without interest minus (b) the Company Equity Award Cash Payment minus (c) the product of (i) the Mixed Election Cash Amount multiplied by (ii) the Mixed Election Shares minus (d) the Rolled Preferred Cash Value.

        "Maximum Stock Election Consideration" means a number of shares of Parent Common Stock equal to the difference between (a) 6,510,315 minus (b) the product of (i) the Mixed Election Exchange Ratio multiplied by (b) the Mixed Election Shares minus (c) the Rolled Preferred Stock Value.

        "Merger" shall have the meaning ascribed to it in Section 2.2.

        "Merger Consideration" means, as applicable, the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration, as applicable, in accordance with the terms of Section 3.4.

        "Merger Sub 1" shall have the meaning ascribed to it in the Preamble.

Annex A-7

        "Merger Sub 2" shall have the meaning ascribed to it in the Preamble.

        "Merger Sub 1 Board" shall have the meaning ascribed to it in Recitals.

        "Merger Subs" shall have the meaning ascribed to it in the Preamble.

        "Mixed Election" shall have the meaning ascribed to it in Section 3.3(b)(i).

        "Mixed Election Cash Amount" shall have the meaning ascribed to it in Section 3.1(b)(i)(A).

        "Mixed Election Consideration" shall have the meaning ascribed to it in Section 3.1(b)(i)(A).

        "Mixed Election Exchange Ratio" shall have the meaning ascribed to it in Section 3.1(b)(i)(A).

        "Mixed Election Share" shall have the meaning ascribed to it in Section 3.4(a)(i).

        "Multiemployer Plan" shall have the meaning ascribed to it in Section 4.10(f).

        "Multiple Employer Plan" shall have the meaning ascribed to it in Section 4.10(f).

        "New Plans" shall have the meaning ascribed to it in Section 6.8(b).

        "NYSE" means the New York Stock Exchange.

        "Offering Documents" shall have the meaning ascribed to it in Section 6.19(a).

        "Oil and Gas Leases" means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property, in each case which is material to the operation of such Person's business.

        "Oil and Gas Properties" means all interests in and rights with respect to (a) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person. When used with respect to the Company, "Organizational Documents" shall also include the Rights Agreement and the Rights Agreement Amendment.

        "Parent" shall have the meaning ascribed to it in the Preamble.

        "Parent 401(k) Plan" shall have the meaning ascribed to it in Section 6.20.

        "Parent Approvals" shall have the meaning ascribed to it in Section 5.4.

        "Parent Benefit Plans" shall have the meaning ascribed to it in Section 5.10(a).

        "Parent Board" shall have the meaning ascribed to it in Recitals.

        "Parent Common Stock" shall have the meaning ascribed to it in the Recitals.

        "Parent Disclosure Letter" shall have the meaning ascribed to it in Article V.

Annex A-8

        "Parent Equity Plan" means the Cimarex Energy Co. 2014 Equity Incentive Plan.

        "Parent Expenses" means a cash amount equal to $7,500,000.

        "Parent Independent Petroleum Engineers" shall have the meaning ascribed to it in Section 5.17(a).

        "Parent Intellectual Property" shall have the meaning ascribed to it in Section 5.14.

        "Parent Material Adverse Effect" shall have the meaning ascribed to it in Section 5.1.

        "Parent Material Leased Real Property" shall have the meaning ascribed to it in Section 5.15.

        "Parent Material Real Property Lease" shall have the meaning ascribed to it in Section 5.15.

        "Parent Oil and Gas Leases" shall have the meaning ascribed to it in Section 5.17(c).

        "Parent Oil and Gas Properties" shall have the meaning ascribed to it in Section 5.17(a).

        "Parent Owned Real Property" shall have the meaning ascribed to it in Section 5.15.

        "Parent Permits" shall have the meaning ascribed to it in Section 5.9.

        "Parent Preferred Stock" shall have the meaning ascribed to it in Section 5.2(a).

        "Parent Series B Preferred Stock" means the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share of Parent to be authorized by Parent and having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Company Preferred Stock. For the avoidance of doubt, the Parent Series B Preferred Stock shall take into account the Exchange Ratio as appropriate (e.g., by multiplying the Conversion Rate (as defined in the Certificate of Designations) by the Exchange Ratio).

        "Parent Qualified Plans" shall have the meaning ascribed to it in Section 5.10(b).

        "Parent Reserve Report" shall have the meaning ascribed to it in Section 5.17(a).

        "Parent SEC Documents" shall have the meaning ascribed to it in Section 5.5(a).

        "Parent Tax Certificate" shall have the meaning ascribed to it in Section 6.15.

        "Parent Tax Counsel" shall have the meaning ascribed to it in Section 6.15.

        "party" or "parties" means a party or the parties to this Agreement, except as the context may otherwise require.

        "Payoff Letter" shall have the meaning ascribed to it in Section 6.19(c).

        "Permitted Encumbrances" means:

          (a)   to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

          (b)   contractual or statutory mechanic's, materialmen's, warehouseman's, journeyman's and carrier's liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves in accordance with GAAP have been established by the party responsible for payment thereof;

Annex A-9

          (c)   Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable;

          (d)   Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect on the value, use or operation of the property encumbered thereby;

          (e)   such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or the Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

          (f)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

          (g)   any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing);

          (h)   Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

          (i)    Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such party's Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such party's Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

          (j)    with respect to the Company and its Subsidiaries, Encumbrances arising under or the Company Credit Agreement.

        "Person" means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

        "Personal Information" means such term or like terms set forth in any privacy Law that describes, covers or defines data that identifies or can be used to identify individuals either alone or in

Annex A-10

combination with other information which is in the possession of, or is likely to come into the possession of a party, including a combination of an individual's name, address or phone number with any such individual's username and password, social security number or other government-issued number, financial account number, date of birth, email address or other personally identifiable information.

        "Proceeding" means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, notice of violation, citation, summons, subpoena, inquiry, hearing, complaint, petition, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Production Burdens" means any royalties (including lessor's royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

        "Proxy Statement" shall have the meaning ascribed to it in Section 4.4.

        "Record Date" has the meaning ascribed to it in Section 3.3(a).

        "Registration Statement" shall have the meaning ascribed to it in Section 4.8.

        "Release" means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

        "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

        "Rights Agreement" means Rights Agreement dated May 17, 2016 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

        "Rights Agreement Amendment" shall have the meaning ascribed to it in Section 4.26.

        "Rights-of-Way" shall have the meaning ascribed to it in Section 4.16.

        "Rolled Preferred Cash Value" means an amount equal to the product of (a) aggregate number of Rolled Preferred Shares multiplied by (b) the Conversion Rate multiplied by (c) the Cash Election Consideration multiplied by (d) 0.40.

        "Rolled Preferred Share" shall have the meaning ascribed to it in Section 3.1(b).

        "Rolled Preferred Stock Value" means a number of shares of Parent Common Stock equal to the product of (a) aggregate number of Rolled Preferred Shares multiplied by (b) the Conversion Rate multiplied by (c) the Exchange Ratio multiplied by (d) 0.60.

        "Sarbanes-Oxley Act" shall have the meaning ascribed to it in Section 4.5(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Second Merger" shall have the meaning ascribed to it in Section 2.2.

        "Second Merger Effective Time" shall have the meaning ascribed to it in Section 2.3(c).

        "Section 262" shall have the meaning ascribed to it in Section 3.6.

Annex A-11

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Stock Election" shall have the meaning ascribed to it in Section 3.3(b)(i).

        "Stock Election Consideration" shall have the meaning ascribed to it in Section 3.1(b)(i)(C).

        "Stock Election Share" shall have the meaning ascribed to it in Section 3.4(a)(ii).

        "Stockholder Proxy" shall have the meaning ascribed to it in Section 6.5(c).

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least fifty (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

        "Surviving Company" shall have the meaning ascribed to it in Section 2.2.

        "Surviving Corporation" shall have the meaning ascribed to it in Section 2.1.

        "Surviving Corporation Preferred Stock" means the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share, of the Surviving Corporation.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable Law.

        "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

        "Taxes" means any and all taxes, duties, levies or other similar governmental assessments of any kind, including income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties and additions to tax imposed with respect thereto.

        "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

        "Terminable Breach" shall have the meaning ascribed to it in Section 8.1(b)(iii).

        "Transaction Agreements" means this Agreement, the Voting Agreements and each other agreement to be executed and delivered in connection herewith and therewith.

        "Transaction Litigation" shall have the meaning ascribed to it in Section 6.10.

        "Transactions" means the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements.

        "Treasury Regulations" shall have the meaning ascribed to it in the Recitals.

        "Voting Agreement" shall have the meaning ascribed to it in the Recitals.

        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders or stockholders (as applicable) of such Person may vote.

Annex A-12

        "Wells" means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

        "Willful and Material Breach" means a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

Annex A-13

ANNEX B
Form of Voting Agreement (Executives)

FORM OF VOTING AND SUPPORT AGREEMENT

        This VOTING AGREEMENT, dated as of November 18, 2018 (this "Agreement"), is entered into by and among Cimarex Energy Co., a Delaware corporation ("Parent"), and the undersigned signatory set forth on the signature pages hereto under the heading "Company Stockholder" ("Company Stockholder"). Parent and Company Stockholder are each sometimes referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

        WHEREAS, Company Stockholder is the beneficial or record owner and has either sole voting power or shared voting power over, such number of shares of common stock, par value $0.0001 per share (the "Company Common Stock"), of Resolute Energy Corporation, a Delaware corporation (the "Company"), as is indicated opposite Company Stockholder's name on Schedule A attached hereto and (a) includes shares of Company Common Stock (i) acquired by means of purchase, dividend or distribution, or as a result of the exercise or vesting of Company Equity Awards or the conversion of any convertible securities or otherwise or (ii) held by Company Stockholder in a revocable trust or a retirement account but (b) does not include shares of Common Stock (i) subject to future vesting and (ii) that are not currently exercisable nor will become exercisable within 60 days of the date hereof.

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CR Sub 1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub 1"), CR Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Merger Sub 1, the "Merger Subs"), and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") that provides, among other things, for (i) the merger of Merger Sub 1 with and into the Company, with the Company being the surviving entity (the "First Merger") and, immediately thereafter, the merger of the surviving entity of the First Merger with and into Merger Sub 2, with Merger Sub 2 being the surviving entity of such second merger (the "Second Merger" and, collectively with the First Merger, the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that Company Stockholder agree, and Company Stockholder has agreed to, enter into this Agreement with respect to all Company Common Stock and Series B Preferred Stock that Company Stockholder Beneficially Owns (including those owned of record);

        WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that certain other company stockholders ("Other Company Stockholders") agree, and Other Company Stockholders have agreed, to enter into substantially similar voting and support agreements with respect to all Company Common Stock and Series B Preferred Stock that such Other Company Stockholders Beneficially Own (including those owned of record);

        WHEREAS, prior to the date hereof, the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and

        WHEREAS, Parent desires that Company Stockholder agrees, and Company Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Merger as promptly as reasonably practicable.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration,

Annex B-1

the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

        "Beneficially Own" or "Beneficial Ownership" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Company Stockholder's beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

        "Beneficial Owners" shall mean Persons who Beneficially Own the referenced securities.

        "Expiration Time" shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or (c) the termination of this Agreement by mutual written consent of the Parties.

        "Permitted Transfer" shall mean, in each case, with respect to Company Stockholder, so long as (a) such Transfer is in accordance with applicable Law and (b) Company Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Company Stockholder to an Other Company Stockholder or to an Affiliate of Company Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in the form attached hereto as Exhibit I, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to Company Stockholder and otherwise become a party for all purposes of this Agreement (the "Joinder"), (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Company Stockholder, (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, in each case, so long as such transferee executes a Joinder or (iv) pursuant to net exercises in connection with option exercises or similar transactions under the Company's equity incentive plans, or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger Agreement; provided that no such Transfer shall relieve Company Stockholder from its obligations under this Agreement, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision.

        "Subject Securities" shall mean shares of Company Common Stock, New Company Common Stock and Company Preferred Stock.

        "Transfer" means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, "capital stock" shall include interests in a partnership or limited liability company.

Annex B-2

        2.    Agreement to Retain Subject Securities.

          2.1    Transfer and Encumbrance of Subject Securities.    Other than a Permitted Transfer, hereafter until the Expiration Time, Company Stockholder shall not, with respect to any Subject Securities Beneficially Owned by Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

          2.2    Injunction.    Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting Company Stockholder or its Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits Company Stockholder from taking any such action, and (ii) Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of Company Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2.2, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Subject Securities until the Expiration Time.

          2.3    Additional Purchases; Adjustments.    Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity that Company Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Time (the "New Company Common Stock") shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Company Common Stock, and Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

          2.4.    Unpermitted Transfers; Involuntary Transfers.    Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of Company Stockholder's Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

        3.    Agreement to Vote and Approve.    From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Company Stockholder shall, and shall cause each holder of record of Subject Securities that are Beneficially Owned by Company Stockholder on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, (ii) any Company Competing Proposal, (iii) any action which would materially delay, materially

Annex B-3

postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent's stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement. The obligations specified in this Section 3 shall apply whether or not (x) the board of directors the Company (or any committee thereof) makes a Company Change of Recommendation or (y) the Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

        4.    Irrevocable Proxy.    Company Stockholder hereby revokes any and all previous proxies granted with respect to Company Stockholder's Subject Securities. By execution of this Agreement, Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Company Stockholder's true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of Company Stockholder's rights with respect to the Subject Securities Beneficially Owned by Company Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and Company Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters. Company Stockholder and the Parent (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and Company Stockholder shall be obligated to so vote the Subject Securities.

        5.    Representations and Warranties of Company Stockholder.    Company Stockholder represents and warrants to Parent as follows:

          5.1    Due Authority.    Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder and constitutes a valid and binding agreement of Company Stockholder enforceable against it in accordance with its terms.

          5.2    Ownership of the Subject Securities.    As of the date hereof, Company Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite Company Stockholder's name, free and clear of any and all Encumbrances, other than those created by this Agreement or as set forth on Schedule B1, and, (b) except as set forth on Schedule B2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by Company Stockholder. As of the date hereof, Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Subject Securities set forth on Schedule A opposite Company Stockholder's name. As of the date hereof, Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite Company Stockholder's name, or as set forth on Schedule B3.

          5.3    No Conflict; Consents.

          (a)   The execution and delivery of this Agreement by Company Stockholder does not, and the performance by Company Stockholder of the obligations under this Agreement and the compliance by Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the shares of Subject Securities Beneficially Owned by Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company

Annex B-4

  Stockholder is a party or by which Company Stockholder is bound which would materially adversely affect Company Stockholder's ability to perform its obligations hereunder.

          (b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Company Stockholder in connection with the execution and delivery of this Agreement or the performance by Company Stockholder of its obligations hereunder.

          5.4    Absence of Litigation.    There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, Company Stockholder that would materially adversely affect the ability of such Company Stockholder to perform Company Stockholder's obligations hereunder.

          5.5    Ownership of Parent Common Stock.    As of the date hereof, Company Stockholder does not Beneficially Own directly any shares of Parent Common Stock, other than in mutual funds or similar accounts.

        6.    Termination.    This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10.15 and (y) Section 10.16) shall survive termination of this Agreement.

        7.    Notice of Certain Events.    Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of Company Stockholder under this Agreement and (b) the receipt by Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

        8.    No Solicitation.    Company Stockholder will not, and will cause its Representatives not to, and will not announce any intention to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (b) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (c) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal or (e) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (a)—(d). Notwithstanding anything in this Agreement to the contrary, Company Stockholder, directly or indirectly through one or more of its Representatives, may engage in the actions referred to in clauses (a)—(d) of this Section 8 with any Person if the Company is permitted to engage in such actions with such Person pursuant to Section 6.3 of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 6.3 of the Merger Agreement.

        9.    Waiver of Certain Actions.

        (a)   Company Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Company Stockholder may have with respect to the Subject Securities.

Annex B-5

        (b)   Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

        10.    Miscellaneous.

          10.1    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

          10.2    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.2 shall be void and shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.

          10.3    Amendments and Modifications.    No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) Company Stockholder. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

          10.4    Notices.    All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail ("e-mail"), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

          (a)   if to Parent or the Merger Subs, to:

      Cimarex Energy Co.
      1700 Lincoln Street, Suite 3700
      Denver, Colorado 80203
      Attention: Francis Barron
      E-mail: fbarron@cimarex.com

Annex B-6

          with a required copy to (which copy shall not constitute notice):

      Akin Gump Strauss Hauer & Feld LLP
      One Bryant Park, Bank of America Tower
      New York, New York 10036
      Attention: Jeffrey Kochian
      E-mail: jkochian@akingump.com

      Akin Gump Strauss Hauer & Feld LLP
      1111 Louisiana St, 44th Floor
      Houston, Texas 77002
      Attention: Christine LaFollette
      E-mail: clafollette@akingump.com

          (b)   if to Company Stockholder, to:

      Resolute Energy Corporation
      1700 Lincoln Street, Suite 2800
      Denver, Colorado 80203
      Attention: Michael Stefanoudakis
      E-mail: michael.stefanoudakis@resoluteenergy.com

          with a required copy to (which copy shall not constitute notice):

      Arnold & Porter
      370 17th Street, Suite 4400
      Denver, Colorado 80202
      Attention: Ron Levine
      E-mail: ron.levine@arnoldporter.com

            Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

          10.5    Governing Law.    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

          10.6    Submission to Jurisdiction.    The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in

Annex B-7

  connection with such action, suit or Proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          10.7    Enforcement.    The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

          10.8    No Third Party Beneficiaries.    Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          10.9    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

          10.10    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

          10.11    Counterparts.    This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.

          10.12    No Agreement Until Executed.    This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Company Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.

          10.13    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

          10.14    Action in Company Stockholder Capacity Only.    No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of

Annex B-8

  this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by Company Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Company Stockholder's capacity as a director, officer or employee of the Company, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by Company Stockholder or its designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

          10.15    Documentation and Information.    Company Stockholder shall not make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Company Stockholder's identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Company Stockholder's commitments and obligations under this Agreement, and Company Stockholder acknowledges that Parent may, in Parent's sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Company Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

          10.16    Obligation to Update Schedule A.    Company Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by Company Stockholder, Company Stockholder will, as promptly as practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

        [Signature pages follow]

Annex B-9

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

CIMAREX ENERGY CO.
By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

[Company Stockholder]

SIGNATURE PAGE TO VOTING AGREEMENT

ANNEX C
Form of Voting Agreement (Investors)

FORM OF VOTING AND SUPPORT AGREEMENT

        This VOTING AGREEMENT, dated as of November 18, 2018 (this "Agreement"), is entered into by and among Cimarex Energy Co., a Delaware corporation ("Parent"), and the undersigned signatories set forth on the signature pages hereto under the heading "Company Stockholders" (collectively, the "Company Stockholders"). Parent and the Company Stockholders are each sometimes referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

        WHEREAS, each of the Company Stockholders is the beneficial or record owners and has either sole voting power or shared voting power together with the other Company Stockholders over, such number of shares of common stock, par value $0.0001 per share (the "Company Common Stock"), of Resolute Energy Corporation, a Delaware corporation (the "Company"), as is indicated opposite Company Stockholder's name on Schedule A attached hereto;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CR Sub 1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub 1"), CR Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub 2" and, together with Merger Sub 1, the "Merger Subs"), and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") that provides, among other things, for (i) the merger of Merger Sub 1 with and into the Company, with the Company being the surviving entity (the "First Merger") and, immediately thereafter, the merger of the surviving entity of the First Merger with and into Merger Sub 2, with Merger Sub 2 being the surviving entity of such second merger (the "Second Merger" and, collectively with the First Merger, the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that each Company Stockholder agree, and Company Stockholder has agreed, to enter into this Agreement with respect to all Company Common Stock and Series B Preferred Stock that Company Stockholder Beneficially Owns (including those owned of record);

        WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that certain other company stockholders ("Other Company Stockholders") agree, and Other Company Stockholders have agreed to, enter into substantially similar voting and support agreements with respect to all Company Common Stock and Series B Preferred Stock that such Other Company Stockholders Beneficially Own (including those owned of record);

        WHEREAS, prior to the date hereof, the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and

        WHEREAS, Parent desires that the Company Stockholders agree, and the Company Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote their Subject Securities in a manner so as to facilitate consummation of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the

Annex C-1

following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

        "Beneficially Own" or "Beneficial Ownership" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Company Stockholder's beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

        "Beneficial Owners" shall mean Persons who Beneficially Own the referenced securities.

        "control" (including, with correlative meanings, the terms "controlled by" and "controlling"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Expiration Time" shall mean the earliest to occur of (a) the receipt of Company Stockholder Approval; (b) the date of any amendment, waiver or modification of the Merger Agreement without the Company Stockholders' prior written consent that has the effect of (1) decreasing the Merger Consideration, (2) changing the form of Merger Consideration, in each case, payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement or (3) otherwise affecting the Company Stockholders in a materially adverse manner; (c) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof; or (d) the termination of this Agreement by mutual written consent of the Parties.

        "Permitted Transfer" shall mean, in each case, with respect to each Company Stockholder, so long as (a) such Transfer is in accordance with applicable Law and (b) such Company Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Company Stockholder to an Other Company Stockholder or to any Person, so long as such Person, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in the form attached hereto as Exhibit I, pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement (the "Joinder"), (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Company Stockholder or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, in each case, so long as such transferee executes a Joinder, or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger Agreement; provided that no such Transfer shall relieve Company Stockholder from its obligations under this Agreement, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision.

        "Subject Securities" shall mean shares of Company Common Stock, New Company Common Stock and Company Preferred Stock.

        "Transfer" means any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person; provided, that any transaction shall not constitute a Transfer so long as such transaction does not in any way limit the ability of such Company Stockholder to vote its Subject Securities in accordance with the terms of this

Annex C-2

Agreement. For purposes of this Agreement, "capital stock" shall include interests in a partnership or limited liability company.

        2.    Agreement to Retain Subject Securities.

          2.1    Transfer and Encumbrance of Subject Securities.    Other than a Permitted Transfer, hereafter until the Expiration Time, no Company Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

          2.2    Injunction.    Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Company Stockholders or their Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of each Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits such Company Stockholder from taking any such action, and (ii) each Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such Company Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2.2, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Subject Securities until the Expiration Time.

          2.3    Additional Purchases; Adjustments.    Each Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity that Company Stockholder acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time (the "New Company Common Stock") shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Company Common Stock, and such Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

          2.4.    Unpermitted Transfers; Involuntary Transfers.    Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Company Stockholder's Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

        3.    Agreement to Vote and Approve.    From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Company Stockholder shall, and shall cause each holder of record of Subject Securities on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would result in any

Annex C-3

condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, (ii) any Company Competing Proposal, (iii) any action which would materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent's stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement; provided, that in the case of each of clause (a) and (b) above, the Merger Agreement shall not have been amended or modified without the Company Stockholders' consent (1) to decrease the Merger Consideration, (2) to change the form of Merger Consideration, in each case, payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement or (3) otherwise affecting the Company Stockholders in a materially adverse manner, provided further, that in the event the Company has effected (and not withdrawn) a Company Change of Recommendation, the Company Stockholders shall be released from their obligations under this Section 3.

        4.    Irrevocable Proxy.    Each Company Stockholder hereby revokes any and all previous proxies granted with respect to such Company Stockholder's Subject Securities. By execution of this Agreement, each Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Company Stockholder's true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of such Company Stockholder's rights with respect to the Subject Securities Beneficially Owned by such Company Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and each Company Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters with no power granted to Parent in respect of such other matters; provided, however, that the foregoing shall only be effective if (i) such Company Stockholder fails to be counted as present, to consent or to vote such Subject Securities in accordance with the terms of this Agreement and (ii) the Company Stockholders have not been released from their obligations under Section 3 of this Agreement pursuant to the final proviso thereof. The Company Stockholders and Parent (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and the Company Stockholders shall be obligated to so vote the Subject Securities.

        5.    Representations and Warranties of Company Stockholders.    Each Company Stockholder represents and warrants to Parent as follows:

          5.1    Due Authority.    Such Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity.

          5.2    Ownership of the Subject Securities.    As of the date hereof, such Company Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite such Company Stockholder's name, free and clear of any and all Encumbrances, other than those created by this Agreement, Encumbrances applicable to shares of Company Common Stock that may exist pursuant to securities laws, Encumbrances under such Company Stockholder's Organizational Documents or customary Encumbrances pursuant to the terms of any custody or similar agreement applicable to shares of Company Common Stock held in brokerage accounts

Annex C-4

  that in each case would not reasonably be expected to (x) impair in any material respect the ability of such Company Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement or as set forth on Schedule B1, and, (b) except as set forth on Schedule B2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Subject Securities set forth on Schedule A opposite such Company Stockholder's name. As of the date hereof, such Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite such Company Stockholder's name, or as set forth on Schedule B3.

          5.3    No Conflict; Consents.

          (a)   The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of the obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the shares of Subject Securities Beneficially Owned by such Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company Stockholder is a party or by which such Company Stockholder is bound which would materially adversely affect such Company Stockholder's ability to perform its obligations hereunder.

          (b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement or the performance by such Company Stockholder of its obligations hereunder except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any filing required under Section 13(d) or Section 16 under the Exchange Act), (2) filings or Consents contemplated by the Merger Agreement, (3) those Consents which have already been obtained or made and (4) any Consents that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to (x) impair in any material respect the ability of such Company Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

          5.4    Absence of Litigation.    There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, such Company Stockholder that would materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder's obligations hereunder.

          5.5    Ownership of Parent Common Stock.    As of the date hereof, such Company Stockholder does not Beneficially Own any shares of Parent Common Stock.

        6.    Termination.    This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10.15 and (y) Section 10.16) shall survive termination of this Agreement.

Annex C-5

        7.    Notice of Certain Events.    Each Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of that Company Stockholder under this Agreement and (b) the receipt by that Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

        8.    No Solicitation.    Each Company Stockholder will not, and will not authorize or permit its controlled Subsidiaries and its and their respective directors, employees and officers to, and will not authorize or permit its Representatives to, and will not announce any intention to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (b) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (c) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in response to a Company Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal or (e) resolve, agree or publicly propose to take any of the actions referred to in clauses (a)—(d). Notwithstanding anything in this Agreement to the contrary, the Company Stockholders, directly or indirectly through one or more of their Representatives, may engage in the actions referred to in clauses (a)—(d) of this Section 8 with any Person if the Company is permitted to engage in such actions with such Person pursuant to the provisions of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 6.3 of the Merger Agreement.

        9.    Waiver of Certain Actions.

        (a)   Each Company Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Company Stockholder may have with respect to the Subject Securities.

        (b)   Each Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

        10.    Miscellaneous.

          10.1    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Annex C-6

          10.2    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.2 shall be void and shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.

          10.3    Amendments and Modifications.    No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) each Company Stockholder. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

          10.4    Notices.    All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail ("e-mail"), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

    (a) if to Parent or the Merger Subs, to:

      Cimarex Energy Co.
      1700 Lincoln Street, Suite 3700
      Denver, Colorado 80203
      Attention: Francis Barron
      E-mail: fbarron@cimarex.com

    with a required copy to (which copy shall not constitute notice):

      Akin Gump Strauss Hauer & Feld LLP
      One Bryant Park, Bank of America Tower
      New York, New York 10036
      Attention: Jeffrey Kochian
      E-mail: jkochian@akingump.com

      Akin Gump Strauss Hauer & Feld LLP
      1111 Louisiana St, 44th Floor
      Houston, Texas 77002
      Attention: Christine LaFollette
      E-mail: clafollette@akingump.com

    (b) if to any of the Company Stockholders, to:

      [                                                   ]
      [                                                   ]
      [                                                   ]
      Attention: [                                    ]
      E-mail: [                                    ]

Annex C-7

    with a required copy to (which copy shall not constitute notice):

      [                        ]
      [                        ]
      [                        ]
      Attention: [                        ]
      E-mail: [                        ]

        Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

          10.5    Governing Law.    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

          10.6    Submission to Jurisdiction.    The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or Proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          10.7    Enforcement.    The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

          10.8    No Third Party Beneficiaries.    Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          10.9    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH

Annex C-8

  PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

          10.10    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

          10.11    Counterparts.    This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.

          10.12    No Agreement Until Executed.    This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Company Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.

          10.13    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

          10.14    Action in Company Stockholder Capacity Only.    No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by each Company Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Company Stockholder's capacity as a director (including "director by deputization"), officer or employee of the Company, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by any Company Stockholder or its designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict such Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

          10.15    Documentation and Information.    No Company Stockholder shall make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law or legal process (provided that reasonable notice of any such disclosure will be provided to Parent to the extent permitted by applicable Law); provided, that the foregoing shall not apply to any disclosure required to be made by any Company Stockholder to the SEC or other Governmental Entity, including any amendment of any

Annex C-9

  Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the public statements made by the Company and Parent pursuant to the terms of the Merger Agreement. Each Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Company Stockholder's identity and ownership of the Subject Securities, the existence of this Agreement and the nature of such Company Stockholder's commitments and obligations under this Agreement, and such Company Stockholder acknowledges that Parent may, in Parent's sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Company Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent shall in any instance where the Company Stockholders or information relating thereto is disclosed, use its reasonable best efforts to provide drafts of such disclosures with sufficient time to enable the Company Stockholders to review and provide comments on such disclosures and Parent shall in good faith consider incorporating any reasonable modifications requested by such Company Stockholder.

          10.16    Other Stockholders.    Parent confirms that it is requiring each of the Company Stockholders who have Affiliates or Representatives currently serving on the Company Board (such stockholders, the "Other Stockholders"), contemporaneously herewith, to enter into substantially similar agreements that are each no less favorable to Parent than this Agreement. In the event any provision in any of such agreements with any of the Other Stockholders (or any amendment thereto or waiver thereof) that results in less stringent obligations upon such Other Stockholder than those imposed upon the Company Stockholders under this Agreement, or otherwise results in more favorable treatment of any such Other Stockholder as compared with the Company Stockholders treatment hereunder, such provision (or amendment thereto or waiver thereof, as applicable) shall be deemed to be incorporated herein, and Parent shall make reasonable best efforts to reasonably promptly inform the Company Stockholders of such fact.

          10.17    Other Parties.    Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners or assignees of Parent or any Company Stockholder, or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing, shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent or the Company Stockholders under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise.

Annex C-10

          10.18    Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Subject Securities. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Subject Securities shall remain vested in and belong to the applicable Company Stockholder, and neither Parent nor any other Person shall have any power or authority to direct any Company Stockholder in the voting or disposition of any of the Subject Securities, except as otherwise expressly provided in this Agreement. Except as set forth herein, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Subject Securities in any manner such Company Stockholder deems appropriate, including in connection with the election of directors.

          10.19    Obligation to Update Schedule A.    Each Company Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Company Stockholder, such Company Stockholder will, as promptly as practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

        [Signature pages follow]

Annex C-11

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

CIMAREX ENERGY CO.
By:
	Name:	Thomas E. Jorden
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO VOTING AGREEMENT

[COMPANY STOCKHOLDER]
By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

ANNEX D
Form of Certificate of Incorporation of Surviving Corporation

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESOLUTE ENERGY CORPORATION

ARTICLE I
NAME

        The name of the corporation is Resolute Energy Corporation (the "Corporation").

ARTICLE II
PURPOSE

        The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the "DGCL").

ARTICLE III
REGISTERED AGENT

        The street address of the initial registered office of the Corporation in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, postal code 19808, and the name of the Corporation's initial registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

        The total number of shares of capital stock that the Corporation shall have authority to issue is 5,062,500 shares, divided into two classes, consisting of (a) 5,000,000 shares of common stock, par value $0.01 per share, and (b) 62,500 shares of preferred stock, par value $0.0001 per share ("Preferred Stock"), all of which have been designated as "8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock" (the "Series B Preferred Stock"). The Series B Preferred Stock shall have the powers, designations, preferences and relative, participating or other rights, and the qualifications, limitations or restrictions set forth on Annex A attached hereto. The Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the "Board") and included in a certificate of designations filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

ARTICLE V
LIMITATION OF DIRECTOR LIABILITY;
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

        Section 5.1    Limitation of Director Liability.     To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Section 5.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 5.1 will, unless otherwise required by law, be prospective only (except to the extent

Annex D-1

such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

        Section 5.2    Indemnification and Advancement of Expenses.

        (a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The right to indemnification conferred by this Section 5.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 5.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 5.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 5.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

        (b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 5.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

        (c)   Any repeal or amendment of this Section 5.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 5.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

        (d)   This Section 5.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Annex D-2

ARTICLE VI
BY-LAWS

        In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VII
AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any certificate of designations filed pursuant to the DGCL), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII
WAIVERS

        The Corporation shall not be governed by or subject to Section 203 of the DGCL.

Annex D-3

ANNEX A

RESOLUTE ENERGY CORPORATION
8 1/8% SERIES B CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK
(Par Value $0.0001 Per Share)

        1.    General.

        (a)   A series of preferred stock, par value $0.0001 per share (the "Preferred Stock") has been designated as "8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock" par value $0.0001 per share (the "Series B Preferred Stock"), and the authorized number of shares of Series B Preferred Stock shall be 62,500. Shares of Series B Preferred Stock that are purchased or otherwise acquired by Resolute Energy Corporation (the "Corporation"), or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series B Preferred Stock.

        (b)   The Series B Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; (iv) junior to existing and future indebtedness of the Corporation; (v) and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Corporation's Subsidiaries and any Capital Stock of the Corporation's Subsidiaries not held by the Corporation, in each case as provided more fully herein.

        2.    Definitions.    As used herein, the following terms shall have the following meanings:

        (a)   "Acquisition Termination Redemption Conversion Value" shall mean, with respect to the Acquisition Termination Redemption Date, the product of (i) 33.8616 and (ii) the average of the per share VWAP of Common Stock for each day during a 20 consecutive Trading Day period ending immediately prior to the Acquisition Termination Redemption Date.

        (b)   "Acquisition Termination Redemption Date" shall have the meaning specified in Section 8(b).

        (c)   "Acquisition Termination Redemption Notice" shall have the meaning specified in Section 8(b).

        (d)   "Acquisition Termination Redemption Price" shall have the meaning specified in Section 8(a).

        (e)   "Agent Members" shall have the meaning specified in Section 14(a)(ii).

        (f)    "Board" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

        (g)   "Business Day" shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

        (h)   "Capital Stock" shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, "Capital Stock" shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series B Preferred Stock.

        (i)    "Certificated Series B Preferred Stock" shall have the meaning specified in Section 14(a)(iii).

        (j)    "Close of Business" shall mean 5:00 p.m., New York City time.

Annex A-1

        (k)   "Closing Sale Price" of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(k) for the determination of the Closing Sale Price of the Common Stock.

        (l)    "Common Stock" shall mean the Common Stock, par value $0.0001 per share, of the Corporation, subject to Section 9(h).

        (m)  "Common Stock Price" shall mean $25.68.

        (n)   "Conversion Agent" shall have the meaning specified in Section 9(b).

        (o)   "Conversion Date" shall have the meaning specified in Section 9(b).

        (p)   "Conversion Price" shall mean, at any time, $1,000.00 divided by the Conversion Rate in effect at such time.

        (q)   "Conversion Rate" shall have the meaning specified in Section 9(a).

        (r)   "Delaware Basin Acquisition" shall mean the transaction contemplated by the Purchase Agreement, pursuant to which Resolute Natural Resources Southwest, LLC would acquire from Firewheel Energy, LLC oil and gas properties located in the Permian Basin near Reeves County, Texas.

        (s)   "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2017.

        (t)    "Dividend Rate" shall mean the rate per annum of 8 1/8% per share of Series B Preferred Stock on the Liquidation Preference.

        (u)   "Dividend Record Date" shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 and October 1, as the case may be, immediately preceding such Dividend Payment Date.

        (v)   "DTC" or "Depository" shall mean The Depository Trust Corporation, or any successor depository.

        (w)  "Effective Date" shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 9(d), Effective Date shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.

        (x)   "Event" shall have the meaning specified in Section 6(e).

        (y)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        (z)   "Ex-Date," when used with respect to any issuance, dividend or distribution on Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution

Annex A-2

from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

        (aa) "Expiration Date" shall have the meaning specified in Section 9(d)(v).

        (bb) A "Fundamental Change" shall be deemed to have occurred at any time after the Series B Preferred Stock is originally issued if any of the following occurs:

            (i)  the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act), other than the Corporation, the Corporation's wholly-owned Subsidiaries and its or their employee benefit plans has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of the Corporation's common equity;

           (ii)  the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation's wholly-owned Subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a "Fundamental Change" if (x) the holders of all classes of the Corporation's common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (y) such transaction is effected solely to change the Corporation's jurisdiction of formation or to form a holding company for the Corporation and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity;

          (iii)  the Corporation's common stock (or other common stock into which the Series B Preferred Stock is convertible) ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), other than any cessation to be listed or quoted that persists for not more than ten (10) days in connection with a transition among the above exchanges; or

          (iv)  the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation (other than in a transaction described in clause (ii) above);

        provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a "Fundamental Change" if at least 90% of the consideration received or to be received by holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in connection with such transaction or transactions that would otherwise constitute a "Fundamental Change" consists of shares of common stock or common equity interests that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series B Preferred Stock becomes convertible into such consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights).

Annex A-3

        (cc) "Fundamental Change Conversion Period" shall have the meaning specified in Section 5(a).

        (dd) "Fundamental Change Notice" shall have the meaning specified in Section 5(d).

        (ee) "Global Series B Preferred Stock" shall have the meaning specified in Section 14(a)(i).

        (ff)  "Holder" shall mean a holder of record of shares of Series B Preferred Stock.

        (gg) "Initial Conversion Value" shall mean the product of (i) 33.8616 and (ii) the Common Stock Price.

        (hh) "Initial Issue Date" shall mean October 7, 2016, the original date of issuance of the Series B Preferred Stock.

        (ii)   "Junior Stock" shall mean (i) the Common Stock and (ii) each other class or series of the Corporation's Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

        (jj)   "Liquidation Preference" shall mean, with respect to each share of Series B Preferred Stock, $1,000.00.

        (kk) "Make-Whole Premium" shall have the meaning specified in Section 5(b)(f).

        (ll)   "Mandatory Conversion Date" shall have the meaning specified in Section 10(b).

        (mm)  "Notice of Conversion" shall have the meaning specified in Section 9(b).

        (nn) "Offering Memorandum" shall mean the offering memorandum dated October 4, 2016, relating to the offering and sale of the Series B Preferred Stock.

        (oo) "Officer" shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

        (pp) "Officers' Certificate" shall mean a certificate signed by two Officers.

        (qq) "Open of Business" shall mean 9:00 a.m., New York City time.

        (rr)  "Optional Redemption" shall have the meaning specified in Section 8(a).

        (ss)  "Parity Stock" shall mean any class or series of the Corporation's Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

        (tt)  "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

        (uu) "Purchase Agreement" shall mean the Purchase and Sale Agreement, dated as of October 4, 2016, by and among Resolute Natural Resources Southwest, LLC, the Corporation and Firewheel Energy, LLC.

        (vv) "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

Annex A-4

        (ww)  "Reference Property" shall have the meaning specified in Section 9(h).

        (xx) "Reorganization Event" shall have the meaning specified in Section 9(h).

        (yy) "Scheduled Free Trade Date" shall have the meaning specified in Section 3(b).

        (zz) "Scheduled Trading Day" shall mean a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Scheduled Trading Day shall mean a Business Day.

        (aaa)  "SEC" shall mean the Securities and Exchange Commission.

        (bbb)  "Securities Act" shall mean the Securities Act of 1933, as amended.

        (ccc)  "Senior Stock" shall mean any class or series of the Corporation's Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

        (ddd)  "Series B Preferred Stock" shall have the meaning specified in Section 1(a).

        (eee)  "Special Rights End Date" shall have the meaning specified in Section 5(a).

        (fff) "Spin-Off" shall have the meaning specified in Section 9(d)(iii).

        (ggg)  "Stock Price" shall mean (i) if holders of shares of Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share, or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the 10 consecutive Trading Days immediately preceding, but not including, the Effective Date of the Fundamental Change.

        (hhh)  "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

        (iii)  "Trading Day" shall mean a day during which trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

        (jjj)  "Transfer Agent" shall mean Continental Stock Transfer & Trust Company, acting as the Corporation's duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series B Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days' prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

        (kkk)  "Voting Rights Class" shall have the meaning specified in Section 6(a).

        (lll)  "Voting Rights Triggering Event" shall mean a time at which dividends on the Series B Preferred Stock or dividends on any other series of Preferred Stock or preference securities that ranks

Annex A-5

equally with the Series B Preferred Stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the Initial Issue Date and ending on January 15, 2017).

        (mmm)  "VWAP" shall mean the volume-weighted average price, as displayed under the heading "Bloomberg VWAP" on Bloomberg page "REN <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share VWAP on each such day will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

        3.    Dividends.

        (a)   Subject to the rights of holders of Senior Stock, Holders shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for payment, cumulative cash dividends at the Dividend Rate. Dividends on the Series B Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the Initial Issue Date (whether or not (i) in any dividend period or periods any agreements of the Corporation prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Corporation legally available for the payment of such dividends or (iii) the Corporation declares the payment of dividends), and will be paid in cash as provided pursuant to Section 4. Dividends shall be payable quarterly in arrears on each Dividend Payment Date (commencing on January 15, 2017) to the Holders as they appear on the Corporation's stock register at the Close of Business on the relevant Dividend Record Date. Dividends payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

        (b)   If, at any time during the six-month period beginning on, and including, the date that is six months after the Initial Issue Date, the Corporation fails to timely file any document or report that the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K and any delay permitted under Rule 12b-25 under the Exchange Act), or shares of the Series B Preferred Stock are not otherwise freely tradable by Holders thereof other than the Corporation's affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series B Preferred Stock), the Dividend Rate on the Series B Preferred Stock shall increase by 0.50% per annum from, and including, the later of (i) the date six months after the Initial Issue Date and (ii) the first date on which such failure to file exists or shares of the Series B Preferred Stock are not otherwise freely tradable, as the case may be, until the earlier of (x) the one-year anniversary of the Initial Issue Date (the "Scheduled Free Trade Date") and (y) the date on which such failure to file has been cured (if applicable) and the Series B Preferred Stock are freely tradable as described above.

        (c)   Further, if, and for so long as:

            (i)  the restrictive legend on the Series B Preferred Stock described in Section 13(a) has not been removed,

           (ii)  the Series B Preferred Stock are assigned a restricted CUSIP number, or

          (iii)  the Series B Preferred Stock are not otherwise freely tradable by Holders thereof other than the Corporation's affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series B Preferred Stock,

Annex A-6

in each case, on or after the first day following the Scheduled Free Trade Date, the Dividend Rate on the Series B Preferred Stock shall be increased by 0.50% per annum until such restrictive legends are removed, the Series B Preferred Stock are assigned unrestricted CUSIP numbers and the Series B Preferred Stock are freely tradable as described above.

        (d)   Any additional dividends paid pursuant to Section 3(b) or Section 3(c) shall be payable at the times and in the manner provided for the payment of regular dividends in Section 3(a).

        (e)   If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

        (f)    No dividend shall be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any dividend period unless all accumulated dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum in cash has been set apart for the payment of such dividends upon, all outstanding shares of Series B Preferred Stock.

        (g)   So long as any shares of Series B Preferred Stock remain outstanding, no dividends or other distributions (other than (i) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (ii) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock and (iii) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation or by any of the Corporation's Subsidiaries, unless all accumulated and unpaid dividends for all preceding dividend periods have been or contemporaneously are declared and paid in full in cash, or a sum sufficient of cash for the payment thereof is set apart for such dividends upon, the Series B Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. The foregoing limitation shall not apply to:

            (i)  conversions into or exchanges for (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or cash solely in lieu of fractional shares of Parity Stock or Junior Stock and (B) in the case of Junior Stock, shares of Junior Stock or cash solely in lieu of fractional shares of Junior Stock;

           (ii)  payments in connection with the satisfaction of employees' tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

          (iii)  purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

          (iv)  any dividends or distributions of rights in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; or

           (v)  the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged.

        Notwithstanding the foregoing, if full dividends have not been paid on the Series B Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series B Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the shares of Series B Preferred Stock and shares of such Parity Stock

Annex A-7

shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share (whether or not declared) on the shares of Series B Preferred Stock and shares of such Parity Stock bear to each other, in proportion to their respective liquidation preferences.

        (h)   Holders of shares of Series B Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends.

        (i)    The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, the dividend payment on their respective shares of Series B Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section 9 following such Dividend Record Date. However, notwithstanding the foregoing, shares of Series B Preferred Stock surrendered for conversion during the period between the Close of Business on any Dividend Record Date and the Close of Business on the Business Day immediately preceding the corresponding Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date; provided that no such payment is required in respect of a mandatory conversion pursuant to Section 10 during such period or if the Special Rights End Date occurs during such period. Except as provided in Section 9 with respect to a voluntary conversion, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series B Preferred Stock.

        (j)    Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation's securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

        4.    Method of Payment of Dividends.    The Corporation will pay any dividend on the Series B Preferred Stock for a current dividend period or any prior dividend period (including in connection with the payment of declared and unpaid dividends pursuant to Section 5 and Section 10) in cash. All payments to which a Holder is entitled in connection with a dividend declared on the Series B Preferred Stock will be rounded to the nearest cent.

        5.    Special Rights Upon a Fundamental Change.

        (a)   A Holder shall have the right, in connection with any Fundamental Change, to convert shares of Series B Preferred Stock in accordance with Section 9 for that number of shares of Common Stock set forth in Section 5(b) at any time during the period (the "Fundamental Change Conversion Period")beginning at the Open of Business on the Trading Day immediately following the Effective Date of a Fundamental Change and ending at the Close of Business on the 20th Trading Day immediately following such Effective Date (or (x) if earlier, the Mandatory Conversion Date, if applicable, or (y) if later, as extended by Section 5(d)) (such end date, the "Special Rights End Date"), subject to the provisions of this Section 5.

        (b)   If a Holder converts shares of its Series B Preferred Stock pursuant to this Section 5 during the Fundamental Change Conversion Period, the Corporation shall deliver to such converting Holder, for each share of Series B Preferred Stock surrendered for conversion, a number of shares of Common Stock equal to the sum of (A) the Conversion Rate and (B) the Make-Whole Premium determined pursuant to Section 5(f), if any. In addition, each Holder that converts shares of its Series B Preferred Stock pursuant to this Section 5, in addition to the number of shares of Common Stock issuable upon conversion pursuant to this Section 5(b) shall, on any conversion date during the Fundamental Change Conversion Period, have the right to receive an amount equal to any accumulated and unpaid dividends on such converted shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.

Annex A-8

        (c)   For any shares of Series B Preferred Stock that are converted pursuant to this Section 5 during the Fundamental Change Conversion Period, subject to the limitations described herein, the Corporation shall have the right to pay the Make-Whole Premium, in its sole discretion, (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) by delivery of any combination of cash and shares of Common Stock. Except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock, the Corporation will pay the Make-Whole Premium on the Series B Preferred Stock in cash.

        (d)   The Corporation shall give notice (a "Fundamental Change Notice") of each Fundamental Change to all Holders no later than 15 Business Days prior to the anticipated Effective Date of the Fundamental Change or, if such prior notice is not practicable, no later than two Business Days after such Fundamental Change. If the Corporation notifies Holders of a Fundamental Change later than the 15th Business Day prior to the actual Effective Date of such Fundamental Change, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, the 15th Business Day prior to the Effective Date of such Fundamental Change to, but not including, the date of the notice; provided that the Fundamental Change Conversion Period will not be extended beyond the Mandatory Conversion Date, if applicable.

        (e)   The Fundamental Change Notice shall be given in any manner compliant with the procedures of the Depository in effect at such time to each Holder on the date such notice is given. The Fundamental Change Notice shall state (i) the anticipated Effective Date of such Fundamental Change; (ii) the Special Rights End Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise their conversion right pursuant to this Section 5.

        (f)    The number of additional shares of Common Stock, if any, to be added to Conversion Rate per share of Series B Preferred Stock in connection with a Fundamental Change pursuant to Section 5(b) above (the "Make-Whole Premium") shall be determined by reference to the table below, based on the Effective Date and the Stock Price with respect to such Fundamental Change.

	Stock Price(1)
Effective Date	$25.68	$27.50	$29.53	$32.50	$35.00	$40.00	$44.30	$50.00	$75.00	$100.00
October 7, 2016	5.0792	4.5421	4.0295	3.4123	2.9813	2.3084	1.8714	1.4284	0.4384	0.0904
October 15, 2017	5.0792	4.3857	3.8873	3.2861	2.8699	2.2184	1.7969	1.3724	0.4211	0.0854
October 15, 2018	5.0792	4.1530	3.6672	3.0861	2.6870	2.0684	1.6728	1.2744	0.3904	0.0784
October 15, 2019	5.0792	3.8221	3.3421	2.7784	2.3956	1.8184	1.4560	1.1004	0.3344	0.0644
October 15, 2020	5.0792	3.4293	2.9290	2.3446	1.9613	1.4009	1.0745	0.7804	0.2264	0.0394
October 15, 2021 and thereafter	5.0792	3.1675	2.5904	1.8830	1.3870	0.6309	0.0000	0.0000	0.0000	0.0000

(1)
The Stock Prices set forth in the table above shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Stock Prices shall be equal to the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of additional shares in the table above will be adjusted in the same manner and at the same time as the Conversion Rate as set forth under Section 9.

        (g)   The exact Stock Price and Effective Date may not be set forth on the table above, in which case:

            (i)  if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium shall be determined by

Annex A-9

  straight-line interpolation between the Make-Whole Premium set forth for the higher and lower Stock Prices or the earlier and later Effective Dates, as applicable, based on a 365-day year;

           (ii)  if the Stock Price is in excess of $100.00 per share (subject to adjustment in the same manner as the Stock Prices), no Make-Whole Premium will be added to the Conversion Rate; and

          (iii)  if the Stock Price is less than $25.68 per share (subject to adjustment in the same manner as the Stock Prices), no Make-Whole Premium will be added to the Conversion Rate.

        (h)   Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Closing Sale Prices or the Stock Prices for purposes of determining any Make-Whole Premium in connection with a Fundamental Change, the Board shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Closing Sale Prices or Stock Prices are to be calculated.

        6.    Voting.    The shares of Series B Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the "Certificate of Incorporation"):

        (a)   If at any time a Voting Rights Triggering Event has occurred, then the Holders, voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (together, the "Voting Rights Class"), shall be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board. Upon the election of any such additional directors, the number of directors that comprise the Board shall be increased by such number of additional directors.

        (b)   The voting rights set forth in Section 6(a) may be exercised at a special meeting of the Corporation's stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such special or annual meeting until such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, shall have been paid in full, at which time or times, automatically and without any further action by any Person, such voting rights shall terminate (subject to the reinstatement of such rights upon a subsequent Voting Rights Triggering Event).

        (c)   At any meeting at which the holders of shares of the Voting Rights Class shall have the right to elect directors as provided in Section 6(a), the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to onstitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director. Any director elected pursuant to the voting rights set forth in this Section 6 may be removed at any time, with or without cause, by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders' rights pursuant to Section 6(a) continue. Any vacancy in respect of any such additional director arising at any time during which such holders' rights pursuant to Section 6(a) continue (other than prior to the first election immediately following the applicable Voting Rights Triggering Event) may be filled by the written consent of the director elected by the Voting Rights Class remaining in office, or, if none remains in office, by a vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class; provided that the filling of each vacancy shall not violate the Amended and Restated Bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of The New

Annex A-10

York Stock Exchange (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Directors elected pursuant to the voting rights set forth in Section 6(a) shall be entitled to one vote per director on any matter.

        (d)   Any director elected pursuant to the voting rights set forth in Section 6(a) shall hold office until the next annual meeting of stockholders; provided, however, notwithstanding the foregoing, at such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, have been paid in full, then, automatically and without any further action by any Person, the terms of office of directors elected pursuant to the voting rights set forth in this Section 6 shall cease and the number of directors comprising the Board shall be reduced accordingly.

        (e)   So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series B Preferred Stock outstanding at the time, voting together as a single class with all series of Parity Stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

            (i)  amend or alter the provisions of the Certificate of Incorporation or this Certificate of Designations so as to authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized Capital Stock into shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock;

           (ii)  amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations (an "Event") so as to adversely affect any right, preference, privilege or voting power of the shares of Series B Preferred Stock;

          (iii)  consummate a binding share exchange or reclassification involving the shares of Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (A) shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (B) such shares of Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that:

      (i)
      any increase in the amount of authorized but unissued shares of Preferred Stock;

      (ii)
      any increase in the authorized or issued shares of Series B Preferred Stock; and

      (iii)
      the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock,

shall be deemed not to adversely affect the rights, preferences, privileges or voting powers of Holders and shall not require the affirmative vote or consent of Holders.

        (f)    If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described in this Section 6 would affect one or more but not all series of voting Preferred Stock (including the Series B Preferred Stock for this purpose), then only the series of voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting Preferred Stock.

Annex A-11

        (g)   Whether a plurality, majority or other portion of the Series B Preferred Stock andany other voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series B Preferred Stock and such other voting Preferred Stock.

        (h)   Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series B Preferred Stock to (i) conform the terms of the Series B Preferred Stock to the description thereof in the "Description of Series B Cumulative Perpetual Convertible Preferred Stock" in the Offering Memorandum or (ii) file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the General Corporation Law of the State of Delaware (the "DGCL").

        7.    Liquidation Preference.

        (a)   In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series B Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation's creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), the Liquidation Preference per share of Series B Preferred Stock plus an amount equal to all accumulated and unpaid dividends on such shares, whether or not declared, to, but not including the date fixed for liquidation, winding up or dissolution.

        (b)   Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 7, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 7 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation's Subsidiaries or upon any reorganization of the Corporation's Subsidiaries with or without the approval of the Corporation's stockholders.

        (c)   After the payment to the Holders of the shares of Series B Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

        (d)   In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 7, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 7, in any distribution of the assets of the Corporation.

        8.    Acquisition Termination Redemption.

        (a)   No sinking fund is provided for the Series B Preferred Stock. If the Purchase Agreement is terminated (other than by consummation of the Delaware Basin Acquisition), the Corporation shall have the right, at its option, to redeem (an "Optional Redemption") all, but not less than all, of the shares of Series B Preferred Stock outstanding at the time of such redemption, on an Acquisition Termination Redemption Date to occur on or prior to April 1, 2017, at a redemption price equal to the sum of (i) $1,010.00, (ii) accumulated and unpaid dividends to, but not including, the Acquisition Termination Redemption Date and (iii) 90% of the excess, if any, of the Acquisition Termination

Annex A-12

Redemption Conversion Value over the Initial Conversion Value (unless the Acquisition Termination Redemption Date falls after a regular Dividend Record Date but on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay the full amount of accumulated and unpaid dividends to the applicable Holders as of the Close of Business on such Dividend Record Date and the Acquisition Termination Redemption Price shall not include any such accumulated and unpaid dividends) (the "Acquisition Termination Redemption Price"). The Acquisition Termination Redemption Price shall be paid by the Corporation in cash to each Holder. For the avoidance of doubt, the Series B Preferred Stock are not redeemable pursuant to this Section 8 after April 1, 2017.

        (b)   In case the Corporation exercises its Optional Redemption right to redeem all of the Series B Preferred Stock pursuant to Section 8(a), it shall fix a date, which must be a Business Day, for redemption (an "Acquisition Termination Redemption Date"), and the Corporation shall deliver to each Holder so to be redeemed a notice of such Optional Redemption (an "Acquisition Termination Redemption Notice") not less than 40 nor more than 60 calendar days prior to the Acquisition Termination Redemption Date in any manner compliant with the procedures of the Depository in effect at such time.

        (c)   The Acquisition Termination Redemption Notice, if sent in any manner compliant with the procedures of the Depository in effect at such time, shall be conclusively presumed to have been duly given, whether or not the Holder of any Series B Preferred Stock receives such notice. In any case, failure to give such Acquisition Termination Redemption Notice in a manner compliant with the procedures of the Depository in effect at such time or any defect in the Acquisition Termination Redemption Notice to the Holder of any shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock.

        (d)   Each Acquisition Termination Redemption Notice shall specify, among other things:

            (i)  the Acquisition Termination Redemption Date;

           (ii)  the Acquisition Termination Redemption Price (or manner of calculation if not then known);

          (iii)  that on the Acquisition Termination Redemption Date, the Acquisition Termination Redemption Price will become due and payable upon each such share of Series B Preferred Stock, and that dividends thereon, if any, shall cease to accumulate on and after said date;

          (iv)  that Holders of the Series B Preferred Stock may surrender their Series B Preferred Stock for conversion at any time prior to the Close of Business on the Business Day immediately preceding the Acquisition Termination Redemption Date;

           (v)  the Conversion Rate as of the date of such notice; and

          (vi)  the CUSIP, ISIN or other similar numbers, if any, assigned to such Series B Preferred Stock and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Series B Preferred Stock.

        (e)   So long as any shares of Series B Preferred Stock remain outstanding, from and after the Acquisition Termination Redemption Date unless the Acquisition Termination Redemption Price has been paid in full for all shares of Series B Preferred Stock on the Acquisition Termination Redemption Date, no dividends or other distributions (other than (i) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (ii) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock and (iii) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any

Annex A-13

consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation or by any of the Corporation's Subsidiaries, unless the Acquisition Termination Redemption Price has been paid in full upon, or a sum sufficient for the payment thereof is set apart for such payment upon, the Series B Preferred Stock and any dividends on all Parity Stock for all dividend payment periods ending on or prior to the Acquisition Termination Redemption Date have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Parity Stock. The foregoing limitation shall not apply to:

            (i)  conversions into or exchanges for (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or cash solely in lieu of fractional shares of Parity Stock or Junior Stock and (B) in the case of Junior Stock, shares of Junior Stock or cash solely in lieu of fractional shares of Junior Stock;

           (ii)  payments in connection with the satisfaction of employees' tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

          (iii)  purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

          (iv)  any dividends or distributions of rights in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; or

           (v)  the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged.

        9.    Conversion.

        (a)   Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, any or all of such Holder's shares of Series B Preferred Stock at an initial conversion rate of 33.8616 shares of fully paid and nonassessable shares of Common Stock, subject to adjustment as provided in this Section 9, (the "Conversion Rate"), per share of Series B Preferred Stock. Upon conversion of any share of Series B Preferred Stock, the Corporation shall deliver to the converting Holder, in respect of each share of Series B Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate on the third Business Day immediately following the relevant Conversion Date.

        (b)   Before any Holder shall be entitled to convert a share of Series B Preferred Stock as set forth in Section 9(a), such Holder shall (i) in the event such Holder holds a beneficial interest in Global Series B Preferred Stock, comply with the procedures of the Depository in effect at the time of conversion for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which such Holder is not entitled pursuant to Section 3(i), and (ii) in the event such Holder holds Certificated Series B Preferred Stock, (1) complete and manually sign the conversion notice on the back of such share of Certificated Series B Preferred Stock (or a facsimile thereof), stating the number of shares of Series B Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered (a "Notice of Conversion"), a form of which is attached hereto as Exhibit B, and deliver such Notice of Conversion, which is irrevocable, to the Transfer Agent, in its capacity as the conversion agent (or such other agent designated by the Corporation) (the "Conversion Agent"), (2) surrender such shares of Certificated Series B Preferred Stock to the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to any dividend payable on the next Dividend

Annex A-14

Payment Date to which such Holder is not entitled pursuant to Section 3(i), and (5) if required, pay all transfer or similar taxes, if any, as set forth more fully herein. The Conversion Agent shall notify the Corporation of any conversion pursuant to this Section 9 on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this Section 9(b) is the "Conversion Date." If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series B Preferred Stock shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

        (c)   Immediately prior to the Close of Business on the Conversion Date with respect to a conversion, conversion of the shares of Series B Preferred Stock surrendered for conversion shall be deemed to have been effected, and, as of the Close of Business on the Conversion Date, the converting Holder of such shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder's Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Series B Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted; and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

        (d)   The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

            (i)  If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;
CR1	=
the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;
OS0	=
the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be; and
OS1	=
the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

          Any adjustment made under this Section 9(d)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type

Annex A-15

  described in this Section 9(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

           (ii)  If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y	=
the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

          Any increase made under this Section 9(d)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Rate shall be decreased, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

Annex A-16

          For purposes of this Section 9(d)(ii), in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

          (iii)  If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 9(d)(i) or Section 9(d)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series B Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 9(d)(iv), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 9(h) and (D) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 9(d)(iii) shall apply, then the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;
SP0	=
the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV	=
the fair market value as of the Record Date for such distribution (as determined by the Board) of the shares of the Corporation's Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

          Any increase made under the portion of this Section 9(d)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

          Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series B Preferred Stock held by it, at the same time and

Annex A-17

  upon the same terms as holders of the Common Stock, the amount and kind of the Corporation's Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation's Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

          With respect to an adjustment pursuant to this Section 9(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a "Spin-Off"), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
CR1	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;
FMV	=
the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and
MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

          The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to "10 consecutive Trading Days" within the portion of this Section 9(d)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

          (iv)  If any cash dividend or distribution is made to all or substantially all holders of Common Stock (excluding dividends or distributions made in connection with the liquidation, dissolution or winding up of the Corporation and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its Subsidiaries), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

Annex A-18

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;
SP0	=
the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and
C	=	the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock.

          Any adjustment made under this Section 9(d)(iv) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend or distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), of if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series B Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

           (v)  If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "Expiration Date"), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;
CR1	=
the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0	=
the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS1	=
the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Annex A-19

          Any increase made under this Section 9(d)(v) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to "10 consecutive Trading Days" within this Section 9(d)(v) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

          In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

          (vi)  All calculations and other determinations under this Section 9(d) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 9(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series B Preferred Stock, (C) upon the occurrence of a Fundamental Change and (D) in the event that the Corporation exercises its mandatory conversion right pursuant to Section 10. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

         (vii)  In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 9(d), and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Corporation, from time to time, may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that such increase would be in the Corporation's best interest. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

        (viii)  Notwithstanding the foregoing in this Section 9(d) and for the avoidance of doubt, the Conversion Rate shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries; (C) the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock;

Annex A-20

  (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 9 (d)(i) through Section 9(d)(v); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 9(d)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation's Subsidiaries as described in Section 9(d)(v) ; and (H) accumulated and unpaid dividends or distributions, except as provided in Section 5 and Section 10. Except as described in this Section 9, we will not adjust the conversion rate.

        (e)   Notwithstanding Section 9(d)(ii) and Section 9(d)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series B Preferred Stock remain outstanding (including the rights plan adopted by the Corporation in May 2016), Holders will receive, upon conversion of shares of Series B Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series B Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 9(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion of shares of Series B Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 9(d)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

        (f)    The Corporation may also (but is not required to) increase each Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, the Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Conversion Rate.

        (g)   Upon any increase in the Conversion Rate, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Rate then in effect following such adjustment.

        (h)   In the case of:

            (i)  any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

           (ii)  any consolidation, merger or other combination involving the Corporation,

          (iii)  any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation's Subsidiaries substantially as an entirety, or

          (iv)  any statutory share exchange of the Corporation's securities with another person (other than in connection with a merger or acquisition),

Annex A-21

in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a "Reorganization Event"), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series B Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series B Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the "Reference Property"). The Corporation shall amend its Certificate of Incorporation to effect this change, if applicable. In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series B Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). The Corporation shall not become a party to any Reorganization Event unless its terms are consistent with this Section 9(h). Notwithstanding Section 9(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series B Preferred Stock.

        The Corporation shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 9. The provisions of this Section 9(h) shall apply to successive Reorganization Events.

        None of the foregoing provisions of this Section 9(h) shall affect the right of a Holder to convert its Series B Preferred Stock into shares of Common Stock as set forth in Section 9(a) prior to the effective time of such Reorganization Event.

        In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to "Common Stock" are intended to refer to such Reference Property.

        (i)    The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series B Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series B Preferred Stock (including the maximum number of shares of Common Stock deliverable upon conversion during a Fundamental Change Conversion Period), and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock.

        (j)    A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder's shares of Series B Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, due upon conversion of such shares of Series B Preferred Stock in a name other than that of the converting Holder. The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivered the shares of Common Stock due upon conversion of such converting Holder's shares of Series B Preferred Stock. Notwithstanding the foregoing, upon surrender of a share of Series B Preferred Stock for conversion, the Corporation or an applicable withholding agent may deduct and

Annex A-22

withhold on cash dividends, shares of Common Stock or sale proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered) with respect to such Holder or its successors and assigns the amount required to be deducted and withheld under applicable law.

        10.    Mandatory Conversion.

        (a)   At any time on or after October 15, 2021, the Corporation shall have the right, at its option, to elect to cause all, and not part, of the outstanding shares of Series B Preferred Stock to be automatically converted into that number of shares of Common Stock for each share of Series B Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 10 only if the Closing Sale Price of the Common Stock equals or exceeds 150% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30 Trading Day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Corporation issues a press release announcing the mandatory conversion as described in Section 10(b).

        (b)   To exercise the mandatory conversion right described in Section 10(a), the Corporation must issue a press release giving notice of such mandatory conversion for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by the Corporation) prior to the Open of Business on the first Trading Day immediately following any date on which the condition described in Section 10(a) is met, announcing such a mandatory conversion. The conversion date will be a date selected by the Corporation (the "Mandatory Conversion Date") and will be no later than 10 calendar days after the date on which the Corporation issues the press release described in this Section 10(b). In addition to any information required by applicable law or regulation, such press release and notice of a mandatory conversion shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and (iii) that dividends on the Series B Preferred Stock to be converted will cease to accumulate on the Mandatory Conversion Date.

        (c)   On and after the Mandatory Conversion Date, dividends shall cease to accumulate on the Series B Preferred Stock called for a mandatory conversion pursuant to this Section 10 and all rights of Holders shall terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof and, if applicable, a dividend on a Dividend Payment Date as provided in the following sentence. The full amount of any dividend payment with respect to the Series B Preferred Stock called for a mandatory conversion pursuant to this Section 10 on a date during the period beginning at the Close of Business on any Dividend Record Date and ending at the Close of Business on the corresponding Dividend Payment Date shall be payable when, as and if declared by the Board, out of funds legally available for payment, on such Dividend Payment Date to the record holder of such share at the Close of Business on such Dividend Record Date if such share has been mandatorily converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to this Section 10, no payment or adjustment shall be made upon conversion of Series B Preferred Stock for accumulated and unpaid dividends (whether or not declared).

        (d)   The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section 10 unless, prior to giving the mandatory conversion notice, all accumulated and unpaid dividends on the Series B Preferred Stock (whether or not declared) for dividend periods ended prior to the date of such mandatory conversion notice shall have been paid or such accumulated and unpaid dividends are declared and a sum sufficient in cash for payment of such dividends shall have been set aside for payment on or prior to the Mandatory Conversion Date.

        11.    No Fractional Shares.     No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be delivered upon redemption or conversion of the Series B

Annex A-23

Preferred Stock, whether voluntary or mandatory. Instead, the Corporation shall round up to the nearest whole share the number of shares of Common Stock to be delivered.

        12.    Rule 144A Information.     At any time the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, the Corporation will, so long as any shares of the Series B Preferred Stock or any shares of Common Stock issuable upon conversion of the Series B Preferred Stock will, at such time, constitute "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to Continental Stock Transfer & Trust Company, as Transfer Agent, and, upon written request, provide to any holder, beneficial owner or prospective purchaser of such shares of Series B Preferred Stock or shares of Common Stock the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such shares of Series B Preferred Stock or shares of Common Stock pursuant to Rule 144A under the Securities Act. The Corporation will take such further action as any Holder or beneficial owner of such shares of Series B Preferred Stock may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such shares of Series B Preferred Stock or shares of Common Stock in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

        13.    Transfer Restrictions.

        (a)   Until the date (the "Resale Restriction Termination Date") that is the later of (1) the date that is one year after the last date of original issuance of the Series B Preferred Stock or such other period of time as permitted by Rule 144 or any successor provision thereto and (2) such later date, if any, as may be required by applicable law, any certificate evidencing the Series B Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock of the Corporation, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 13(c), if applicable) shall bear a legend in substantially the following form (unless such shares of Series B Preferred Stock have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Corporation in writing with written notice thereof to the Transfer Agent):

  THIS SERIES B CONVERTIBLE PREFERRED STOCK AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NONE OF THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, IF ANY, AND ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

  BY ITS ACQUISITION OF THE SERIES B CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR OF A BENEFICIAL INTEREST THEREIN, THE ACQUIRER:

  1.
  REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A "QUALIFIED INSTITUTIONAL BUYER" (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

  2.
  AGREES FOR THE BENEFIT OF RESOLUTE ENERGY CORPORATION (THE "COMPANY") THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THE SERIES B CONVERTIBLE PREFERRED STOCK EVIDENCED

Annex A-24

    HEREBY OR ANY BENEFICIAL INTEREST THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE OF THE SERIES B CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

    (A)
    TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

    (B)
    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

    (C)
    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

    (D)
    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

  PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THE CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR A BENEFICIAL INTEREST THEREIN.

        (b)   Any share of Series B Preferred Stock (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of such share of Series B Preferred Stock for exchange to the Transfer Agent, be exchanged for a new share or shares of Series B Preferred Stock, of like aggregate number of shares of Series B Preferred Stock, which shall not bear the restrictive legend required by Section 15(a) and shall not be assigned a restricted CUSIP number. The Corporation shall promptly notify the Transfer Agent upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Series B Preferred Stock or Common Stock issuable upon conversion of the Series B Preferred Stock has been declared effective under the Securities Act.

        (c)   Until the Resale Restriction Termination Date, any stock certificate representing Common Stock of the Corporation issued upon conversion of the Series B Preferred Stock shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of shares of the Series B Preferred Stock that have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the

Annex A-25

Securities Act, or unless otherwise agreed by the corporation with written notice thereof to the Transfer Agent):

  THIS COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

  BY ITS ACQUISITION OF THE COMMON STOCK EVIDENCED HEREBY OR OF A BENEFICIAL INTEREST THEREIN, THE ACQUIRER:

  1.
  REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A "QUALIFIED INSTITUTIONAL BUYER" (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

  2.
  AGREES FOR THE BENEFIT OF RESOLUTE ENERGY CORPORATION (THE "COMPANY") THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THE COMMON STOCK OR ANY BENEFICIAL INTEREST THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE OF THE SERIES B CONVERTIBLE PREFERRED STOCK OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

  (A)
  TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

  (B)
  PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

  (C)
  TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

  (D)
  PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

  PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

  NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THE COMMON STOCK EVIDENCED HEREBY OR A BENEFICIAL INTEREST THEREIN.

Annex A-26

        (d)   Any shares of the Corporation's Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the Transfer Agent, be exchanged for a new certificate or certificates for a like aggregate number of shares of the Corporation's Common Stock, which shall not bear the restrictive legend required by Section 13(c).

        (e)   The Corporation shall not, and the Corporation shall use its commercially reasonable best efforts to cause any of its "affiliates" (as defined in Rule 144) not to, resell any shares of the Series B Preferred Stock that would, following such resale, constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

        (f)    The Series B Preferred Stock shall initially be issued with a restricted CUSIP number.

        14.    Certificates.

        (a)    Form and Dating.     The Series B Preferred Stock and the Transfer Agent's certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series B Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series B Preferred Stock certificate shall be dated the date of its authentication.

          (i)    Global Series B Preferred Stock.    The Series B Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the "Global Series B Preferred Stock"), which shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series B Preferred Stock represented by Global Series B Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

          (ii)    Book-Entry Provisions.    In the event Global Series B Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series B Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Series B Preferred Stock, or other nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or, pursuant to DTC's instructions, held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC ("Agent Members") shall have no rights under this Certificate of Designations with respect to any Global Series B Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series B Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series B Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series B Preferred Stock.

          (iii)    Certificated Series B Preferred Stock.    Except as provided in this Section 14(a) or in Section 14(c), owners of beneficial interests in Global Series B Preferred Stock will not be entitled to receive physical delivery of Series B Preferred Stock in fully registered certificated form ("Certificated Series B Preferred Stock").

Annex A-27

        (b)    Execution and Authentication.     The (i) Chairman of the Board, Chief Executive Officer, President or a Vice President and (ii) either the Treasurer or an Assistant Treasurer of the Corporation, or the Secretary or Assistant Secretary of the Corporation, shall sign each Series B Preferred Stock certificate for the Corporation by manual or facsimile signature, and such certificates may bear the seal of the Corporation or a facsimile thereof.

        If any person who has signed or whose facsimile signature has been placed upon a Series B Preferred Stock certificate on behalf of the Corporation shall have ceased to be Chairman of the Board or shall have ceased to be an Officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance.

        A Series B Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series B Preferred Stock certificate. The signature shall be conclusive evidence that the Series B Preferred Stock certificate has been authenticated in accordance with this Certificate of Designations.

        The Transfer Agent shall authenticate and deliver certificates for up to 62,500 shares of Series B Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation. Such order shall specify the number of shares of Series B Preferred Stock to be authenticated and the date on which the original issue of the Series B Preferred Stock is to be authenticated.

        The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series B Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series B Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

        (c)   Transfer and Exchange.

            (i)  Transfer and Exchange of Certificated Series B Preferred Stock.    When Certificated Series B Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series B Preferred Stock or to exchange such Certificated Series B Preferred Stock for an equal number of shares of Certificated Series B Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Series B Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing.

           (ii)  Restrictions on Transfer of Certificated Series B Preferred Stock for a Beneficial Interest in Global Series B Preferred Stock.    Certificated Series B Preferred Stock may not be exchanged for a beneficial interest in Global Series B Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series B Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series B Preferred Stock to reflect an increase in the number of shares of Series B Preferred Stock represented by the Global Series B Preferred Stock, then the Transfer Agent shall cancel such Certificated Series B Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series B Preferred Stock

Annex A-28

  represented by the Global Series B Preferred Stock to be increased accordingly. If no Global Series B Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers' Certificate, a new Global Series B Preferred Stock representing the appropriate number of shares.

          (iii)  Transfer and Exchange of Global Series B Preferred Stock.    The transfer and exchange of Global Series B Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

          (iv)  Transfer of a Beneficial Interest in Global Series B Preferred Stock for Certificated Series B Preferred Stock.

            (A)  If at any time: (1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series B Preferred Stock and a successor depository for the Global Series B Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or (2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series B Preferred Stock is not appointed by the Corporation within 90 days, then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers of the Corporation requesting the authentication and delivery of Certificated Series B Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Series B Preferred Stock equal to the number of shares of Series B Preferred Stock represented by the Global Series B Preferred Stock, in exchange for such Global Series B Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Series B Preferred Stock shall not be exchangeable for Certificated Series b Preferred Stock.

            (B)  Certificated Series B Preferred Stock issued in exchange for a beneficial interest in a Global Series B Preferred Stock pursuant to this Section 14(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series B Preferred Stock to the Persons in whose names such Series B Preferred Stock are so registered in accordance with the instructions of DTC.

           (v)  Restrictions on Transfer of Global Series B Preferred Stock.    Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 14(c)(iv)), Global Series B Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

          (vi)  Cancellation or Adjustment of Global Series B Preferred Stock.    At such time as all beneficial interests in Global Series B Preferred Stock have either been exchanged for Certificated Series B Preferred Stock, converted or canceled, such Global Series B Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Series B Preferred Stock is exchanged for Certificated Series B Preferred Stock, converted or canceled, the number of shares of Series B Preferred Stock represented by such Global Series B Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series B Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

         (vii)  Obligations with Respect to Transfers and Exchanges of Series B Preferred Stock.

            (A)  To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series B Preferred Stock and Global Series B Preferred Stock as required pursuant to the provisions of this Section 14(c).

Annex A-29

            (B)  All Certificated Series B Preferred Stock and Global Series B Preferred Stock issued upon any registration of transfer or exchange of Certificated Series B Preferred Stock or Global Series B Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Certificate of Designations as the Certificated Series B Preferred Stock or Global Series B Preferred Stock surrendered upon such registration of transfer or exchange.

            (C)  Prior to due presentment for registration or transfer of any shares of Series B Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series B Preferred Stock are registered as the absolute owner of such Series B Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

            (D)  No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series B Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, except as otherwise set forth herein, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series B Preferred Stock certificates or Common Stock certificates.

        (viii)  No Obligation of the Transfer Agent.

            (A)  The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series B Preferred Stock, any Agent Member or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series B Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series B Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to such Holders under this Certificate of Designations shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series B Preferred Stock). The rights of beneficial owners in any Global Series B Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners.

            (B)  The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series B Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series B Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

        (d)    Replacement Certificates.     If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

Annex A-30

        (e)    Temporary Certificates.     Until definitive Series B Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Series B Preferred Stock certificates. Any temporary Series B Preferred Stock certificates shall be substantially in the form of definitive Series B Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series B Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Series B Preferred Stock certificates and deliver them in exchange for temporary Series B Preferred Stock certificates.

        (f)    Cancellation.     In the event the Corporation shall purchase or otherwise acquire Certificated Series B Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

            (i)  At such time as all beneficial interests in Global Series B Preferred Stock have either been exchanged for Certificated Series B Preferred Stock, converted, repurchased or canceled, such Global Series B Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

           (ii)  The Transfer Agent and no one else shall cancel and destroy all Series B Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series B Preferred Stock certificates to the Corporation. The Corporation may not issue new Series B Preferred Stock certificates to replace Series B Preferred Stock certificates to the extent they evidence Series B Preferred Stock which the Corporation has purchased or otherwise acquired.

        15.    Other Provisions.

        (a)   With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

        (b)   Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares of Series B Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

        (c)   All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation's records for such Holder, or for Global Series B Preferred Stock, to the Depository in accordance with its procedures.

        (d)   Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

        (e)   Holders of shares of Series B Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

Annex A-31

EXHIBIT A

FORM OF CERTIFICATED SERIES B PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[INSERT 144A LEGEND]

[THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC") OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 14 OF THE CERTIFICATE OF DESIGNATIONS AND (2) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SERIES B PREFERRED STOCK IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

(1)
Insert if a global security.

Annex A-32

Certificate Number [ ]	Number of Shares of Series B Preferred Stock [ ]

CUSIP No.: 76116A 405
ISIN No.: US76116A4058

8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock
of
RESOLUTE ENERGY CORPORATION

        RESOLUTE ENERGY CORPORATION, a Delaware corporation (the "Corporation") hereby certifies that [                ] (the "Holder") is the registered owner of [                        ] fully paid and non-assessable shares of preferred stock, par value $0.0001 per share, of the Corporation, designated as the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock are transferrable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are as specified in, and the shares of the Series B Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations dated October 7, 2016, as the same may be amended from time to time (the "Certificate of Designations"). Capitalized terms used herein but not defined shall have the meaning given to them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

        Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

        Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

        Unless the Transfer Agent's Certificate of Authentication hereon has been properly executed, these shares of Series B Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

        IN WITNESS WHEREOF, the Corporation has executed this certificate this [            ] day of [                                    ], 20[    ].

RESOLUTE ENERGY CORPORATION
By:
Name:
Title:
By:
Name:
Title:

Annex A-33

TRANSFER AGENT'S CERTIFICATE OF AUTHENTICATION

        These are shares of Series B Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	Authorized Signatory

Annex A-34

REVERSE OF SECURITY

        The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Requests may be made to:

Resolute Energy Corporation
1700 Lincoln Street
Suite 3700
Denver, Colorado 80203
Attention: Senior Vice President-General Counsel and Secretary

Annex A-35

ASSIGNMENT

        To assign this Series B Preferred Stock certificate, fill in the form below:

        FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series B Preferred Stock evidenced hereby to:

(Insert assignee's legal name)

(Insert assignee's social security or tax identification number)

(Insert assignee's name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series B Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this certificate)

Signature Guarantee:(2)

(2)
Signature must be guaranteed by an "eligible guarantor institution" that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex A-36

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Series B Preferred Stock)

        The undersigned hereby irrevocably elects to convert (the "Conversion") shares of 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock (the "Series B Preferred Stock") of Resolute Energy Corporation (the "Corporation"), represented by stock certificate No(s) [            ] (the "Preferred Stock Certificates"), into shares of common stock, par value $0.0001 per share, of the Corporation ("Common Stock") according to the conditions of the Certificate of Designations of the Series B Preferred Stock (the "Certificate of Designations"). The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned's name, in which case the undersigned will pay the tax. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

        Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series B Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s) for any shares of Common Stock are to be registered:(3)

Signature:
Name of registered Holder:
Fax No.:
Telephone No.:

(3)
The Corporation is not required to issue shares of Common Stock until you, among other things, (a) if required, furnish appropriate endorsements and transfer documents and (b), if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which you are not entitled.

Annex A-37

ANNEX B—OPINION OF GOLDMAN SACHS & CO. LLC

PERSONAL AND CONFIDENTIAL

November 18, 2018

Board of Directors
Resolute Energy Corporation
1700 Lincoln Street
Suite 2800
Denver, CO 80203

Lady and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Cimarex Energy Co. ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Resolute Energy Corporation (the "Company") of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 18, 2018 (the "Agreement"), by and among Parent, CR Sub 1 Inc., a direct wholly owned subsidiary of Parent ("Merger Sub 1"), CR Sub 2 LLC, a direct wholly owned subsidiary of Parent, and the Company. Pursuant to the Agreement, (i) Merger Sub 1 will be merged with and into the Company and (ii) each outstanding Share (other than Cancelled Shares, Converted Shares and Appraisal Shares, each as defined in the Agreement) shall be converted into the right to receive, at the election of the holder thereof, one of the following forms of consideration: (i) $14.00 in cash and 0.2366 shares of common stock, par value $0.01 per share (the "Parent Common Stock"), of Parent; (ii) $35.00 in cash; or (iii) 0.3943 shares of Parent Common Stock ((i), (ii) and (iii) taken in the aggregate, the "Aggregate Consideration"), in the case of (ii) and (iii) subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we express no opinion.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the past and current business operations, financial condition and future prospects of Parent and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of Parent Common Stock; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations and certain recent asset divestitures in the oil and gas industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation, appraisal or assessment. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Parent Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C—OPINION OF PETRIE PARTNERS SECURITIES, LLC

November 18, 2018

The Board of Directors
Resolute Energy Corporation
1700 Lincoln Street, Suite 2800
Denver, CO 80203

Members of the Board:

        We understand that Resolute Energy Corporation, a Delaware corporation ("Resolute" or the "Company"), Cimarex Energy Co., a Delaware corporation ("Cimarex" or "Parent"), CR Sub 1 Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), and CR Sub 2 LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), propose to enter into an Agreement and Plan of Merger, dated as of November 18, 2018 (the "Merger Agreement"), pursuant to which (i) Merger Sub 1 shall be merged with and into the Company, and the separate existence of Merger Sub 1 shall cease with the Company continuing its existence as the surviving corporation (the "Surviving Corporation") (the "First Merger"), and (ii) the Surviving Corporation will be merged with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease with Merger Sub 2 continuing its existence as the surviving company (the "Surviving Company") and a direct wholly owned subsidiary of Parent (the "Second Merger" and together with the First Merger, the "Merger"). By virtue of the Merger, each share of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, as defined in the Merger Agreement (excluding any Cancelled Shares, any Converted Shares and any Appraisal Shares, each as defined in the Merger Agreement), shall be converted into the right to receive, at the election of the holder of such Company Common Stock, any of (i) 0.3943 shares of common stock, par value $0.01 per share, of the Parent ("Parent Common Stock"), (ii) (A) cash in an amount (subject to applicable withholding tax) equal to $14.00 and (B) 0.2366 shares of Parent Common Stock, or (iii) cash in an amount (subject to applicable withholding tax) equal to $35.00, subject to provisions in the Merger Agreement that ensure that the aggregate merger consideration will consist of 60% Parent Common Stock and 40% cash (collectively, the "Merger Consideration").

        You have requested our opinion as to whether the Merger Consideration to be paid to holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        In arriving at our opinion, we have, among other things:

  1.
  reviewed certain publicly available information relating to Resolute and Cimarex, including (i) Annual Reports on Form 10-K and related audited financial statements of Resolute and Cimarex for the fiscal year ended December 31, 2017, and (ii) the Quarterly Reports on Form 10-Q for Resolute and Cimarex and related unaudited financial statements for the fiscal period ended September 30, 2018;

  2.
  reviewed certain non-public projected financial and operating data relating to Resolute prepared and furnished to us by the management team and staff of Resolute;

  3.
  reviewed certain estimates of Resolute's oil and gas reserves, including estimates of proved developed producing and development reserves prepared by Resolute as of January 1, 2019;

  4.
  compared recent stock market capitalization indicators for Resolute with recent stock market capitalization indicators for certain similar publicly-traded independent exploration and production companies that we deemed to be relevant;

  5.
  discussed current operations, financial positioning and future prospects of Resolute and Cimarex with the respective management teams of Resolute and Cimarex;

  6.
  reviewed historical market prices and trading histories of Resolute and Cimarex common stock;

  7.
  reviewed published Wall Street research analyst reports on Resolute and Cimarex;

  8.
  compared the financial terms of the Merger with the financial terms of similar transactions that we deemed to be relevant;

  9.
  participated in certain discussions and negotiations among the representatives of Resolute and Cimarex and their respective financial and legal advisors;

  10.
  reviewed a draft of the Merger Agreement dated November 18, 2018; and

  11.
  reviewed such other financial studies and analyses and performed such other investigations and have taken into account such other matters as we have deemed necessary and appropriate.

        In rendering our opinion, we have assumed and relied upon, without assuming any responsibility or liability for or independently verifying the accuracy or completeness of, all of the information publicly available and all of the information supplied or otherwise made available to us by Resolute and Cimarex. We have further relied upon the assurances of representatives of the respective managements of Resolute and Cimarex that they are unaware of any facts that would make the information provided to us incomplete, inaccurate or misleading in any material respect. With respect to projected financial and operating data, we have assumed, upon the advice of Resolute, that such data have been prepared in a manner consistent with historical financial and operating data and reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management and staff of Resolute relating to the future financial and operational performance of Resolute. We express no view as to any projected financial and operating data relating to Resolute or the assumptions on which they are based. With respect to the estimates of oil and gas reserves, we have assumed, upon the advice of Resolute, that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management and staff of Resolute relating to the oil and gas properties of Resolute. We express no view as to any reserve or potential resource data relating to Resolute or the assumptions on which they are based. We have not made an independent evaluation or appraisal of the assets or liabilities of Resolute, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of Resolute under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Resolute.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed, upon the advice of Resolute, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the transactions contemplated by the Merger Agreement will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Resolute or Cimarex or on the consummation of the Merger or that would materially reduce the benefits of the Merger to the holders of Company Common Stock.

        Our opinion relates solely to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Company Common Stock pursuant to the Merger Agreement.

We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, any creditors or other constituencies of Resolute, nor do we express an opinion as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Resolute or Cimarex, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any material respect from what has been assumed in our analysis. Our advisory services and the opinion expressed herein are provided for the information and benefit of the Board of Directors of Resolute in connection with its consideration of the transactions contemplated by the Merger Agreement, and our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to any of the transactions contemplated by the Merger Agreement. The issuance of this opinion has been approved by the Opinion Committee of Petrie Partners Securities, LLC. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Resolute, nor does it address the underlying business decision of Resolute to engage in the Merger. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular stockholder of Resolute or Cimarex, or the prices at which shares of Parent Common Stock or shares of Company Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal, accounting, tax or regulatory advice and understand Resolute is relying on other advisors as to legal, accounting, tax and regulatory matters in connection with the Merger.

        As you are aware, we are acting as financial advisor to Resolute, and we will receive a fee from Resolute for our services upon the rendering of this opinion regardless of the conclusions expressed herein. Resolute has also agreed to reimburse our expenses, and we will be entitled to receive a success fee if the Merger is consummated. In addition, Resolute has agreed to indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between us and our affiliates and Cimarex and its applicable affiliates pursuant to which we or any of our affiliates received compensation as a result of such relationship. During the two-year period prior to the date hereof, we and our affiliates performed advisory services for Resolute and its affiliates and received customary compensation for such services. Additionally, we may provide financial or other services to Resolute and Cimarex in the future and in connection with any such services we may receive customary compensation for such services.

        Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of Resolute and Cimarex as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except Resolute may describe and reproduce this opinion (but only in full) in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by Resolute to its stockholders relating to the Merger if such description or reproduction is required by applicable law; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior written consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
PETRIE PARTNERS SECURITIES, LLC
By:	/s/ JON C. HUGHES Jon C. Hughes Managing Director

ANNEX D—SECTION 262 OF THE DGCL

§ 262. APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

FORM OF ELECTION FORM AND LETTER OF TRANSMITTAL

TIME SENSITIVE INFORMATION. YOUR IMMEDIATE ATTENTION IS NECESSARY.
PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED
INSTRUCTIONS.

Ladies and Gentlemen:

        The following Election Form and Letter of Transmittal and accompanying instructions (the "Election Form") are for the holders of shares of common stock, par value $0.0001 per share (each, a "Resolute common share"), of Resolute Energy Corporation ("Resolute"), pursuant to that certain Agreement and Plan of Merger, dated as of November 18, 2018, by and among Cimarex Energy Co. ("Cimarex"), Resolute, CR Merger Sub 1 Inc. and CR Merger Sub 2 LLC (the "Merger Agreement"). All elections are subject to the terms of the Merger Agreement, a copy of which was furnished to Resolute stockholders as part of the Proxy Statement/Prospectus dated January 30, 2019 ("Proxy Statement/Prospectus"), which was previously mailed to Resolute stockholders of record as of January 18, 2019 and is also available through the Securities and Exchange Commission's ("SEC's") web site at www.sec.gov. Please note that if you hold shares of Resolute restricted stock (time and/or performance vested), Resolute outperformance share rights and/or Resolute options, you will receive an additional election form and letter of transmittal with respect to those equity awards. Please complete all forms which you receive.

        Under the terms of the Merger Agreement, each Resolute stockholder and each holder of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration has the opportunity to elect to receive, as merger consideration for each Resolute common share that such stockholder owns, one of the following forms of consideration (the "merger consideration"), subject to proration as described below:

  •
  an amount in cash equal to $14.00, without interest, and 0.2366 validly issued, fully paid and non-assessable shares of common stock of Cimarex, par value $0.01 per share ("Cimarex common shares") (such consideration, the "mixed consideration");

  •
  an amount of cash equal to $35.00, without interest; or

  •
  0.3943 Cimarex common shares.

The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement) consists of 60% Cimarex common shares and 40% cash, based on $88.76, the closing sale price for the Cimarex common shares on November 16, 2018. As described in the Proxy Statement/Prospectus, we cannot guarantee that you will receive the form of merger consideration that you elect.

        It is very important that you complete, sign and return the Election Form to Continental Stock Transfer & Trust Company (the "Exchange Agent") before 5:00 P.M., Eastern Time, on February 22, 2019, unless extended (the "Election Deadline"). If the Election Deadline is extended, the rescheduled Election Deadline will be publicly announced. Please use the enclosed envelope, addressed to the Exchange Agent, to return the Election Form, together with all of your certificates representing Resolute common shares ("stock certificates") (or transfer of your Resolute common shares held in book-entry form ("book-entry shares"), if applicable). All stock certificates (or transfers of book-entry shares, if applicable) must be submitted with the Election Form regardless of which election you make. Assuming that the merger between Resolute and Cimarex is consummated, you will not need to complete or execute a separate Letter of Transmittal with respect to any Resolute common shares that you surrendered with a properly completed and signed Election Form prior to the Election Deadline.

        Your election may be changed or revoked at any time prior to the Election Deadline. In order to change or revoke your election, you must validly revoke your election by submitting a written notice to the Exchange Agent (see instruction 5) and complete a new Election Form, which must be received by the Exchange Agent prior to the Election Deadline. If you validly and timely revoke your election, your Resolute common shares will be returned to you.

        The Exchange Agent will have reasonable discretion to determine if any election is not properly made with respect to any surrendered Resolute common shares. Surrenders of Resolute common shares, and the related elections, will not be effective until all defects or irregularities that have not been waived by Cimarex have been corrected. Please return your Election Form and surrender your Resolute common shares promptly to allow sufficient time to correct any possible deficiencies before the Election Deadline.

        There is a limited period of time for you to deliver your Election Form and, if any of the shares for which you are making an election are certificated, stock certificates. If you hold any of your Resolute common shares in "street name" (i.e., through a broker, bank or other nominee) you will receive separate election instructions from your broker, bank or other nominee. You must follow the election instructions you receive from your broker, bank or other nominee in order to make a valid election and timely return the same to such broker, bank or other nominee for all of your Resolute common shares. Therefore, we encourage you to promptly submit your Election Form and, if any of the shares for which you are making an election are certificated, stock certificates. If you do not make a valid election and surrender your stock certificates before the Election Deadline, you will be deemed to have made an election for the mixed consideration with respect to all of your Resolute common shares.

        You understand that your election is subject to certain terms, conditions and limitations set forth in the Merger Agreement and described in the Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Annex A. These terms, conditions and limitations include, but are not limited to, a requirement that elections by Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) are subject to proration to the extent necessary to provide that the aggregate merger consideration paid in respect of all Resolute common shares (including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement) consists of 60% Cimarex common shares and 40% cash, based on $88.76, the closing sale price for the Cimarex common shares on November 16, 2018. The Proxy Statement/Prospectus describes the proration procedures in greater detail. You are urged to read the Merger Agreement and the Proxy Statement/Prospectus in their entirety before completing this Election Form.

        You can find additional information on the merger, its terms and related transactions in the Proxy Statement/Prospectus. The information contained in the Proxy Statement/Prospectus speaks as of January 30, 2019, and does not reflect subsequent developments. However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the SEC by Resolute and Cimarex. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

        You may request a free copy of the Proxy Statement/Prospectus and additional copies of this Election Form prior to the Election Deadline by contacting Mackenzie Partners, Inc., Resolute's proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or by e-mail at info@mackenziepartners.com.

Sincerely,

Richard F. Betz
Chief Executive Officer
Resolute Energy Corporation

INSTRUCTIONS TO ELECTION FORM AND
LETTER OF TRANSMITTAL

(Please carefully read the instructions below)

        If you have any questions, please contact Continental Stock Transfer & Trust Company, the Exchange Agent, at (917) 262-2378 or by e-mail at reorg@continentalstock.com.

        If you hold any of your Resolute common shares in "street name" (i.e., through a broker, bank or other nominee) you will receive separate election instructions from your broker, bank or other nominee. You must follow the election instructions you received from your broker, bank or other nominee in order to make a valid election and return the same to such broker, bank or other nominee for all of your Resolute common shares. Because only the registered holders of Resolute common shares can make an election as to the form of merger consideration, any election by a Resolute stockholder who holds shares in "street name" must be made through the broker, bank or other nominee and delivered to the Exchange Agent before the Election Deadline.

        1.    ELECTION DEADLINE:    For any election contained herein to be considered, this Election Form, properly completed and signed, together with the related stock certificate(s) (if any of such shares are certificated) and IRS Form W-9 or IRS Form W-8, as applicable, MUST BE RECEIVED BY THE EXCHANGE AGENT AT THE ADDRESS ON THE FRONT OF THIS ELECTION FORM NO LATER THAN 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2019. Holders of Resolute common shares who hold such shares in book-entry form do not need to include any stock certificate(s) and simply need to return the completed Election Form and IRS Form W-9 or IRS Form W-8, as applicable. Cimarex has the discretion, which it may delegate to the Exchange Agent, to determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed.

        2.    DESCRIPTION OF SHARES:    Insert in the box at the top of this Election Form the certificate number(s)/security listing number(s) of the Resolute common shares that you are surrendering herewith, the number of shares represented by each stock certificate, if any, and the name(s) and address(es) of the registered owners of such shares. If the space provided is insufficient, attach a separate signed sheet listing this information.

        3.    ELECTION OPTIONS:    On page 9 of this Election Form, you may indicate whether you would like to receive, in exchange for your Resolute common shares, all mixed consideration, all cash consideration, all stock consideration or a combination of any of the foregoing. Alternatively, you may indicate that you have no preference as to the form of merger consideration that you will receive. Your election is subject to proration pursuant to the Merger Agreement.

        Each Resolute stockholder should specify the number of Resolute common shares with respect to which such stockholder desires to make an election. If fewer than all of the Resolute common shares evidenced by any stock certificate or book entry are to be surrendered, fill in the number of Resolute common shares that are to be surrendered. In that case, a Direct Registration System ("DRS") for the remainder of the Resolute common shares evidenced by the old certificate(s) or book entry will be issued on behalf of the registered holder(s) after the Election Deadline and any such Resolute common shares that are not surrendered will be entitled to receive mixed consideration (unless a valid election is timely made and stock certificates surrendered with respect to such Resolute common shares prior to the Election Deadline). Unless otherwise indicated, all Resolute common shares represented by any stock certificate or book-entry delivered to the Exchange Agent will be deemed to have been surrendered.

        If you fail to submit a properly completed Election Form with respect to any Resolute common shares, together with your stock certificate(s) and/or book-entry shares, as applicable, prior to the Election Deadline, you will be deemed to have made a non-election with respect to such Resolute common shares. As a non-electing Resolute stockholder, you will be entitled to receive mixed consideration in accordance with the terms of the Merger Agreement.

        The Merger Agreement provides that your election of merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement) consists of 60% Cimarex common shares and 40% cash, based on $88.76, the closing sale price for the Cimarex common shares on November 16, 2018. Therefore, you might receive Resolute stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration).

        4.    NOMINEES:    Any record holder of Resolute common shares who is a nominee may submit one or more Election Forms indicating on the form or forms a combination of elections covering up to the aggregate number of Resolute common shares owned by such record holder. However, upon the request of Cimarex, such record holders will be required to certify to the satisfaction of Cimarex that such record holder holds such Resolute common shares as nominee for the beneficial owners of such shares.

        5.    REVOCATION OR CHANGE OF ELECTION FORM:    Any Election Form may be revoked or changed by written notice from the person submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent prior to the Election Deadline. Resolute stockholders will not be entitled to revoke or change their elections following the Election Deadline. As a result, during the interval between the Election Deadline and the effective time of the merger, Resolute stockholders who have properly made elections will not be able to revoke their elections or sell the Resolute common shares covered by their elections. Cimarex will have the discretion, which it may delegate to the Exchange Agent, to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

        6.    SURRENDER OF STOCK CERTIFICATE(S):    For any election contained herein to be effective, this Election Form must be accompanied by any stock certificate(s) evidencing your Resolute common shares and any required accompanying evidences of authority (see instruction 10). If the stock certificates are not surrendered before the Election Deadline, you will be deemed to have made a non-election with respect to such Resolute common shares.

        7.    LOST CERTIFICATE(S):    If the stock certificate(s) that a registered holder (or transferee) wants to surrender has (have) been lost, stolen or destroyed, that holder should promptly contact the transfer agent for Resolute common stock, Continental Stock Transfer & Trust Company at (917) 262-2378 to arrange for the replacement of the lost, stolen or destroyed certificate(s) with new certificates to be delivered to the Exchange Agent with this Election Form, properly completed and duly executed, prior to the Election Deadline. The Election Form and related documents cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been followed.

        8.    NON-CONSUMMATION OF MERGER:    Consummation of the merger is subject to the required approvals of the Resolute stockholders and to the satisfaction or waiver of certain other conditions. No payment of any merger consideration will be made prior to the consummation of the merger, or if the Merger Agreement is terminated. In the event of termination of the Merger Agreement, the Exchange Agent will promptly return certificates representing Resolute common shares after being notified of such termination by Cimarex or Resolute. In such event, Resolute common shares held through nominees are expected to be available for sale or transfer promptly following the termination of the Merger Agreement. Certificates representing Resolute common shares held directly by Resolute stockholders will be returned by registered mail.

        9.    METHOD OF DELIVERY:    This Election Form by you/your broker, bank or other nominee and your stock certificate(s) (if any such shares are certificated) and IRS Form W-9 or IRS Form W-8, as applicable, must be delivered to the Exchange Agent. Do not send them to Cimarex or Resolute. The method of delivery of certificates and other documents to be delivered to the Exchange Agent at the address set forth on the front of this Election Form is at the option and risk of the surrendering stockholder. Delivery will be deemed effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent. If the certificate(s) are sent by mail, registered mail with return receipt requested and properly insured is suggested. A return envelope is enclosed.

        10.    EVIDENCE OF SHARES/CHECK ISSUED IN THE SAME NAME:    If the shares in book-entry form representing Cimarex common shares are to be evidenced and/or the check is to be issued in the same name as the surrendered stock certificate is registered, this Election Form should be completed and signed exactly as the surrendered stock certificate is registered. Signature guarantees are not required if the stock certificate(s) surrendered herewith are submitted by the registered owner of such Resolute common shares who has not completed the section entitled "Special Issuance/Payment Instructions" or are for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Election Form exactly as written on the face of the stock certificate(s). If any Resolute common shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Election Forms as there are different registrations. Election Forms executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer's authority to act.

        11.    EVIDENCE OF SHARES/CHECK ISSUED IN DIFFERENT NAME:    If the section entitled "Special Issuance/Payment Instructions" is completed, then signatures on this Election Form must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents' Medallion Program (each an "Eligible Institution").

        12.    SPECIAL ISSUANCE/PAYMENT AND DELIVERY INSTRUCTIONS:    Indicate the name and address in which the shares in book-entry form representing Cimarex common stock are to be evidenced and/or check is to be sent if different from the name and/or address of the person(s) signing this Election Form. The stockholder is required to give the social security number or employer identification number of the record owner of the Cimarex common shares. If Special Issuance/Payment Instructions have been completed, the stockholder named therein will be considered the record owner for this purpose.

        13.    STOCK TRANSFER TAXES:    If any Cimarex common shares are to be evidenced in book-entry form or any payment of the Cash Election Consideration or cash in lieu of fractional shares is to be made in a name other than that of the registered holder(s) of the surrendered Resolute certificate(s), it shall be a condition of such issuance and/or payment that the person requesting such exchange either (i) pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder(s), or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        14.    CONSTRUCTION:    All questions with respect to this Election Form raised by holders of Resolute common shares (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) (including, without limitation, questions relating to the time limits or effectiveness of revocation of any election and questions relating to computations as to allocations) will be determined by Cimarex and/or the Exchange Agent, whose determination shall be conclusive and binding. Cimarex shall have the right to reject any and all Election Forms not in the proper form or to waive any irregularities in any such form, although it does not represent that it will do so. Cimarex and/or the Exchange Agent may, but are not required to, take reasonable action to inform holders of Resolute common shares of any defects and may take reasonable action to assist such holders to correct any such defects; however, neither Cimarex nor the Exchange Agent is under any obligation to notify a holder of Resolute common shares of any defect in an Election Form.

        15.    IRS FORM W-9:    Under the U.S. federal income tax laws, a non-exempt stockholder may be subject to backup withholding unless such shareholder provides the appropriate documentation to the Exchange Agent certifying that, among other things, its taxpayer identification number ("TIN") is correct, or otherwise establishes an exemption. Stockholders should use the enclosed Internal Revenue Service ("IRS") Form W-9 for this purpose. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 instructions for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering stockholder to 24% federal income tax withholding on the payment of any cash. The surrendering stockholder must write "applied for" in the space for the TIN if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a stockholder has applied for a TIN and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on all payments to such surrendering stockholder of any cash consideration due for such stockholder's former shares. Please review the enclosed IRS Form W-9 instructions for additional details of what TIN to give the Exchange Agent. Exempt stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt stockholder should (other than a nonresident alien or foreign entry) indicate its exempt status on the IRS Form W-9. See the enclosed IRS Form W-9 instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt from U.S. federal withholding tax and backup withholding, such person must submit an appropriate IRS Form W-8 signed under penalties of perjury attesting to such exempt status. Such form can be obtained from the Exchange Agent.

        16.    VOTING RIGHTS:    Holders of Resolute common shares will continue to have the right to vote on all Resolute common shares deposited by them with the Exchange Agent until the merger is completed.

        17.    MISCELLANEOUS:    No fraction of a Cimarex share will be issued upon the surrender for exchange of any Resolute common shares. In lieu of any such fractional share, an amount of cash determined in accordance with the Merger Agreement will be paid by check.

        No interest will accrue on the cash consideration or any cash in lieu of any fractional Cimarex share, and no dividends or any other distributions that are payable to holders of Cimarex common shares as of a record date after the effective time of the merger will be paid to Resolute stockholders receiving stock or mixed consideration until the Exchange Agent has processed the holder's election, subject to proration pursuant to the Merger Agreement.

        Completing and returning the Election Form does not have the effect of casting a vote with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the merger, at the Resolute special meeting. To vote, please consult the Proxy Statement/Prospectus and the proxy card sent to you in a separate mailing.

        18.    QUESTIONS:    If you have any questions, please contact the Exchange Agent at (917) 262-2378 or by e-mail at reorg@continentalstock.com.

        If you would like to receive additional or multiple copies of this Election Form, please contact:

1407 Broadway
New York, New York 10018
(212) 929-5500
or
 Call Toll-Free (800) 322-2885

E-mail: info@mackenziepartners.com

FORM OF ELECTION AND LETTER OF TRANSMITTAL

to accompany certificates, if any, representing common shares, $0.0001 par value per share, of

Resolute Energy Corporation

Name(s) and Addresses of Registered Holder(s) (If there is any error in the name or address shown below, please make the necessary corrections)	Certificate Number(s)/ Security Listing Number(s)	Number of Shares

TOTAL SHARES

(If additional space is needed, attach a signed schedule to this document)

        THE INSTRUCTIONS ACCOMPANYING THIS ELECTION FORM SHOULD BE READ CAREFULLY BEFORE THIS ELECTION FORM IS COMPLETED.

        FAILURE TO COMPLETE THE IRS FORM W-9 INCLUDED IN THIS ELECTION FORM MAY SUBJECT YOU TO BACKUP WITHHOLDING.

        PLEASE COMPLETE, SIGN AND MAIL OR DELIVER THIS ELECTION FORM, TOGETHER WITH THE STOCK CERTIFICATE(S) REPRESENTING YOUR RESOLUTE COMMON SHARES, IN THE ENCLOSED ENVELOPE TO THE EXCHANGE AGENT:

 CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Hand or Overnight Delivery:
Continental Stock Transfer & Trust
Company 1 State Street—30th Floor
New York, New York 10004
Attention: Corporate Actions Department

        If you have questions or need assistance, please contact Continental Stock Transfer & Trust Company at (917) 262-2378 or by e-mail at reorg@continentalstock.com.

        THE ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2019, UNLESS EXTENDED (THE "ELECTION DEADLINE"). THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY THE EXCHANGE AGENT, ALONG WITH YOUR STOCK CERTIFICATE(S), NO LATER THAN THIS TIME. DELIVERY OF YOUR SHARES THAT ARE HELD IN BOOK-ENTRY FORM WILL BE MADE BY BOOK-ENTRY TRANSFER TO THE EXCHANGE AGENT'S ACCOUNT AT THE DEPOSITORY TRUST COMPANY ("DTC"). DELIVERY OF YOUR SHARES HELD IN "STREET NAME" WILL BE MADE ONLY IF YOU PROMPTLY FOLLOW THE SEPARATE ELECTION INSTRUCTIONS FROM YOUR BROKER, BANK OR OTHER NOMINEE. IF THE ELECTION DEADLINE IS EXTENDED, THE RESCHEDULED ELECTION DEADLINE WILL BE PUBLICLY ANNOUNCED.

        PLEASE NOTE THAT THIS ELECTION FORM IS NOT FOR CASTING YOUR VOTE AT THE FEBRUARY 22, 2019 SPECIAL MEETING OF RESOLUTE STOCKHOLDERS. YOU MUST COMPLETE AND RETURN TO RESOLUTE C/O CORPORATE ELECTION SERVICES THE

PROXY CARD SENT TO YOU IN A SEPARATE MAILING, TOGETHER WITH A PROXY STATEMENT/PROSPECTUS, OR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON THE PROXY CARD IN ORDER TO VOTE AT THE MEETING.

FORM OF ELECTION

        Subject to the conditions and limitations set forth in the Merger Agreement, the undersigned hereby elects to receive the following as consideration for the undersigned's Resolute common shares, subject to proration. If selecting a partial election across multiple elections, more than one box may be checked.

(1)	MIXED ELECTION ($14.00 in cash, without interest, and 0.2366 Cimarex common shares for each Resolute common share (the "Mixed Election"))

☐	Mark this box to elect to make a Mixed Election with respect to ALL of your Resolute common shares.	ALL

☐	Mark this box to elect to make a Mixed Election with respect to the following number of your Resolute common shares. Please fill in the number of shares for which you would like to make a Mixed Election.

Cimarex common shares will be issued in non-certificated book-entry form via a Direct Registration System ("DRS") stock distribution statement.
(2)
ALL CASH ELECTION ($35.00 in cash, without interest, for each Resolute common share (the "Cash Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Cash Election with respect to ALL of your Resolute common shares.	ALL

☐	Mark this box to elect to make a Cash Election with respect to the following number of your Resolute common shares. Please fill in the number of shares for which you would like to make a Cash Election.

(3)
ALL STOCK ELECTION (0.3943 Cimarex common shares for each Resolute common share (the "Stock Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Stock Election with respect to ALL of your Resolute common shares.	ALL

☐	Mark this box to elect to make a Stock Election with respect to the following number of your Resolute common shares. Please fill in the number of shares for which you would like to make a Stock Election.

Cimarex common shares will be issued in non-certificated book-entry form via a DRS stock distribution statement.
(4)	NON-ELECTION (No preference with respect to the receipt of Cimarex common shares, cash or a combination of cash and stock)
☐	Mark this box to make no election with respect to your Resolute common shares.

        Your Resolute common shares will be deemed NON-ELECTION shares if:

  •
  You check this box;

  •
  No choice is indicated above under (1), (2) or (3) above;

  •
  Any shares that are not included in (1), (2) or (3) above (but only with respect to such shares that are not included in (1), (2) or (3) above);

  •
  You exercise dissenter's right and fail to perfect your dissenter's rights under applicable law;

  •
  You fail to follow the instructions on this Election Form (including but not limited to failure to submit your stock certificate(s) or confirmation of a book-entry transfer of the shares into the Exchange Agent's account at DTC, if applicable) or otherwise fail to properly make an election by the Election Deadline;

  •
  You properly and timely revoke a prior election without making a new election prior to the Election Deadline; or

  •
  A completed Election Form (including but not limited to submission of your stock certificate(s) or confirmation of a book-entry transfer of the Resolute common shares into the Exchange Agent's account at DTC) is not actually received by the Exchange Agent prior to the Election Deadline.

        If your Resolute common shares are deemed non-election shares, you will only be entitled to receive the mixed consideration as determined pursuant to the allocation provisions of the Merger Agreement without regard to your preference.

        The tax consequences of the merger to you will depend on whether you receive Cimarex common shares, cash or a combination of both for your Resolute common shares. You should consult your personal tax advisor prior to making an election.

        ANY CASH ELECTION OR STOCK ELECTION IS SUBJECT TO PRORATION PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNT OF CASH CONSIDERATION OR STOCK CONSIDERATION THAT YOU ELECT.

        By signing and returning this Election Form to the Exchange Agent, you agree to the statements set forth below:

  1.
  You represent that you have full authority to surrender without restriction the stock certificate(s) or authorize a book-entry transfer representing Resolute common shares for exchange, if applicable. Any Cimarex common shares received will be provided in book-entry form, and any cash consideration or cash in lieu of a fractional share interest (as applicable) will be paid by check to the name shown above and mailed to the above address unless instructions are given under "Special Issuance/Payment Instructions" and/or "Special Delivery Instructions" below.

  2.
  You made the election set forth under "Election" above. You understand that the purpose of the election procedures described in this Election Form is to permit you to express your preferences with respect to the merger consideration you elect to receive in the merger, subject to proration and the other provisions of the Merger Agreement. You understand that the preference you express with respect to the merger consideration may not be fully satisfied depending upon the elections of other Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) and the effect of the proration procedures.

  3.
  You acknowledge that none of Resolute, Cimarex, the Resolute Board of Directors or the Cimarex Board of Directors or their representatives has made any recommendation as to whether or not you should make a particular type of election. You also acknowledge that you were advised to make your own decision as to what election to make based upon your own review of the Proxy Statement/Prospectus.

  4.
  You understand and acknowledge that the Exchange Agent (or Cimarex, in the event that the Exchange Agent declines to make any such determination) shall have the right to make all determinations, not inconsistent with the Merger Agreement, governing (a) the validity of any Election Form and compliance by you with the election procedures set forth therein, (b) any and all proration determinations and calculations, (c) the issuance of the whole number of Cimarex common shares to be issued as stock consideration and (d) the method of payment of cash consideration and cash in lieu of any fractional Cimarex common share.

  5.
  You hereby acknowledge receipt of the Proxy Statement/Prospectus and agree that your election and all instructions and orders in this Election Form are subject to the terms and conditions of the Merger Agreement, the Proxy Statement/Prospectus and the instructions applicable to this Election Form.

  6.
  You hereby irrevocably appoint the Exchange Agent, as your agent, to effect the exchange pursuant to the Merger Agreement and the instructions hereto. You hereby authorize and instruct the Exchange Agent to deliver the stock certificate(s) or book-entry shares covered hereby, and to receive on your behalf, in exchange for the Cimarex common shares represented by such stock certificate(s) or book-entry shares, any check and/or any book-entry share for Cimarex common shares issuable to you. Furthermore, you authorize the Exchange Agent to follow your election (subject to proration) and to rely upon all representations, certifications and instructions contained in this Election Form. All authority conferred or agreed to be conferred by this Election Form shall be binding upon your successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

YOU MUST SIGN BELOW

* SIGNATURE(S) REQUIRED * Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) SEE INSTRUCTION 11.
Must be signed by the registered holder(s) EXACTLY as name(s) appears on stock certificate(s)/security listing(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. SEE INSTRUCTIONS 10 AND 11.	Unless the shares are tendered by the registered holder(s) of the Resolute common stock, or for the account of a member of a Signature Guarantee Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program, your signature(s) must be guaranteed by an Eligible Institution (as defined in instruction 11).

Registered Holder Signature	Authorized Signature

Registered Holder Signature	Name of Firm

Title, if any	Address of Firm (Please Print)

Date:	Date:

Telephone Number:

E-mail:

SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the evidence of Cimarex common shares in book-entry form and/or check, as applicable, is to be issued in a name that differs from the name on the surrendered certificate(s). Issue to:	Complete ONLY if the evidence of Cimarex common shares in book-entry form and/or check, as applicable, is to be sent to an address other than the address reflected above. Mail to:

Name	Name

Address	Address

(Please also complete IRS Form W-9 on page 14 AND see instructions regarding signature guarantee. SEE INSTRUCTIONS 11 and 12)	SEE INSTRUCTION 12

PLEASE ALSO SIGN AND PROVIDE YOUR TAX ID NUMBER IN IRS FORM W-9 ON PAGE 16 OF THIS DOCUMENT.

AS A RESULT OF COMPLETING AND SIGNING THIS ELECTION FORM IN ACCORDANCE WITH THE INSTRUCTIONS, YOU WILL NOT NEED TO SIGN THE BACK OF YOUR STOCK CERTIFICATE(S).

 IMPORTANT TAX INFORMATION

        Under United States federal income tax law, a non-exempt stockholder of Resolute is required to provide the Exchange Agent for the merger, Continental Stock Transfer & Trust Company, with such stockholder's correct Taxpayer Identification Number (TIN) on the IRS Form W-9 below. You must provide your TIN and complete the IRS Form W-9 below regardless of the form of merger consideration you elect. If your stock certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 instructions for additional guidance on which number to report. FAILURE TO PROVIDE THE INFORMATION ON THE FORM MAY SUBJECT THE SURRENDERING STOCKHOLDER TO 24% FEDERAL INCOME TAX WITHHOLDING ON THE PAYMENT OF ANY CASH. If the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on all payments to such surrendering stockholders of any cash due for their Resolute common shares. Please review the enclosed IRS Form W-9 instructions for additional details on which TIN to give the Exchange Agent.

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification > Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.

☐ Individual/sole proprietor or    ☐ C Corporation    ☐ S Corporation    ☐ Partnership    ☐ Trust/estate
      single-member LLC

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3): Exempt payee code (if any) _____
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) > _____

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

Exemption from FATCA reporting code (if any) _____
☐ Other (see instructions) >	(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.	Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.

Social security number

	–	–

or

Employer identification number

–

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2.
I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3.	I am a U.S. citizen or other U.S. person (defined below); and
4.	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person >	Date >

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

• Form 1099-INT (interest earned or paid)

• Form 1099-DIV (dividends, including those from stocks or mutual funds)

• Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

• Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

• Form 1099-S (proceeds from real estate transactions)

• Form 1099-K (merchant card and third party network transactions)

• Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

• Form 1099-C (canceled debt)

• Form 1099-A (acquisition or abandonment of secured property)

     Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

     If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later.

Cat. No. 10231X	Form W-9 (Rev. 10-2018)

Form W-9 (Rev. 10-2018)	Page 2

     By signing the filled-out form, you:

     1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

     2. Certify that you are not subject to backup withholding, or

     3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

     4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

     In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

     If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

     1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

     2. The treaty article addressing the income.

     3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

     4. The type and amount of income that qualifies for the exemption from tax.

     5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

     Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

     If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

     You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

     1. You do not furnish your TIN to the requester,

     2. You do not certify your TIN when required (see the instructions for Part II for details),

     3. The IRS tells the requester that you furnished an incorrect TIN,

     4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

     5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

     Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.

     Also see Special rules for partnerships, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Form W-9 (Rev. 10-2018)	Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

     If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

     a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

     b. Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

     c. Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

     d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

     e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .

• Corporation	Corporation

• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC

• LLC treated as a partnership for U.S. federal tax purposes,
• LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or
• LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)

• Partnership	Partnership

• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

• Generally, individuals (including sole proprietors) are not exempt from backup withholding.

• Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

• Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

• Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

     The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

     1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

     2 – The United States or any of its agencies or instrumentalities

     3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

     4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities

     5 – A corporation

     6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

     7 – A futures commission merchant registered with the Commodity Futures Trading Commission

     8 – A real estate investment trust

     9 – An entity registered at all times during the tax year under the Investment Company Act of 1940

     10 – A common trust fund operated by a bank under section 584(a)

     11 – A financial institution

     12 – A middleman known in the investment community as a nominee or custodian

     13 – A trust exempt from tax under section 664 or described in section 4947

Form W-9 (Rev. 10-2018)	Page 4

     The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .

Interest and dividend payments	All exempt payees except for 7

Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Barter exchange transactions and patronage dividends	Exempt payees 1 through 4

Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]

Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

1 See Form 1099-MISC, Miscellaneous Income, and its instructions.

2 However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

     A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

     B – The United States or any of its agencies or instrumentalities

     C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

     D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

     E – A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

     F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

     G – A real estate investment trust

     H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

     I – A common trust fund as defined in section 584(a)

     J – A bank as defined in section 581

     K – A broker

     L – A trust exempt from tax under section 664 or described in section 4947(a)(1)

     M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

     If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

     If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

     If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

     For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Form W-9 (Rev. 10-2018)	Page 5

     1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

     2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

     3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

     4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

     5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:		Give name and SSN of:

1.	Individual	The individual
2.	Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3.	Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4.	Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:		Give name and EIN of:

8.	Disregarded entity not owned by an individual	The owner
9.	A valid trust, estate, or pension trust	Legal entity[4]
10.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12.	Partnership or multi-member LLC	The partnership
13.	A broker or registered nominee	The broker or nominee

For this type of account:		Give name and EIN of:

14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

1 List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

2 Circle the minor's name and furnish the minor's SSN.

3 You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

4 List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.

* Note: The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

     To reduce your risk:

• Protect your SSN,

• Ensure your employer is protecting your SSN, and

• Be careful when choosing a tax preparer.

     If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

     If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

     For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

     Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

Form W-9 (Rev. 10-2018)	Page 6

     The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

     If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/complaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.IdentityTheft.gov and Pub. 5027.

     Visit www.irs.gov/IdentityTheft to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

ANNEX F

FORM OF EQUITY AWARD ELECTION FORM AND LETTER OF TRANSMITTAL

TIME SENSITIVE INFORMATION. YOUR IMMEDIATE ATTENTION IS NECESSARY.
PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

Ladies and Gentlemen:

        This Election Form and Letter of Transmittal and accompanying instructions (the "Election Form") are for the holders of shares of Resolute Energy Corporation ("Resolute") restricted stock (time and/or performance-vested), Resolute outperformance share rights and/or Resolute options (collectively, the "equity awards"). Please note that if you hold shares of Resolute common stock (other than as an equity award holder), you will receive an additional election form(s) and letter of transmittal(s) with respect to those shares. Please complete all forms which you receive.

        In connection with that certain Agreement and Plan of Merger, dated as of November 18, 2018, by and among Cimarex Energy Co. ("Cimarex"), Resolute, CR Merger Sub 1 Inc. and CR Merger Sub 2 LLC (the "Merger Agreement"), immediately prior to the effective time of the merger contemplated by the Merger Agreement, Resolute restricted stock, Resolute outperformance share rights and Resolute options will become fully vested (to the extent not already vested), cancelled and converted into the right to receive the merger consideration as defined below. All merger consideration elections are subject to the terms of the Merger Agreement, a copy of which was furnished to Resolute stockholders as part of the Proxy Statement/Prospectus dated January 30, 2019 ("Proxy Statement/Prospectus"), which was previously mailed to Resolute stockholders of record as of January 18 , 2019 and is also available through the Securities and Exchange Commission's ("SEC's") web site at www.sec.gov.

        Under the terms of the Merger Agreement, each Resolute stockholder and each holder of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that will be converted into the right to receive the merger consideration has the opportunity to elect to receive, as merger consideration for each Resolute common share that such stockholder owns or that would have been received upon the vesting of such equity award, as applicable, one of the following forms of consideration (the "merger consideration"), subject to proration as described below:

  •
  an amount in cash equal to $14.00, without interest, and 0.2366 validly issued, fully paid and non-assessable shares of common stock of Cimarex, par value $0.01 per share ("Cimarex common shares") (such consideration, the "mixed consideration");

  •
  an amount of cash equal to $35.00, without interest; or

  •
  0.3943 Cimarex common shares.

        Please note that the acceleration of vesting of the equity awards and the right to receive the merger consideration in respect thereof is conditioned upon the closing of the merger, which is anticipated to occur on or about March 1, 2019 but may be delayed or not occur at all.

        The merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares, including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, consists of 60% Cimarex common shares and 40% cash, based on $88.76, the closing sale price for the Cimarex common shares on November 16, 2018. As described in the Proxy Statement/Prospectus, we cannot guarantee that you will receive the form of merger consideration that you elect.

        It is very important that you complete, sign and return the Election Form to Kristen King at Resolute via email at kking@resoluteenergy.com no later than 5:00 P.M. Mountain Time on February 19, 2019 (the "Submission Deadline") in order for Resolute to provide your election results to Continental Stock Transfer & Trust Company (the "Exchange Agent") before 5:00 P.M., Eastern Time, on February 22, 2019, unless extended (the "Election Deadline"). If the Election Deadline is extended, such Election Deadline will be publicly announced, and Resolute will communicate with you via email the rescheduled Submission Deadline.

        Assuming that the merger between Resolute and Cimarex is consummated, you will not need to complete or execute a separate Letter of Transmittal with respect to any Resolute common shares, including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, that you surrendered with a properly completed and signed Election Form prior to the Election Deadline.

        Your election may be changed or revoked at any time prior to the Election Deadline. In order to change or revoke your election, you must validly revoke your election by submitting written notice to Kristen King at Resolute via email at kking@resoluteenergy.com and complete a new Election Form, which must be received by Resolute prior to the Election Deadline. While you have until the Election Deadline to change or revoke your election, Resolute requests that you return your completed Election Form to Resolute by no later than the Submission Deadline.

        The Exchange Agent will have reasonable discretion to determine if any election is not properly made with respect to any Resolute equity awards that will be converted. The elections will not be effective until all defects or irregularities that have not been waived by Cimarex have been corrected. Please return your Election Form promptly to allow sufficient time to correct any possible deficiencies before the Election Deadline.

        There is a limited period of time for you to deliver your Election Form. Therefore, we encourage you to promptly submit your Election Form. If you do not make a valid election on this Election Form before the Election Deadline, you will be deemed to have made an election for the mixed consideration with respect to all of your Resolute common shares underlying equity awards, including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement.

        You understand that your election is subject to certain terms, conditions and limitations set forth in the Merger Agreement and described in the Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Annex A. These terms, conditions and limitations include, but are not limited to, a requirement that elections by Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) are subject to proration to the extent necessary to provide that the aggregate merger consideration paid in respect of all Resolute common shares (including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement) consists of 60% Cimarex common shares and 40% cash, based on $88.76, the closing sale price for the Cimarex common shares on November 16, 2018. The Proxy Statement/Prospectus describes the proration procedures in greater detail. You are urged to read the Merger Agreement and the Proxy Statement/Prospectus in their entirety before completing this Election Form.

        You can find additional information on the merger, its terms and related transactions in the Proxy Statement/Prospectus. The information contained in the Proxy Statement/Prospectus speaks as of January 30, 2019, and does not reflect subsequent developments. However, the Proxy Statement/

Prospectus incorporates by reference subsequent filings with the SEC by Resolute and Cimarex. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

        You may request a free copy of the Proxy Statement/Prospectus by contacting Mackenzie Partners, Inc., Resolute's proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or by e-mail at info@mackenziepartners.com, and additional copies of this Election Form prior to the Election Deadline by contacting Kristen King, Resolute's Equity Compensation Analyst, by phone, 303-573-4886, Ext. 1610 or e-mail, kking@resoluteenergy.com.

Sincerely,

Richard F. Betz
Chief Executive Officer
Resolute Energy Corporation

INSTRUCTIONS TO ELECTION FORM AND
LETTER OF TRANSMITTAL
(Please carefully read the instructions below)

        If you have any questions, please contact Kristen King, Resolute's Equity Compensation Analyst, by phone, 303-573-4886, Ext. 1610 or e-mail, kking@resoluteenergy.com, or Julie Blaser, Resolute's Assistant General Counsel, by phone, 303-573-4886, Ext. 1495 or email, jblaser@resoluteenergy.com.

        This blue Election Form only applies to your equity awards.

        1.    SUBMISSION AND ELECTION DEADLINES:    For any election contained herein to be considered, this Election Form, properly completed and signed, together with IRS Form W-9 or IRS Form W-8, as applicable, MUST BE RECEIVED BY RESOLUTE VIA EMAIL TO KKING@RESOLUTEENERGY.COM NO LATER THAN 5:00 P.M., MOUNTAIN TIME, ON FEBRUARY 19, 2019 IN ORDER FOR RESOLUTE TO PROVIDE YOUR ELECTION RESULTS TO THE EXCHANGE AGENT BEFORE 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2019. In addition to returning the completed Election Form, holders of Resolute restricted stock need to return IRS Form W-9 or IRS Form W-8, as applicable. Holders of Resolute outperformance share rights or Resolute options who do not own Resolute common shares or Resolute restricted stock are not required to provide a Form W-9 or Form W-8. Cimarex has the discretion, which it may delegate to the Exchange Agent, to determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed.

        2.    DESCRIPTION OF SHARES:    Insert in the box at the top of this Election Form (A) the estimated number of Resolute common shares held upon vesting of each of your (i) shares of Resolute restricted stock and (ii) Resolute outperformance share rights and (B) the total number of Resolute common shares subject to your Resolute options (net of shares withheld to satisfy exercise price), and the name(s) and address(es) of the registered owners of such equity awards. The estimated number of net shares is shown in the letter accompanying this Election Form and Letter of Transmittal. If the space provided is insufficient, attach a separate signed sheet listing this information.

        3.    ELECTION OPTIONS:    On pages 8 - 12 of this Election Form, you may indicate whether you would like to receive, in exchange for (A) your Resolute common shares held upon vesting of each of your (i) shares of Resolute restricted stock and (ii) Resolute outperformance share rights and (B) each of the Resolute common shares subject to your Resolute options (net of shares withheld to satisfy exercise price), (w) all mixed consideration, (x) all cash consideration, (y) all stock consideration or (z) a combination of any of the foregoing. Alternatively, you may indicate that you have no preference as to the form of merger consideration that you will receive. Your election is subject to proration pursuant to the Merger Agreement. Each Resolute stockholder (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) should specify the number of Resolute common shares with respect to which such stockholder desires to make each election.

        If you fail to submit a properly completed Election Form with respect to any of your shares of Resolute restricted stock, Resolute outperformance share rights or Resolute options that have been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement prior to the Election Deadline, you will be deemed to have made a non-election with respect to such Resolute common shares. As a non-electing Resolute stockholder, you will be entitled to receive mixed consideration in accordance with the terms of the Merger Agreement.

        The Merger Agreement provides that your election of merger consideration is subject to proration so that the aggregate merger consideration paid in respect of all Resolute common shares (including each share of Resolute restricted stock, each Resolute outperformance share right and each Resolute option that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement) consists of 60% Cimarex common shares and 40% cash, based on $88.76, the closing sale price for the Cimarex common shares on November 16, 2018. Therefore, you might receive Resolute stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration).

        4.    REVOCATION OR CHANGE OF ELECTION FORM:    Any Election Form with respect to the equity awards may be revoked or changed by written notice from the person submitting such form to Resolute, but to be effective such notice must be received by Resolute and the Exchange Agent prior to the Election Deadline. While you have until the Election Deadline to change or revoke your election, Resolute requests that you return your completed Election Form to Resolute by no later than the Submission Deadline. Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) will not be entitled to revoke or change their elections following the Election Deadline. As a result, during the interval between the Election Deadline and the effective time of the merger, Resolute stockholders who have properly made elections will not be able to revoke their elections or sell the Resolute common shares covered by their elections. Cimarex will have the discretion, which it may delegate to the Exchange Agent, to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

        5.    NON-CONSUMMATION OF MERGER:    Consummation of the merger is subject to the required approvals of the Resolute stockholders and to the satisfaction or waiver of certain other conditions. If the merger is not consummated, there will be no acceleration of vesting of the equity awards and no payment of any merger consideration will be made prior to the consummation of the merger, or if the Merger Agreement is terminated.

        6.    METHOD OF DELIVERY:    This Election Form and IRS Form W-9 or IRS Form W-8, if and as applicable, must be delivered to Kristen King at Resolute via email at kking@resoluteenergy.com. Do not send them to Cimarex or the Exchange Agent. The method of delivery of documents to be delivered to Resolute at the email address set forth on the front of this Election Form is at the option and risk of the stockholder.

        7.    STOCK TRANSFER TAXES:    If any Cimarex common shares are to be evidenced in book-entry form or any payment of the Cash Election Consideration or cash in lieu of fractional shares is to be made in a name other than that of the registered holder(s) of the surrendered equity awards, it shall be a condition of such issuance and/or payment that the person requesting such exchange either (i) pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder(s), or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        8.    CONSTRUCTION:    All questions with respect to this Election Form raised by holders of Resolute common shares (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) (including, without limitation, questions relating to the time limits or effectiveness of revocation of any election and questions relating to computations as to allocations) will be determined by Cimarex and/or the Exchange Agent, whose determination shall be conclusive and binding. Cimarex shall have the right to reject any and all Election Forms not in the proper form or to waive any irregularities in any such form, although it does not represent that it will do so. Cimarex and/or the Exchange Agent may, but are not required to, take reasonable action to inform holders of Resolute common shares or holders of Resolute equity awards of any defects and may take reasonable action to assist such holders to correct any such defects; however, neither Cimarex nor the Exchange Agent is under any obligation to notify a holder of Resolute common shares of any defect in an Election Form.

        9.    IRS FORM W-9:    Under the U.S. federal income tax laws, a non-exempt stockholder may be subject to backup withholding unless such shareholder provides the appropriate documentation to the Exchange Agent certifying that, among other things, its taxpayer identification number ("TIN") is correct, or otherwise establishes an exemption. Holders of Resolute common shares or Resolute restricted stock should use the enclosed Internal Revenue Service ("IRS") Form W-9 for this purpose. If the equity awards are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 instructions for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering stockholder to 24% federal income tax withholding on the payment of any cash. The surrendering stockholder must write "applied for" in the space for the TIN if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a stockholder has applied for a TIN and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on all payments to such surrendering stockholder of any cash consideration due for such stockholder's former shares. Please review the enclosed IRS Form W-9 instructions for additional details of what TIN to give the Exchange Agent. Exempt stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt stockholder should (other than a nonresident alien or foreign entry) indicate its exempt status on the IRS Form W-9. See the enclosed IRS Form W-9 instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt from U.S. federal withholding tax and backup withholding, such person must submit an appropriate IRS Form W-8 signed under penalties of perjury attesting to such exempt status. Such form can be obtained from the Exchange Agent. Holders of Resolute outperformance share rights or Resolute options who do not own Resolute common shares or Resolute restricted stock are not required to provide a Form W-9.

        10.    VOTING RIGHTS:    Holders of Resolute common shares, including Resolute restricted stock, will continue to have the right to vote on all Resolute common shares deposited by them with the Exchange Agent until the merger is completed. Holders of Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, with respect to such converted equity awards, do not have the right to vote.

        11.    MISCELLANEOUS:    No fraction of a Cimarex share will be issued upon the surrender for exchange of any Resolute common shares. In lieu of any such fractional share with respect to the equity awards, an amount of cash determined in accordance with the Merger Agreement will be paid by check or electronic deposit.

        No interest will accrue on the cash consideration or any cash in lieu of any fractional Cimarex share, and no dividends or any other distributions that are payable to holders of Cimarex common shares as of a record date after the effective time of the merger will be paid to Resolute stockholders receiving stock or mixed consideration until the Exchange Agent has processed the holder's election, subject to proration pursuant to the Merger Agreement.

        Completing and returning the Election Form does not have the effect of casting a vote with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the merger, at the Resolute special meeting. If you are a Resolute stockholder, to vote, please consult the Proxy Statement/Prospectus and the proxy card sent to you in a separate mailing.

        12.    QUESTIONS:    If you have any questions, please contact Kristen King, Resolute's Equity Compensation Analyst, by phone, 303-573-4886, Ext. 1610 or e-mail, kking@resoluteenergy.com, or Julie Blaser, Resolute's Assistant General Counsel, by phone, 303-573-4886, Ext. 1495 or email, jblaser@resoluteenergy.com.

        If you would like to receive additional or multiple copies of this Election Form, please contact Kristen King.

FORM OF ELECTION AND LETTER OF TRANSMITTAL

For holders of shares of Resolute Energy Corporation ("Resolute") restricted stock (time and/or performance-vested), Resolute outperformance share rights and/or Resolute options representing common shares, $0.0001 par value per share, of
Resolute Energy Corporation

Name(s) and Addresses of Registered Holder(s) (If there is any error in the name or address shown below, please make the necessary corrections)	Type of Equity Award	Number of Resolute common shares to be received for which you are entitled to make a merger consideration election(1)

Resolute restricted stock

Resolute outperformance share rights

(If additional space is needed, attach a signed schedule to this document)	Resolute options

        THE INSTRUCTIONS ACCOMPANYING THIS ELECTION FORM SHOULD BE READ CAREFULLY BEFORE THIS ELECTION FORM IS COMPLETED.

        FAILURE TO COMPLETE THE IRS FORM W-9 INCLUDED IN THIS ELECTION FORM MAY SUBJECT YOU TO BACKUP WITHHOLDING.

        PLEASE COMPLETE, SIGN AND EMAIL THIS ELECTION FORM TO KRISTEN KING AT RESOLUTE AT KKING@RESOLUTEENERGY.COM.

        If you have questions or need assistance, please contact Kristen King, Resolute's Equity Compensation Analyst, by phone, 303-573-4886, Ext. 1610 or e-mail, kking@resoluteenergy.com, or Julie Blaser, Resolute's Assistant General Counsel, by phone, 303-573-4886, Ext. 1495 or email, jblaser@resoluteenergy.com.

        THE SUBMISSION DEADLINE IS 5:00 P.M., MOUNTAIN TIME, ON FEBRUARY 19, 2019 (THE "SUBMISSION DAEADLINE"). THE ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2019, UNLESS EXTENDED (THE "ELECTION DEADLINE"). THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY RESOLUTE BY THE SUBMISSION DEADLINE SO THAT RESOLUTE MAY PROVIDE IT TO THE EXCHANGE AGENT NO LATER THAN THE ELECTION DEADLINE. IF THE ELECTION DEADLINE IS EXTENDED, THE RESCHEDULED ELECTION DEADLINE WILL BE PUBLICLY ANNOUNCED AND RESOLUTE WILL COMMUNICATE WITH YOU VIA EMAIL THE RESCHEDULED SUBMISSION DEADLINE.

        PLEASE NOTE THAT THIS ELECTION FORM IS NOT FOR CASTING YOUR VOTE AT THE FEBRUARY 22, 2019 SPECIAL MEETING OF RESOLUTE STOCKHOLDERS. IF YOU ARE A RESOLUTE STOCKHOLDER, YOU MUST COMPLETE AND RETURN TO RESOLUTE C/O CORPORATE ELECTION SERVICES THE PROXY CARD SENT TO YOU IN A SEPARATE MAILING, TOGETHER WITH A PROXY STATEMENT/PROSPECTUS, OR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON THE PROXY CARD IN ORDER TO VOTE AT THE MEETING.

FORM OF ELECTION

        Subject to the conditions and limitations set forth in the Merger Agreement, the undersigned hereby elects to receive the following as consideration for each of the undersigned's shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options, as applicable, that has been converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, subject to proration. If selecting a partial election across multiple elections, more than one box may be checked. Separate elections should be made in sections (A), (B) and (C) below for each of the undersigned's Resolute common shares to be held upon vesting of shares of restricted stock, Resolute common shares to be held upon vesting of Resolute outperformance share rights and Resolute common shares subject to Resolute options (net of shares withheld to satisfy exercise price).

(A)  RESOLUTE COMMON SHARES TO BE HELD UPON VESTING OF RESOLUTE RESTRICTED STOCK

(1)	MIXED ELECTION ($14.00 in cash, without interest, and 0.2366 Cimarex common shares for each Resolute common share to be held upon vesting of Resolute restricted stock (the "Mixed Election"))

☐	Mark this box to elect to make a Mixed Election with respect to ALL of your Resolute common shares to be held upon vesting of Resolute restricted stock.	ALL

☐	Mark this box to elect to make a Mixed Election with respect to the following number of your Resolute common shares to be held upon vesting of Resolute restricted stock. Please fill in the number of shares for which you would like to make a Mixed Election.

(2)
ALL CASH ELECTION ($35.00 in cash, without interest, for each Resolute common share to be held upon vesting of Resolute restricted stock (the "Cash Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Cash Election with respect to ALL of your Resolute common shares to be held upon vesting of Resolute restricted stock.	ALL

☐	Mark this box to elect to make a Cash Election with respect to the following number of your Resolute common shares to be held upon vesting of Resolute restricted stock. Please fill in the number of shares for which you would like to make a Cash Election.

(3)
ALL STOCK ELECTION (0.3943 Cimarex common shares for each Resolute common share to be held upon vesting of Resolute restricted stock (the "Stock Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Stock Election with respect to ALL of your Resolute common shares to be held upon vesting of Resolute restricted stock.	ALL

☐	Mark this box to elect to make a Stock Election with respect to the following number of your Resolute common shares to be held upon vesting of Resolute restricted stock. Please fill in the number of shares for which you would like to make a Stock Election.

(4)	NON-ELECTION (No preference with respect to the receipt of Cimarex common shares, cash or a combination of cash and stock)
☐	Mark this box to make no election with respect to your Resolute common shares to be held upon vesting of Resolute restricted stock.

        Cimarex common shares.    Cimarex common shares will be issued into your Solium account for a limited period of time. You will have until April 1, 2019 to either sell your shares or transfer them to a personal brokerage account. If no such action is taken by April 1, 2019, the shares will be distributed back to the transfer agent for the Cimarex common shares (the "Transfer Agent") in non-certificated book-entry form via a Direct Registration System ("DRS") stock distribution statement in the name of the registered holder.

        Cash.    Cash consideration or cash in lieu of a fractional share interest (if applicable) will be paid by Solium via check or direct deposit. Please make sure to update your Solium account prior to February 19, 2019 with your current mailing address and direct deposit information.

(B)  RESOLUTE COMMON SHARES TO BE HELD UPON VESTING OF RESOLUTE OUTPERFORMANCE SHARE RIGHTS

(1)	MIXED ELECTION ($14.00 in cash, without interest, and 0.2366 Cimarex common shares for each Resolute common share to be held upon vesting of Resolute outperformance share rights (the "Mixed Election"))

☐	Mark this box to elect to make a Mixed Election with respect to ALL of your Resolute common shares to be held upon vesting of Resolute outperformance share rights.	ALL

☐	Mark this box to elect to make a Mixed Election with respect to the following number of your Resolute common shares to be held upon vesting of Resolute outperformance share rights. Please fill in the number of shares for which you would like to make a Mixed Election.

(2)
ALL CASH ELECTION ($35.00 in cash, without interest, for each Resolute common share to be held upon vesting of Resolute outperformance share rights (the "Cash Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Cash Election with respect to ALL of your Resolute common shares to be held upon vesting of Resolute outperformance share rights.	ALL

☐	Mark this box to elect to make a Cash Election with respect to the following number of your Resolute common shares to be held upon vesting of Resolute outperformance share rights. Please fill in the number of shares for which you would like to make a Cash Election.

(3)
ALL STOCK ELECTION (0.3943 Cimarex common shares for each Resolute common share to be held upon vesting of Resolute outperformance share rights (the "Stock Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Stock Election with respect to ALL of your Resolute common shares to be held upon vesting of Resolute outperformance share rights.	ALL

☐	Mark this box to elect to make a Stock Election with respect to the following number of your Resolute common shares to be held upon vesting of Resolute outperformance share rights. Please fill in the number of shares for which you would like to make a Stock Election.

(4)	NON-ELECTION (No preference with respect to the receipt of Cimarex common shares, cash or a combination of cash and stock)
☐	Mark this box to make no election with respect to your Resolute common shares to be held upon vesting of Resolute outperformance share rights.

        Cimarex common shares.    Cimarex common shares will be issued into your Solium account for a limited period of time. You will have until April 1, 2019 to either sell your shares or transfer them to a personal brokerage account. If no such action is taken by April 1, 2019, the shares will be distributed back to the Transfer Agent in non-certificated book-entry form via a Direct Registration System ("DRS") stock distribution statement in the name of the registered holder.

        Cash.    Cash consideration or cash in lieu of a fractional share interest (if applicable) will be paid by Solium via check or direct deposit. Please make sure to update your Solium account prior to February 19, 2019 with your current mailing address and direct deposit information.

(C)  RESOLUTE COMMON SHARES SUBJECT TO RESOLUTE OPTIONS (NET OF SHARES WITHHELD TO SATISFY EXERCISE PRICE)

(1)	MIXED ELECTION ($14.00 in cash, without interest, and 0.2366 Cimarex common shares for each Resolute common share subject to Resolute options (the "Mixed Election"))

☐	Mark this box to elect to make a Mixed Election with respect to ALL of your Resolute common shares subject to Resolute options.	ALL

☐	Mark this box to elect to make a Mixed Election with respect to the following number of your Resolute common shares subject to Resolute options. Please fill in the number of shares for which you would like to make a Mixed Election.

(2)
ALL CASH ELECTION ($35.00 in cash, without interest, for each Resolute common share subject to Resolute options (the "Cash Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Cash Election with respect to ALL of your Resolute common shares subject to Resolute options.	ALL

☐	Mark this box to elect to make a Cash Election with respect to the following number of your Resolute common shares subject to Resolute options. Please fill in the number of shares for which you would like to make a Cash Election.

(3)
ALL STOCK ELECTION (0.3943 Cimarex common shares for each Resolute common share subject to Resolute options (the "Stock Election"), subject to proration as calculated in the Merger Agreement and described in the Proxy Statement/Prospectus)

☐	Mark this box to elect to make a Stock Election with respect to ALL of your Resolute common shares subject to Resolute options.	ALL

☐	Mark this box to elect to make a Stock Election with respect to the following number of your Resolute common shares subject to Resolute options. Please fill in the number of shares for which you would like to make a Stock Election.

(4)	NON-ELECTION (No preference with respect to the receipt of Cimarex common shares, cash or a combination of cash and stock)
☐	Mark this box to make no election with respect to your Resolute common shares subject to Resolute options.

        Cimarex common shares.    Cimarex common shares will be issued into your Solium account for a limited period of time. You will have until April 1, 2019 to either sell your shares or transfer them to a personal brokerage account. If no such action is taken by April 1, 2019, the shares will be distributed back to the Transfer Agent in non-certificated book-entry form via a Direct Registration System ("DRS") stock distribution statement in the name of the registered holder.

        Cash.    Cash consideration or cash in lieu of a fractional share interest (if applicable) will be paid by Solium via check or direct deposit. Please make sure to update your Solium account prior to February 19, 2019 with your current mailing address and direct deposit information.

        Your Resolute common shares will be deemed NON-ELECTION shares if:

  •
  You check the box under (4) in sections (A), (B) or (C) above;

  •
  No choice is indicated above under (1), (2) or (3) in sections (A), (B) or (C) above;

  •
  You have shares that are not included in (1), (2) or (3) in sections (A), (B) or (C) above (but only with respect to such shares that are not included in (1), (2) or (3) in sections (A), (B) or (C) above);

  •
  You exercise dissenter's right and fail to perfect your dissenter's rights under applicable law;

  •
  You fail to follow the instructions on this Election Form or otherwise fail to properly make an election by the Election Deadline;

  •
  You properly and timely revoke a prior election without making a new election prior to the Election Deadline; or

  •
  A completed Election Form is not actually received by the Exchange Agent prior to the Election Deadline.

        If your Resolute common shares are deemed non-election shares, you will only be entitled to receive the mixed consideration as determined pursuant to the allocation provisions of the Merger Agreement without regard to your preference.

        The tax consequences of the merger to you will depend on whether you receive Cimarex common shares, cash or a combination of both for your Resolute common shares. You should consult your personal tax advisor prior to making an election.

        ANY CASH ELECTION OR STOCK ELECTION IS SUBJECT TO PRORATION PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNT OF CASH CONSIDERATION OR STOCK CONSIDERATION THAT YOU ELECT.

        By signing and returning this Election Form to Resolute, you agree to the statements set forth below:

  1.
  Any Cimarex common shares received will be initially issued into your Solium account for a limited period of time. You will have until April 1, 2019 to either sell your shares or transfer them to a personal brokerage account. If no such action is taken by April 1, 2019, the shares will be distributed back to the Transfer Agent in non-certificated book-entry form via a DRS stock distribution statement in the name of the registered holder.

  2.
  Any cash consideration or cash in lieu of a fractional share interest (as applicable) will be paid by check or direct deposit to the name shown above unless instructions are given under "Special Issuance/Payment Instructions" and/or "Special Delivery Instructions" below. All current mailing and/or direct deposit information must be updated in Solium prior to the Submission Deadline. As such, please make sure to update your Solium account prior to February 19, 2019 with your current mailing address and direct deposit information.

  3.
  You made the elections set forth under "Election" above. You understand that the purpose of the election procedures described in this Election Form is to permit you to express your preferences with respect to the merger consideration you elect to receive in the merger, subject to proration and the other provisions of the Merger Agreement. You understand that the preference you express with respect to the merger consideration may not be fully satisfied depending upon the elections of other Resolute stockholders (including holders of shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options that have been converted into the right to receive the merger consideration) and the effect of the proration procedures.

  4.
  You acknowledge that none of Resolute, Cimarex, the Resolute Board of Directors or the Cimarex Board of Directors or their representatives has made any recommendation as to whether or not you should make a particular type of election. You also acknowledge that you were advised to make your own decision as to what election to make based upon your own review of the Proxy Statement/Prospectus.

  5.
  You understand and acknowledge that the Exchange Agent (or Cimarex, in the event that the Exchange Agent declines to make any such determination) shall have the right to make all determinations, not inconsistent with the Merger Agreement, governing (a) the validity of any Election Form and compliance by you with the election procedures set forth therein, (b) any and all proration determinations and calculations, (c) the issuance of the whole number of Cimarex common shares to be issued as stock consideration and (d) the method of payment of cash consideration and cash in lieu of any fractional Cimarex common share.

  6.
  If you are a Resolute stockholder, you hereby acknowledge receipt of the Proxy Statement/Prospectus. You agree that your election and all instructions and orders in this Election Form are subject to the terms and conditions of the Merger Agreement, the Proxy Statement/Prospectus, and the instructions applicable to this Election Form.

  7.
  You hereby irrevocably appoint the Exchange Agent, as your agent, to effect the exchange pursuant to the Merger Agreement and the instructions hereto. You hereby authorize and instruct the Exchange Agent to receive on your behalf, in exchange for your shares of Resolute restricted stock, Resolute outperformance share rights and Resolute options, any check and/or any book-entry share for Cimarex common shares issuable to you. Furthermore, you authorize the Exchange Agent to follow your election (subject to proration) and to rely upon all representations, certifications and instructions contained in this Election Form. All authority conferred or agreed to be conferred by this Election Form shall be binding upon your successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

YOU MUST SIGN BELOW

* SIGNATURE(S) REQUIRED * Signature(s) of Registered Holder(s) or Agent
Must be signed by the registered holder(s) EXACTLY as name(s) appears on such equity awards. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title.

Registered Holder Signature

Registered Holder Signature

Title, if any

Date:

Telephone Number:

E-mail:

PLEASE ALSO SIGN AND PROVIDE YOUR TAX ID NUMBER IN IRS FORM W-9 ON PAGE 17 OF THIS DOCUMENT IF YOU HOLD RESOLUTE COMMON SHARES OR RESOLUTE RESTRICTED STOCK.

 IMPORTANT TAX INFORMATION

        Under United States federal income tax law, a non-exempt stockholder of Resolute is required to provide the Exchange Agent for the merger, Continental Stock Transfer & Trust Company, with such stockholder's correct Taxpayer Identification Number (TIN) on the IRS Form W-9 below. If you are a holder of Resolute common shares or Resolute restricted stock, you must provide your TIN and complete the IRS Form W-9 below regardless of the form of merger consideration you elect. If your stock certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 instructions for additional guidance on which number to report. FAILURE TO PROVIDE THE INFORMATION ON THE FORM MAY SUBJECT THE SURRENDERING STOCKHOLDER TO 24% FEDERAL INCOME TAX WITHHOLDING ON THE PAYMENT OF ANY CASH. If the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 24% on all payments to such surrendering stockholders of any cash due for their Resolute common shares or Resolute restricted stock. Please review the enclosed IRS Form W-9 instructions for additional details on which TIN to give the Exchange Agent. Holders of Resolute outperformance share rights or Resolute options who do not own Resolute common shares or Resolute restricted stock are not required to provide a Form W-9.

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification > Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.

☐ Individual/sole proprietor or    ☐ C Corporation    ☐ S Corporation    ☐ Partnership    ☐ Trust/estate
      single-member LLC

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3): Exempt payee code (if any) _____
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) > _____

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

Exemption from FATCA reporting code (if any) _____
☐ Other (see instructions) >	(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.	Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.

Social security number

	–	–

or

Employer identification number

–

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2.
I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3.	I am a U.S. citizen or other U.S. person (defined below); and
4.	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person >	Date >

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

• Form 1099-INT (interest earned or paid)

• Form 1099-DIV (dividends, including those from stocks or mutual funds)

• Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

• Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

• Form 1099-S (proceeds from real estate transactions)

• Form 1099-K (merchant card and third party network transactions)

• Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

• Form 1099-C (canceled debt)

• Form 1099-A (acquisition or abandonment of secured property)

     Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

     If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later.

Cat. No. 10231X	Form W-9 (Rev. 10-2018)

Form W-9 (Rev. 10-2018)	Page 2

     By signing the filled-out form, you:

     1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

     2. Certify that you are not subject to backup withholding, or

     3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

     4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

     In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

     If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

     1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

     2. The treaty article addressing the income.

     3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

     4. The type and amount of income that qualifies for the exemption from tax.

     5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

     Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

     If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

     You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

     1. You do not furnish your TIN to the requester,

     2. You do not certify your TIN when required (see the instructions for Part II for details),

     3. The IRS tells the requester that you furnished an incorrect TIN,

     4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

     5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

     Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.

     Also see Special rules for partnerships, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Form W-9 (Rev. 10-2018)	Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

     If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

     a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

     b. Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or "doing business as" (DBA) name on line 2.

     c. Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

     d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

     e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, "Business name/disregarded entity name." If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .

• Corporation	Corporation

• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC

• LLC treated as a partnership for U.S. federal tax purposes,
• LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or
• LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)

• Partnership	Partnership

• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

• Generally, individuals (including sole proprietors) are not exempt from backup withholding.

• Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

• Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

• Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

     The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

     1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

     2 – The United States or any of its agencies or instrumentalities

     3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

     4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities

     5 – A corporation

     6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

     7 – A futures commission merchant registered with the Commodity Futures Trading Commission

     8 – A real estate investment trust

     9 – An entity registered at all times during the tax year under the Investment Company Act of 1940

     10 – A common trust fund operated by a bank under section 584(a)

     11 – A financial institution

     12 – A middleman known in the investment community as a nominee or custodian

     13 – A trust exempt from tax under section 664 or described in section 4947

Form W-9 (Rev. 10-2018)	Page 4

     The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .

Interest and dividend payments	All exempt payees except for 7

Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Barter exchange transactions and patronage dividends	Exempt payees 1 through 4

Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]

Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

1 See Form 1099-MISC, Miscellaneous Income, and its instructions.

2 However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) written or printed on the line for a FATCA exemption code.

     A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

     B – The United States or any of its agencies or instrumentalities

     C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

     D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

     E – A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

     F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

     G – A real estate investment trust

     H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

     I – A common trust fund as defined in section 584(a)

     J – A bank as defined in section 581

     K – A broker

     L – A trust exempt from tax under section 664 or described in section 4947(a)(1)

     M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

     If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

     If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

     If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

     For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Form W-9 (Rev. 10-2018)	Page 5

     1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

     2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

     3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

     4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

     5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:		Give name and SSN of:

1.	Individual	The individual
2.	Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3.	Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4.	Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:		Give name and EIN of:

8.	Disregarded entity not owned by an individual	The owner
9.	A valid trust, estate, or pension trust	Legal entity[4]
10.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12.	Partnership or multi-member LLC	The partnership
13.	A broker or registered nominee	The broker or nominee

For this type of account:		Give name and EIN of:

14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

1 List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

2 Circle the minor's name and furnish the minor's SSN.

3 You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

4 List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.

* Note: The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

     To reduce your risk:

• Protect your SSN,

• Ensure your employer is protecting your SSN, and

• Be careful when choosing a tax preparer.

     If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

     If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

     For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

     Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

Form W-9 (Rev. 10-2018)	Page 6

     The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

     If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/complaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.IdentityTheft.gov and Pub. 5027.

     Visit www.irs.gov/IdentityTheft to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.